SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Chaparral Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

	(2)	Aggregate number of securities to which transaction applies:

15,283,801 shares of Common Stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for Fiscal Year 2006 issued by the Securities and Exchange Commission on November 23, 2005, the amount of the filing fee was determined by multiplying $0.000107 by the transaction value. The transaction value was determined by multiplying 15,283,801 shares of common stock, par value $0.0001 per share, of Chaparral Resources, Inc. by $5.80 per share. The number of shares of common stock is equal to the total number of outstanding shares of common stock of Chaparral Resources, Inc. entitled to receive the merger consideration.

	(4)	Proposed maximum aggregate value of transaction:

$88,646,045.80

	(5)	Total fee paid:

$9,485.13

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CHAPARRAL

CHAPARRAL RESOURCES, INC.
2 Gannett Drive, Suite 418
White Plains, New York 10604

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Chaparral Stockholders:

You are cordially invited to attend the special meeting of our stockholders to be held on          , 2006, at 10:00 a.m. local time at          , London, England.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated March 13, 2006, among Chaparral, LUKOIL Overseas Holding Ltd. and NRL Acquisition Corp., and approve the merger between Chaparral and NRL Acquisition pursuant to the terms of the merger agreement. If our stockholders adopt the merger agreement, NRL Acquisition will merge with and into Chaparral and each issued and outstanding share of our common stock (other than shares held by LUKOIL or its affiliates and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $5.80 in cash, without interest and less any applicable withholding taxes. As a result of the merger, we will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of LUKOIL.

The merger consideration represents a premium of (1) approximately 9% over $5.30, the last trade price for the shares of our common stock on March 10, 2006, the last trading day before we announced the execution of the merger agreement, (2) approximately 12% over $5.19, the average last trade price per share during the one week period preceding the initial announcement regarding the executed merger agreement, and (3) approximately 180% over the average closing price of our common stock during the first half of 2005.

This attached proxy statement provides you with detailed information about the proposed merger and the special meeting. You can also obtain financial and other information about us from documents we have filed with the Securities and Exchange Commission.

The special committee, consisting of two independent directors, (1) has approved the merger agreement and the transactions contemplated thereby, including the merger and (2) has determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our public stockholders.

Our board of directors, upon the recommendation of a special committee and by unanimous vote and after careful consideration, (1) has approved the merger agreement and the transactions contemplated thereby, including the merger, and (2) has determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our unaffiliated stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and the merger.

The special committee received the written opinion of Petrie Parkman & Co., Inc. to the effect that, as of March 10, 2006, based upon and subject to the matters set forth in the opinion, the merger consideration to be received by the holders of our common stock (other than LUKOIL and its affiliates) was fair, from a financial point of view, to such holders.

The affirmative vote of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement and the merger. LUKOIL controls 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. The proposed transaction does not require the approval of a majority of our unaffiliated stockholders.

Dissenting stockholders are entitled to appraisal rights under Delaware law as described in the attached proxy statement.

It is very important to us and the special committee that your shares be represented at the special meeting, whether or not you plan to attend personally. Therefore, please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the special meeting.

Thank you for your cooperation.

Sincerely,

Boris Zilbermints
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated          , 2006 and is first being mailed to stockholders on or about          , 2006.

CHAPARRAL

CHAPARRAL RESOURCES, INC.
2 Gannett Drive, Suite 418
White Plains, New York 10604

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2006

To our stockholders:

We will hold a special meeting of the stockholders of Chaparral Resources, Inc. on          , 2006 at 10:00 a.m. local time at          , London, England for the following purposes, as more fully described in the enclosed proxy statement:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2006, among LUKOIL Overseas Holding Ltd., NRL Acquisition Corp., and Chaparral, and approve the merger between Chaparral and NRL Acquisition, with Chaparral being the surviving corporation, pursuant to the merger agreement. In the merger, each Chaparral stockholder (other than LUKOIL and its affiliates) will be entitled to receive $5.80 per share in cash, without interest, for each share of our common stock in accordance with and subject to the terms and conditions contained in the merger agreement. The merger agreement is more fully described in the accompanying proxy statement and a copy of the merger agreement is attached as Exhibit A to the accompanying proxy statement.

2. To consider, act upon and transact such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

The affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the merger agreement and approve the merger. LUKOIL controls 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. The proposed transaction does not require the approval of a majority of our unaffiliated stockholders.

Our board of directors, upon the recommendation of the special committee consisting of two independent directors and by unanimous vote and after careful consideration, (1) has approved the merger agreement and the transactions contemplated thereby, including the merger and (2) has determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our unaffiliated public stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. In considering the recommendation of our board of directors, you should be aware that our non-independent directors have interests in the proposed transaction that are different from, or are in addition to, the interests of our stockholders (other than LUKOIL and its affiliates) generally. These interests and benefits are described in the attached proxy statement.

Our stockholders of record as of the close of business on          , 2006 will be entitled to notice of and to vote at the special meeting and any postponement or adjournment thereof.

Attendance at the meeting is limited to our stockholders. Registration will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m., London time. Each stockholder holding shares in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights, and must deliver a written demand for appraisal of their shares to us before the vote with respect to the merger is taken at the special meeting. We will require strict compliance with the statutory procedures. See “THE MERGER — Appraisal Rights.” A copy of these provisions is included as Exhibit B to the attached proxy statement. We also refer you to the information included in the section of the attached proxy statement entitled “THE MERGER — Appraisal Rights.”

It is very important to us and the special committee that your shares be represented at the special meeting, whether or not you plan to attend personally. Therefore, please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted at the special meeting.

If you have certificates representing shares of our common stock, please do not send your certificates to us at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of our common stock. If you hold your shares of our common stock in book-entry form – that is, without a stock certificate – you do not need to do anything to receive payment for your shares of our common stock. In such a case, following completion of the merger, the paying agent will automatically mail you the merger consideration in exchange for the cancellation of your shares of our common stock.

If you have any questions or need assistance in voting your shares of our common stock, please contact: Chaparral Resources, Inc., 2 Gannett Drive, Suite 418, White Plains, New York 10604, (866) 559-3822. You may also call our proxy solicitor, Georgeson Shareholder Communications, toll-free at 1-866-800-7519.

BY ORDER OF THE BOARD OF DIRECTORS
Alan D. Berlin
Secretary

White Plains, New York
          , 2006

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The information provided in question and answer format below is for your convenience and is merely a summary of certain information contained in this proxy statement. You should carefully read this entire proxy statement, including each of the exhibits to this proxy statement.

Q:	When and where is the special meeting? (See Page 47)

A:	The special meeting of our stockholders will be held at 10:00 a.m. local time on , 2006, at , located at , London, England.

Q:	What am I being asked to vote upon? (See Page 47)

A:	You are being asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger. Under the merger agreement, NRL Acquisition will be merged with and into Chaparral, with Chaparral as the surviving corporation. NRL Acquisition is a Delaware corporation, wholly owned by LUKOIL. LUKOIL is a subsidiary of Open Joint Stock Company “Oil Company “LUKOIL,” a Russian energy company whose shares are traded on the London Stock Exchange. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. The proposed transaction does not require the approval of a majority of our unaffiliated stockholders.

Q:	What will I receive in the merger? (See Page 57)

A:	Upon completion of the merger, each issued and outstanding share of our common stock, other than those shares held by LUKOIL or its affiliates, will be converted into the right to receive $5.80 in cash, without interest. LUKOIL and its affiliates will not receive any cash consideration in the merger. However, they will own all of our outstanding common stock following completion of the merger.

Q:	What kind of premium to the price of Chaparral common stock is implied by the merger consideration? (See Page 18)

A:	The merger consideration represents a premium of (1) approximately 9% over the last trade price per share of $5.30 on March 10, 2006, the last trading day before we announced the execution of the merger agreement, (2) approximately 12% over the average daily last trade price per share of $5.19 during one week period preceding the initial announcement regarding the executed merger agreement, and (3) approximately 180% over the average closing price of our common stock during the first half of 2005.

Q:	Who can vote on the merger agreement? (See Page 47)

A:	Holders of record of our common stock at the close of business on , 2006, the record date for the special meeting, are entitled to vote in person or by proxy at the special meeting.

Q:	What vote is required to adopt and approve the merger agreement? (See Page 47)

A:	The merger agreement must be adopted and approved by the affirmative vote of at least a majority of the outstanding shares of our common stock.

The proposed transaction does not require the approval of a majority of our unaffiliated stockholders. LUKOIL controls 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. As of , 2006, other than Mr. Berlin, none of our directors or executive officers own any shares of our common stock. Mr. Berlin beneficially owns 167 shares of our common stock, which represent less than 1% of the voting power of our common stock. We anticipate that Mr. Berlin will vote in favor of the merger.

It is very important to us and the special committee that your shares be represented at the special meeting, whether or not you plan to attend personally. Therefore, please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted at the special meeting.

Q:	What do I need to do now? (See Page 47)

A:	You should read this proxy statement carefully, including the exhibits accompanying this proxy statement and the documents incorporated by reference into this proxy statement, and consider how the merger affects you. Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed, postage paid return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card? (See Page 47)

A:	The failure to return your proxy card will have the same effect as voting against the merger agreement and the merger.

Q:	May I vote in person? (See Page 47)

A:	Yes. You may attend the special meeting of our stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must complete, sign and return the voting instruction form in accordance with the directions provided.

Q:	May I change my vote after I have mailed my signed proxy card? (See Page 48)

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Chaparral at Chaparral’s executive offices located at 2 Gannett Drive, Suite 418, White Plains, New York 10604, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See Page 47)

A:	No. You should follow the instructions on the voting instruction form you receive and contact your broker if you require assistance.

Q:	Should I send in my stock certificates now? (See Page 49)

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for a cash payment of $5.80 per share, without interest.

Q:	Do I have a right to seek an appraisal of my shares? (See Page 49)

A:	Yes. If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on page 54 and in Exhibit B of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of our common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $5.80 per share to be paid in the merger.

Q:	Who can help answer my questions? (See Page 65)

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Chaparral Resources, Inc.
2 Gannett Drive, Suite 418
White Plains, New York 10604
Telephone: (866) 559-3822
Attn: Alan D. Berlin, Secretary

You may also call our proxy solicitor, Georgeson Shareholder Communications, toll-free at 1-866-800-7519.

SUMMARY TERM SHEET

This summary section highlights selected information from this proxy statement regarding the stockholder proposal and may not contain all of the information that is important to you. We urge you to carefully read this entire proxy statement, including the exhibits to the proxy statement and the documents that are incorporated by reference. You may obtain a copy of the documents that we have incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 65. We have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary.

The Parties to the Merger (See Page 46)

Chaparral Resources, Inc.

We are an independent oil and gas development and production company. Through intermediate holding companies, Central Asian Petroleum (Guernsey), Ltd., a Guernsey company, Korporatsiya Mangistau Terra International Limited, a Kazakhstan company, and Central Asian Petroleum, Inc., a Delaware company, we own a 60% interest in ZAO Karakudukmunay, a Kazakhstani joint stock company that holds a governmental license to develop the Karakuduk Oil Field, a 16,900-acre oil field in the Republic of Kazakhstan. Currently, the Karakuduk Field is our only oil field. We have no other significant subsidiaries besides Central Asian Petroleum (Guernsey), Korporatsiya Mangistau Terra International, and Central Asian Petroleum.

Approximately 40% of our outstanding common stock is quoted on the OTC Bulletin Board under the symbol “CHAR.ob” and is held by the public. Since December 2005, LUKOIL has indirectly owned 60% of our outstanding common stock. Our corporate headquarters are located at 2 Gannett Drive, Suite 418, White Plains, New York 10604, and our telephone number is (866) 559-3822. See “PARTIES TO THE MERGER” beginning on page 46.

LUKOIL Overseas Holding Ltd.

LUKOIL is a subsidiary of Open Joint Stock Company “Oil Company “LUKOIL,” a Russian energy company whose shares are traded on the London Stock Exchange, and is responsible for managing its parent’s international oil and gas projects. See “PARTIES TO THE MERGER” beginning on page 46.

LUKOIL, through its ownership of NRL Acquisition, controls 60% of our outstanding common stock and has committed to vote these shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. The proposed transaction does not require the approval of a majority of the unaffiliated stockholders.

NRL Acquisition Corp.

NRL Acquisition is a Delaware corporation wholly owned by LUKOIL whose sole activity is the ownership of shares of our common stock. NRL Acquisition owns 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. See “PARTIES TO THE MERGER” beginning on page 46.

Terms of the Merger (See Page 50)

Pursuant to the merger agreement, LUKOIL will acquire Chaparral for $5.80 per share of outstanding common stock (other than shares held by LUKOIL or its affiliates and shares to which appraisal rights have been properly perfected under Delaware law) in cash, without interest, through the merger of its wholly owned subsidiary, NRL Acquisition, with and into Chaparral. Chaparral will survive the merger, and at the closing of the merger, we will be a privately held, wholly owned subsidiary of LUKOIL, and NRL Acquisition will cease to exist as a separate entity.

The Special Committee of our Board of Directors (See Page 37)

Certain of our directors are officers of LUKOIL or its affiliates. Because these directors have financial or other interests that may be different from, or in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not otherwise affiliated with Chaparral or LUKOIL or its affiliates, and who have no financial interest in the merger (other than as stockholders of Chaparral) should be formed to perform those tasks and, if appropriate, recommend the merger and the terms of the merger agreement to our entire board of directors and our stockholders. Our board of directors subsequently formed a special committee consisting of two independent directors, Peter G. Dilling and Alan D. Berlin. Mr. Dilling is chairman of the special committee.

Vote Required (See Page 47)

The merger agreement must be adopted and the merger approved by the affirmative vote of a majority of the voting power of our common stock outstanding on the record date for the special meeting described in this proxy statement. For this vote, abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against both adoption of the merger agreement and approval of the merger.

The proposed transaction does not require the approval of a majority of our unaffiliated stockholders. LUKOIL controls 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. As of          , 2006, other than Mr. Berlin, none of our directors or executive officers own any shares of our common stock. Mr. Berlin beneficially owns 167 shares of our common stock, which represents less than 1% of the voting power of our common stock. We anticipate that Mr. Berlin will vote in favor of the merger.

It is very important to us and the special committee that your shares be represented at the special meeting, whether or not you plan to attend personally. Therefore, please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted at the special meeting.

Recommendation of the Special Committee and our Board of Directors (See Page 18)

After careful consideration, and in light of the factors described in the section of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger,” the special committee has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of our unaffiliated stockholders.

After careful consideration, our board of directors, based solely on the recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of our unaffiliated stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the merger.

For a discussion of the material factors considered by the special committee in reaching its conclusion and the reasons why our board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of our unaffiliated stockholders, see the section of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” beginning on page 18 and “SPECIAL FACTORS — Reasons for our Board of Directors’ Determination; Fairness of the Merger” beginning on page 23.

Opinion of the Special Committee’s Financial Advisor (See Page 24)

The special committee received the written opinion of Petrie Parkman & Co., Inc. to the effect that, as of March 10, 2006, based upon and subject to the matters set forth in the opinion, the merger consideration to be received by the holders of our common stock (other than LUKOIL and its affiliates) was fair, from a financial point of view, to such holders. The full text of Petrie Parkman’s written opinion, dated March 10, 2006, is attached as Exhibit C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Petrie Parkman’s opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates to the fairness, from a financial point of view, of the merger consideration; it does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction, including as to how any stockholders should vote on the merger.

Interests of Directors and Officers in the Merger (See Page 37)

When considering the recommendation of our board of directors that you vote for approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. These interests include the following:

•	some of our directors and executive officers are employees and/or shareholders of LUKOIL, including Dmitry Timoshenko, who is a Director of Chaparral and is also Vice-President/General Counsel for LUKOIL; Oktay Movsumov, who is a Director of Chaparral and is also Vice-President/Treasurer for LUKOIL; and Boris Zilbermints, who is Chief Executive Officer and a Director of Chaparral and is also Regional Director of LUKOIL Overseas Service Limited’s branch in Kazakhstan; and

•	following the merger, LUKOIL will indemnify our current and former directors and officers and provide these directors and officers with liability insurance for at least six years thereafter.

In addition, you should be aware that one of our directors, Mr. Berlin, owns 167 shares of our common stock and will receive the merger consideration for these shares. No other officer or director of Chaparral owns any shares of our common stock.

Effects of the Merger (See Page 35)

Upon completion of the merger, NRL Acquisition will merge with and into Chaparral, with Chaparral surviving the merger. LUKOIL will indirectly own 100% of our then-outstanding common stock, and you will no longer be a stockholder of, or have any ownership interest in, Chaparral. We will no longer be a public company, and our common stock will no longer be quoted on the OTC Bulletin Board. The registration of our common stock under the Securities Exchange Act of 1934, as amended, will terminate, and we will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act. The management of NRL Acquisition immediately before the effective time will become the management of Chaparral.

Conditions to Completing the Merger (See Page 60)

Conditions to the Obligations of the Parties.  The obligations of each party to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the absence of any law, order or injunction that prohibits the completion of the merger; and

•	approval of the merger agreement by a majority of the votes entitled to be cast at the special meeting, which can be achieved by the affirmative vote of the shares of our common stock controlled by LUKOIL.

Conditions to our Obligations.  Our obligations to complete the merger are subject to the satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of LUKOIL and NRL Acquisition contained in the merger agreement are true and correct in all material respects;

•	each of LUKOIL and NRL Acquisition shall have performed in all material respects its respective undertakings and agreements required by the merger agreement to be performed or complied with before or at the closing; and

•	we shall have received a certificate of a senior officer of LUKOIL certifying that the above conditions have been fulfilled.

Conditions to the Obligations of LUKOIL and NRL Acquisition.  The obligations of LUKOIL and NRL Acquisition to complete the merger are subject to the satisfaction or waiver of certain other conditions, including the following:

•	our representations and warranties contained in the merger agreement are true and correct in all material respects;

•	we must have performed in all material respects our undertakings and agreements required by the merger agreement to be performed or complied with before or at the closing;

•	LUKOIL and NRL Acquisition shall have received a certificate of one of our senior officers certifying that the above conditions have been fulfilled;

•	holders of no more than 10% of the outstanding shares of our common stock (other than LUKOIL and its affiliates) shall have exercised their right to appraisal under Delaware law;

•	since the date of the merger agreement, there has not been a “material adverse effect” on Chaparral; and

•	receipt of all required consents and approvals.

Termination of the Merger Agreement (See Page 61)

The merger agreement may be terminated before the effective time of the merger for a number of reasons, including the following:

•	by mutual written consent at any time before adoption of the merger agreement at the special meeting;

•	by either LUKOIL or us if the merger is not completed on or before September 30, 2006;

•	by LUKOIL or us (exercised by the special committee) if our board of directors or the special committee fails to recommend, withdraws or modifies its recommendation in a manner adverse to LUKOIL or NRL Acquisition or publicly takes a position materially inconsistent with its approval or recommendation of the merger, in either case, in light of a superior proposal, or our board of directors or the special committee approves, endorses or recommends another superior proposal. A superior proposal is an acquisition proposal that (1) is not subject to any financing contingencies or is, in the good faith judgment of the special committee (including, among other things, the advice of its independent financial advisors and outside legal counsel), reasonably capable of being financed and (2) the special committee determines in good faith, based upon such matters as it deems relevant, including an opinion of its financial advisor, would, if consummated, result in a transaction more favorable to our stockholders, other than LUKOIL and its affiliates, from a financial point of view than the proposed merger.

•	by the non-breaching party if the other party breaches any of its representations, warranties or covenants in the merger agreement;

•	by either LUKOIL or us in the event of a claim, action, suit or investigation is threatened or instituted that could reasonably be expected to prevent or rescind the merger or have a material adverse effect on us or LUKOIL; or

•	by us if we receive an acquisition proposal that the special committee concludes, based on the advice of a nationally recognized investment banking firm, is a superior proposal and the special committee determines in good faith, in consultation with outside counsel, that it is advisable to accept the new acquisition proposal to comply with its fiduciary duties.

Consequences of Termination (See Page 62)

If the merger agreement is terminated by LUKOIL or us because the special committee accepts a superior proposal, we will pay LUKOIL a termination fee of $2,500,000 plus the amount of LUKOIL’s and NRL

Acquisition’s actual and reasonable expenses incurred in connection with the merger agreement. However, the aggregate amount of the termination fee plus expenses may not be more than $3,000,000.

Financing (See Page 52)

We estimate that $91.5 million will be necessary to complete the merger and pay related fees and expenses. LUKOIL and NRL Acquisition expect to fund this amount through LUKOIL’s internal working capital.

Material United States Federal Income Tax Consequences (See Page 52)

The conversion of shares of our common stock into cash pursuant to the merger agreement is a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. LUKOIL and NRL Acquisition will have different tax consequences from the merger than stockholders generally. You should consult your own tax advisor about the particular tax consequences of the merger to you.

Litigation Relating to the Merger (See Page 52)

Following our announcement of the merger agreement on March 13, 2006, three separate complaints were filed in the Delaware Court of Chancery and one complaint was filed in the Supreme Court of the State of New York, to commence class action lawsuits on behalf of our stockholders against LUKOIL, Chaparral and our board of directors. The Delaware cases were consolidated on March 31, 2006. The Delaware plaintiffs filed a consolidated amended complaint on July 3, 2006. On July 26, 2006, the defendants filed their respective answers to this consolidated amended complaint. Parties to the New York case have agreed that defendants have until August 31, 2006 to respond to that suit.

Appraisal Rights (See Page 54)

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights, and must deliver a written demand for appraisal of their shares to us before the vote with respect to the merger is taken at the special meeting. We will require strict compliance with the statutory procedures. See “THE MERGER — Appraisal Rights.”

Questions

If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, need additional copies of this proxy statement or require assistance with voting your shares of our common stock, please contact:

Chaparral Resources, Inc.
2 Gannett Drive, Suite 418
White Plains, New York 10604
Telephone: (866) 559-3822

You may also call our proxy solicitor, Georgeson Shareholder Communications, toll-free at 1-866-800-7519.

SPECIAL FACTORS

Background of the Merger

Since May 2004, 60% of our outstanding common stock has been held by Nelson Resources Limited and currently, as a result of the transaction between Nelson and LUKOIL described below, by LUKOIL. Approximately 40% of our outstanding common stock is currently quoted on the OTC Bulletin Board under the symbol “CHAR.ob” and is held by the public. Throughout our existence as a public company, the market value and liquidity of our common stock have been negatively impacted generally by the inherent difficulty of attracting analyst and investor interest to a company with a majority stockholder and a small public float. As a result, the liquidity of the market for our common stock has remained consistently limited.

After being approached by the senior management of LUKOIL, on September 30, 2005, Nelson announced that it had entered into an agreement to negotiate with LUKOIL concerning a proposal received from LUKOIL to acquire 100% of the fully diluted common shares of Nelson for US$2 billion in cash.

On October 3, 2005, our board of directors, which consisted of three Nelson appointees and two independent directors, established a special committee to determine what actions would be appropriate to take in order to protect the interests of our minority stockholders in connection with LUKOIL’s acquisition of Nelson. The special committee is composed of two independent directors, Alan D. Berlin and Peter G. Dilling. The special committee is chaired by Peter G. Dilling. Our board of directors authorized the committee to retain advisors, to obtain further information from LUKOIL and Nelson and to act to protect the interests of all of our public stockholders.

Also on October 3, 2005, Nelson held an investor/shareholder conference call, led by Nick Zana, Chairman and Chief Executive Officer of Nelson, to discuss the transaction with LUKOIL. Alan Berlin and Peter Dilling dialed into the conference call and monitored the comments and the questions and answers provided during the call.

After the announcement of the transaction between Nelson and LUKOIL, Chaparral received numerous telephone calls and a number of e-mails raising concerns about the effects of the amalgamation on Chaparral. The reaction was varied and included:

•	requests for more information concerning the amalgamation and Chaparral’s response to it;

•	queries about what rights Chaparral stockholders had to attempt to stop the transaction;

•	disappointment regarding the value attributed to Nelson shares in the amalgamation;

•	questions about why the Chaparral stock price had dropped so significantly upon the announcement of the amalgamation; and

•	requests to be bought out by LUKOIL at the same value per barrel of proved and probable reserves as applied to the Nelson reserves.

Similar questions and sentiments were expressed on the Nelson investor / shareholder conference call held on October 3, 2005.

On October 4, 2005, we issued a press release announcing (1) that Nelson announced it had entered into an agreement to negotiate regarding a proposal received from LUKOIL to acquire 100% of the fully diluted common shares of Nelson for US$2 billion in cash, (2) that we had received no information regarding the intentions of LUKOIL with respect to Chaparral in the event the proposed transaction with Nelson is completed, (3) that we were not informed of the proposed transaction in advance of the public announcements by Nelson and LUKOIL and were not a party to the discussions between those companies, and (4) that a special committee had been appointed to be chaired by Mr. Dilling to represent the interests of our minority stockholders with respect to this potential transaction.

On October 11, 2005, the special committee retained the law firm of Baker Botts L.L.P. of Houston and London to advise the special committee in connection with LUKOIL’s acquisition of Nelson and any subsequent transaction between LUKOIL and Chaparral. Baker Botts has in the past provided and currently provides limited legal services to LUKOIL and its affiliates in matters unrelated to Chaparral primarily out of its Moscow office, and may continue to do so in the future. Baker Botts was unaware of the potential conflict with regard to LUKOIL when it conducted its initial conflicts check. Upon discovery of this representation of LUKOIL affiliates in January or February, Baker Botts discussed it with the special committee, which was already well into the negotiating process. The special committee determined that such representation would not affect the quality of the advice it would receive from Baker Botts because (1) of the reputation of Baker Botts for integrity, work ethic, and the quality of its legal advice, (2) none of the attorneys representing the special committee have provided legal advice to LUKOIL or its affiliates, (3) the legal fees paid by LUKOIL to Baker Botts between April 2005 and March 2006 represent a very small percentage of Baker Botts’ revenue during that period (less than 0.1%), and (4) Baker Botts provides legal services to LUKOIL primarily out of its Moscow and London offices, and provides legal services to the special committee primarily out of its Houston office. See “SPECIAL FACTORS — Certain Relationships and Related Transactions” beginning on page 38.

At a telephonic meeting on October 13, 2005, the special committee discussed, among other things, the applicability of Section 203 of the Delaware General Corporation Law with respect to approval rights of our minority stockholders, the need to retain a financial advisor, and the advisability of preparing a stockholder rights plan.

On October 14, 2005, Nelson announced that it had entered into a definitive agreement with LUKOIL dated October 13, 2005 to effect an amalgamation between Nelson and a wholly-owned subsidiary of LUKOIL. Nelson indicated in a press release that the amalgamation was subject to certain conditions, including approval of the holders of 75% of the votes cast by Nelson’s shareholders at a special meeting of Nelson’s shareholders. Also on October 14, 2005, LUKOIL announced that it had purchased approximately 65% of Nelson’s outstanding shares from four principal shareholders of Nelson on the same terms offered to the other shareholders of Nelson in the amalgamation.

Also on October 14, 2005, the Nelson members of our board of directors informed the special committee that they would brief the special committee regarding the Nelson transaction with LUKOIL. The special committee requested a meeting with LUKOIL to discuss LUKOIL’s intentions with respect to Chaparral, and requested a copy of the definitive amalgamation agreement between Nelson and LUKOIL and any other documentation that was pertinent to Chaparral in connection with the Nelson amalgamation with LUKOIL.

At a telephonic meeting on October 14, 2005, the special committee ratified the retention of Baker Botts as its legal advisors, and Mr. Swanson of Baker Botts provided a brief summary of Delaware law regarding the business judgment rule, director’s duty of care and loyalty and the protection of our minority stockholders. The special committee agreed to make a formal request to Nelson for copies of the amalgamation agreement and BMO Nesbitt Burns valuation analysis. Mr. Dilling spoke with Mr. Thieffry, a member of Nelson’s board of directors and chair of the special committee of Nelson’s board of directors evaluating the transaction with LUKOIL, and requested a copy of the amalgamation agreement and related materials. The special committee also discussed whether Section 203 of the Delaware General Corporation Law would apply in this situation, but noted that Chaparral is exempt from Section 203 because our stock is not listed on a national securities exchange, is not authorized for quotation on The NASDAQ Stock Market, and is held by less than 2,000 record owners, and again discussed whether a stockholder rights plan would be advisable.

Also on October 14, 2005, we issued a press release announcing (1) the execution of a definitive amalgamation agreement by LUKOIL and Nelson, (2) that the special committee was continuing to monitor this transaction and had retained Baker Botts L.L.P. to advise the committee in connection with this transaction, (3) that the special committee had requested a meeting with LUKOIL to discuss the intentions of LUKOIL with respect to Chaparral, and (4) that the committee had requested that Nelson provide the special committee with additional information regarding the agreement between Nelson and LUKOIL.

On October 20, 2005, the special committee sent a letter to Nick Zana, Chairman and Chief Executive Officer of Nelson, requesting (1) a copy of the definitive amalgamation agreement between Nelson and LUKOIL, and (2) a copy of the financial analysis supporting the fairness opinion delivered to Nelson by BMO

Nesbitt Burns in connection with the Nelson acquisition. The special committee offered to execute a customary confidentiality agreement relating to materials not otherwise publicly disclosed.

On the same day, the special committee sent a letter to Ravil Maganov, Chairman of the Board of Directors of LUKOIL, requesting a meeting with Mr. Maganov and other key members of the LUKOIL transaction team to discuss the intentions of LUKOIL with respect to Chaparral after the Nelson acquisition was completed. The special committee offered to execute a customary confidentiality agreement relating to materials not otherwise publicly disclosed in connection with the meeting. In response, Dmitry Timoshenko, Vice President/General Counsel of LUKOIL, indicated to the special committee that LUKOIL was focused on completing the Nelson acquisition and did not expect to develop plans relating to Chaparral until after the Nelson acquisition was completed. In addition, Mr. Timoshenko indicated that LUKOIL was not comfortable meeting with the special committee before LUKOIL’s acquisition of Nelson was completed, and declined to do so.

On October 24, 2005, the special committee and its advisors received from Nelson a copy of the amalgamation agreement between Nelson and LUKOIL and a Form 51-102F3 Material Change Report (which contained a summary of the Nelson transaction) for Nelson. The special committee did not receive a copy of Nelson’s financial advisor’s report. The special committee reviewed the amalgamation agreement and the Material Change Report and discussed both documents with its legal advisors. In particular, the special committee and its legal advisors discussed the terms of the amalgamation agreement, including the closing conditions, timing of the transaction, and the receipt by Nelson of a fairness opinion, and the impact the Nelson transaction may have on Chaparral.

At a meeting on October 25, 2005, our board of directors, which consisted of three Nelson appointees and two independent directors, approved the compensation to be paid to members of the special committee for their service on the special committee through the end of the year. Our board of directors determined that each member of the special committee would receive a one-time fee of $25,000 to cover work by the committee members through December 31, 2005 in addition to our normal compensation for board committee participation of (1) $700 for each special committee meeting attended by teleconference, (2) $1,000 for each special committee meeting attended in person, and (3) $2,000 per day while traveling on business related to the special committee. We agreed to indemnify Messrs. Berlin and Dilling for any expenses, liabilities and losses relating to their service as members of the special committee and/or our board of directors.

Near the end of October 2005, Mr. Dilling requested a meeting with representatives of LUKOIL, including Dmitry Timoshenko, Vice President of LUKOIL, Oktay Movsumov, Vice President Finance of LUKOIL, and Andrei Kuzyaev, President of LUKOIL, to discuss LUKOIL’s intentions with respect to Chaparral after its amalgamation with Nelson.

At a telephonic meeting on October 27, 2005, the special committee discussed the status and anticipated timing of the amalgamation between Nelson and LUKOIL and the discussions between Mr. Dilling and representatives of LUKOIL in London regarding LUKOIL’s plans with respect to Chaparral. The LUKOIL representatives had indicated that LUKOIL would not focus on Chaparral until after the amalgamation with Nelson was consummated, and declined an invitation to attend the annual meeting of our stockholders. The special committee also discussed the advisability of a press release regarding LUKOIL’s acquisition of Nelson, and continued to discuss whether a stockholder rights agreement could be adopted by our board of directors in light of the agreement between Nelson and LUKOIL.

At a telephonic meeting held in early November 2005, the special committee discussed postponing the annual meeting of our stockholders until after the consummation of the amalgamation between Nelson and LUKOIL, but decided that the meeting should proceed as previously scheduled. The special committee noted that it is rare for Chaparral’s stockholders, but not for stockholders generally, to attend annual meetings in person. The special committee also discussed Nelson’s press release regarding the amalgamation and the anticipated closing date of the amalgamation.

On November 4, 2005, Nelson distributed a Notice of General Meeting of Shareholders of Nelson to be convened on December 2, 2005, to vote on the offer by LUKOIL to amalgamate. The amalgamation was approved by Nelson’s shareholders on December 2, 2005.

On November 14, 2005, we issued a press release summarizing the status of LUKOIL’s acquisition of Nelson. We noted in the press release that LUKOIL indicated that it was not prepared to discuss Chaparral issues until the amalgamation with Nelson was completed.

At a meeting on November 30, 2005 held in New York, New York, the special committee discussed, among other things, the retention of BMO Nesbitt Burns or Petrie Parkman as its financial advisor. Although BMO Nesbitt Burns had experience in Kazakhstan and familiarity with Nelson due to its retention by the special committee of Nelson’s board of directors in connection with Nelson’s amalgamation with LUKOIL, the special committee was concerned about the perception of a conflict of interest if it were to rely upon the financial advisor used by a LUKOIL-controlled entity. The special committee also discussed Petrie Parkman’s recent experience in Kazakhstan and the favorable experience of Mr. Berlin and the special committee’s legal advisors with Petrie Parkman on unrelated transactions. The special committee deferred the decision until further developments with LUKOIL, but placed a call to Petrie Parkman on that day to determine its availability to represent the special committee.

Following the shareholder meeting approving the LUKOIL transaction on December 2, 2005, the three members of our board of directors that had been appointed by Nelson resigned. These positions were filled by LUKOIL appointees effective as of December 2, 2005. Alan D. Berlin and Peter G. Dilling continued to serve on our board of directors as independent directors. On December 5, 2005, Nelson was amalgamated with Caspian Investments Resources Limited, and Nelson ceased to exist. In addition, as a result of the amalgamation, (1) our Chief Executive Officer was replaced by a LUKOIL appointee in January 2006 following the resignation of Mr. Gill, a Nelson appointee, in December 2005, and (2) certain other key management positions in our subsidiary, ZAO Karakudukmunay, have also been replaced with LUKOIL appointees, including the General Director, the Finance Director, the Financial Controller, the Commercial Manager and the Chief Geologist. A number of other positions with ZAO Karakudukmunay have become vacant since the amalgamation of Nelson and LUKOIL, including the Logistics Manager and Field Manager.

On December 2, 2005, the special committee received background information and a draft engagement letter from Petrie Parkman. At a telephonic meeting on December 7, 2005, the special committee reviewed the Petrie Parkman materials. While the special committee also discussed obtaining a price quote from Houlihan Lokey Howard & Zukin (who acted as an investment advisor to Chaparral in connection with a restructuring transaction in the 1990s) to act as its financial advisors, the special committee decided not to do so because of the qualifications of Petrie Parkman and favorable experience with Petrie Parkman on unrelated transactions.

On December 9, 2005, Mr. Dilling again requested a meeting with, and met with, representatives of LUKOIL, including Mr. Movsumov, in London to discuss LUKOIL’s intentions with respect to Chaparral. Mr. Movsumov indicated that, because Chaparral represented a relatively insignificant portion of Nelson’s asset base, Chaparral had not been a strategic element of LUKOIL’s acquisition of Nelson, and that LUKOIL had not yet developed plans relating to Chaparral. During this meeting, Mr. Dilling explained the role of the special committee in providing information to, and protection for, our minority stockholders. Mr. Movsumov indicated that now that the amalgamation had closed, LUKOIL was in a position to develop plans regarding Chaparral, but would need more time to do so.

The special committee held informal meetings almost every day from its formation through the end of December 2005. The special committee discussed with its legal advisors the effect the acquisition would have on our minority stockholders, and in particular whether Section 203 of the Delaware General Corporation Law or a stockholder rights plan would provide additional protections to the stockholders. During this period, the special committee also discussed the need to retain independent directors of Chaparral to protect the interests of our minority stockholders. In particular, the special committee and its legal advisors analyzed whether Chaparral is subject to Section 203 of the Delaware General Corporation Law and, if so, whether Section 203 would prevent LUKOIL from acquiring the publicly traded shares of our common stock without the consent of a majority of the public stockholders. The special committee also considered, among other things, proposing the adoption of a stockholder rights plan, but believed Nelson would be precluded from permitting its adoption under its agreement with LUKOIL. Although the special committee had reviewed a copy of the BMO Nesbitt Burns fairness opinion delivered to Nelson in connection with the Nelson acquisition, which was publicly available, throughout this time, the special committee continued to request a copy of the financial analysis supporting the BMO Nesbitt Burns fairness opinion, which Nelson refused to provide.

On or around December 15, 2005, LUKOIL confirmed to the special committee that LUKOIL was not willing to sell its 60% ownership in Chaparral due to its ongoing strategy of increasing its asset base in the Republic of Kazakhstan, and that it was not willing to consummate a transaction for the shares of our common stock that it did not already own for consideration other than cash.

The special committee first learned of LUKOIL’s interest in a possible transaction during the regular meetings of our full board of directors held on January 19 and January 20, 2006 in Moscow. During these meetings, LUKOIL expressed an interest in seeing if a transaction could be negotiated to purchase the shares of our common stock held by the public and proposed a purchase price of $4.50 to $5.00 per share. Mr. Dilling understood LUKOIL to be proposing a purchase price of $4.75 per share. During these discussions, Mr. Dilling indicated that he would present the proposal from LUKOIL to the special committee for its consideration, but that the per share purchase price was too low and would not be fair to the minority stockholders. At the conclusion of the board meeting on January 19, 2005, LUKOIL’s intention to purchase all non-LUKOIL shares in Chaparral became the plan going forward.

Following the board meetings on January 19 and January 20, 2006, and in order to move forward with evaluation of a possible transaction with LUKOIL, the special committee telephonically interviewed Petrie Parkman again, and also telephonically interviewed BMO Nesbitt Burns, regarding advising the special committee in connection with LUKOIL’s proposal, and providing the special committee with a reference valuation analysis of the minority public interest in Chaparral. In January 2006, the special committee met by telephone and resolved to retain Petrie Parkman as financial advisor to the special committee due, in part, to (1) its professional reputation and recent experience in Kazakhstan, (2) the favorable experience of Mr. Berlin and the special committee’s legal advisors with Petrie Parkman on unrelated transactions, and (3) the concerns about the appearance of a conflict if the special committee were to use Nelson’s financial advisors, BMO Nesbitt Burns. Subsequently, the special committee executed an engagement letter with Petrie Parkman, dated as of January 21, 2006, to act as its financial advisor in connection with a potential transaction with LUKOIL. The engagement letter provided that Petrie Parkman would:

•	meet in person with the special committee to develop an understanding of its strategic objectives with regard to Chaparral;

•	meet with the management and consulting engineering firm of Chaparral, as appropriate to allow Petrie Parkman to gain a thorough understanding of our assets, businesses and prospects;

•	develop a preliminary analysis indicating the current reference value range of Chaparral;

•	review the financial terms of a transaction with LUKOIL as they are expressed in definitive transaction documentation; and

•	prepare and render to the special committee a written opinion as to the fairness, from a financial point of view, of the consideration to be received by our minority stockholders in connection with a transaction with LUKOIL.

Petrie Parkman began its due diligence review of Chaparral shortly after execution of the engagement letter.

On January 27, 2006, Petrie Parkman presented the special committee and its legal advisors with a preliminary financial review of Chaparral based on the information it had received to date, including a review of our business, competitors, financial forecasts and reserve reports. Petrie Parkman also reviewed the standard reference valuation methodologies that it had utilized in precedent transactions where Petrie Parkman had provided a fairness opinion and that they planned to utilize in an analysis of Chaparral. These methodologies included: (1) a discounted cash flow analysis of our potential future cash flows assuming various pricing scenarios and discount rates, (2) a comparable transaction analysis based upon the review of implied purchase price multiples for selected comparable assets and corporate acquisition transactions and the application of selected benchmark multiples to the financial and operating measures of Chaparral, and (3) a common stock comparison based upon the review of market capitalization multiples for selected publicly traded companies with operations similar to Chaparral and the application of selected benchmark multiples to the financial and operating measures of Chaparral. Petrie Parkman also discussed recent energy sector merger and acquisition transactions and related transaction metrics. The special committee instructed Petrie Parkman to undertake such further steps as it deemed necessary to complete its analysis. At this meeting, Petrie Parkman also discussed with the special committee other strategic options potentially available to Chaparral as an independent company, including continued operation as a standalone entity or expansion of Chaparral’s operations beyond the Karakuduk field, or through the possible sale to or merger with a third party, including the assessment by Petrie Parkman of the likelihood that (based on knowledge of the industry but without having made specific inquiries) other companies would have the interest or ability to make an offer to acquire or merge with Chaparral. Petrie Parkman indicated it was in the process of preparing an advocacy presentation for use by Mr. Dilling in discussions with LUKOIL that supported the special committee’s view that LUKOIL should increase its proposed purchase price. Petrie Parkman also indicated that the presentation would be biased in favor of supporting an increase in LUKOIL’s proposed purchase price by making as many persuasive points as possible to support an increase in price.

In January 2006, the special committee presented a budget for the special committee to LUKOIL, which was approved by Mr. Movsumov, that included, among other things, compensation for the members of the special committee. Each of Messrs. Berlin and Dilling has received or will receive a one-time fee of $85,000 to cover work by the committee members for the period from January 1, 2006 through March 31, 2006, a fee of $21,500 for the month of April, and a fee of $21,500 for the month of May 2006. The members of the special committee also will be reimbursed for their reasonable out-of-pocket expenses related to services on the special committee.

The special committee held telephonic meetings with its legal and financial advisors during the month of January to discuss the meetings held January 19 and 20, 2006, LUKOIL’s proposal and developments since the prior special committee meetings. The special committee also discussed its views with respect to the adequacy of LUKOIL’s offer. The special committee believed that LUKOIL’s $4.75 per share proposal was not attractive, given our then-current trading price, business strategies and growth prospects. The special committee authorized Mr. Dilling to engage in further exploratory discussions with LUKOIL to determine if LUKOIL would be willing to offer a higher price, and authorized Mr. Dilling to give LUKOIL a preliminary update regarding Petrie Parkman’s valuation analysis.

In early February 2006, Mr. Dilling advised Mr. Movsumov by telephone that the special committee had no interest in pursuing a transaction at a price of $4.75 per share, and suggested a purchase price of higher than $6.00 per share. Mr. Dilling advised Mr. Movsumov that, if LUKOIL were interested in pursuing a transaction, it should propose a higher per share price and act quickly, in order to minimize any disruption to Chaparral. In order to help LUKOIL evaluate the value of the unaffiliated minority interest in Chaparral, Mr. Dilling discussed with Mr. Movsumov certain aspects of the Petrie Parkman preliminary reference value analysis approach, including preliminary valuation results.

On February 8, 2006, the special committee met with representatives of LUKOIL, including Mr. Movsumov and Nikolai Isaakov, head of the legal division of LUKOIL, and LUKOIL’s legal advisors in New York City, New York. The special committee’s legal advisors were present at the meeting by telephone. At that meeting, the special committee indicated that it would be willing to consider a simple, unconditional offer to purchase the outstanding shares of common stock held by our minority stockholders for cash at a purchase price that would be fair to the minority stockholders. Based on, among other things, the Petrie Parkman preliminary reference value analysis and discussions with Whittier Ventures, L.L.C. and Allen & Company Incorporated, two of our largest stockholders and sophisticated investors, with an estimated combined ownership in Chaparral of approximately 13% of the outstanding public shares, the special committee informed LUKOIL that a purchase price of at least $6.00 per share would be necessary for a successful offer. In order to help LUKOIL evaluate the value of the minority interest, Mr. Dilling again discussed the Petrie Parkman preliminary reference value analysis approach with Mr. Movsumov.

Following these meetings, Mr. Movsumov sent an offer letter to the special committee dated February 8, 2006, proposing cash consideration of $5.50 per share for our minority stockholders. The proposed transaction was highly complex with numerous conditions, including (1) a condition that Whittier Ventures and Allen & Company enter into a lock-up agreement with LUKOIL in a form satisfactory to LUKOIL before or at the same time as the execution of a definitive transaction agreement, (2) that LUKOIL have completed its tax due diligence review of Chaparral as soon as practicable and no later than 5 p.m. (London time) on February 28, 2006, and (3) that LUKOIL and Chaparral have negotiated and documented a mutually satisfactory definitive merger agreement including a structure to implement the transaction and any other definitive documentation that might be required for the merger transaction.

Following the February 8, 2006 meeting, the special committee discussed LUKOIL’s offer letter with its legal and financial advisors, and forwarded the offer letter to Whittier Ventures and Allen & Company for review. After extensive discussions between the special committee, its legal and financial advisors, LUKOIL’s proposal was rejected as too complex and conditional. In addition, the special committee was of the view that LUKOIL’s $5.50 per share proposal was not sufficiently attractive based on the Petrie Parkman valuation analysis and because LUKOIL appeared to be willing to further negotiate the price, and believed that it may be able to get a higher offer. Mr. Dilling was informed that Whittier Ventures and Allen & Company also had rejected LUKOIL’s offer due to the numerous conditions imposed by LUKOIL, the low offer price and because the offer did not match market conditions.

Mr. Dilling met with Mr. Movsumov several times over the next few weeks to negotiate a transaction between Chaparral and LUKOIL. At these meetings, Mr. Dilling advised Mr. Movsumov that the offered purchase price of $5.50 per share was too low, that the special committee wanted a purchase price of more than $6.00 per share, that the structure of the transaction had to be simple and unconditional, and that the special committee was unwilling to agree to any transaction that did not require the approval of a majority of the minority stockholders as a condition to the transaction. Mr. Movsumov indicated that LUKOIL was unwilling to pay more than $5.50 per share. However, Mr. Movsumov indicated that LUKOIL would agree to eliminate most of the conditions to the merger set forth in its February 8, 2006 offer letter but for a lock-up agreement with Whittier Ventures and Allen & Company requiring Whittier Ventures and Allen & Company to vote in favor of the merger at a special meeting of the stockholders and refused to agree to the approval of the merger by a majority of the minority stockholders as a condition to closing.

During this time, Mr. Dilling, on behalf of the special committee, held several discussions about a possible transaction with LUKOIL with Brian Murphy, an investment banker at Allen & Company, and James Jeffs, chief investment officer of Whittier Ventures and previous vice chairman and director of Chaparral, at the request of LUKOIL and the LUKOIL representatives on our board of directors. LUKOIL specifically indicated that it would be interested in negotiating a transaction with Allen & Company and Whittier Ventures to purchase all of their shares in Chaparral at a purchase price that would subsequently be paid to all of our shareholders. Over the course of these meetings, Mr. Jeffs expressed an interest in a purchase price of approximately $6.00 per share, and indicated cautious optimism that Allen & Company would be interested in selling its shares at a price that would also be acceptable to Whittier Ventures.

The special committee conveyed this information to the LUKOIL representatives on our board of directors, and also urged LUKOIL to speak with Allen & Company and Whittier Ventures directly. The special committee understands that LUKOIL and its financial advisors may have had separate discussions with Allen & Company during this time.

The special committee was informed that both Whittier Ventures and Allen & Company refused to execute a lock-up agreement with LUKOIL with respect to the transaction as proposed by LUKOIL at that time, expressing a desire to sell their shares quickly and in a transaction that would not require regulatory approvals. However, both expressed a willingness to sell their shares to LUKOIL independent of a transaction for all of the minority shares. LUKOIL indicated that it would not purchase the shares held by Whittier Ventures and Allen & Company in a separate transaction. Both the special committee and LUKOIL were concerned that if they did so before the record date for the special meeting of stockholders, it would be extremely difficult to obtain the approval of the merger from the majority of the minority stockholders if that condition were to remain in the merger agreement.

The special committee met regularly during the month of February and discussed, among other things, its fiduciary duties to the minority stockholders in responding to LUKOIL’s proposal. The special committee determined that it would be in the best interest of the minority stockholders for the special committee’s legal advisors to prepare a draft of the merger agreement, and at a telephonic meeting on February 16, 2006, discussed the terms of a draft merger agreement between Chaparral and LUKOIL. On February 17, 2006, representatives of Baker Botts distributed to LUKOIL a draft merger agreement containing the terms (other than price) on which the special committee would be willing to recommend a transaction to our board of directors and the minority stockholders. On February 18, 2006, the parties commenced negotiation of the merger agreement. The terms included, among other things, a provision requiring the approval of a majority of the shares of our common stock held by the public.

On February 21, 2006, Petrie Parkman presented the special committee and its legal advisors with an update of its diligence and valuation work completed to date and the current commodity and equity market environment. Petrie Parkman also discussed the results of its preliminary reference value analysis of Chaparral based on information received to date, including a draft of the 2005 reserve report and preliminary 2005 financial results, and reviewed the valuation methodologies that it had performed consistent with those reviewed with the committee on January 27, 2006. (see “— Opinion of Financial Advisor to the Special Committee” for further discussion of Petrie Parkman’s reference value analysis methodologies) The preliminary results of these methodologies as of February 21, 2006 are summarized as follows:

Preliminary Equity
Reference Value
Methodology	Range $/Share

Discounted Cash Flow Analysis	$3.31-$6.80
Comparable Property Transaction Analysis	$4.76-$6.73
Comparable Company Transaction Analysis	$5.30-$6.78
Capital Market Comparison	$5.01-$6.49

At this meeting, the special committee instructed Petrie Parkman to undertake further steps as it deemed necessary to complete its analysis. Petrie Parkman completed its analysis, and the respective final report was provided to the special committee on March 10, 2006. During these meetings, the special committee noted that during the course of negotiations with LUKOIL, it was under the impression that LUKOIL had threatened to shut our field in, cease development activities at the field, replace our board of directors and terminate the special committee if no deal could be reached. LUKOIL believes this impression is unfounded.

From March 1, 2006 through March 5, 2006, the special committee and its legal advisors met with representatives of LUKOIL and its legal advisors in London, England to negotiate the merger agreement. During these meetings, the special committee reiterated that the purchase price should be higher than $6.00 per share. LUKOIL, who had previously been unwilling to pay any more than $5.50 per share, ultimately agreed to pay $5.80 per share. The special committee accepted this offer subject to the ability of Petrie Parkman to deliver a fairness opinion at that price, and approval by the board of directors of each of LUKOIL and Chaparral. The special committee also strongly argued for the inclusion of the provision in the merger agreement requiring approval of the transaction by a majority of the minority stockholders. LUKOIL strenuously objected to this provision and insisted on removal of this condition from the merger agreement. LUKOIL believed, and the special committee ultimately concurred, that it would be mathematically extremely difficult to obtain the approval of a majority of our minority stockholders because:

•	Such approval would require the approval of more than half of the 40% of our outstanding shares of common stock not held by LUKOIL.

•	At our last stockholder’s meeting held on November 9, 2005, 82.19% of the shares participated by proxy. The parties estimated that at that time, Whittier Ventures held approximately 3% of our outstanding shares and Allen & Company held approximately 10% of our outstanding shares.

•	Whittier Ventures and Allen & Company refused to sign a lock-up agreement with LUKOIL, and approximately 18% of our outstanding shares were not represented at the last annual meeting.

Given that as much as 77% of the minority shares that would be necessary to approve the merger were at risk of not voting for the proposals (in the case of the two large stockholders) or not responding (in the case of shares not represented at a recent meeting), and because it did not want to risk the extraordinary amount of time, effort and expense that is required in a transaction of this type only to have it fail, LUKOIL absolutely refused to agree to a condition requiring the approval of the majority of our minority stockholders. Even if Whittier Ventures and Allen & Company did support the transaction, we would have needed almost 100% of the remaining shares voting in favor of the transaction to satisfy the majority of the minority condition. This was not considered likely or practical. The special committee reluctantly decided to yield its position on the majority of the minority approval as a condition to the merger based on the belief that a transaction with LUKOIL would be in the best interest of the public stockholders.

From March 6, 2006 through March 12, 2006, representatives of the parties continued negotiation of the merger agreement. Through these negotiations the parties finalized the terms of the proposed merger agreement. On March 7, 2006, the special committee met telephonically to discuss the outstanding issues in the merger agreement, the Petrie Parkman fairness opinion, and disclosure schedules to be delivered by Chaparral under the merger agreement.

During the morning of March 10, 2006, representatives of Petrie Parkman made a presentation to the special committee and its legal advisors regarding Petrie Parkman’s financial analyses with respect to the proposed transaction. This presentation was substantially similar to Petrie Parkman’s presentation on February 21, 2006, except that Petrie Parkman updated its written materials to provide revised reference values based on recent market activity and additional diligence. Following this presentation, Petrie Parkman orally delivered its opinion to the special committee, which was subsequently confirmed in writing, to the effect that, as of March 10, 2006, based upon and subject to the matters set forth in the opinion, the $5.80 in cash per share of our common stock to be received by the holders of our common stock (other than LUKOIL or its related entities) pursuant to the proposed merger agreement was fair from a financial point of view to those holders.

The special committee evaluated the possibility of turning down the proposed merger consideration and remaining a public company, but was concerned that such decision might result in the minority stockholders losing the opportunity to receive $5.80 per share. The special committee noted that our stock price was historically very vulnerable to fluctuations in the international price of oil, and that oil prices are cyclical. The special committee also noted that the our common stock price had been in the range of $2.00 per share as recently as June of 2005. In addition, the special committee noted that LUKOIL is a large, multi-national corporation with many different priorities, which may not include maximizing share value for our public stockholders. The special committee also considered each of Petrie Parkman’s presentations, the implied valuations resulting from the analyses that Petrie Parkman conducted, and that Petrie Parkman was in a position to issue a fairness opinion with respect to a proposed price of $5.80 per share. The special committee further considered that the proposed price was within the range of premiums paid in other comparable transactions with less than a 50% minority ownership, and discounted cash flow reference value ranges analyzed in Petrie Parkman’s presentations. For further discussion of the valuation methods and ranges that the special committee considered, see “— Opinion of Financial Advisor to the Special Committee” below. Finally, the special committee noted that it was unlikely that a third party would attempt to purchase our stock held by minority stockholders due to LUKOIL’s substantial beneficial ownership interest in Chaparral. On March 10, 2006, the special committee indicated to LUKOIL that, subject to resolution of outstanding merger agreement issues, the special committee would recommend the proposed merger based on the $5.80 purchase price per share to our board of directors.

On March 11, 2006, the special committee held a telephonic meeting to consider the LUKOIL proposal with representatives of Baker Botts present. The special committee discussed events relating to the transaction since December 2005. A representative of Baker Botts advised the members of the special committee of their legal duties in connection with considering the proposed transaction and reviewed the terms of the merger agreement. Representatives of Baker Botts also reviewed with the special committee various topics relating to Chaparral and the revised LUKOIL proposal. In addition, the special committee discussed and deliberated the following during the meeting:

•	that the Petrie Parkman analysis consisted of an in-depth process, comprising multiple presentations and lengthy discussions, to understand and identify the downside risks as well as the upside potential relating to the our stock valuation, and that the agreed price of $5.80 per share reflected both the downside risks and upside potential;

•	international developments in underdeveloped oil producing countries, in particular events in Venezuela and Equador in which host governments were unilaterally renegotiating contracts to increase the country revenues as a result of the high price of oil. The special committee noted that our fortunes depend entirely on host government cooperation;

•	the vulnerability of our share price to the international price of oil as shown by the Petrie Parkman report and the cyclicality of oil prices, and the weakening of oil prices in the few weeks leading up to execution of the merger agreement;

•	our historical stock prices, and in particular that our stock price had been in the range of $2.00 per share as recently as June of 2005;

•	that LUKOIL is a huge corporation with many internal priorities and that being a tiny minority of a giant foreign corporation increased the future risk to the public stockholders; and

•	their belief that the $5.80 per share price was the highest they could achieve after extensive negotiations with LUKOIL.

After extensive discussion and deliberation and based on the factors described below under “— Reasons for the Special Committee’s Determination; Fairness of the Merger,” after which the special committee unanimously determined that the merger agreement, the merger and the transactions contemplated thereby were fair to and in the best interests of Chaparral and its stockholders, including all the unaffiliated stockholders, the special committee approved and declared advisable the merger agreement and the transactions contemplated thereby and resolved to recommend that our stockholders vote to adopt the merger agreement.

On March 13, 2006, based on the factors described below and the recommendation of the special committee, our board of directors unanimously determined that the merger agreement, the merger and the transactions contemplated thereby were fair to and in the best interests of Chaparral and its stockholders, including all the unaffiliated stockholders, approved and declared advisable the merger agreement and resolved to recommend that our stockholders vote to adopt the merger agreement.

Following the meeting of the special committee and the approval by our board of directors described above, the merger agreement was executed by Chaparral, LUKOIL, and NRL Acquisition. Later that morning, we issued a press release publicly announcing that the parties had entered into the merger agreement.

The day following the issuance of the press release announcing the execution of the merger agreement, the first of three purported class action suits was filed in the Court of Chancery of the State of Delaware. Shortly thereafter, a purported class action suit was filed in the Supreme Court of the State of New York against Chaparral, members of our board of directors, and LUKOIL. The complaints generally allege that our directors, Chaparral and LUKOIL breached their fiduciary duties to our stockholders in connection with the merger, and that the merger consideration offered by LUKOIL is inadequate. These suits generally seek to enjoin the merger or, in the alternative, recover damages in an unspecified amount and rescission in the event of a merger, as more fully described in the section of this proxy statement called “THE MERGER — Litigation Relating to the Merger.”

The Delaware cases were consolidated on March 31, 2006. The Delaware plaintiffs filed a consolidated amended complaint on July 3, 2006, which in addition to the previous allegations, asserts that the revised preliminary proxy statement filed on June 19, 2006 either did not disclose or falsely characterized numerous matters relating to the Special Committee process, its negotiations efforts, and the merger agreement. Plaintiffs’ consolidated amended complaint is attached to this proxy statement as Exhibit I and is incorporated herein by reference. While the special committee denies the allegations contained in the consolidated amended complaint and believes them to be baseless, all shareholders are encouraged to read the complaint in its entirety to apprise themselves of the complaints made by the plaintiffs, which they purport to bring on behalf of themselves and our other minority stockholders.

The parties to the Delaware cases have agreed upon an expedited scheduling order. Defendants filed answers to the amended complaint on July 26, 2006. Defendants have further agreed to keep plaintiffs apprised of the expected date of mailing of the definitive proxy statement and to give plaintiffs notice at least 14 calendar days before the mailing of the definitive proxy statement, to supply plaintiffs with the text of the definitive proxy statement at the soonest practicable date, and not to schedule the vote on the merger transaction less than 30 calendar days after the mailing of the definitive proxy statement. Parties to the New York case have agreed that defendants have until August 31, 2006 to respond to that suit.

Neither the special committee nor Chaparral solicited any alternative proposal to LUKOIL’s offer in light of LUKOIL’s unwillingness to sell its portion of our common stock to a third party, the attractiveness of LUKOIL’s proposal and the restrictions against seeking other offers in the merger agreement. However, under the terms of the merger agreement, we can furnish information to and conduct negotiations with a third party, in connection with an unsolicited superior proposal. No such offer or proposal has been received to date.

Recommendation of the Special Committee

Certain of our directors are also officers of LUKOIL or its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not affiliated with LUKOIL or its affiliates, and who have no financial interest in the merger (other than as stockholders of Chaparral), should be responsible for these tasks and, if appropriate, recommend the merger and the terms of the merger agreement to our entire board.

The special committee has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of, Chaparral and the stockholders of Chaparral (other than LUKOIL and its affiliates). The special committee unanimously recommended to our board of directors that the merger agreement be adopted and approved and recommended to the stockholders. The special committee considered a number of factors, as more fully described above under “— Background of the Merger” and below under “— Reasons for the Special Committee’s Determination; Fairness of the Merger” in making its recommendation.

Recommendation of our Board of Directors

Our board of directors, acting solely upon the recommendation of the special committee, unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Chaparral and our stockholders (other than LUKOIL and its affiliates). Our board of directors, based on the unanimous recommendation of the special committee, recommends that the stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Reasons for the Special Committee’s Determination; Fairness of the Merger

  Substantive Fairness

     Positive Factors

In recommending adoption of the merger agreement and approval of the merger to our board of directors, the special committee considered a number of factors which, in the opinion of the members of the special committee, supported the special committee’s recommendation and the substantive fairness of the transaction to the minority stockholders, including:

•	the special committee’s knowledge of our business, assets, financial condition and results of operations, our competitive position, and the nature of our business and the energy industry generally, which enabled the members of the committee to evaluate the pros and cons of LUKOIL’s offer;

•	the risks of doing business in Kazakhstan, and our limited growth potential, both of which make investment in us more risky and limit the interest in acquiring our company;

•	the current market prices of our common stock, and the relationship between the merger consideration and the recent market prices for our common stock, including that $5.80 per share in cash represents a premium of (1) approximately 9% over the last trade price per share of $5.30 on March 10, 2006, the last trading day before we announced the execution of the merger agreement, (2) approximately 12% over the average daily last trade price per share of $5.19 during the one week period preceding the initial announcement regarding execution of the merger agreement, and (3) approximately 180% over the average closing price of our common stock during the first half of 2005;

•	our historical stock prices: in particular, that our stock price had been in the range of $2.00 per share as recently as June of 2005, that our stock price temporarily spiked to as high as $7.24 per share closing price in September 2005 possibly due to speculation surrounding the Petrokazakhstan transaction but dipped back down to between $3.25 and $5.01 per share closing prices in October 2005, and that out of the 68 trading days between the consummation of the amalgamation between Nelson and LUKOIL and our announcement of the merger with LUKOIL, the purchase price was higher than our closing stock price on all but four trading days;

•	the vulnerability of our stock price to changes in international oil prices as shown by the Petrie Parkman report, which prices are highly cyclical and were weakening in the few weeks leading up to execution of the merger agreement. The value of small independent oil companies goes up when oil prices are high, and the special committee believed that the price of oil was at a cyclical high when it negotiated the merger agreement because price levels had started to decrease during that time, which contributed to the $5.80 per share purchase price;

•	the negotiations with respect to the merger consideration that, among other things, led to an increase in LUKOIL’s initial offer from as low as $4.50 per share to $5.80 per share of our common stock, and that following extensive negotiations between the special committee and LUKOIL, $5.80 per share was the highest price that LUKOIL would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by LUKOIL during the negotiation process, and the experience of the special committee and its advisors;

•	the fact that our main field is in secondary recovery and we have limited exploration properties or prospects, and our business plan does not contemplate an increase in exploration properties or prospects, which reduces the market value of our company;

•	the high cost of completing a railroad rack to transport Karakuduk crude oil to the port of Aktau to discharge at oil terminals in the Caspian Sea which, once completed, will ensure that the quality crude oil from Karakuduk is not mixed with lower quality, high sulfur oil in the current pipeline systems, and uncertainty surrounding whether LUKOIL would provide the necessary capital investment to complete the railroad, particularly since LUKOIL does not own 100% of the interest in us;

•	the high capital cost of drilling approximately 30 to 40 wells more than initially expected to develop the field (as reflected in the updated reserves estimate of NIPINeftegas) and that drilling is therefore likely to continue at Karakuduk for several more years, and uncertainty surrounding whether LUKOIL would provide the necessary capital investment to complete the wells, particularly since LUKOIL does not own 100% of the interest in us;

•	the fact that there has been an increasingly active trend in undeveloped countries, such as Venezuela, Bolivia and Equador, to abrogate contracts or use alleged violations to increase the revenues of the host country at the expense of foreign producers, which increases the risk of doing business in undeveloped countries generally, and could happen in Kazakhstan as well;

•	the fact that our asset and revenue base is concentrated in one country and is not diversified, which exposes us to greater political and economic risk;

•	the fact that the price of oil has historically been cyclical and the transaction was negotiated at a time when oil prices were believed to be high but weakening, and that our stock price is highly dependent on oil prices;

•	the fact that the passage of control of a majority stake in Chaparral from Nelson to LUKOIL could be expected to lead to a short-term market discount on the value of our publicly traded shares because of the inherent uncertainty of being controlled by a new company based in a foreign country;

•	the fact that (1) two of our largest and most sophisticated stockholders had reduced their positions in our stock in late 2005, primarily at prices of less than $5.80 per share, (2) Allen & Company had been systematically reducing its position in our common stock over time at various prices, (3) according to Form 4s filed by Allen Holding Company, Allen & Company sold over 1.1 million shares between August 16, 2005 and November 14, 2005 for an average price of $5.46 per share, $.34 cents below the purchase price, (4) according to Form 4s filed by Allen Holding Company, Allen & Company sold

573,209 of those shares between September 13 and September 30, 2005 for an average price of $6.73 per share when our stock price had temporarily spiked possibly due to speculation regarding the Petrokazakhstan transaction, and (5) the most recent Form 4 filed by Allen Holding Company reports that between November 11, 2005 and November 14, 2005 (after Nelson had agreed to be acquired by LUKOIL), Allen & Company sold an aggregate of 124,496 shares at prices between $3.78 and $4.68 per share, more than $1.00 per share below the merger consideration;

•	the fact that based on the percentage of participation in our most recent annual stockholders’ meeting in November 2005, 77% of the public shares were at risk for not participating in the special meeting, which reduced substantially the likelihood of obtaining the approval of a majority of our minority stockholders, and weighed heavily in the special committee’s decision to support a transaction without minority approval rights;

•	the financial presentation of Petrie Parkman to the special committee on March 10, 2006, including Petrie Parkman’s oral opinion, subsequently confirmed in writing that, as of that date and based upon and subject to the matters set forth in the opinion, the merger consideration to be received by the holders of our common stock (other than LUKOIL and its affiliates) was fair, from a financial point of view, to such holders (see “— Opinion of Financial Advisor to the Special Committee” below);

•	the special committee’s belief that it was unlikely that any party other than LUKOIL and its affiliates would propose and complete a transaction that was more favorable than the merger to Chaparral and our stockholders because LUKOIL’s controlling equity interest in Chaparral would likely deter potential strategic and financial third party buyers;

•	our limited trading volume, institutional sponsorship and research attention from analysts, all of which adversely affect the trading market in, and the prices of, our common stock;

•	the fact that the merger consideration will be paid in all cash to our unaffiliated stockholders, eliminating any uncertainties in value to our stockholders and providing immediate liquidity of our shares to our stockholders, which may not have been available otherwise;

•	the high likelihood that the merger would close as a result of LUKOIL having the necessary capital to finance the merger without having to obtain financing and that the merger agreement does not contain a financing condition;

•	the fact that, under the terms of the merger agreement, the special committee would be entitled, if necessary to comply with its fiduciary duties, to consider unsolicited bona fide alternative proposals and would be entitled to terminate the merger agreement if it determined that the merger with LUKOIL was no longer in the best interest of the stockholders in light of a superior proposal (see “THE MERGER AGREEMENT — No Solicitation”);

•	the fact that, under the terms of the merger agreement, our board of directors (acting upon recommendation of the special committee) or the special committee is not prohibited from withdrawing, qualifying or modifying its recommendation that our stockholders vote to adopt the merger agreement and approve the merger if the special committee determines that such withdrawal, qualification or modification is necessary in order for the special committee to comply with its fiduciary duties in light of a superior proposal; and

•	the ability of the stockholders who may not support the merger to exercise appraisal rights under Delaware law (see “THE MERGER AGREEMENT — Appraisal Rights”).

Each of these factors favored the special committee’s determination that the merger and related transactions were fair to, and in the best interests of, the public stockholders.

     Negative Factors

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

•	we will cease to be a public company and our stockholders will no longer participate in any potential future growth;

•	while we expect to complete the merger, there can be no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, the merger may not be completed;

•	if the merger is not completed under circumstances further discussed in “THE MERGER AGREEMENT — Termination of the Merger Agreement,” we may be required to reimburse LUKOIL for specified expenses and pay a termination fee of up to $3 million;

•	gains from all cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes generally at a rate of up to 35.0% for individual investors holding our stock for not more than 1 year and at a rate of up to 15% for individual investors holding our stock for more than 1 year, and may be subject to backup withholding at a 28% rate (see “THE MERGER — Material United States Federal Income Tax Consequences”);

•	the fact that LUKOIL has agreed to vote 60% of the voting power of our common stock in favor of the merger means that the proposed merger does not require the approval of any unaffiliated stockholders;

•	the possibility that the price of oil could materially increase, making our company more valuable, although the special committee acknowledges that there is no direct correlation between the price of oil and our common stock, our common stock price generally increases when the price of oil increases; and

•	the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

The special committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by Chaparral or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

  Procedural Fairness

The special committee also determined that the merger is procedurally fair because, among other things:

•	our board of directors established the special committee before LUKOIL acquired Nelson and became our majority stockholder, and the members of the special committee, each having approximately 30 years of oil and gas industry experience, among other things, considered and negotiated the merger agreement;

•	the special committee is composed of independent directors who are not directors, officers, employees or otherwise affiliated with LUKOIL and are not employees of Chaparral, and have no financial interest in the merger different from our stockholders generally;

•	the special committee was granted the full authority of our board of directors to evaluate LUKOIL’s proposal and any alternative transactions and to recommend the terms of any proposed transaction;

•	the special committee retained and received advice from its own independent legal and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement, and these advisors reported directly to and took direction solely from the special committee;

•	the price of $5.80 per share and other terms and conditions of the merger agreement resulted from active and lengthy negotiations between the special committee and its legal and financial advisors, on the one hand, and LUKOIL and its legal and financial advisors, on the other hand; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares.

In light of the foregoing factors, the special committee determined that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of our unaffiliated stockholders.

  Other Considerations

Although the special committee considered our net book value and going concern value in determining the fairness of the merger to our unaffiliated stockholders, the special committee noted the following:

•	the fact that our net book value ($4.21 per share diluted average as of December 1, 2005), which is an accounting concept, generally has no correlation to the fair value of our shares in the context of a sale of the company because:

•	our net book value corresponds to the historic cost of our assets plus an estimate of the future capital requirements to lift the proved oil reserves out of the ground, and does not include any risk factors associated with the enterprise nor does it attribute a value to the oil reserves in the ground (proved, probable or possible),

•	our fair value will include an element that relates to the future discounted net cash flows expected to accrue to us from the exploration, production and sale of proved, probable and possible reserves. The discount factors vary widely according to whether the reserves are proved, probable or possible and other factors such as the stability of the operating environment. The fair value is highly dependant upon the predicted future oil price, and

•	in times of high oil prices it is common for the net book value of a company’s older oil producing assets to be significantly lower than their fair value; and

•	since Chaparral does not have exploration and development activities outside of the Karakuduk field, and since Chaparral is dependent on employees of Lukoil and KKM to manage Chaparral operations, the special committee viewed the discounted cash flow analysis performed by Petrie Parkman ($3.00 to $6.69 per share as of March 10, 2006) as indicative of Chaparral’s going concern value.

The special committee did not consider liquidation a viable option and did not perform a liquidation analysis of Chaparral because LUKOIL, the controlling stockholder, indicated to the special committee that it was not interested in liquidating Chaparral, and LUKOIL’s consent would have been necessary for any liquidation plan. LUKOIL’s position notwithstanding, the special committee believed the stockholder value to be obtained by execution of a liquidation strategy would have been below the value ranges in Petrie Parkman’s discounted cash flow analysis cases due to the likely perception by potential buyers of Chaparral’s assets that Chaparral was not a viable going concern.

There were no firm offers of which we or our affiliates are aware during the past two years for (1) the merger or consolidation of Chaparral with or into another company or the sale or other transfer of all or any substantial part of our assets or (2) the purchase of our securities that would enable the holder to exercise control over us (other than LUKOIL’s acquisition of a controlling interest in us indirectly through its acquisition of Nelson).

The special committee and our board of directors were fully aware of and considered possible conflicts of interest of our directors and officers set forth below under “— Interests of Directors and Officers in the Merger”. The special committee, which consists solely of directors who are not officers, directors or employees of LUKOIL or our employees, and who have no financial interest in the proposed merger different from our stockholders generally, was aware of these interests and considered them in making its determination.

The special committee, which consists of the two independent members of our board of directors, negotiated the merger agreement and the transactions contemplated thereby on behalf of the public stockholders. Neither our board of directors nor the special committee retained an unaffiliated representative to act solely on behalf of the public stockholders for purposes of negotiating the merger agreement and the transactions contemplated thereby. None of our directors are employees of Chaparral.

  Conclusion

After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

Reasons for our Board of Directors’ Determination; Fairness of the Merger

Our board of directors consists of five directors, two of whom serve on the special committee. Following the special committee’s meetings with its legal and financial advisors, on March 13, 2006, our board of directors, acting solely upon the recommendation of the special committee, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. In considering the determination of the special committee, our board of directors believed that the analysis of the special committee was reasonable and adopted the special committee’s conclusion and the analysis underlying the conclusion.

Our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our unaffiliated stockholders, for all of the reasons set forth above under “— Reasons for the Special Committee’s Determination; Fairness of the Merger.”

Our board of directors determined that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of our unaffiliated stockholders.

Other than the recommendations of the special committee and our board of directors that the stockholders vote in favor of the adoption and approval of the merger agreement, no other person filing the Schedule 13E-3 with the Securities and Exchange Commission has made any recommendation with respect to the merger.

Position of LUKOIL and NRL Acquisition as to Fairness

Under the rules of the Securities and Exchange Commission, LUKOIL and NRL Acquisition are required to express their belief as to the fairness of the proposed merger to our unaffiliated stockholders. LUKOIL and NRL Acquisition did not participate in the deliberations of the special committee regarding the fairness to the stockholders of the merger or receive advice from Petrie Parkman as to the fairness, from a financial point of view, of the merger consideration. However, LUKOIL and NRL Acquisition have considered the factors examined by the special committee described in the section of this proxy statement entitled “— Reasons for the Special Committee’s Determination; Fairness of the Merger” and expressly adopt the analysis and conclusions of the special committee. LUKOIL controls 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger.

The special committee, which consists of the two independent members of our board of directors, negotiated the merger agreement and the transactions contemplated thereby on behalf of the public stockholders. Neither our board of directors nor the special committee retained an unaffiliated representative to act solely on behalf of the public stockholders for purposes of negotiating the merger agreement and the transactions contemplated thereby. None of our directors are employees of Chaparral.

The determination of fairness made by LUKOIL and NRL Acquisition relates to all the unaffiliated stockholders of Chaparral. Their views as to the fairness of the merger to our unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote in favor of the merger agreement and the merger.

Opinion of Financial Advisor to the Special Committee

On March 10, 2006 Petrie Parkman rendered its oral opinion, subsequently confirmed in writing, that, as of March 10, 2006, and based upon and subject to the matters set forth therein, the merger consideration to be received by the holders of shares of common stock, other than LUKOIL and its affiliates, in the merger was fair, from a financial point of view, to those holders.

The full text of the Petrie Parkman opinion, dated March 10, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Petrie Parkman in rendering its opinion is attached as Exhibit C to this Proxy Statement and is incorporated in this document by reference. The summary of the Petrie Parkman opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. We urge you to read the Petrie Parkman opinion carefully and in its entirety. Petrie Parkman provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger agreement and the merger. The Petrie Parkman opinion does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote on the merger. The opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to us, nor does it address our underlying business decision to engage in the merger. Petrie Parkman’s opinion and its presentation to the special committee were among many factors taken into consideration by the special committee in approving the merger agreement and making its recommendation regarding the merger.

In connection with Petrie Parkman’s role as financial advisor and preparation of its valuation report, the special committee instructed Petrie Parkman to be available to:

•	meet with the special committee to develop an understanding of its strategic objectives with regard to Chaparral,

•	meet with the management and consulting engineering firm of Chaparral, as appropriate, to allow Petrie Parkman to gain an understanding of our assets, business, and prospects,

•	develop a preliminary analysis indicating the current reference value range of Chaparral,

•	review the financial terms of the proposed merger transaction as they are expressed in definitive transaction documentation, and

•	prepare and render to the special committee a written opinion as to the fairness, from a financial point of view, of the consideration to be received by the minority stockholders of Chaparral in the proposed merger transaction.

In arriving at its opinion, Petrie Parkman has, among other things:

1. reviewed certain publicly available business and financial information relating to Chaparral, including (i) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and (ii) the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2005;

2. reviewed non-publicly available business and financial information relating to Chaparral contained within its draft Annual Report on Form 10-K and related audited financial statements for the fiscal year ended December 31, 2005;

3. reviewed certain estimates of Chaparral’s oil and gas reserves, including estimates of proved and non-proved reserves located in the Republic of Kazakhstan prepared by the independent engineering firm of McDaniel & Associates Consultants Ltd. (“McDaniel”) as of December 31, 2005;

4. analyzed certain historical and projected financial and operating data of Chaparral prepared by the management and staff of Chaparral, including the projections described below under “— Selected Financial Projections;”

5. discussed the current operations and prospects of Chaparral with the management and staff of Chaparral;

6. reviewed the historical market price and trading history of the Chaparral Common Stock;

7. compared recent stock market capitalization indicators for Chaparral with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

8. compared the financial terms of the merger with the financial terms of other transactions that we deemed to be relevant;

9. reviewed a draft dated March 9, 2006 of the merger agreement; and

10. reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters it deemed necessary or appropriate.

In connection with its opinion, Petrie Parkman has assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available by Chaparral. Petrie Parkman has further relied upon the assurances of representatives of the management of Chaparral that they are unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to projected financial and operating data, Petrie Parkman has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management and staff relating to our future financial and operational performance. With respect to the estimates of oil and gas reserves, Petrie Parkman has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Chaparral, and their engineering consultants, relating to the oil and gas properties of Chaparral. Petrie Parkman has not made an independent evaluation or appraisal of the assets or liabilities of Chaparral, nor, except for the estimates of oil and gas reserves referred to above, has Petrie Parkman been furnished with any such evaluations or appraisals. In addition, Petrie Parkman has not assumed any obligation to conduct, nor has Petrie Parkman conducted, any physical inspection of the properties or facilities of Chaparral. Petrie Parkman also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed, and that the merger will be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. In connection with Petrie Parkman’s engagement, Petrie Parkman was not requested to, and did not, solicit third party indications of interest in the acquisition of all or a part of Chaparral.

Petrie Parkman’s opinion relates solely to the fairness from a financial point of view of the consideration to the holders of the Shares. Petrie Parkman’s opinion was provided for the information and assistance of the special committee in connection with its consideration of the merger agreement and the merger, and does not constitute a recommendation to any holder of Chaparral Common Stock as to how such stockholder should vote on the merger. Petrie Parkman’s opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Chaparral, nor does it address the underlying business decision of Chaparral to engage in the merger. Petrie Parkman has not been asked to consider, and its opinion does not address, the prices at which the Chaparral Common Stock will actually trade at any time. Petrie Parkman is not rendering any legal or accounting advice and understands Chaparral is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the merger.

Petrie Parkman’s opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets as they existed and could be evaluated on the date of Petrie Parkman’s opinion and the conditions and prospects, financial and otherwise, of Chaparral as they were represented to Petrie Parkman as of the date of Petrie Parkman’s opinion or as they were reflected in the materials and discussions described above.

Summary of Petrie Parkman’s Analyses

The following is a summary of the presentation made by Petrie Parkman to the special committee on March 10, 2006 in connection with the delivery of its opinion.

The summary includes information presented in tabular format. In order to fully understand the financial analyses performed by Petrie Parkman, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of such financial analyses. Considering the data set forth in the tables without considering the full narrative description in the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Petrie Parkman.

Implied Premium Analysis

Petrie Parkman calculated the premiums implied by comparing the $5.80 per share Consideration to the historical trading prices of the Chaparral Common Stock for specified periods between March 4, 2005 to March 6, 2006, the last trading day examined before Petrie Parkman’s presentation to the special committee and calculated the following results:

		$5.80
	Average	Consideration
	Market	Implied
Period	Price	Premium
	($/share)

1 Day (March 6, 2006)	$5.25	10.5%
1 Month	$5.11	13.6%
2 Month	$5.28	9.8%
6 Months	$4.87	19.0%
1 Year	$4.02	44.3%

Discounted Cash Flow Analysis

Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining equity reference value ranges per share of the Chaparral Common Stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows of our oil and gas reserve assets based on the proved and non-proved reserve estimates referred to above and for non-reserve assets utilizing information we provided.

Petrie Parkman evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios — Pricing Case I, Pricing Case II, Pricing Case III, and Strip Pricing Case Flat — were based on benchmarks for spot sales of West Texas Intermediate crude oil. The Strip Pricing Cases were based upon the average of oil and gas futures contract prices quoted on the New York Mercantile Exchange. Benchmark prices for cases I, II, and III were projected to be $45.00, $55.00 and $65.00/Bbl. for oil. All pricing cases for the fiscal year ended 2006 reflect actual prices from January 1, 2006 through March 6, 2006 blended with current strip prices through the end of the year. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks based on our historical realized netback prices.

Applying various after-tax discount rates, ranging from 12.5% to 45.0% depending on reserve category, to the after-tax cash flows, assuming a carry-over of existing tax positions, adjusting for other assets and liabilities, long-term debt, net working capital and minority interest, Petrie Parkman calculated the following equity reference value ranges of the Shares for each pricing case:

	Pricing	Pricing	Pricing	Strip Pricing
	Case I	Case II	Case III	Case (Flat)

Equity Reference Value per Share	$3.00–$3.55	$4.28–$5.01	$5.56–$6.49	$5.71–$6.69

Petrie Parkman noted that the Consideration was within or above each of its Equity Reference Value Ranges.

Property Transactions Analysis

Petrie Parkman reviewed selected publicly available information for 14 oil and gas property transactions between January 2003 and March 2006 in Kazakhstan to determine the transaction parameters relevant for an analysis of Chaparral. Based on a review of the purchase price multiples of proved reserves for the acquired assets in each transaction, Petrie Parkman determined benchmark ranges of purchase prices to our corresponding proved reserve figures in order to yield enterprise reference value ranges for our proved reserves. The maximum, mean, median and minimum implied multiples for these transactions are set forth in the following tables together with certain benchmark multiples chosen by Petrie Parkman based on a review of these implied multiples.

References to oil and gas “equivalents” are for purposes of comparing quantities of oil with quantities of gas or to express these different commodities in a common unit. The term “BOE” means barrel of oil equivalent. In calculating Mcf and Bbl equivalents, Petrie Parkman used a generally recognized standard in which one Bbl is equal to six Mcf.

	Kazakhstan

Number of Transactions	14		14
Purchase Price	Reserves		Production
of Reserves / Proved	($/Boe	)	($/Boepd	)
Reserves or Production
Maximum	$16.50		$66,000
Mean	$5.73		$20,556
Median	$2.59		$10,859
Minimum	$1.68		$4,044
Benchmark Multiples	$7.50-$10.00		$25,000-$35,000

Following adjustments for our reserves, Petrie Parkman determined an enterprise reference value range of $316 million to $449 million. After deducting long-term debt, net working capital, and minority interest from the enterprise reference value range and dividing by the diluted number of shares of common stock outstanding, the resulting equity reference value range for the Shares was $4.63 to $6.60.

Petrie Parkman noted that the Consideration was within its Equity Reference Value Range.

Company Transaction Analysis

Petrie Parkman reviewed selected publicly available information on 12 North American and 13 Former Soviet Union (“FSU”) and European company acquisition transactions and offers for control in the oil and gas exploration and production industry that were announced between January 1997 and March 2006.

Date of
Acquirer or Bidder for Control	Target	Announcement	Region

LUKOIL	Nelson Resources	09/30/05	North America
CNPC	Petrokazakhstan	08/22/05	North America
Petrohawk Energy Corporation	Mission Resources	04/04/05	North America
Cimarex Energy	Magnum Hunter	01/26/05	North America
Forest Oil Corporation	Wiser Oil Company	05/24/04	North America
APF Energy Trust	Great Northern Exploration	04/07/04	North America
Plains Exploration & Production	Nuevo Energy Company	02/12/04	North America
Whiting Petroleum	Equity Oil Company	02/02/04	North America
Amerada Hess Corp.	Triton Energy Ltd.	07/10/01	North America
Conoco Inc.	Gulf Canada Resources Ltd.	05/29/01	North America
Vintage Petroleum	Genesis Exploration Ltd	03/28/01	North America
Ocean Energy Inc.	Texoil Inc.	01/18/01	North America
Gazprom	Sibneft	09/28/05	FSU / Europe
Baikal Finance Group	Yuganskneftegaz (Yukos)	12/19/04	FSU / Europe
ConocoPhillips	LUKOIL	09/29/04	FSU / Europe

Date of
Acquirer or Bidder for Control	Target	Announcement	Region

OMV AG	SNP Petrom	07/23/04	FSU / Europe
BP plc	TNK-BP	08/29/03	FSU / Europe
Marathon Oil	KMOC	05/13/03	FSU / Europe
Yukos	Sibneft	04/22/03	FSU / Europe
LUKOIL	OAO PFPG-Energy	02/21/03	FSU / Europe
Invest-Oil	Slavneft	12/18/02	FSU / Europe
Yukos	Vostochnaya Oil Co.	05/24/02	FSU / Europe
LUKOIL	Komitek	06/29/99	FSU / Europe
Sibir Energy plc	Pentex Energy plc	02/16/98	FSU / Europe
BP plc	Sidanco Oil Co.	11/17/97	FSU / Europe

Using publicly available information, with respect to North American company transactions, Petrie Parkman calculated purchase price of equity multiples of latest twelve months (“LTM”), current year’s and next year’s estimated discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of LTM, current year’s and next year’s estimated earnings before interest, taxes, depreciation, depletion and amortization expense (“EBITDA”) and proved reserves for the target company in each transaction. In each case, estimated discretionary cash flow and EBITDA was based on First Call consensus projections and research analyst projections. Using publicly available information with respect to FSU/Europe company transactions, Petrie Parkman calculated purchase price of equity multiples of LTM discretionary cash flow and total investment multiples of LTM EBITDA and reserves for the target company in each transaction.

The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the selected transactions.

	Implied Multiples in Selected Transactions
									Benchmark
	Maximum		Mean		Median		Minimum		Ranges

North American Company Transactions
Purchase Price/LTM Discretionary Cash Flow	14.3	x	6.3	x	5.7	x	2.5	x	3.5 – 5.0	x
Purchase Price/Current Year’s Estimated
Discretionary Cash Flow	10.4	x	4.9	x	4.3	x	2.2	x	3.5 – 4.5	x
Purchase Price/Next Year’s Estimated
Discretionary Cash Flow	8.4	x	5.1	x	4.5	x	2.5	x	3.5 – 4.5	x
Total Investment/LTM EBITDA	12.3	x	6.3	x	5.4	x	3.4	x	3.5 – 4.5	x
Total Investment/Current Year’s Estimated EBITDA	9.1	x	5.5	x	5.3	x	4.1	x	4.0 – 4.5	x
Total Investment/Next Year’s Estimated EBITDA	7.7	x	5.5	x	5.5	x	4.3	x	4.0 – 4.5	x
Total Investment/Proved Reserves ($/BOE)	$15.18		$9.27		$10.13		$4.54		$7.50 – 10.00
FSU/European Company Transactions
Purchase Price/LTM Discretionary Cash Flow	20.4	x	8.63	x	8.9	x	1.7	x	3.5 – 5.0	x
Total Investment/LTM EBITDA	15.6	x	8.0	x	8.1	x	1.6	x	3.5 – 4.5	x
Total Investment/Proved
Reserves ($/BOE)	$3.26		$1.75		$1.44		$0.52		$7.50 – 10.00

Petrie Parkman applied the benchmark multiples to our estimated September 30, 2005 LTM, current year’s and next year’s estimated discretionary cash flow and EBITDA and proved reserves and adjusted for long-term debt, net working capital and minority interest, where appropriate, to determine enterprise reference value ranges for Chaparral.

Petrie Parkman also performed a premium analysis for the North American energy sector company acquisition transactions and offers for control, and for company acquisition transactions in which the acquiror owned greater than 50% of the target company at the time of the offer which compared the offer price per target company share with the target company’s share price measured one day, 30 days and 60 days before the public announcement of the respective transaction. The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company’s stock price stated as a percentage above the target company’s stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums, for these periods were as follows:

	Implied Premiums in
	Selected Energy Sector Transactions
	Maximum	Mean	Median	Minimum

One Day Prior	50.0%	15.3%	20.1%	(21.0)%
30 Days Prior	44.7%	20.1%	21.0%	(10.5)%
60 Days Prior	81.7%	36.8%	31.1%	2.2%

Summary of Precedent Minority Close-outs

All Cash Proposals Where the Acquirer’s Ownership Equaled 50.1% to 80.0% at Time of Offer

	Implied Premiums in Selected Transactions
	Maximum	Mean	Median	Minimum

One Day Prior	135%	37%	30%	(16)%
30 Days Prior	162%	41%	31%	(22)%
60 Days Prior	182%	41%	33%	(18)%

All Stock or Combination Stock/Cash Proposals Where the Acquirer’s Ownership Equaled 50.1% to 80.0% at Time of Offer

	Implied Premiums in Selected Transactions
	Maximum	Mean	Median	Minimum

One Day Prior	167%	23%	18%	(14)%
30 Days Prior	167%	25%	12%	18%
60 Days Prior	183%	32%	17%	(36)%

All Cash Proposals Where the Acquirer’s Ownership Equaled 80.1+% at Time of Offer

	Implied Premiums in Selected Transactions
	Maximum	Mean	Median	Minimum

One Day Prior	140%	30%	17%	1%
30 Days Prior	113%	37%	34%	1%
60 Days Prior	108%	28%	20%	(15)%

All Stock or Combination Stock/Cash Proposals Where the Acquirer’s Ownership Equaled 80.1+% at Time of Offer

	Implied Premiums in Selected Transactions
	Maximum	Mean	Median	Minimum

One Day Prior	46%	15%	10%	(7)%
30 Days Prior	46%	3%	6%	(53)%
60 Days Prior	49%	0%	(8)%	(64)%

Benchmark Ranges

Selected
Benchmark
Ranges

One Day Prior	10% – 30%
30 Days Prior	20% – 30%
60 Days Prior	25%– 35%

Petrie Parkman applied the range of benchmark premiums to our corresponding stock prices for the periods of one day, 30 days and 60 days before March 6, 2006 and adjusted for long-term debt, net working capital, and minority interest to determine enterprise reference value ranges for Chaparral.

Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite enterprise reference value range of $350 million to $450 million. After deducting long-term debt, net working capital, and minority interest from the enterprise reference value range and dividing by the diluted number of shares of common stock outstanding, the resulting equity reference value range for the Shares was $5.14 to $6.62.

Petrie Parkman noted that the Consideration was within its Equity Reference Value Range.

Capital Market Comparison

Using publicly available information, Petrie Parkman calculated market capitalization multiples of historical and projected discretionary cash flow for selected publicly traded companies with operating and financial characteristics Petrie Parkman believed to be comparable to us. Petrie Parkman also calculated enterprise value multiples of historical operating cash flow, historical and projected EBITDA and proved reserves for those companies. In each case, multiples of projected discretionary cash flow and EBITDA were based upon projected discretionary cash flow and EBITDA published by equity research analysts. Petrie Parkman defined market capitalization for purposes of this analysis as market value of common equity as of March 6, 2006. Petrie Parkman determined the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

Petrie Parkman determined that the following companies were relevant to an evaluation based on Petrie Parkman’s view of the comparability of the operating and financial characteristics of these companies to those of Chaparral:

• Dragon Oil	• Premier Oil plc

• Harvest Natural Resources	• Vaalco Energy, Inc.

• JKX Oil & Gas plc	• Tullow Oil plc

• Medico Energi International

The maximum, mean, median and minimum multiples for the seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples								Benchmark
Measure	Maximum		Mean		Median		Minimum		Ranges

Market Value/LTM Discretionary Cash Flow	18.9	x	12.1	x	12.0	x	3.4	x	3.5 – 4.5	x
Market Value/2005 Estimated Discretionary Cash Flow	11.7	x	6.9	x	7.4	x	3.1	x	3.5 – 5.0	x
Market Value/2006 Estimated Discretionary Cash Flow	10.1	x	6.3	x	5.5	x	4.3	x	4.0 – 5.0	x
Enterprise Value/LTM EBITDA	14.7	x	8.1	x	10.3	x	1.4	x	3.5– 4.5	x
Enterprise Value/2005 Estimated EBITDA	7.6	x	5.4	x	5.5	x	1.6	x	3.5– 4.5	x
Enterprise Value/2006 Estimated EBITDA	5.6	x	4.5	x	4.9	x	2.1	x	3.5– 4.5	x
Enterprise Value/Proved Reserves ($/BOE)	$41.86		$15.86		$9.27		$3.05		$8.00 – 11.00

From the enterprise reference value ranges implied by these multiples, Petrie Parkman determined a composite enterprise reference value range under this method of $350 million to $450 million. After deducting long-term debt, net working capital, and minority interest from the enterprise reference value range and dividing by the diluted number of shares of common stock outstanding, the resulting equity reference value range for the Shares was $5.01 to $6.49.

Petrie Parkman noted that the Consideration was within its Equity Reference Value Range.

The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the special committee. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as described above. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure you that the estimates will prove to be accurate.

No company used in the analysis of other publicly traded companies nor any transaction used in the analyses of comparable transactions summarized above is identical to Chaparral or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of a letter agreement dated as of January 21, 2006, we retained Petrie Parkman to act as financial advisor to the special committee. Pursuant to that engagement letter, we agreed to pay Petrie Parkman fees of $750,000 for its financial advisory services in connection with rendering its fairness opinion for the merger. In addition, we have agreed to reimburse Petrie Parkman for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. We have also agreed to indemnify Petrie Parkman and its officers, directors, agents, employees and controlling persons for liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws. Furthermore, in the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Chaparral or LUKOIL for the accounts of its customers or for its own account and, accordingly, may at any time hold a long or short position in such securities.

Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Report of KKM’s Reserve Consultant

McDaniel & Associates Consultants is a leading international petroleum reservoir consultant and is familiar with the subject properties. McDaniel & Associates was selected to prepare the December 31, 2005 reserve report because of its expertise and KKM’s satisfaction with its prior services. During the past two years, McDaniel received approximately $225,000 as consideration for annual reserve reports on KKM. In addition, during the past two years, McDaniel received the following fees for preparing annual reserve reports on properties held by other Chaparral affiliates: approximately $200,000 from Nelson Petroleum Buzachi B.V.; approximately $212,000 from TOO “Kazahoil Aktobe”; and approximately $20,000 from TOO “Arman.” Except for the provision of professional services on a fee basis, McDaniel has no commercial arrangement with KKM, its abovementioned affiliates, or any other person or company involved in the interests which are the subject of this report.

McDaniel’s most recent reserve report on KKM is summarized in Part I, Item 2 of our Form 10-K for the fiscal year ended December 31, 2005, which is attached hereto as Exhibit E.

Presentations of LUKOIL’s Financial Advisors

LUKOIL engaged Aton Capital Limited to act as its lead adviser with respect to a proposed transaction pursuant to which LUKOIL would directly or indirectly acquire shares of Chaparral. LUKOIL selected Aton as its financial advisor because of Aton’s position as a recognized market leader among Russian investment banks. Aton is a leader among investment banks with experience in the Caspian region and Kazakhstan and also has extensive experience in valuation analyses for exploration and production businesses in those regions. Other than their financial consulting services regarding Chaparral, there are no material relationships for which Aton has been compensated by LUKOIL or its affiliates.

The scope of Aton’s engagement was to recommend to LUKOIL an offer price range for Chaparral shares. Aton’s limited scope and time valuation was conducted using only publicly available information, and Aton was not responsible for providing LUKOIL with any tax, accounting, appraisal, legal, regulatory or other specialist advice.

Aton prepared two valuation reports for LUKOIL during the course of its engagement: one dated January 13, 2006, and one dated March 13, 2006. In both reports, Aton applied two core valuation techniques conventionally used in investment banking: discounted cash flow analysis and precedent transactions multiples. Other alternative methodologies of valuation, such as comparable trading multiples, were used as verification of the two core valuation techniques.

Using the discounted cash flow approach, Aton estimated the value of equity of Chaparral at approximately $4.15 per share as of March 13, 2006.

Based on precedent transaction multiples, taking into account the two most relevant transactions, the acquisition of Petrokazakhstan by China National Petroleum Corporation and the acquisition of Nelson Resources Limited by LUKOIL, Aton estimated our implied share price to be $6.91 per share as of March 13, 2006. Aton, therefore, estimated the fair equity value of Chaparral as of March 13, 2006 to be $5.53 per share, an average of the two core valuation techniques.

Selected Financial Projections

Before the execution of the merger agreement, we and our representatives provided representatives of Petrie Parkman certain non-public business and financial information about Chaparral. This information included the following projections:

•	Our budgeted cash flow (expenses only) for 2006. The budget of cash flow sets forth the breakdown of projected expenses for the fiscal year 2006. The budget of cash flow included, among other things, the following line items: employee expenses, $820,000; professional fees, $637,000; ancillary and support costs, $341,700; insurance expenses, $350,000; management fees payable to Nelson, $165,000; and interest charges, $420,000. Total projected expenses for 2006 were approximately $2,733,700.

•	Our capital expenditure budget, and related figures, for 2006. The total capital expenditure budget, including capitalized interest and overheads, for the year 2006 was projected to be approximately $56 million.

•	Our 2006 budget model for ZAO Karakudukmunay, which included a budgeted cash flow statement, income statement and balance sheet. For the year 2006, the projected budget for (1) total cash flow was $4,080,240, and (2) net revenue was $158,364,171. The projected average number of barrels per day to be produced during the year 2006 was 12,046. The budget model also showed a projected overall increase in oil and gas sales and production by the end of 2006.

We do not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because this information was provided to Petrie Parkman in connection with its evaluation of Chaparral. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and our independent registered public accounting firm have not examined or compiled the projections and accordingly assume no responsibility for them. Our internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The projections also reflect numerous assumptions made by our management, including assumptions with respect to development, sales of our products, general business, economic, market and financial conditions and other matters, including effective tax rates and interest rates and the anticipated amount of borrowings by Chaparral, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. We expect that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that we or our representatives (including the special committee and Petrie Parkman) considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

The detailed financial projections described in this proxy statement included the following estimates and judgments made by our management:

•	The Brent crude oil price throughout 2006 would be $47 per barrel with a price differential and discount of $10 per barrel.

•	The local sales price throughout 2006 would be $18.90 per bbl.

•	Our revenue would be due entirely to crude oil sales from ZAO Karakudukmunay and there would be 93% export sales and 7% local market requirement.

•	We would use a sales route via Odessa until August 2006, when we would start to use Aktau upon completion of the rail rack.

•	Production of 5,348,000 bbls (gross) and sales of 4,735,000 bbls (net).

•	Average transportation cost per bbl to July $5.41 per bbl, $2.85 per bbl thereafter.

•	LIBOR would be 4% throughout the year.

•	Corporate tax rate in Kazakhstan would be 30%.

•	Any profits taxable in the United States would be covered by Net Operating Loss carry forwards.

•	Royalties and excess profits tax as per the Exploration and Production Agreement.

•	No dividends would be paid by us or ZAO Karakudukmunay.

•	The management fee we pay to Nelson will cease in March 2006 and be replaced by directly employed staff and accommodation expenses.

•	All expatriate staff based in Kazakhstan would be terminated in January 2006 and their contracts would be paid off in full then.

We believe that the projections were reasonable at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of our management’s current view. The projections were disclosed by the special committee to Petrie Parkman as a matter of Petrie Parkman’s due diligence, and are included in this proxy statement on that account. None of Chaparral or the special committee or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Chaparral compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Purpose and Structure of the Merger

Chaparral

Our purpose for engaging in the merger is to enable our stockholders (other than LUKOIL and its affiliates) to receive $5.80 per share in cash, without interest and less any applicable withholding taxes, representing a premium over the market price of our common stock before we executed the merger agreement. In addition, the merger provides our unaffiliated stockholders immediate liquidity for their investment in us with reduced transaction costs and minimal risk that the contemplated transaction will not be finalized. Shares of our common stock have been trading at a relatively low trading volume. We believe that this is due to our relatively low market capitalization and share price and the fact that LUKOIL holds a large portion of our outstanding shares and we have not attracted meaningful analyst coverage. The merger will provide our unaffiliated stockholders with immediate liquidity at a specified price for their shares without the usual transaction costs associated with open market sales.

We are undertaking this merger now primarily because it presents the most viable alternative for us at this time, the benefits of which may not be available to our unaffiliated stockholders in the future, and for the reasons set forth in the section of this proxy statement entitled “— Background of the Merger,” “— Reasons for the Special Committee’s Determination; Fairness of the Merger,” and “— Reasons for the Determination of our Board of Directors; Fairness of the Merger.”

LUKOIL, NRL Acquisition and Open Joint Stock Company “Oil Company “LUKOIL”

The purpose of LUKOIL, NRL Acquisition and their ultimate parent, Open Joint Stock Company “Oil Company “LUKOIL,” engaging in the merger is to acquire all of the shares of our common stock that they do not currently own, terminate our status as a publicly traded company, and afford our unaffiliated stockholders the opportunity to dispose of their shares of our common stock for cash at a value that the special committee and the respective boards of directors of LUKOIL and NRL Acquisition and Chaparral have determined to be fair to our unaffiliated stockholders. As part of LUKOIL’s ongoing strategy of increasing its asset base in the Republic of Kazakhstan, LUKOIL chose to proceed with the merger shortly after completing its acquisition of Nelson in December 2005. In determining to proceed with the merger, LUKOIL and NRL Acquisition also considered the factors described in the section of the proxy statement entitled “— Position of LUKOIL and NRL Acquisition as to Fairness.”

Structure of the Merger

The transaction has been structured as a merger of NRL Acquisition with and into Chaparral in order to permit the acquisition of Chaparral in a single step and the preservation of our identity. The merger was structured as a cash transaction because that was the consideration offered by LUKOIL.

Effects of the Merger

Pursuant to the merger agreement, LUKOIL will acquire Chaparral for $5.80 in cash, without interest and less any applicable withholding taxes, per share of our common stock (other than shares held by LUKOIL or its affiliates and any shares with respect to which appraisal rights have been properly perfected under Delaware law), through the merger of its wholly owned subsidiary, NRL Acquisition, with and into Chaparral. At the closing of the merger, Chaparral will be an indirect wholly owned subsidiary of LUKOIL, and NRL Acquisition will cease to exist as a separate entity. As a result, the interest of LUKOIL and its affiliates in our net book value and net earnings will increase from 60% to 100%. This will constitute an approximately $68 million increase in LUKOIL’s interest in our net book value and will entitle LUKOIL to all future income generated by our operations, if any, and any future increase in our value. Similarly, LUKOIL also will bear the risk of all losses we generate and any decrease in our value after the merger.

As a result of the merger, Open Joint Stock Company “Oil Company “LUKOIL” and LUKOIL will increase their indirect shareholding in, share of net assets of, and share of net income of Chaparral from 60% to 100%. NRL Acquisition will cease to exist. The merger will increase the net book value of the investments of Open Joint Stock Company “Oil Company “LUKOIL” and LUKOIL in us by approximately $68 million as of December 31, 2005. If the merger had been consummated on December 31, 2005, the effect of the merger on the net income of Open Joint Stock Company “Oil Company “LUKOIL” and LUKOIL would have been to increase the net income for the year ended December 31, 2005 generated by Chaparral by $12.4 million from $18.5 million to $30.9 million. As a result of the merger and the relevant tax legislation we expect no additional tax benefit or expense to accrue to Open Joint Stock Company “Oil Company “LUKOIL” and LUKOIL. There will be no effect on income attributable to stockholders from the expiry of the Net Operating Losses as these have been provided against in full in prior years. A deferred taxation valuation allowance has been made against the full amount of these net operating losses. We do not anticipate any further tax consequences beyond these items.

As an additional consequence of the closing of the merger, our shares of common stock will no longer be quoted on the OTC Bulletin Board or publicly traded or quoted on any other securities exchange or market. Furthermore, the registration of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission after the merger. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings under Section 14(a) and the related requirements to furnish an annual report to stockholders.

Certain Benefits and Detriments of the Merger

The merger presents several benefits to the public stockholders. In particular, if the merger and related transactions are consummated, the public stockholders (other than stockholders who perfect their appraisal rights under Delaware law) will receive $5.80 per share in cash, which represents a premium of (1) approximately 9% over $5.30, the last trade price for the shares of our common stock on March 10, 2006, the last trading day before we announced the execution of the merger agreement, (2) approximately 12% over $5.19, the average last trade price per share during the one week period preceding the initial announcement regarding the executed merger agreement, and (3) approximately 180% over the average closing price of our common stock during the first half of 2005. The merger will provide a source of liquidity not otherwise available to the public stockholders and will eliminate the public stockholders’ future exposure to fluctuations in the market value of the shares of our common stock. In addition, LUKOIL indicated to the special committee that the business and operations of Chaparral were not a strategic focus of LUKOIL at this time, and may not be in the future, which could decrease the value and liquidity of the public shares. Furthermore, the special committee believed that it was not in the best interest of the minority shareholders to continue with LUKOIL as a majority shareholder and operator of the field. The minority stockholders have a carried interest in Chaparral, and LUKOIL did not want to continue to use its expertise and resources to operate the field for the benefit of the minority stockholders.

However, there are certain potential detriments to the public stockholders that are inherent in the merger. In particular, if the merger is consummated, the public stockholders will no longer have an equity interest in Chaparral and will no longer have the opportunity to participate in future earnings growth, if any, of Chaparral.

In contrast to the public stockholders, if the merger is consummated, LUKOIL will have a 100% interest in our net book value and the opportunity to participate in our future growth and earnings, if any. In addition, because shares of our common stock will cease to be registered under the Exchange Act, we will have increased operating efficiencies resulting from the reduction in time that our executives and other employees must devote to compliance with SEC reporting requirements, and our operations may be consolidated with LUKOIL’s other businesses.

Plans for Chaparral

Following completion of the merger, LUKOIL may cause Chaparral to liquidate and distribute its assets elsewhere within LUKOIL’s corporate structure. However, LUKOIL and Chaparral will continue to evaluate our business and operations after the merger and may develop new plans and proposals that LUKOIL and Chaparral consider to be in the best interests of LUKOIL.

If the merger is not completed because the conditions to the merger are not satisfied or waived, we expect that our current management will continue to operate our business substantially as presently operated. However, LUKOIL has informed us that, if the merger is not completed, it may re-evaluate our role within LUKOIL’s overall corporate strategy.

Interests of Directors and Officers in the Merger

In considering the recommendation of the special committee to our board of directors and the recommendation of our board of directors, you should be aware that some of our directors and officers may have interests in the merger that may be different from, or in addition to, yours as a stockholder generally and may create potential conflicts of interests. These interests are described below and in the section of this proxy statement entitled “PRINCIPAL STOCKHOLDERS” and as set forth in Exhibit D to this proxy statement.

Our board of directors consists of five members, three of whom are officers or employees of LUKOIL or its affiliates: Dmitry Timoshenko, who is also Vice-President/General Counsel for LUKOIL; Oktay Movsumov, who is also Vice-President/Treasurer for LUKOIL; and Boris Zilbermints, who is also Regional Director of LUKOIL Overseas Service Limited’s branch in Kazakhstan. The other two members of our board of directors are independent directors who are not officers, directors or employees of LUKOIL or its affiliates, or employed by us. Before LUKOIL acquired Nelson and became our majority stockholder, our board of directors consisted of three Nelson appointees and two independent directors. Our board of directors appointed a special committee consisting of our two independent directors that was empowered to, among other things, evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our stockholders who are unaffiliated with LUKOIL and its affiliates. Our board of directors established the special committee before LUKOIL acquired Nelson and became our majority stockholder.

Mr. Berlin, one of our directors and a member of the special committee, is the non-employee secretary of Chaparral and has performed legal services we required from time to time at his usual and customary billing rate. In 2005, we paid Mr. Berlin $126,500 in legal fees for services provided to us in 2005, and we have paid Mr. Berlin $31,500 in legal fees for services provided to us between January 1, 2006 and March 31, 2006.

The special committee was aware of the differing interests described above and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our board of directors that the merger agreement be adopted and the merger be approved. In addition, each of the members of our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Compensation of Members of the Special Committee

Each member of the special committee will be compensated for serving as a member of the special committee. This compensation was authorized by our board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee. It is payable whether or not the merger is completed. Each of Messrs. Berlin and Dilling has received or will receive a one-time fee of $25,000 to cover work by the committee members through December 31, 2005 in addition to our normal compensation for board committee participation of (1) $700 for each special committee meeting attended by teleconference, (2) $1,000 for each special committee meeting attended in person, and (3) $2,000 per day while traveling on business related to the special committee, including committee meetings. In addition, each of Messrs. Berlin and Dilling has received or will receive a one-time fee of $85,000 to cover work by the committee members for the period from January 1, 2006 through March 31, 2006, a fee of $21,500 for the month of April, and a fee of $21,500 for the month of May 2006. The members of the special committee also will be reimbursed for their reasonable out-of-pocket expenses related to his services on the special committee. In addition, Chaparral agreed to indemnify and hold harmless each member of the special committee with respect to his service on, and any matter or transaction considered by, the special committee to the fullest extent authorized or permitted by law.

Merger Consideration to be Received by Directors and Executive Officers

Mr. Berlin, a member of our board of directors and the special committee, beneficially owns 167 shares of our common stock as of          , 2006, which is less than 1% of our outstanding shares of common stock. None of our other directors or executive officers own any shares of our common stock. Mr. Berlin will receive the same merger consideration of $5.80 per share as our other stockholders if the merger is consummated. The merger consideration that will be paid to Mr. Berlin is $968.60, less any applicable withholding taxes.

As of          , 2006, there are no outstanding options to purchase shares of our common stock beneficially owned by our directors or executive officers.

For further information regarding the beneficial ownership of our securities by our directors, executive officers and principal stockholders, see the section of this proxy statement entitled “PRINCIPAL STOCKHOLDERS.”

Employment and Other Agreements

In addition to the arrangements described above under the section above entitled “— Compensation of Members of the Special Committee,” all of our directors are eligible to receive standard compensation for acting as directors, including: (1) $700 in compensation to each director for each board or committee meeting attended via teleconference, (2) $1,000 in compensation to each director for each board or committee meeting attended in person, (3) $2,000 in compensation per day while traveling on Chaparral related business, including board meetings, and (4) $2,500 in quarterly compensation for serving on our board. Since January 1, 2006 Mr. Zilbermints has received a further amount of $8,000 per month, net of taxes, for acting as Chief Executive Officer. We pay Mr. Berlin a monthly retainer of $10,500 for various secretarial and legal services that he provides to us. The services of Mr. Talbot are provided via Commonwealth & British Services Limited, a subsidiary of LUKOIL, and are included in the management fee described under the section below entitled “— Certain Relationships and Related Transactions.”

Indemnification; Directors’ and Officers’ Insurance

We will, to the fullest extent permitted under applicable law and regardless of whether the merger becomes effective, indemnify and hold harmless each of our present and former directors and officers and their respective heirs and beneficiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim pertaining to (1) the transactions contemplated by the merger agreement or (2) otherwise with respect to any acts or omissions as an officer or director and occurring at or before the effective time of the merger, to the same extent as provided in our certificate of incorporation and by-laws or any applicable contract or agreement as in effect on March 13, 2006, the date of the merger agreement, in each case for a period of six years after the effective time of the merger (collectively, “claims”). In the event of any claims, we will compensate each member of our board of directors who spends time after May 30, 2006 defending any matter relating to the transactions contemplated by the merger agreement based on a rate of $300 per hour.

We will obtain directors’ and officers’ liability insurance covering directors and officers with terms that are comparable to the terms now applicable to directors and officers of LUKOIL, or if more favorable to our directors and officers, on a six year “trailing” basis.

LUKOIL has guaranteed the full payment and performance of our indemnification obligations.

Certain Relationships and Related Transactions

Baker Botts L.L.P. Representation of LUKOIL Subsidiaries

Baker Botts L.L.P. is an international law firm with approximately 700 lawyers in a worldwide network of offices, including offices in Houston, London and Moscow. The special committee retained Baker Botts of Houston and London to act as its legal advisors in October 2005. The special committee is aware that Baker Botts has in the past provided legal services to LUKOIL and its affiliates in matters unrelated to Chaparral primarily out of its Moscow office and might continue to do so in the future, and that the London and Moscow offices of Baker Botts currently represent affiliates of LUKOIL in several matters. The legal services of Baker Botts to affiliates of LUKOIL were and are being provided in connection with (1) the sale of tankers by LUKOIL Finance, (2) the preparation of construction documentation for LUKOIL Uzbekistan and (3) the preparation of tender documentation for a drilling contract for LUKOIL Uzbekistan. Baker Botts has received legal fees in the amount of $250,950.50 for legal services provided in connection with these matters between April 2005 and March 2006. The legal fees received by Baker Botts on LUKOIL matters between April 2005 and March 2006 constitute less than 0.1% of Baker Botts’s total revenues in that time frame. In addition, in February 2006, Ekaterina Akkush, the former Head of Legal Department for Project Support of LUKOIL Overseas Service Limited, joined the Moscow office of Baker Botts as a senior associate. The Baker Botts attorneys representing the special committee have not given advice to, discussed or otherwise had any interaction with LUKOIL or its affiliate in connection with these matters. Neither Ms. Akkush nor any other Baker Botts attorney giving advice to LUKOIL Finance, LUKOIL Uzbekistan or any other affiliate of LUKOIL has given advice to, discussed or otherwise had any interaction with the special committee in connection with the special committee’s negotiation, evaluation and recommendation of the merger and the merger agreement.

Transactions between Chaparral or its Subsidiaries and Nelson

We paid $137,436 to Nelson for the services of Simon K. Gill as our Chief Executive Officer for the period January to December 2005. We paid $115,500 to Nelson for the services of Mr. Gill for the period June to December 2004.

In April 2005, Nelson entered into a hedging agreement with BNP Paribas (Suisse) SA, for the benefit of our subsidiary ZAO Karakudukmunay, and this agreement was novated in favor of ZAO Karakudukmunay during September 2005. Under this agreement, ZAO Karakudukmunay had the option each month, from April 2005 to December 2005, to require BNP Paribas (Suisse) to pay it an amount per barrel of specified monthly amounts of crude oil equivalent to the excess of $33.00 per barrel over the monthly average for that month of dated Brent. The crude oil amounts specified were 75,000 barrels per calendar month during the second quarter of 2005, 160,000 barrels per calendar month during the third quarter of 2005 and 170,000 barrels per calendar month during the last quarter of 2005. Nelson paid BNP Paribas (Suisse) $267,300 as consideration, equivalent to $0.22 per barrel. This hedging arrangement was entered into to ensure that variable receipts from oil revenues were sufficient to meet obligations falling due under the BNP/KBC note facility. The cost of this hedge was recorded as an expense during 2005.

On March 24, 2005, ZAO Karakudukmunay signed a $40 million Structured Crude Oil Pre-export Credit Facility Agreement with BNP Paribas (Suisse) SA and others (the “BNP / KBC Credit Facility”). As a condition to the BNP/KBC Credit Facility, a performance and financial guarantee was issued by Nelson in support of all amounts owing by ZAO Karakudukmunay under the BNP/KBC Credit Facility. Under a separate agreement, in consideration for Nelson issuing the guarantee, ZAO Karakudukmunay will pay Nelson, annually in advance, a fee of 2.5% p.a. on the facility amount of $40 million for the first six months and on the daily principal amount of the loan outstanding during the term period. An amount of $1.0 million, which was paid in July for the estimated first year’s guarantee fee, has been accrued in June and is being amortized over twelve months.

In November 2004, we entered into an agreement with our majority stockholder, Nelson, which provided that in the event we, through Central Asian Petroleum (Guernsey) and/or Korporatsiya Mangistau Terra International Limited, received notice from KazMunayGaz JSC that KazMunayGaz JSC desired to sell its 40% equity interest in ZAO Karakudukmunay, then we would, if requested by Nelson, exercise our right of first refusal under the agreement to purchase such interest at the price and on the terms specified in such notice. In December 2004, under this agreement, we, through Central Asian Petroleum (Guernsey), exercised our right of first refusal to purchase from KazMunayGaz JSC the remaining 40% equity interest in ZAO Karakudukmunay. We entered into definitive sale and purchase agreements with both KazMunayGaz JSC and Nelson, which provided that upon completion of the acquisition by Central Asian Petroleum (Guernsey), ownership of the newly acquired 40% interest in ZAO Karakudukmunay would be transferred to Nelson. The transfer of the 40% interest from KazMunayGaz JSC to Central Asian Petroleum (Guernsey) occurred in December 2004, and the transfer from Central Asian Petroleum (Guernsey) to Nelson was completed in January 2005. The purchase price of $34.6 million paid by Central Asian Petroleum (Guernsey) to KazMunayGaz JSC was determined on an open tender, and the funds for this were made available to Central Asian Petroleum (Guernsey) by Nelson. In addition, Nelson paid us a fee of $1.0 million, recorded as part of other income in 2004, as well as all documentation and transaction costs relating to the acquisition.

In August 2004, we approved a two-year agreement with Nelson to provide corporate administrative services and financial advisory services to support our business activities. The service agreement is effective as of June 1, 2004 and can be terminated upon 30 days written notice by either party. In consideration for these services, Nelson or its successor will receive a fixed monthly fee of $20,000 for administrative services and $25,000 for financial advisory services. As part of the service agreement, Nelson or its successor is also required to provide personnel to cover our executive and managerial needs. The cost of executive and managerial personnel will be allocated on the basis of the cost of personnel involved and on the percentage of time actually spent by such personnel on matters related to Chaparral, as mutually agreed by the parties from time to time. In addition, Nelson or its successor will use its greater buying power to obtain more favorable rates for goods and services, including insurance coverage, for us. These expenditures will be passed to us at cost with a 10% mark-up. The total amount charged for the management fee, the executive and managerial cost, insurance coverage and the mark-up under the service agreement during the year ended December 31, 2005 was $677,000. This agreement was acquired by Caspian Investments Resources Limited upon its amalgamation with Nelson in December 2005.

On June 3, 2004, ZAO Karakudukmunay entered into a three year agency agreement with Nelson whereby Nelson became the duly authorized, exclusive agent for the purpose of marketing crude oil, and is empowered to represent the interests of ZAO Karakudukmunay in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the marketing of crude oil. The agency agreement was effective as of June 1, 2004 and can be terminated upon 90 days written notice by either party. As consideration for the services provided under the agency agreement, ZAO Karakudukmunay pays Nelson or its successor a fixed fee of $20,000 per month and a variable fee of US$0.05 per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is more than 10% of the total amount of production, or US$0.08 per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is less than 10% of the total amount of production. In 2005 a total of $548,000 was charged under the agency agreement. This agreement was acquired by Caspian Investments Resources Limited upon its merger with Nelson in December 2005.

In May 2004, Nelson became our majority shareholder when it purchased 22,925,701 shares from Central Asian Industrial Holdings, N.V. (“CAIH”). In December 2004, KazMunayGaz JSC, the state-owned national petroleum and transportation company of the Republic of Kazakhstan, which owned a 40% interest in ZAO Karakudukmunay, sold its entire interest in ZAO Karakudukmunay to Nelson. From May 2004 until December 2005 when Nelson amalgamated with a subsidiary of LUKOIL and ceased to exist, Nelson owned approximately 60% of our outstanding common stock. See “— Transactions between Nelson and LUKOIL” below.

In May 2002, we received a total investment of $12 million from CAIH, including $8 million in exchange for 22,925,701 shares, or 60%, of our outstanding common stock, and $4 million in exchange for a three-year note bearing interest at 12% per annum. Along with the note, CAIH received a warrant to purchase 3,076,923 shares of our common stock at $1.30 per share. Additionally, Kazkommertsbank, an affiliate of CAIH, provided ZAO Karakudukmunay with a credit facility totaling $33 million. The principal balance of the note was due on May 10, 2005 and accrued interest was payable quarterly. In May 2004, the CAIH shares, the note and the warrant were purchased by Nelson. On March 24, 2005, Chaparral and Central Asian Petroleum (Guernsey) signed a Promissory Note Amendment Agreement with Nelson. This provided for a prepayment of $1 million of the $4 million due to be repaid to Nelson on May 10, 2005 under the existing $4 million loan note and the replacement of the existing loan note with a new loan note for $3 million on substantially similar terms, but with an increase in the interest rate from 12% to 14% from May 10, 2005 and an extension of the maturity date of one year to May 10, 2006. On March 31, 2005, the $1 million prepayment was made, the existing loan note was cancelled and the new loan note was signed. During the year ended December 31, 2005, we paid $430,000 in interest on this note. In addition, there was a charge for amortization of a discount on the previous loan of $222,000. The benefit of the note and the warrant passed to Caspian upon its amalgamation with Nelson in December 2005. Full details of the note are included in Note 12 to the Consolidated Financial Statements, and full details of the warrant are included in Note 13 to the Consolidated

Financial Statements, included within our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference and attached as Exhibit E to this proxy statement.

Transactions between Nelson and LUKOIL

On November 1, 2005, Caspian Investment Resources Ltd. and LUKOIL Overseas Service Ltd. entered into a services agreement for legal, geological and financial consulting services. Under the agreement Caspian provides management and other services in exchange for a fee not to exceed $2.5 million per quarter. On November 20, 2005, Caspian and LUKOIL Overseas Investholding Ltd. entered into a loan agreement under which LUKOIL loaned $100 million to Caspian. Outstanding principal and interest for such loan, which matures December 31, 2008, totaled $121,300,000 as of June 1, 2006. On March 31, 2005, we entered into a loan agreement with NRL Acquisition Corp. for $3 million. The loan was paid in full on May 10, 2006. On February 16, 2006 Nelson Petroleum Buzachi B.V. and LUKOIL Overseas Netherlands B.V. entered into a loan agreement under which LUKOIL Overseas Netherlands B.V. loaned Nelson Petroleum Buzachi B.V. $54,320,500. Repayment in full is due June 28, 2009.

Provisions for Unaffiliated Stockholders

In connection with the execution of the merger agreement, we did not make any provisions to either grant unaffiliated stockholders access to our corporate files or the corporate files of any other party to the merger agreement or to obtain counsel or appraisal services for our unaffiliated stockholders at our expense or the expense of any other party to the merger agreement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Some of the statements in this proxy statement constitute “forward-looking statements.” These forward-looking statements are based on current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning our possible or assumed future results of operations, future events or future financial performance. In some cases, you can identify forward-looking statement by terminology such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” “will,” “predicts,” “potential,” “likely,” or “continue,” or by the negative of such terms or comparable terminology.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In evaluating forward-looking statements you should consider various factors, including the risks discussed under “Risks of Oil and Gas Activities” and “Risks of Foreign Operations” in the copy of our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, furnished to you with this proxy statement. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and you are encouraged to exercise caution in considering such forward-looking statements. Unless otherwise required by law, we are not under any duty to update any of the forward-looking statements after the date of this proxy statement to conform these statements to actual results.

CHAPARRAL RESOURCES, INC. SELECTED HISTORICAL FINANCIAL DATA

Our selected historical financial data presented below as of and for the five fiscal years ended December 31, 2005 are derived from the audited consolidated financial statements of Chaparral and its subsidiaries. Our selected historical financial data presented below as of and for the three months ended March 31, 2006 are derived from the unaudited consolidated financial statements of Chaparral and its subsidiaries. The following selected historical financial data should be read in conjunction with our most recent Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference in and attached as Exhibit E to, this proxy statement, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as amended, which is incorporated by reference in and attached as Exhibit F to, this proxy statement.

	As of or for the Year Ended December 31,
	As of and
	for the
	Three Months
	Ended
	March 31,
	2006	2005	2004	2003	2002(1)	2001
	$000 (except where stated)

Oil and gas sales	$53,450	$150,584	$78,451	$57,615	$45,133	$—
Total revenues	53,450	150,584	78,451	57,615	45,133	—
Equity in income from investment	—	—	—	—	—	4,616
Net income/(loss)	9,858	30,817	8,522	2,061	4,117	(16,215)
Net income/(loss) per common share ($)	0.26	0.81	0.22	0.05	0.14	(1.16)
Working capital surplus/(deficit)	23,760	11,358	(23,474)	(12,487)	(2,366)	(39,357)
Total assets	172,847	168,792	123,703	98,668	87,308	69,037
Long-term obligations and redeemable preferred stock	48,929	43,578	28,888	30,470	29,542	3,900
Stockholders’ equity	95,367	85,509	54,692	46,170	44,109	25,361
Other Data(2)
Present value of proved reserves(3)		555,002	204,585	167,182	128,739	40,344
Minority interest present value of proved reserves		222,001	81,834	66,873	51,496	—
Proved oil reserves (bbls)		45,331	40,594	25,616	21,855	14,961
Minority interest of proved oil reserves (bbls)		18,132	16,238	10,246	8,742	—
Proved gas reserves (mcf)	—	—	—	—	—	—

(1)	In 2002, we obtained a controlling interest in ZAO Karakudukmunay. Consequently, our financial statements have been consolidated with ZAO Karakudukmunay on a retroactive basis to January 1, 2002. We accounted for our 50% investment in ZAO Karakudukmunay using the equity method of accounting, which is reflected in our selected financial data for periods before 2002.

(2)	No independent reserves study has been conducted as of March 31, 2006.

(3)	Present value of proved reserves for the years before 2002 represent our 50% equity interest in ZAO Karakudukmunay. Present value of proved reserves for the years 2002 and after are presented at 100%. Discount rate applied was 10%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown.

	Three Months	Year Ended
	Ended March 31,	December 31,
	2006	2005	2004

Ratio of earnings to fixed charges(a)	33.1	17.3	4.8

(a)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings are defined as income before income taxes plus fixed charges excluding capitalized interest and minority interest. Fixed charges consist of interest expense.

MARKET AND MARKET PRICE

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “CHAR.ob”. The table below sets forth the range of high and low sales prices for the period from January 1, 2004 to          , 2006:

	Common Stock Price
	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter	$2.25	$1.00
Second Quarter	1.50	1.06
Third Quarter	1.45	1.05
Fourth Quarter	1.80	1.21

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	2.55	1.47
Second Quarter	2.99	1.78
Third Quarter	7.43	2.64
Fourth Quarter	5.84	3.15

FISCAL YEAR ENDING DECEMBER 31, 2006
First Quarter	6.48	4.55
April 1, 2006 – , 2006

The last trade price for shares of our common stock on March 10, 2006, the last trading day before we announced the merger agreement, was $5.30 per share. The average daily last trade price per share of our common stock was $5.19 during the one week preceding the initial announcement regarding the executed merger agreement. On March 10, 2006, the last full trading day before the public announcement of the signing of the merger agreement, the high sales price of our common stock was $5.35 per share and the low sales price of our common stock was $5.05 per share. On          , 2006, the last practicable trading day for which information was available before the date of the first mailing of this proxy statement, the closing price per share of our common stock was $     . We urge you to obtain a current market quotation for our common stock before making any decision with respect to the merger.

Number of Stockholders

As of          , 2006, there were           issued and outstanding shares of our common stock and approximately           beneficial owners of our common stock. As of          , 2006, there were no outstanding options to acquire shares of our common stock. NRL Acquisition has an outstanding warrant to purchase 3,076,923 shares at an exercise price of $1.30 per share, which will be cancelled at closing.

Dividends

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance our future development and growth. We may reconsider this policy from time to time in light of conditions then existing, including our earnings performance, financial condition and capital requirements.

PARTIES TO THE MERGER

Chaparral Resources, Inc.

We are an independent oil and gas development and production company. Through intermediate holding companies, Central Asian Petroleum (Guernsey), Ltd., Korporatsiya Mangistau Terra International Limited, and Central Asian Petroleum, Inc., we own a 60% interest in ZAO Karakudukmunay, a Kazakhstani joint stock company that holds a governmental license to develop the Karakuduk Oil Field, a 16,900-acre oil field in the Republic of Kazakhstan. Currently, the Karakuduk Oil Field is our only oil field. We have no other significant subsidiaries. Since December 2005, LUKOIL has indirectly owned 60% of our outstanding common stock. LUKOIL also indirectly owns a 40% interest in the Karakuduk Oil Field.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CHAR.ob” Our corporate headquarters are located at 2 Gannett Drive, Suite 418, White Plains, New York 10604, and our telephone number is (866) 559-3822.

A more detailed description of our business is contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference in, and is attached to, Exhibit E to this proxy statement. See also “WHERE YOU CAN FIND MORE INFORMATION.” Information about our directors and executive officers is set forth in Exhibit D to this proxy statement. Our principal place of business is:

CHAPARRAL RESOURCES, INC.
2 Gannett Drive, Suite 418
White Plains, New York 10604
(866) 559-3822

We are soliciting your proxy in connection with the proposed merger involving Chaparral and LUKOIL.

LUKOIL Overseas Holding Ltd.

LUKOIL is a subsidiary of Open Joint Stock Company “Oil Company “LUKOIL,” a Russian energy company whose shares are traded on the London Stock Exchange, and is responsible for managing its parent’s international oil and gas projects. Since December 2005, LUKOIL has owned indirectly 60% of the outstanding shares of our common stock. Information about the directors and executive officers of LUKOIL is set forth in Exhibit D to this proxy statement. LUKOIL’s principal place of business is:

LUKOIL OVERSEAS HOLDING LTD.
1 Bolshaya Ordynka
115035 Moscow Russia
+7 (495) 933-17-00

NRL Acquisition Corp.

NRL Acquisition is a Delaware corporation wholly owned indirectly by LUKOIL. NRL Acquisition’s sole activity is the ownership of shares of our common stock. NRL Acquisition owns 60% of our outstanding common stock. Information about the directors and executive officers of NRL Acquisition is set forth in Exhibit D to this proxy statement. NRL Acquisition’s principal place of business is:

NRL ACQUISITION CORP.
1 Bolshaya Ordynka
115035 Moscow Russia
+7 (495) 933-17-00

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held at           London, England on          , 2006, beginning at 10:00 a.m. local time, and at any adjournments or postponements thereof. This proxy statement is accompanied by a form of proxy for use at the special meeting.

Matters to be Considered at the Special Meeting

At the special meeting, our stockholders will be asked to:

•	consider and vote upon a proposal to adopt the merger agreement and approve the merger; and

•	transact such other matters as may properly come before the special meeting and/or any adjournment or postponement of the special meeting and any matters incidental thereto.

We do not expect a vote to be taken at the special meeting on any matter other than the proposal to adopt the merger agreement and approve the merger. However, if any other matters are properly presented at the special meeting for consideration, including the adjournment or postponement of the meeting, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Vote Required

The affirmative vote of a majority of the voting power of our outstanding common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. For this vote, abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

The proposed transaction does not require the approval of a majority of our unaffiliated stockholders. LUKOIL controls 60% of our outstanding common stock and has committed to vote its shares in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by LUKOIL is sufficient under Delaware law to adopt the merger agreement and approve the merger. As of          , 2006, other than Mr. Berlin, none of our directors or executive officers own any shares of our common stock. Mr. Berlin beneficially owns 167 shares of our common stock, which represent less than 1% of the voting power of our common stock. We anticipate that Mr. Berlin will vote in favor of the merger.

It is very important to us and the special committee that your shares be represented at the special meeting, whether or not you plan to attend personally. Please read the attached proxy statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Please sign, date and return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the special meeting.

Record Date and Voting Rights

Our board of directors has fixed the close of business on          , 2006 as the record date for determination of the holders of our shares entitled to notice of and to vote at the special meeting. As of          , 2006, there were           shares outstanding. Each holder of record of our common stock on the record date will be entitled to one vote for each share held. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting.

All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

With the exception of broker non-votes, the treatment of which is discussed above, each share of our common stock represented by a proxy properly executed we receive in time to be voted at the special meeting that is not revoked before the special meeting will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted “FOR” the proposal to adopt the merger agreement and approve the merger. All proxies “FOR” the merger agreement and the merger, including proxies on which no instructions are indicated, other than broker non-votes, may, at the discretion of the proxy holder, be voted “FOR” a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against the adoption of the merger agreement and approval of the merger, or which specifically abstains from voting, will not be voted in favor of any such adjournment or postponement.

Quorum

The presence, in person or by proxy, of the holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. The shares of our common stock controlled by LUKOIL constituted 60% of the total number of shares outstanding on the record date. The presence in person or by proxy of the shares controlled by LUKOIL is sufficient under Delaware law to constitute a quorum for the transaction of business at the special meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by (1) filing with the Secretary of Chaparral at our executive offices located at 2 Gannett Drive, Suite 418, White Plains, New York 10604, a written notice of revocation or a duly executed proxy bearing a later date, or (2) attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Proxy Solicitation

We have retained Georgeson Shareholder Communications to assist in the solicitation of proxies. Such solicitation will be conducted by telephone and by using the Internet. However, registered shareholders will not be permitted to submit proxies via the Internet. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others for forwarding to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees. Under our agreement with Georgeson, Georgeson will assist in the solicitation of proxies by telephone and over the Internet in exchange for a proxy solicitation retainer of $40,000, a success fee of $25,000 in the event the merger is approved by a majority of unaffiliated shareholders, an additional success fee of $25,000 in the event the merger is approved by 75% of unaffiliated shareholders and a per phone call fee of $6.00. No additional compensation will be paid to directors, officers or other regular employees for their services in connection with the special meeting.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

Exchanging Stock Certificates

Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the $5.80 per share cash payment, without interest and less any applicable withholding taxes, will be sent to you.

Appraisal Rights

Stockholders who do not vote in favor of adoption of the merger agreement and approval of the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their shares of our common stock as set forth in Section 262 of the Delaware General Corporation Law. See “THE MERGER — Appraisal Rights.”

THE MERGER

The following information described the material aspects of the merger. This description is qualified in its entirety by reference to the annexes to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Exhibit A. You are encouraged to read Exhibit A in its entirety. See also the section of this proxy statement entitled “THE MERGER AGREEMENT.”

Effective Time of the Merger

If all of the conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as otherwise agreed by us and LUKOIL and provided in the certificate of merger. This time is referred to as the “effective time” of the merger. If all of the conditions to the merger are satisfied or, to the extent permitted, waived, we expect to complete the merger as soon as practicable after adoption and approval of the merger agreement by our stockholders at the special meeting.

Executive Officers and Directors of the Surviving Corporation

Under the terms of the merger agreement, the executive officers and directors of NRL Acquisition immediately before the effective time will become our management as the surviving corporation.

Payment of Merger Consideration and Surrender of Stock Certificates

Before the effective time of the merger, LUKOIL will designate a bank or trust company reasonably satisfactory to us to act as paying agent for the purpose of making cash payments provided by the merger agreement. Immediately before the effective time, LUKOIL will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the merger consideration to our stockholders (other than LUKOIL and its affiliates). The paying agent will deliver to you your merger consideration according to the procedure summarized below.

Promptly after the effective time of the merger, we will mail or cause to be mailed to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the merger consideration. Upon surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you your merger consideration and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.

If your stock certificates have been lost, stolen or destroyed, you may be required to deliver to the paying agent an affidavit of such loss, theft or destruction and, if required by the surviving corporation, (1) an indemnity bond in a reasonable amount that the surviving corporation deems reasonably necessary as indemnity or (2) enter into an indemnity agreement reasonably satisfactory to the surviving corporation to indemnify the surviving corporation, in order to receive your merger consideration.

If the merger consideration, or a portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to our satisfaction that the taxes have been paid or are not required to be paid.

Please do not forward stock certificates to us or the paying agent until you have received the letter of transmittal.

At the effective time of the merger:

•	our stock ledger with respect to shares of our common stock that were outstanding before the merger will be closed and no further registration of transfers of these shares will be made; and

•	all stock certificates presented to us for transfer will be cancelled, other than shares held by stockholders seeking appraisal rights.

From and after the effective time of the merger, holders of stock certificates representing shares of our common stock will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender of those shares in accordance with the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the stock certificates.

After one year following the effective time of the merger, LUKOIL will cause the paying agent to deliver to us all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your stock certificates to the surviving corporation of the merger and receive the merger consideration, without interest, less any applicable withholding taxes. Chaparral, LUKOIL, NRL Acquisition and the paying agent will not be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Risks that the Merger will not be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that we experience a business interruption, incident, occurrence or event that has a material adverse effect on us that would permit LUKOIL to terminate the merger agreement and abandon the merger;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct at the closing date;

•	that we will not secure required third-party consents to the merger; and

•	that the holders of more than 10% of the outstanding shares of our common stock that are not owned or controlled by LUKOIL or its affiliates exercise their appraisal rights;

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

We expect that, if our stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, our current management, under the direction of our board of directors, will continue to manage us as an ongoing business.

Risks in the Event of Bankruptcy

If we are insolvent at the effective time of the merger or become insolvent as a result of the merger, the transfer of funds representing the $5.80 per share price payable to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law, and therefore may be subject to claims of our creditors. If such a claim is asserted by our creditors after the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to our trustee in bankruptcy all or a portion of the $5.80 per share in cash they received upon the completion of the merger.

Based upon our projected capitalization at the time of the merger and projected results of operations and cash flow after the merger, our management has no reason to believe that we and our subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

Merger Financing; Sources of Funds

LUKOIL estimates that the amount of funds necessary to fund the payment of the merger consideration is approximately $91.5 million. LUKOIL intends to obtain the funds required to pay the merger consideration from cash flow from operations.

Material United States Federal Income Tax Consequences

The following discussion is a summary of the material United States federal income tax consequences of the merger to stockholders whose shares are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands shares of our common stock are capital assets, and may not apply to shares of our common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are not citizens or residents of the United States.

The United States federal income tax consequences set forth below are based upon present law. Because individual circumstances may differ, each stockholder is urged to consult his or her own tax advisor to determine the applicability of the rules discussed below to him or her and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for United States federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long term gain or loss if, on the effective date of the merger, the shares of our common stock were held for more than one year. There are limitations on the deductibility of capital losses.

Payments in connection with the merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder’s social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons may be exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.

Stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the qualifications for exemption from withholding and procedures for obtaining such exemption.

Litigation Relating to the Merger

The day following the issuance of the press release announcing the execution of the merger agreement, the first of three purported class action suits was filed in the Court of Chancery of the State of Delaware. Shortly thereafter, a purported class action suit was filed in the Supreme Court of the State of New York against Chaparral, members of our board of directors, and LUKOIL. The complaints generally allege that our directors, Chaparral and LUKOIL breached their fiduciary duties to our stockholders in connection with the merger, and that the merger consideration offered by LUKOIL is inadequate. These suits generally seek to enjoin the merger or, in the alternative, recover damages in an unspecified amount and rescission in the event of a merger.

The Delaware cases were consolidated on March 31, 2006. The Delaware plaintiffs filed a consolidated amended complaint on July 3, 2006, which in addition to the previous allegations, asserts that the revised preliminary proxy statement filed on June 19, 2006 either did not disclose or falsely characterized numerous matters relating to the Special Committee process, its negotiations efforts, and the merger agreement. Plaintiffs’ consolidated amended complaint is attached to this proxy statement as Exhibit I and is incorporated herein by reference. While the special committee denies the allegations contained in the consolidated amended complaint and believes them to be baseless, all shareholders are encouraged to read the complaint in its entirety to apprise themselves of the complaints made by the plaintiffs, which they purport to bring on behalf of themselves and our other minority stockholders.

The parties to the Delaware cases have agreed upon an expedited scheduling order. Defendants filed answers to the amended complaint on July 26, 2006. Defendants have further agreed to keep plaintiffs apprised of the expected date of mailing of the definitive proxy statement and to give plaintiffs notice at least 14 calendar days before the mailing of the definitive proxy statement, to supply plaintiffs with the text of the definitive proxy statement at the soonest practicable date, and not to schedule the vote on the merger transaction less than 30 calendar days after the mailing of the definitive proxy statement. Parties to the New York case have agreed that defendants have until August 31, 2006 to respond to that suit.

Anticipated Accounting Treatment of the Merger

The merger is essentially the combination of two companies under common control. Under generally accepted accounting principles, the combination of entities under common control is accounted for like a pooling of interests; accordingly there will be no change in the accounting basis of the assets and liabilities.

Regulatory Matters

We do not believe that any governmental filings are required in connection with the merger other than (1) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (2) filings with the Securities and Exchange Commission and (3) filings with the appropriate authorities in the Republic of Kazakhstan. We do not believe that we or LUKOIL are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses.

In the event that the merger agreement is terminated by LUKOIL or Chaparral because the special committee accepts a superior proposal, we will pay LUKOIL a termination fee of $2,500,000 plus the amount of LUKOIL’s and NRL Acquisition’s actual and reasonable expenses incurred in connection with the merger agreement. However, the aggregate amount of the termination fee plus expenses payable to LUKOIL may not be more than $3,000,000.

Fees and expenses of the merger are estimated to be as follows:

Description	Amount*

Filing fees (SEC)	9,485
Legal and financial advisors’ fees and expenses
Special committee fees and expenses
Accounting fees and expenses
Proxy solicitation fees
Printing and mailing costs
Miscellaneous
Total

*	The estimated amount of fees and expenses in connection with the merger will be provided in the definitive proxy statement.

These fees and expenses will not reduce the merger consideration to be received by our stockholders.

Appraisal Rights

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights, and must deliver a written demand for appraisal of their shares to us before the vote with respect to the merger is taken at the special meeting. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Exhibit B to this proxy statement.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Exhibit B to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares of our common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of our common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to Chaparral Resources, Inc., 2 Gannett Drive, Suite 418, White Plains, New York 10604, Attn.: Alan D. Berlin, Secretary, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record.

The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the merger, we must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger or consent to the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either we or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. We have no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of our common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of our common stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon us or upon the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

On March 13, 2006, Chaparral, LUKOIL and NRL Acquisition entered into an Agreement and Plan of Merger, or the merger agreement. The following is a summary of certain terms of the merger agreement and the merger and is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Exhibit A. We urge you to read the entire text of the merger agreement as it is the legal document that governs the merger.

Effective Time of Merger

The merger will be consummated and become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as otherwise agreed by us and LUKOIL and provided in the certificate of merger. This time is referred to as the effective time. If all of the conditions to the merger are satisfied or, to the extent permitted, waived, we expect to complete the merger as practicable after adoption and approval of the merger agreement by our stockholders at the special meeting.

The Merger

At the effective time, NRL Acquisition will merger with and into Chaparral, with Chaparral surviving as an indirect wholly owned subsidiary of LUKOIL, and the separate legal existence of NRL Acquisition will cease. We sometimes refer to Chaparral following the completion of the merger as the surviving corporation.

At the effective time, the amended and restated certificate of incorporation of the surviving corporation will be amended in accordance with the form agreed to among the parties to the merger agreement and the by-laws of Chaparral as in effect immediately before the effective time will be amended in accordance with the form agreed to among the parties to the merger agreement.

At the effective time, the directors of NRL Acquisition immediately before the effective time will become the directors of Chaparral as the surviving corporation and the officers of NRL Acquisition immediately before the effective will become officers of Chaparral as the surviving corporation.

Merger Consideration

The merger agreement provides that each share of common stock outstanding immediately before the merger (other than shares held by LUKOIL or its affiliate and shares as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $5.80 per share in cash, without interest and less any applicable withholding taxes.

The merger agreement provides that each share of common stock shares held by LUKOIL and NRL Acquisition will be converted into the right of Caspian Investments Resources Ltd., a company wholly owned indirectly by LUKOIL, to receive .00004361916 share of common stock of the surviving corporation.

NRL Acquisition has an outstanding warrant to purchase 3,076,923 shares at an exercise price of $1.30 per share, which will be cancelled at the closing of the merger.

Shares held by Chaparral in treasury will be canceled without any payment thereon.

Payment of Merger Consideration and Surrender of Stock Certificates

Before the effective time of the merger, LUKOIL will designate a bank or trust company reasonably satisfactory to us to act as paying agent for the purpose of making cash payments provided by the merger agreement. Immediately before the effective time, LUKOIL will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the merger consideration to our stockholders (other than LUKOIL and its affiliates). The paying agent will deliver to you your merger consideration according to the procedures summarized above under “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates.”

Please do not forward stock certificates to us or the paying agent at this time. The procedures for surrendering your stock certificates after the effective time is summarized above under “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates.”

At the completion of the merger, our stock transfer books will be closed and there will be no further registration of transfers of our shares. If certificates of shares are presented after the completion of the merger, they will be cancelled and exchanged for the right to receive merger consideration.

Treatment of Stock Options

As of          , 2006, there were no outstanding options to purchase shares of our common stock.

Representations and Warranties

In the merger agreement, we make various customary representations and warranties, subject to our disclosure schedules, documents filed with the Securities and Exchange Commission and certain materiality thresholds, relating to, among other things:

•	our due organization, valid existence, good standing and necessary corporate power and the authority of us and our subsidiaries to carry on our business;

•	our restated certificate of incorporation, as amended, and amended and restated bylaws and the equivalent document for each of our subsidiaries;

•	our capitalization;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and our restated certificate of incorporation, as amended, and amended and restated bylaws, and the charter or bylaws of any of our subsidiaries, and any applicable laws;

•	the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the merger agreement, required for Chaparral to complete the merger;

•	the absence of material liabilities or obligations, except as disclosed in our reports filed with the Securities and Exchange Commission and certain liabilities or obligations specified in the merger agreement;

•	the adequacy and accuracy of filings we made with the Securities and Exchange Commission;

•	the accuracy of information we provided to McDaniel & Associates Consultants Ltd. for periods before December 2, 2005 in connection with that firm’s preparation of estimates of our proved oil and gas reserves;

•	the accuracy of information concerning us in this proxy statement;

•	the absence of any action, claim, suit, investigation or proceeding actually pending or threatened against us or our subsidiaries that if adversely determined, would, individually or in the aggregate, be reasonably expected to have a material adverse effect on our business or operations, except for those disclosed in our reports filed with the Securities and Exchange Commission;

•	brokers’, finders’ and investment bankers’ fees;

•	approval of the merger agreement by a majority of the holders of our outstanding shares of common stock as being the only vote of the holders of any class or series of our capital stock necessary under our restated certificate of incorporation, as amended, and Delaware law, to approve the merger agreement.

The merger agreement contains various customary representations and warranties of LUKOIL and NRL Acquisition (which will not survive completion of the merger), subject to certain materiality thresholds, relating to, among other things:

•	the due organization, valid existence, good standing and necessary corporate power and authority of LUKOIL and NRL Acquisition to carry on their business;

•	the capitalization of LUKOIL and NRL Acquisition;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and LUKOIL’s memorandum and articles of association or NRL Acquisition’s certificate of incorporation or bylaws, and any applicable laws;

•	the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for LUKOIL or NRL Acquisition to complete the merger;

•	the absence of any conflicts between the merger agreement and LUKOIL’s memorandum and articles of association or NRL Acquisition’s certificate of incorporation or bylaws, any applicable law or other contracts or documents;

•	the accuracy of information concerning information provided by LUKOIL or NRL Acquisition in connection with this proxy statement;

•	brokers’, finders’ and investment bankers’ fees; and

•	financing in connection with the merger.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of specified conditions to the obligations of Chaparral, LUKOIL and NRL Acquisition to complete the merger.

Conduct of Business Pending the Merger

We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement, we have agreed that, before the effective time, we will operate our business only in the ordinary course consistent with past practice and will not issue shares of stock or other equity interests. In the merger agreement, LUKOIL agreed not to take any action, or cause any officer, employee or agent of Chaparral or member of our board of directors to take any action that would (1) cause any of our representations or warranties to be materially untrue (except where such untrue representation would not have a material adverse consequence on us) or (2) cause us to issue any shares of capital stock or securities convertible or exchangeable for shares of our capital stock, unless the special committee agrees to such action in writing.

No Solicitation

We have agreed that we will not, and we will cause our subsidiaries not to, authorize or permit our respective officers, directors, representatives or agents to, directly or indirectly, encourage, solicit, initiate or knowingly encourage any inquiries or proposals, or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, or agree to approve or recommend any (1) tender offer or exchange offer by a third party for more than 50% of our common stock; (2) merger or other business combination with respect to us in which the third party acquires 50% or more of our outstanding common stock; (3) other transaction pursuant to which a third party acquires control of 50% or more of the fair market value of our assets, (4) public announcement by a third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (5) self tender offer, or (6) going private transaction other than the transaction contemplated by the merger agreement. Each of the foregoing types of transactions is referred to as an “acquisition proposal.”

However, if the special committee or our board of directors receives an unsolicited proposal for or request to discuss any competing transaction from a person that was not solicited by us after the date of the merger agreement, the special committee on behalf of us may supply non-public information to that person as, and to the extent that, the special committee believes that to do so could reasonably lead to a superior proposal. Supplying non-public information under these circumstances must be subject to a customary confidentiality agreement. A superior proposal is defined as an acquisition proposal that (1) is not subject to any financing contingencies or is, in the good faith judgment of the special committee after consultation with its financial advisor, reasonably capable of being financed and (2) the special committee determines in good faith, based upon matters it deems relevant, would, if completed, result in a transaction more favorable to our stockholders, other than LUKOIL and its affiliates, from a financial point of view than the merger.

We have agreed to notify LUKOIL promptly of any such proposals or inquiries, and thereafter to keep LUKOIL informed as to the status of any such proposals or inquiries. At least four days before either accepting any superior proposal or any change by our board of directors or the special committee in their respective recommendations of the merger (if following the receipt of any acquisition proposal), we are required to notify LUKOIL of the acquisition proposal and its material terms. During this four day period, the special committee is required to negotiate in good faith with LUKOIL to determine whether LUKOIL can or is willing to make a proposal that is superior to the superior proposal.

In the event a third party proposes to our board of directors or the special committee that it has an interest in acquiring more than 10% less than 50% of our outstanding shares of common stock pursuant to a tender offer or exchange offer or otherwise, the special committee has agreed to notify LUKOIL, orally and in writing, of the existence of such interest and the material terms and conditions of the proposal. The special committee may thereafter engage in discussions concerning the proposal, provided the special committee does not provide any confidential information regarding us to the third party. The special committee has also agreed that it will, to the extent reasonably practicable, inform LUKOIL of the status of the discussions with the third party.

The special committee or our board of directors may each withdraw or modify its recommendation of the merger agreement or the merger if our board of directors determines in good faith after consultation with its financial advisor that the merger is no longer in the best interests of our stockholders and that the withdrawal or modification of its recommendation of the merger agreement and the merger is advisable in order to satisfy our board of directors fiduciary duties.

Access to Information

We have agreed that neither our board of directors nor the special committee will cause us or any of our subsidiaries to not afford to the officers, employees, counsel, accountants, financial advisors, and other representatives of LUKOIL or NRL Acquisition or the financing sources of LUKOIL or NRL Acquisition, reasonable access, during normal business hours, to our or any of our subsidiaries’ properties, books, contracts, commitments and records. We further agreed that neither our board of directors nor the special committee will cause us or any of our subsidiaries to not (1) furnish promptly to LUKOIL or NRL Acquisition all information concerning our business, properties and personnel as LUKOIL or NRL Acquisition may reasonably request or (2) make available to LUKOIL and NRL Acquisition the appropriate individuals for discussion of our business properties and personnel as either LUKOIL or NRL Acquisition may reasonably request and upon reasonable notice.

Conditions to the Merger

Conditions to Each Party’s Obligation

The obligations of Chaparral, LUKOIL and NRL Acquisition to complete the merger are subject to the satisfaction or waiver on or before the effective time of the following conditions:

•	the absence of any law, order or injunction that prohibits the completion of the merger; and

•	the merger and the merger agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of our common stock that are not owned or controlled by LUKOIL or its affiliates.

Conditions to LUKOIL and NRL Acquisition’s Obligation

The obligations of each of LUKOIL and NRL Acquisition to complete the merger are subject to the satisfaction, or waiver by LUKOIL and NRL Acquisition, on or before the effective time, of the following conditions:

•	the representations and warranties we made in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the effective date, and LUKOIL must have received a certificate signed by an executive officer of Chaparral to such effect;

•	we must have performed in all material respects all obligations under the merger agreement required to be performed at or before the effective time, and LUKOIL must have received a certificate signed by an executive officer of Chaparral to such effect;

•	holders of no more than 10% of the outstanding shares of our common stock, other than shares owned by LUKOIL or its affiliates, shall have exercised their right to appraisal under the Delaware General Corporation Law;

•	there must not have been any change, occurrence or situation, individually or in the aggregate, that is not the result of actions within the control or influence of LUKOIL and that has had or is reasonably likely to have a material adverse effect on us; and

•	we must have obtained all consents and approvals from third parties with respect to the transactions contemplated by the merger agreement.

Conditions to our Obligation

Our obligation to effect the merger is subject to the satisfaction, or waiver by us, on or before the effective time, of the following conditions:

•	the representations and warranties of each of LUKOIL and NRL Acquisition must be true and correct in all material respects as of the effective time, and we must have received a certificate signed by an executive officer of LUKOIL to such effect; and

•	each of LUKOIL and NRL Acquisition must have performed in all material respects all obligations under the merger agreement required to be performed at or before the effective time, and we must have received a certificate signed by an executive officer of LUKOIL to such effect.

Termination of the Merger Agreement

The parties may agree to terminate the merger agreement at any time before the merger by written consent of the board of directors of each of LUKOIL, NRL Acquisition and Chaparral, and the merger agreement may be terminated by the parties if the regulatory approvals necessary for the consummation of the merger are not obtainable. In addition, the merger agreement may be terminated for a number of reasons, including:

•	by either LUKOIL or us if the merger is not completed on or before September 30, 2006;

•	by LUKOIL or us (exercised by the special committee) if our board of directors or the special committee fails to recommend, withdraws or modifies its recommendation in a manner adverse to LUKOIL or NRL Acquisition or publicly takes a position materially inconsistent with its approval or recommendation of the merger, in either case, in light of a superior proposal, or our board of directors or the special committee approves, endorses or recommends another superior proposal;

•	by the non-breaching party if the other party breaches any of its representations, warranties or covenants in the merger agreement;

•	by either LUKOIL or us in the event of a claim, action, suit or investigation is threatened or instituted that could reasonably be expected to prevent or rescind the merger or have a material adverse effect on us or LUKOIL; or

•	by us if we receive an acquisition proposal that the special committee concludes, based on the advice of a nationally recognized investment banking firm, is a superior proposal and the special committee determines in good faith, in consultation with outside counsel, that it is advisable to accept the new acquisition proposal to comply with its fiduciary duties.

Generally, if the merger agreement is terminated, other than with respect to the termination fee, there will be no liability on the part of Chaparral, LUKOIL or NRL Acquisition or any of their affiliates, directors, officers, employers or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement.

Termination Fee and Expense Reimbursement

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. In the event that the merger agreement is terminated by LUKOIL or us because the special committee accepts a superior proposal, we will pay LUKOIL a termination fee of $2,500,000 plus the amount of LUKOIL’s and NRL Acquisition’s actual and reasonable expenses incurred in connection with the merger agreement. However, the aggregate amount of the termination fee plus expenses may not be more than $3,000,000.

Amendments; Extensions; Waivers

The merger agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the merger by the stockholders. However, after approval of the merger agreement by the stockholders, no amendment that by law requires stockholder approval can be made without the further approval of our stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, and any amendment must be approved by the special committee.

At any time before the effective time, any party to the merger agreement may with respect to any other party, (1) extend the time for performance of any obligations or other acts, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver by Chaparral must be approved by the special committee.

Fees and Expenses

Other than as described above under “— Termination Fee and Expense Reimbursement,” whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party to the merger agreement incurring those fees and expenses.

Governing Law

The merger agreement is governed by the laws of the State of Delaware.

Assignment

No party to the merger agreement may assign any of its rights or delegate any of its obligations under the merger agreement to any other person without the prior written consent of the other parties.

Other Actions

Any action, approval, authorization, waiver or consent taken, given or made by us, including our board of directors, in respect of the merger agreement or the merger before the effective time of the merger will not be effective unless such action, approval, authorization, waiver or consent has received the prior approval of the special committee.

COMMON STOCK PURCHASE INFORMATION

None of Chaparral, LUKOIL, NRL Acquisition, or any of their directors or executive officers has engaged in any purchase of our common stock, except as follows:

•	In May 2004, Nelson became our majority shareholder when it purchased 22,925,701 shares from Central Asian Industrial Holdings, N.V. In December 2004, KazMunayGaz JSC (“KMG”), the state-owned national petroleum and transportation company of the Republic of Kazakhstan, which owned a 40% interest in ZAO Karakudukmunay, sold its entire interest in ZAO Karakudukmunay to Nelson. Since May 2004, Nelson has owned approximately 60% of our outstanding common stock. On October 14, 2005 LUKOIL Overseas, a wholly owned subsidiary of Open Joint Stock company “Oil Company “LUKOIL,” acquired a 65% interest in Nelson. On December 5, 2005 LUKOIL Overseas acquired the remaining shares of Nelson. On the same date Nelson was amalgamated with Caspian Investments Resources Limited, and Nelson ceased to exist.

•	Mr. Berlin, an independent director and member of our special committee, has owned 167 shares of our common stock for more than five years.

Recent Transactions

On October 14, 2005, LUKOIL acquired 65% of the outstanding shares of Nelson, which owned 60% of our outstanding common stock. On December 5, 2005, LUKOIL acquired the remaining shares of Nelson when Nelson was amalgamated into Caspian Investments Resources Limited, LUKOIL’s wholly owned subsidiary.

There have been no transactions in our common stock effected during the last 60 days by Chaparral, any of its directors or executive officers, LUKOIL or NRL Acquisition.

Neither Chaparral, LUKOIL nor NRL Acquisition, nor, to the best of our knowledge, their respective directors or executive officers set forth in Exhibit D to this proxy statement, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to, or in connection with, the merger with respect to any our of securities (including, without limitation, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations). Except as described in this proxy statement, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any of our securities, a contest for election of our directors, or a sale or other transfer of a material amount of our assets, between LUKOIL and NRL Acquisition, or to the best of the knowledge of LUKOIL and NRL Acquisition, their respective directors or executive officers set forth in Exhibit D to this proxy statement, on the one hand, and Chaparral or any of its affiliates, on the other hand. There has been no underwritten public offering of the our shares of common stock during the past three years that was (1) registered under the Securities Act of 1933, as amended, or (2) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Chaparral as of          , 2006 by (1) all those known to us to be beneficial owners of more than 3% of our common stock; (2) each member of our board of directors; (3) each of our chief executive officer and four other most highly compensated executive officers; and (4) all or our executive officers and directors as a group. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Chaparral Resources, Inc., 2 Gannett Drive, Suite 418, White Plains, New York 10604.

	Shares of
	Common Stock
	Beneficially
Name	Owned	Percent of Class

LUKOIL Overseas Holding, Ltd.(1)	26,002,624	62.98%
Allen & Company
Whittier Ventures, L.L.C.
Executive Officers and Directors:
Alan D. Berlin	167	*
Peter G. Dilling	—	—
Dmitry Timoshenko	—	—
Oktay Movsumov	—	—
Boris Zilbermints	—	—
Charles Talbot	—	—
Executive Officers and Directors as a Group (6 Persons)	167	*

*	Represents less than 1% of the shares of Common Stock outstanding.

(1)	LUKOIL beneficially owns 26,002,624 shares of our common stock, including an outstanding warrant to purchase 3,076,923 shares at an exercise price of $1.30 per share, which will be cancelled at closing. Excluding the warrant, LUKOIL beneficially owns 60% of our outstanding shares of common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our financial statements as of December 31, 2005 and December 31, 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this proxy statement, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, a copy of which is attached to this proxy statement as Exhibit E.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed, we will inform our stockholders, by press release or other means we determine reasonable, of the date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, because the merger is a “going private” transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about us. Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Our stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information we file with the SEC at the SEC’s Public Reference room at 100 F St., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services, at the website maintained by the SEC located at www.sec.gov and on our website at www.chaparralresources.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement.

The SEC allows us to “incorporate by reference” certain financial information into this proxy statement. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The following documents we filed with the SEC under the Exchange Act are incorporated by reference into this proxy statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, as amended; and

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as amended.

Our Annual Report is being delivered to our stockholders with this proxy statement and is attached to this proxy statement as Exhibit E.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated          , 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

Exhibit A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LUKOIL OVERSEAS HOLDING LTD.
NRL ACQUISITION CORP.
AND
CHAPARRAL RESOURCES, INC.
DATED AS OF MARCH 13, 2006

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 6.2(d): Third Party Consents

Exhibits
Exhibit A: Certificate of Incorporation
Exhibit B: By-laws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2006, is among LUKOIL Overseas Holding Ltd., a British Virgin Islands corporation (“Parent”), NRL Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and Chaparral Resources, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved the merger of Acquisition Sub with and into Company (the “Merger”) in accordance with the Delaware General Corporation Law (the “Delaware Law”) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the full Board of Directors of the Company (the “Board”) have each approved this Agreement and the transactions contemplated hereby and declared the advisability and resolved to recommend approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company, subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

(a) Effective Time.   Subject to and upon the terms and conditions of this Agreement and in accordance with Delaware Law, at the Effective Time (as defined below) Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Effective Time is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Closing.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the transactions provided for in this Agreement will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Akin Gump Strauss Hauer & Feld LLP, London, England, unless another date and time or place is agreed to in writing by the parties hereto (the date of such consummation shall be referred to herein as the “Closing Date”).

Section 1.2  Effective Date.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (and in any event within two business days), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the “Certificate of Merger”), together with any required related certificate, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of the filing (or the time Parent and the Company shall agree and specify in the Certificate of Merger) being the “Effective Time”).

Section 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Certificate of Incorporation, By-Laws.

(a) Certificate of Incorporation.   At the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the governing Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

(b) By-Laws.   At the Effective Time the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the governing By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation and such By-Laws of the Surviving Corporation.

Section 1.5  Directors and Officers.  At the Effective Time, the Directors of Acquisition Sub immediately prior to the Effective Time shall be the initial Directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the Officers of Acquisition Sub immediately prior to the Effective Time shall be the Initial Officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

Section 1.6  Effect on Capital Stock.  At The Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Sub, the Company, or the holders of any of the following securities:

(a) Conversion of Company Common Stock.   Each share (a “Share”) of Common Stock issued and outstanding (excluding (i) any Shares to be canceled pursuant to Section 1.6(c), (ii) any Dissenting Shares (as defined in Section 1.6(f)) and (iii) any Shares to be converted into the Successor Corporation Shares (as defined below) pursuant to Section 1.6(b)) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive $5.80 in United States dollars in cash, without any interest thereon (the “Merger Consideration”), in accordance with Section 1.7 and each holder of any such Shares shall cease to have any rights with respect thereto arising therefrom (including without limitation the right to vote), except for the right to receive the Merger Consideration in accordance with Section 1.7. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b) Conversion of Certain Company Common Stock.   Each Share owned by Parent or Acquisition Sub shall cease to be outstanding and shall be automatically be canceled and retired and shall cease to exist and be converted into the right of Caspian Investments Resources Ltd., a company wholly owned indirectly by Parent and incorporated under the laws of the British Virgin Islands, to receive .00004361916 validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Successor Corporation Shares”), and Parent and Acquisition Sub shall cease to have any rights with respect to such shares (including without limitation the right to vote), except for the right to cause Caspian Investments Resources, Ltd. to receive all of the Successor Corporation Shares.

(c) Cancellation.   Each Share held in the treasury of the Company or any direct or indirect wholly owned Subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist.

(d) Stock Options and Warrants.   The Company has no outstanding stock options and has agreed not to issue any stock options between the date hereof and the Effective Time. The Company has one outstanding warrant to purchase 3,076,923 Shares at an exercise price of $1.30 per Share (the “Warrant”). The Warrant is owned by Acquisition Sub and will be cancelled at Closing.

(e) Capital Stock of Acquisition Sub.   The shares of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

(f) Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares (the “Dissenting Shares”) in accordance with Section 262 of the Delaware Law (or any successor provision) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the Delaware Law (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 1.7  Payment Procedure.

(a) Payment Agent and Procedures.   Prior to the Effective Time, a bank or trust company shall be designated by Parent (the “Paying Agent”) to act as agent in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented Shares entitled to receive Merger Consideration pursuant to Section 1.6(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each Certificate formerly representing Shares, together with such letter of transmittal and any additional documents as may reasonably be required by Parent or the Paying Agent, in each case, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate (or such other person as the holder shall designate in accordance with the letter of transmittal) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Acquisition Sub or the Company, or any direct or indirect Subsidiary thereof, and Dissenting Shares, unless the holder of such Dissenting Shares fails to perfect or otherwise loses such holder’s right to appraisal, if any) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than to the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

(b) Consideration.   When and as needed, but in any event prior to or simultaneous with the Effective Time, Parent or Acquisition Sub shall deposit or cause to be deposited, in trust with the Paying Agent, the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.6(a) hereof.

(c) Investment of Merger Consideration.   The Merger Consideration shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the

United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

(d) Termination of Duties.   Promptly following the date that is one year after the Effective Time, Parent will direct the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement and the Paying Agent’s duties shall terminate thereafter. Thereafter each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration without any interest thereon.

(e) No Liability.   The Paying Agent, Parent, Acquisition Sub and the Company shall not be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights.   Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

Section 1.8  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Stock thereafter on the records of the Company.

Section 1.9  No Further Ownership Rights in Common Stock.  The Merger Consideration delivered in exchange for the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.10  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent or the Surviving Corporation shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 1.11  Taking of Necessary Action; Further Action.  Each of Parent, Acquisition Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Section 1.12  Stockholders’ Meeting.  The Company, acting through the Board, shall, in accordance with applicable law, as soon as practicable following the execution of this Agreement:

(a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement;

(b) (i) prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement (including, without limitation, a Schedule 13E-3 Filing, if required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or information statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the Stockholders’ Meeting in accordance with the Exchange Act and (ii) include in the Proxy Statement the recommendation of the Special Committee and the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, provided that the Special Committee or the Board may withdraw or modify its recommendation relating to this Agreement and the Merger if either the Special Committee or the Board determines in good faith after consultation with its legal and financial advisor that the Merger is no longer in the best interests of the Company’s stockholders (other than Parent and its Affiliates) and that such withdrawal or modification is, therefore, reasonably likely to be required in order to satisfy the Special Committee’s or the Board’s fiduciary duties to the Company’s stockholders (other than Parent and its Affiliates) under applicable law; and

(c) use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the execution of this Agreement in accordance with SEC rules and regulations and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

At the Stockholders’ Meeting, Parent and Acquisition Sub will vote all Shares owned by them to adopt this Agreement and the transactions contemplated hereby.

Section 1.13  Material Adverse Effect.  When used in this Agreement in connection with the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, the term “Material Adverse Effect” means any change, effect or circumstance (that is not proximately caused by actions or inactions within the control of the party seeking to establish the occurrence of a Material Adverse Effect) that is materially adverse to (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, in each case taken as a whole or (b) the Company’s (including its Subsidiaries) or Parent’s (including its Subsidiaries), as the case may be, ability to consummate the transactions contemplated by this Agreement without material delay; other than any fact or circumstance resulting from:

(a) conditions affecting the international oil and gas industry as a whole, (including, without limitation, changes in the market price of crude oil or natural gas);

(b) general economic, financial currency exchange, securities (including changes in the trading price of the Shares related thereto) or commodity market conditions (including changes in the market price of crude oil or natural gas related thereto);

(c) the announcement of the transaction contemplated by this Agreement or other communication by Parent of its plans or intentions with respect to the business of the Company or any of its Subsidiaries (including changes in the trading price of the Shares related thereto); or

(d) the consummation of the transaction contemplated by this Agreement or any actions by Parent or the Company pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that on the date hereof, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the “Company Disclosure Schedule”):

Section 2.1  Organization and Qualification; Subsidiaries.  The Company and each of its Subsidiaries are corporations or other entities duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation or formation, except, in the case of Subsidiaries, where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have the requisite corporate or other power and authority necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as they are now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a Foreign corporation or other entity to do business and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2  Certificate of Incorporation and By-Laws.  The Company has heretofore made available to Parent a true, complete and correct copy of its Certificate of Incorporation (the “Certificate of Incorporation”) and By-Laws (the “By-Laws”), each as amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect.

Section 2.3  Capitalization.  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, no par value per share, none of which preferred stock is issued and outstanding and none of which is held in treasury. As of the date of this Agreement, (i) 38,209,502 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Common Stock were held in treasury, (ii) no shares of Common Stock were held by Subsidiaries of the Company and (iii) 3,076,923 shares of Common Stock were reserved for future issuance pursuant to the Warrant. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except for the Warrant, there are no options, warrants, rights or agreements outstanding to acquire any capital stock of the Company.

Section 2.4  Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by the holders a majority of the outstanding shares of Common Stock entitled to vote in accordance with the Delaware Law and the Company’s Certificate of Incorporation and By-Laws (the “Requisite Company Vote”). The Board and the Special Committee approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

Section 2.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any Subsidiary Document or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except in the case of (ii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or pre-Effective Time filing with or notification to, any national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the “Governmental Authorities”), including, without limitation, any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), except for (i) (A) applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and state securities laws (“Blue Sky Laws”), (B) the filing and recordation of the Certificate of Merger in accordance with the Delaware Law, and (C) filings under the anti-monopoly laws, the pre-emptive rights laws and petroleum laws of the Republic of Kazakhstan, including those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (C) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.6  SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2004 including, without limitation, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2004, (iv) all other reports or registration statements filed by the Company with the SEC since January 1, 2004 and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 2004 (subsections (i), (ii), (iv) and (v) collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports and the Company’s unaudited financial statements for the year ended December 31, 2005 were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of the interim unaudited financial statements as permitted by Form 10-Q), and each fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 2.7  Oil and Gas Properties; Reserve Reports.

(a) Title to Properties.   Except for goods and other property sold, used or otherwise disposed of since January 1, 2004 in the ordinary course of business, and except as otherwise disclosed in Schedule 2.7, as of December 2, 2005 and, to the knowledge of the Company, as of the date hereof, Company and its Subsidiaries have defensible title for oil and gas purposes to all its Oil and Gas Properties, reflected in the Company’s unaudited financial statements for the year ended December 31, 2005 and in the Company’s financial statements included in the Company SEC Reports, free and clear of any Lien, except: (i) Liens reflected in Company’s unaudited balance sheet (including any related notes thereto) as of December 31, 2005 (the “December Company Balance Sheet”); (ii) Liens for current taxes not yet due and payable; and (iii) such imperfections of title, easements and Liens that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of December 2, 2005 and, to the knowledge of the Company, as of the date hereof, all leases, licenses and other agreements pursuant to which Company or any of its Subsidiaries acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there is not, under any such leases, licenses or agreements, any existing or, to the Company’s knowledge, prospective, default or event of default or event which with notice or lapse of time, or both, would constitute a default by Company or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (For the avoidance of doubt, any default, event of default or event described in the immediately preceding sentence shall be deemed to occur upon the occurrence of the applicable action or failure to take action that led to such default, event of default or event, if any, and not when such default, event of default or event, if any, was later discovered or declared.) As of December 2, 2005, the Company had no obligations to make advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company was not an underproducer or overproducer, in either case, to any material extent, under gas balancing or similar arrangements. “Oil and Gas Properties” shall mean direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, purported to be owned by the Company or a Subsidiary in the Company’s unaudited financial statements for the year ended December 31, 2005, including, without limitation, working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including, without limitation, all oil and gas leases, production sharing agreements, licenses, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including, without limitation, wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including, without limitation, tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(b) Reserve Reports.   All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Company or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Company or its Subsidiaries) supplied to McDaniel & Associates Consultants Ltd. by or on behalf of Company and its Subsidiaries for periods prior to December 2, 2005 that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Company in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Properties of Company and its Subsidiaries prepared by such engineering firm (the “Company Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Report) true, complete and correct in all material respects and no material errors in such information existed at the time of such issuance. Except for changes generally affecting the oil and gas industry (including, without limitation, changes in commodity prices), there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Material Adverse Effect.

Section 2.8  Taxes.  Except as otherwise disclosed in Schedule 2.8 and for matters that would not have a Material Adverse Effect:

(a) Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Company or any other information required to be shown thereon, except as would not cause Material Adverse Effect. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except as would not have a Material Adverse Effect.

(c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Company, threatened, with respect to any Tax Return filed by, or Taxes due from, Company or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or to the knowledge of Company, threatened, against Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, Company and its Subsidiaries have disclosed and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Company or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

(f) In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g) Except for the group of which Company is currently a member, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h) Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person (other than Company and its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Provided that Parent and Company satisfy the requirements of Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(2), consummation of the Merger will not result in any liability related to the recapture of any dual consolidated losses under Section 1503 of the Code or any regulations promulgated thereunder either directly or as the result of any obligation to indemnify another taxpayer.

(k) Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

Section 2.9  Compliance with Applicable Laws.

(a) Except as otherwise disclosed in Schedule 2.9, as of December 2, 2005 and, to the Company’s knowledge, as of the date hereof, the Company and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Company nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Material Adverse Effect.

(b) Prior to December 2, 2005 and, to the Company’s knowledge, prior to the date hereof, except as otherwise disclosed in Schedule 2.9, neither Company, any Subsidiary of Company, nor, to the knowledge of Company, any director, officer, agent, employee or other person acting on behalf of Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 2.10  Hedging.  Other than as came into effect after December 2, 2005, Schedule 2.10 sets forth for the periods shown obligations of Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Schedule 2.10 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 2.11  Absence of Certain Changes or Events.  Except as set forth in the Company SEC Reports, since December 31, 2005, there has not occurred any Material Adverse Effect.

Section 2.12  No Undisclosed Liabilities.  As of December 31, 2005, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the December Company Balance Sheet or (b) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13  Absence of Litigation.  At the date of this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Authority or body, domestic or foreign, nor are there, to the Company’s knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 2.14  Proxy Statement.  The Proxy Statement or similar materials distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

Section 2.15  Opinion of Financial Adviser.  The Special Committee has received the opinion of its financial advisor, Petrie Parkman & Co., Inc. (“Petrie Parkman”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares (other than the Parent and its Affiliates) is fair to such holders from a financial point of view, and the Company has made available a copy of that opinion for Parent to review.

Section 2.16  Brokers.  No broker, finder or investment banker (other than Petrie Parkman) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Attached to the Company Disclosure Schedule is a complete and correct copy of the agreement between the Company and Petrie Parkman pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

Section 2.17  Vote Required.  The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the charter documents of the Company, the Delaware Law, other applicable law, this Agreement or otherwise) to adopt this Agreement and the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company (the “Parent Disclosure Schedule”):

Section 3.1  Organization and Qualification; Subsidiaries.  Each of Parent and Acquisition Sub is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and Acquisition Sub has the requisite corporate or other power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2  Authority Relative to this Agreement.  Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

Section 3.3  No Conflict, Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the Memorandum of Association or Articles of Association of Parent or the Certificate of Incorporation or By-Laws of Acquisition Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent or materially delay the consummation of the Merger or prevent or materially delay Parent or Acquisition Sub from performing their respective obligations under this Agreement.

(b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by each of Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, under the HSR Act or otherwise, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, and the filing and recordation of the Certificate of Merger in accordance with the Delaware Law and applicable filings under the anti-monopoly laws, the pre-emptive rights laws and petroleum laws of the Republic of Kazakhstan, including those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay Parent or Acquisition Sub from performing their respective obligations under this Agreement or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4  Proxy Statement.  None of the information provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders’ Meeting, or the Closing, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

Section 3.5  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

Section 3.6  Financing.  Parent and Acquisition Sub have made adequate financial arrangements to ensure that required funds are and will at closing be available to effect payment in full of the amounts to which the stockholders of the Company will be entitled pursuant to Section 1.6(a).

ARTICLE IV

CONDUCT OF BUSINESS

Section 4.1  Conduct of Business by the Company Pending the Merger.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed or conditioned, neither the Board nor the Special Committee shall take or direct any officer, employee or agent of the Company to take any action (a) that shall cause the business of the Company or any of its Subsidiaries to be conducted other than in the ordinary course of business consistent with past practice or (b) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the Warrant that is outstanding on the date hereof).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Special Committee shall otherwise agree in writing, the Parent shall not take or direct any officer, employee, agent or member of the Board of Directors of the Company or the Company’s Subsidiaries to take any action (i) that proximately causes any representation or warranty of the Company to be materially untrue, except where such untrue representation would not reasonably be expected to have a Material Consequence (defined below) or (ii) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the Warrant that is outstanding on the date hereof). For purposes of this Section 4.2(b), “Material Consequence” means any change, effect or circumstance that is materially adverse to (x) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (y) the Company’s (including its Subsidiaries) ability to satisfy Section 6.2(a) or consummate the transactions contemplated by this Agreement without material delay; other than any fact or circumstance resulting from:

(A) conditions affecting the international oil and gas industry as a whole, (including, without limitation, changes in the market price of crude oil or natural gas);

(B) general economic, financial currency exchange, securities (including changes in the trading price of the Shares related thereto) or commodity market conditions (including changes in the market price of crude oil or natural gas related thereto);

(C) the announcement of the transaction contemplated by this Agreement or other communication by Parent of its plans or intentions with respect to the business of the Company or any of its Subsidiaries (including changes in the trading price of the Shares related thereto); or

(D) the consummation of the transaction contemplated by this Agreement or any actions by Parent or the Company pursuant to this Agreement.

Section 4.2  No Solicitation; Acquisition Proposals.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 4.2 shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and provided, further, that, prior to the Stockholders’ Meeting, (y) the Special Committee on behalf of the Company may upon the bona fide written unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential or non-public information or data) relating to the Company or its Subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a person making an unsolicited written bona fide Acquisition Proposal if the Special Committee believes that to do so could reasonably lead to a Superior Proposal (as hereinafter defined) and (z) the Special Committee and the Board may each withdraw or modify its recommendation relating to this Agreement or the Merger if the Special Committee or the Board determines in good faith after consultation with its financial and legal advisors that the Merger is no longer in the best interests of the Company’s stockholders and that such withdrawal or modification is, therefore, reasonably likely to be required in order to satisfy its fiduciary duties to the Company’s stockholders under applicable law.

As used in this Agreement, “Acquisition Proposal” means any proposal for any of the following: (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its Affiliates (a “Third Party”) acquires 50% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 50% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 50% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act other than the Merger.

As used in this Agreement, “Superior Proposal” means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Special Committee (including, among other things, the advice of its independent financial advisors and outside legal counsel), reasonably capable of being financed and (ii) the Special Committee determines in good faith, based upon such matters as it deems relevant, including an opinion of its financial advisor, would, if consummated, result in a transaction more favorable to the Company’s stockholders, other than Parent and its Affiliates, from a financial point of view than the Merger.

(b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 4.2(a), each of the Board and the Special Committee shall have determined, after consultation with its outside legal and financial advisors, that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law and the Special Committee shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent (and in the case of an Acquisition Proposal that is received by the Company or Parent, such party shall immediately notify the Special Committee) orally and in writing of the existence of any Acquisition Proposal (and in the case of an Acquisition Proposal that is received by the Company or Parent, such notice shall include, without limitation, the material terms and conditions thereof including the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 48 hours) after its receipt thereof. The Company will, to the extent reasonably practicable inform Parent on a prompt basis of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least four days prior to either (x) accepting any Superior Proposal or (y) any change by the Board or the Special Committee in their respective recommendations of the Merger (if following the receipt of any Acquisition Proposal), the Company shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such four day period, the Special Committee shall offer, and, if accepted, negotiate with Parent in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

(c) Subject to the foregoing provisions of this Section 4.2, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition Sub) conducted heretofore with respect to any of the foregoing. The Special Committee agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

(d) The Company shall ensure that the officers and directors of the Company and its Subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

(e) In the event that any Third Party proposes to the Company or the Special Committee that it has an interest in acquiring more than 10% and less than 50% of the outstanding shares of Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, the Special Committee shall immediately notify Parent orally and in writing of the existence of such interest (such notice to include, without limitation, the material terms and conditions thereof including the identity of the person making the proposal). The Special Committee may thereafter engage in discussions concerning such proposal, provided that the Special Committee shall not provide any confidential information of the Company to any such Third Party and provided further that the Special Committee will, to the extent reasonably practicable, inform Parent on a prompt basis of the status of any discussions with any such Third Party and any material changes to the terms and conditions of such proposal.

Section 4.3  Purchase of Company Common Stock.  During the period between the date of this Agreement and the Effective Time, neither the Parent, the Acquisition Sub nor their respective Affiliates shall acquire or agree to acquire shares of the Company’s Common Stock at a price per share in excess of the Merger Consideration.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Access to Information; Confidentiality.  During the period between the date of this Agreement and the Effective Time, neither the Board nor the Special Committee shall cause the Company or any of its Subsidiaries not to (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, Acquisition Sub or the financing sources of Parent or Acquisition Sub reasonable access, during normal business hours to all its properties, books, contracts, commitments and records, (ii) furnish promptly to Parent or Acquisition Sub all information concerning its business, properties and personnel as Parent or Acquisition Sub may reasonably request or (iii) make available to Parent and Acquisition Sub the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of the Company’s business, properties and personnel as either Parent or Acquisition Sub may reasonably request, in each case upon reasonable notice and subject to applicable restrictions contained in confidentiality agreements to which such party is subject. Parent and Acquisition Sub shall not disclose such information to any person except to their attorneys and financial advisors and except as required by law.

Section 5.2  Consents; Approvals.  The Company, Parent and Acquisition Sub shall each use their commercially reasonable efforts to take all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, including, without limitation, the anti-monopoly laws, the pre-emptive rights laws and petroleum laws of the Republic of Kazakhstan (including, without limitation, those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan), to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, using their commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders of Governmental Authorities and parties to contracts with the Company or any of its Subsidiaries. The Company, Parent and Acquisition Sub shall make all filings including, without limitation, all filings with Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Acquisition Sub, the consummation by them of the transactions contemplated hereby and to fulfill the conditions to the Merger, provided, however, that the Board shall not be required to take any action otherwise required by this Section that it has determined in good faith, based on the advice of counsel, would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law. The Company and Parent shall furnish all information required to be included in the Proxy Statement and Schedule 13E-3 and amendments thereto, or for any application or other filing to be made pursuant to the rules and regulations of the United States, any state or any foreign governmental body in connection with the transactions contemplated by this Agreement.

Section 5.3  Indemnification and Insurance.

(a) Subject to Section 5.3(d), the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the date of this Agreement in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time or at any time prior thereto were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director and officer of the Company, their respective heirs and beneficiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to (x) the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions taken in their capacity as an officer or director and occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation and By-Laws of the Company or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) the Company shall compensate each member of the Board on the date of this Agreement who spends time after May 30, 2006, and before the Effective Time, as applicable, reasonably necessary to defend any matter relating to the transactions contemplated by this Agreement to which the indemnity set forth in this Section 5.3 may apply based on a rate of $300 per hour and shall reimburse such Board member for any reasonable expenses incurred in connection therewith within five days of receipt of any invoice or statement for such compensation and expenses, (iii) after the Effective Time, the Surviving Corporation shall directly pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and shall compensate each member of the Board on the date of this Agreement who spends time after the Effective Time reasonably necessary to defend any matter relating to the transactions contemplated by this Agreement to which the indemnity set forth in this Section 5.3 may apply based on a rate of $300 per hour and shall reimburse such Board member for any reasonable expenses incurred in connection therewith within five days of receipt of any invoice or statement for such compensation and expenses, and (iv) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in this Section 5.3(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries. The indemnity agreements of the Surviving Corporation in this Section 5.3(b) shall be in addition to any rights provided to any Indemnified Parties under any contract with the Company, including without limitation, any policy of insurance, and shall in no way limit any additional rights such parties may have under such agreements.

(c) Prior to the Effective Time, Parent shall cause the Company to obtain (to the extent not already obtained) directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available to Parent) and who will not be officers or directors of the Company after the Effective Time (the “Covered Persons”), with terms (including the amounts of coverage and the amounts of deductible, if any) that are comparable to the terms now applicable to directors and officers of Parent, or if more favorable to the Company’s directors and officers, the terms now applicable to them under the Company’s current policies, and with insurers of no lesser financial standing than the insurers issuing the Company’s current policies on a six year “trailing” (or “run-off”) basis; provided, however, that in no event shall the Company be required to expend an amount in excess of 1,800% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, the Company shall purchase a policy with the greatest coverage available for such 1,800% of the annual premium.

(d) This Section 5.3 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 5.3.

(e) From and after the Effective Time, Parent unconditionally guarantees directly and as surety the full payment and performance of the obligations of the Surviving Corporation under this Section 5.3 and agrees that the Indemnified Parties need not exhaust remedies or make a demand on the Surviving Corporation before obtaining indemnity under such guaranty.

Section 5.4  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.5  Further Action.  Upon the terms and subject to the conditions hereof, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement; provided, however, that the Board shall not be required to take any action otherwise required by this Section that it has determined in good faith, based on the advice of counsel, would constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law. Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 5.6  Public Announcements.  Parent and the Company shall consult with each other and the Special Committee before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, delayed or conditioned; provided however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, if it has used all reasonable efforts to consult with the other party.

Section 5.7  Conveyance Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

Section 5.8  Deregistration of Securities.  As soon as practicable following the Effective Time, the parties hereto shall take all action reasonably necessary to cause the Company’s Common Stock to cease to be registered under the Exchange Act.

Section 5.9  Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation and effective as of the Effective Time, of the independent directors of the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of all the following conditions:

(a) No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.5.

(b) Stockholders’ Approval.   The Merger and this Agreement shall have been duly adopted by the Requisite Company Vote.

Section 6.2  Additional Conditions to Obligation of Parent and Acquisition Sub to Effect the Merger.  Other than the obligations of Parent and Acquisition Sub under Section 5.3 which are not subject to satisfaction or waiver of the following conditions, the obligations of each of Parent and Acquisition Sub to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement (other than any representations or warranties of the Company with respect to which any officer or director of the Company who was an employee of the Parent (or its Affiliates who were Affiliates of Parent prior to October 13, 2005) prior to December 2, 2005 has knowledge as of the date of this Agreement to be untrue or incorrect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for any representation or warranty that is expressly limited by its terms to a particular date, which need only be true and correct as of such date, and except for any failures to be true and correct that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Dissenting Shares.   The Company shall not have received written demands for appraisal that would result in an aggregate number of Dissenting Shares exceeding 10% of the total number of Shares outstanding on the Closing Date that are not owned or controlled by Parent or its Affiliates.

(d) Third Party Consents.   The Company shall have obtained all consents and approvals of third parties with respect to the transactions contemplated hereby listed on Schedule 6.2(d).

(e) Material Adverse Change.   Since the date of this Agreement, there shall have been no change, occurrence or situation, individually or in the aggregate, that is not the result of actions within the control of the Parent and that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(f) Consents.   Parent or its Affiliate shall have received all consents required or advisable to be obtained under the anti-monopoly laws and the pre-emptive rights laws of the Republic of Kazakhstan, including those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan.

Section 6.3  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.   The representations and warranties of each of Parent and Acquisition Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except for any representation or warranty that is expressly limited by its terms to a particular date, which need only be true and correct as of such date, and except for any failures to be true and correct that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Merger and the consummation of the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Acquisition Sub.   Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by an executive officer of Parent to such effect.

Section 6.4  Additional Provisions.  Any waiver by the Company of any condition contained in this Article VI, any amendment to this Agreement, any amendment to the voting agreements referred to in Section 3.5 or any decision by the Company to terminate this Agreement pursuant to Section 7.1 shall require the approval of the Special Committee.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

(a) by written consent duly authorized by the boards of directors of Parent, Acquisition Sub and the Company;

(b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(c) by Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2006, provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if its breach of or failure to fulfill any obligation in any material respect under this Agreement has been the cause of or resulted in such failure of the Effective Time to occur;

(d) by Parent or the Company (exercised by the Special Committee) if the Board or the Special Committee shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Acquisition Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger, in either case, in light of a Superior Proposal or (ii) approved, endorsed or recommended a Superior Proposal;

(e) by Parent by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied and (ii) such breach is not cured within 20 days following delivery by Parent to the Company of written notice of such breach;

(f) by the Company by giving written notice to Parent in the event Parent or Acquisition Sub is in breach of any representation, warranty or covenant contained in this Agreement and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied and (ii) such breach is not cured within 20 days following delivery by the Company to Parent of written notice of such breach;

(g) by the Company if any of the conditions set forth in Section 6.1 or 6.3 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

(h) by the Parent if any of the conditions set forth in Section 6.1 or 6.2 shall become impossible to fulfill (other than as a result of any breach by the Parent or Acquisition Sub of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

(i) by the Company upon four days written notice to Parent, if all of the following conditions have been met: (x) the Company has complied with the terms of Section 4.2, (y) the Company has received an Acquisition Proposal that the Special Committee determined in good faith, after consultation with its independent financial advisors, is a Superior Proposal, and (z) the Special Committee determines in good faith, after consultation with outside counsel, that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers, employees or stockholders except (i) as set forth in Sections 7.3 and 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for willful breaches of this Agreement.

Section 7.3  Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d) or Section 7.1(i), the Company shall pay Parent a fee of $2,500,000 plus the amount of Parent’s and Acquisition Sub’s actual and reasonable expenses incurred in connection with the transactions contemplated by this Agreement (The “Termination Fee”), provided that in no event shall the aggregate amount of the Termination Fee exceed $3,000,000.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  Effectiveness of Representations, Warranties and Agreements.  Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or any agreement of the parties that by its terms contemplates performance after the Effective Time and that shall survive in accordance with its respective terms.

Section 8.2  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)  IF TO PARENT OR ACQUISITION SUB:

LUKOIL Overseas Holding Ltd.
1 Bolshaya Ordynka, Moscow 115035
Russian Federation
Attention: Andrei Kuzyaev, President
Telephone No.: +7-495-933-1800

WITH A COPY TO:

Akin Gump Strauss Hauer & Feld LLP
7 Gasheka ul., Moscow 123056
Russian Federation
Attention: Richard J. Wilkie
Telephone No.: +7-495-783-7700
Telecopier No.: +7-495-783-7701

(b)  IF TO THE COMPANY:

Chaparral Resources, Inc.
2 Gannett Drive, Suite 418
White Plains, NY 10604
Telephone No.: +1-866-559-3822
Telecopier No.: +1-866-700-5091
Email: ir@chaparralresources.com
Attention: President

WITH A COPY TO:

Special Committee of Chaparral Resources, Inc.
2 Gannett Drive, Suite 418
White Plains, NY 10604
Telephone No.: +1-904-694-1647
Telecopier No.: +1-914-694-1647
Email: adberlin@aibvlaw.com
Attention: Alan D. Berlin

and to:

Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002
Telephone No.: +1-713-229-1330
Telecopier No.: +1-713-229-7730
Email: joel.swanson@bakerbotts.com
Attention: R. Joel Swanson

Section 8.3  Certain Definitions.  For purposes of this Agreement, the term:

(A) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(B) “Business Day” means any day other than a day on which banks in New York or London are required or authorized to be closed;

(C) “Control” (including the terms “Controlled By”, and “Under Common Control With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(D) “Knowledge” means, with respect to any matter in question, actual knowledge of any executive officer of the entity in question with respect to such matter after making reasonable inquiry of officers and other employees charged with senior administrative or senior operational responsibility of such matters;

(E) “Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(F) “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any person or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, including, without limitation, in the case of the Company, ZAO Karakudukmunay.

Section 8.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment by the Company shall be effective unless first approved in writing by the Special Committee; and provided, further, that after adoption of the Merger by the Requisite Company Vote, no amendment may be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, any party hereto may with respect to any other party hereto

(a) extend the time for the performance of any of the obligations or other acts,

(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

(c) waive compliance with any of the agreements or conditions contained herein; provided, however, that no waiver or extension by the Company shall be effective unless first approved in writing by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.6  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8  Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

Section 8.9  Assignment; Guarantee of Acquisition Sub Obligations.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights hereunder to any Affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent unconditionally guarantees the full and punctual performance by Acquisition Sub of all of the obligations hereunder of Acquisition Sub or any such assignees.

Section 8.10  Parties in Interest.  Except with respect to Caspian Investments Resources Ltd., which shall be a beneficiary of the obligations of the Company hereunder, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.3 (which is intended to be for the benefit of the parties specified therein and may be enforced by such parties) and rights given under this Agreement to the Special Committee (which may be enforce by the Special Committee on behalf of the Company).

Section 8.11  Failure or Indulgence not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

Section 8.13  Exclusive Jurisdiction, Forum.  All actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

Section 8.14  Service of Process.  The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

Section 8.15  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.15.

Section 8.16  Interpretation.  The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule and certain matters set forth in the Parent Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company or Parent, as the case may be, that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.

Section 8.17  Counterparts and Facsimile Signature.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The delivery of a signature page of this Agreement by one party to each of the other parties via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LUKOIL OVERSEAS HOLDING LTD.

By:	/s/ Oktay Movsumov
Name:   Oktay Movsumov

Title:	Vice President

NRL ACQUISITION CORP.

By:	/s/ Oktay Movsumov
Name:   Oktay Movsumov

Title:	Attorney-in-fact for Nikolay Isaakof, President

CHAPARRAL RESOURCES, INC.

By:	/s/ Charles Ian Talbot
Name:   Charles Ian Talbot

Title:	Vice President Finance and Chief Financial Officer

Schedule 6.2(d)

Third Party Consents

Approval by the SEC of the proxy statement, Schedule 13E-3 and other materials filed with the SEC in connection with the Merger.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHAPARRAL RESOURCES, INC.

ARTICLE I

The name of the corporation is Chaparral Resources, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 2,000. All such shares are to be Common Stock, par value of $0.01 per share, and are to be of one class.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the Bylaws.

ARTICLE VIII

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnify shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article VIII. The right to indemnification under this Article VIII shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that if the General Corporation Law requires, the payment of such expense incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the board of directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, or agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this           day of          , 2006.

Name:
Title:

EXHIBIT B

BY-LAWS
OF
CHAPARRAL RESOURCES, INC.

ARTICLE I

Meetings of Stockholders

Section 1.1.  Annual Meetings.  If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2.  Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3.  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these by-laws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

Section 1.4.  Adjournments.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5.  Quorum.  Except as otherwise provided by law, the certificate of incorporation or these by-laws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these by-laws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6.  Organization.   Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7.  Voting; Proxies.   Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8.  Fixing Date for Determination of Stockholders of Record.   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.9.  List of Stockholders Entitled to Vote.   The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10.  Action By Written Consent of Stockholders.   Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 1.11.  Inspectors of Election.   The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12.  Conduct of Meetings.   The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

Board of Directors

Section 2.1.  Number; Qualifications.   The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

Section 2.2.  Election; Resignation; Vacancies.   The Board of Directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3.  Regular Meetings.   Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4.  Special Meetings.   Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5.  Telephonic Meetings Permitted.   Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6.  Quorum; Vote Required for Action.   At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these by-laws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7.  Organization.   Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8.  Action by Unanimous Consent of Directors.   Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

ARTICLE III

Committees

Section 3.1.  Committees.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 3.2.  Committee Rules.   Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these by-laws.

ARTICLE IV

Officers

Section 4.1.  Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.   The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or other-wise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2.  Powers and Duties of Executive Officers.   The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3.  Appointing Attorneys and Agents; Voting Securities of Other Entities.   Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V

Stock

Section 5.1.  Certificates.  The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2.  Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.   The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VI

Indemnification and Advancement of Expenses

Section 6.1.  Indemnification.  For purposes of this Article VI, a “Proper Person” means any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by the groups set forth in Section 6.4 that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. A Proper Person will be deemed to be acting in his official capacity while acting as a director, officer, employee or agent on behalf of this corporation and not while acting on this corporation’s behalf for some other entity.

No indemnification shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this Section 1 in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

Section 6.2.  Right to Indemnification.  The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under Section 6.1 against expenses (including attorneys’ fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.

Section 6.3.  Effect of Termination of Action.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 6.1. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 6.2 of this Article.

Section 6.4.  Groups Authorized to Make Indemnification Determination.  Except where there is a right to indemnification as set forth in Sections 6.1 or 6.2 or where indemnification is ordered by a court in Section 6.5 of this Article, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 6.1. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding (“Quorum”). If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 6.4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

Section 6.5.  Court-Ordered Indemnification.   Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 6.2, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standards of conduct set forth in Section 6.1 or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Section 6.6.  Advance of Expenses.   Reasonable expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding as described in Section 6.1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person’s good faith belief that he has met the standards of conduct prescribed by Section 6.1, (ii) a written undertaking, executed personally or on the Proper Person’s behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 6.4) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 6.4. Witness Expenses. The sections of this Article VI do not limit the corporation’s authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.

Section 6.8.  Report to Shareholders.   Any indemnification of or advance of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Section 6.9.  Insurance.   By action of the board of directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in such scope and amounts as the board of directors deems appropriate, on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company or other enterprise or employee benefit plan, against any liability asserted against, or incurred by, him in that capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI or applicable law. Any such insurance may be procured from any insurance company designated by the board of directors of the corporation.

ARTICLE VII

Miscellaneous

Section 7.1.  Fiscal Year.   The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 7.2.  Seal.   The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3.  Manner of Notice.   Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

Section 7.4.  Waiver of Notice of Meetings of Stockholders, Directors and Committees.   Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5.  Form of Records.   Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 7.6.  Amendment of By-Laws.   These by-laws may be altered, amended or repealed, and new by-laws made, by the Board of Directors, but the stockholders may make additional by-laws and may alter and repeal any by-laws whether adopted by them or otherwise.

Exhibit B

DELAWARE CODE
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Exhibit C

PETRIE PARKMAN & Co.
600 Travis, Suite 7400
Houston, Texas 77002
713/650-3383 • Fax: 713/650-8461

March 10, 2006

The Special Committee of the Board of Directors
Chaparral Resources, Inc.
2 Gannett Drive, Suite 418
White Plains, New York 10604

Members of the Special Committee:

LUKOIL Overseas Holding Ltd., a British Virgin Islands corporation (“Lukoil” or “Parent”), NRL Acquisition Corp, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Chaparral Resources, Inc., a Delaware corporation (“Chaparral” or the “Company”), propose to enter into an agreement and plan of merger (the “Merger Agreement”) which provides for, among other things, the merger of Chaparral with and into Merger Sub (the “Merger”). Pursuant to the Merger Agreement at the effective time of the Merger, each share of Chaparral common stock, par value $0.0001 per share (the “Chaparral Common Stock”), issued and outstanding immediately prior to the effective time (other than shares of Chaparral Common Stock held by Parent, Merger Sub or shares that are held by stockholders of Chaparral exercising appraisal rights) (the “Shares”), shall be converted into the right to receive $5.80 per share in cash (the “Consideration”).

You have requested our opinion as to whether the Consideration is fair from a financial point of view to the holders of the Shares.

In arriving at our opinion, we have, among other things:

1. reviewed certain publicly available business and financial information relating to Chaparral, including (i) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and (ii) the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2005;

2. reviewed non-publicly available business and financial information relating to Chaparral contained within its draft Annual Report on Form 10-K and related audited financial statements for the fiscal year ended December 31, 2005;

3. reviewed certain estimates of Chaparral’s oil and gas reserves, including estimates of proved and non-proved reserves located in the Republic of Kazakhstan prepared by the independent engineering firm of McDaniel & Associates Consultants Ltd. (“McDaniel”) as of December 31, 2005;

4. analyzed certain historical and projected financial and operating data of Chaparral prepared by the management and staff of Chaparral;

5. discussed the current operations and prospects of Chaparral with the management and staff of Chaparral;

6. reviewed the historical market price and trading history of the Chaparral Common Stock;

7. compared recent stock market capitalization indicators for Chaparral with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

8. compared the financial terms of the Merger with the financial terms of other transactions that we deemed to be relevant;

DENVER	LONDON
475 Seventeenth Street, Suite 1100	MacMillan House 96 Kensington High
Denver, Colorado 80202	London W8 4SG
303/292-3877 • Fax: 303/292-4284	20/7460-0902 • Fax: 20/7460-0906

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9. reviewed a draft dated March 9, 2006 of the Merger Agreement; and

10. reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to us by Chaparral. We have further relied upon the assurances of representatives of the management of Chaparral that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of Chaparral relating to the future financial and operational performance of the Company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Chaparral, and their engineering consultants, relating to the oil and gas properties of Chaparral. We have not made an independent evaluation or appraisal of the assets or liabilities of Chaparral, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Chaparral. We have also assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any of the conditions precedent to the Merger contained in the Merger Agreement. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Chaparral.

Our opinion relates solely to the fairness from a financial point of view of the Consideration to the holders of the Shares. Our opinion expressed herein is provided for the information and assistance of the Special Committee of the Board of Directors of Chaparral in connection with the Consideration contemplated by the Merger Agreement, and does not constitute a recommendation to any holder of Chaparral Common Stock as to how such stockholder should vote on the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Chaparral, nor does it address the underlying business decision of Chaparral to engage in the Merger. We have not been asked to consider, and this opinion does not address, the prices at which the Chaparral Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal or accounting advice and understand Chaparral is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger. As you are aware, we are acting as financial advisor to Chaparral and we will receive a fee from Chaparral for our services. In addition, Chaparral has agreed to indemnify us for certain liabilities arising out of our engagement. Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Chaparral, as well as the debt or equity securities of Lukoil for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of Chaparral as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Shares (other than Parent and its affiliates) is fair, from a financial point of view, to such holders of the Shares.

Very truly yours,

PETRIE PARKMAN & CO., INC.

By:	/s/ Jon C. Hughes

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Exhibit D

INFORMATION REGARDING THE PARTIES TO THE MERGER,
OPEN JOINT STOCK COMPANY “OIL COMPANY “LUKOIL”
AND THEIR DIRECTORS AND EXECUTIVE OFFICERS

Chaparral Resources, Inc. (“Chaparral”)
2 Gannett Drive, Suite 418
White Plains, New York 10604
+1 (866) 559-3822

LUKOIL Overseas Holding Ltd.
1 Bolshaya Ordynka
Moscow 115035
Russia
+7 (495) 933-1703

NRL Acquisition Corp.
1 Bolshaya Ordynka
Moscow 115035
Russia
+7 (495) 933-17-00

Each of the following entities controls Chaparral and is, therefore, an affiliate of Chaparral:

Open Joint Stock Company “Oil Company “LUKOIL,” a Russian energy company who is ultimately in control of the subject company

Address:	Sretensky Blvd. 11 Moscow 101000, Russia

LUKOIL Overseas Holding Ltd., a British Virgin Islands company responsible for managing its parent’s international oil and gas projects

Address:	1 Bolshaya Ordynka Moscow 115035, Russia

LUKOIL Overseas Investholding Ltd., a British Virgin Islands holding company

Address:	1 Bolshaya Ordynka Moscow 115035, Russia

LUKOIL Overseas West Project Ltd., a British Virgin Islands holding company

Address:	1 Bolshaya Ordynka Moscow 115035, Russia

Caspian Investments Resources Ltd., a British Virgin Islands holding company

Address:	1 Bolshaya Ordynka Moscow 115035, Russia

NRL Acquisition Corp., a Delaware holding company

Address:	1 Bolshaya Ordynka Moscow 115035, Russia

EXECUTIVE OFFICERS AND DIRECTORS OF OPEN JOINT STOCK COMPANY “OIL COMPANY “LUKOIL” (OAO “LUKOIL”)

Name and	Position with		Present Principal
Business Address	OAO “LUKOIL”	Citizenship	Occupation or Employment

Mr. Vagit Alekperov Sretensky Blvd. 11 Moscow 101000 Russia	President, Member of the Board of Directors	Russian Federation	President of OAO “LUKOIL”
Mr. Alekperov has served as President since 1992.

Mr. Sergei Kukura Sretensky Blvd. 11 Moscow 101000 Russia	First Vice-President for Economics and Finance	Russian Federation	First Vice-President of OAO “LUKOIL”
Mr. Kukura has served as First Vice President at OAO “LUKOIL” since 2001.

Mr. Ravil Maganov Sretensky Blvd. 11 Moscow 101000 Russia	First Vice President for Exploration and Production, Member of the Board of Directors	Russian Federation	First Vice-President of OAO “LUKOIL”
Mr. Maganov has served as a member of the Board of Directors and Management Committee and as a First Vice President since 1994. Since 1993, he has also served as the General Director of OJSC LUKOIL-Langepasneftegas, one of Lukoil’s subsidiaries, located at Lenina St. 11, Langepas, Khanty-Mansijsky Autonomous Area, 626449, Tumenskaya Oblast.

Mr. Vladimir Nekrasov Sretensky Blvd. 11 Moscow 101000 Russia	First Vice-President	Russian Federation	First Vice-President of OAO “LUKOIL”
Until 2005, Mr. Nekrasov served as Vice-President of OAO “LUKOIL” and General Director of LUKOIL Zapadnaya Sibir located at Pribaltijskaya St. 20, Kogalym, 628486, Tumenskaya Oblast. Since 2005, Mr. Nekrasov has served as First Vice-President of OAO “LUKOIL.”

Mr. Valery Grayfer, Kogalym, Noyabrskaya Ul., 7 Moscow, Russia	Chairman of the Board of Directors	Russian Federation	General Director of OAO “RITEK” 60-letija Oktyabrja Avenue, 21, bldg. 4 Moscow 117036 Russia
Mr. Grayfer has served as the Chairman of the Board of Directors since 2000 and has been a member of the Board of Directors since 1996. In addition Mr. Grayfer has served as the General Director of OAO RITEK since 1992, the chairman of the Board of Directors of CJSC Ritek-Vnedreniye located at Gubkina St. 24, r.p. Aktyuba, 423304 Republic of Tatarstan, since 1997 and JSCB Medprominvestbank located at Semenovsky per. 11, bldg. 1, Moscow 107023, since 1996 and chairman of the Council of Trustees of the Russian University of Oil and Gas since 1992. He is also a member of the Boards of Directors of OJSC Kogalymnefteprogress located at Shirokaya St. 1-a, Kogalym, Khanty-Mansijsky Autonomous Area — Yugra, 628482; Zenith Bank located at Banny per. 9, Moscow 129110; and JSCB Nefteprombank located at Vspol’ny per. 19/20, bldg 1, Moscow 123001, Russia.

Mr. Mikhail Berezhnoi, Moscow Krasnopresnenskaya Nab., 6 Moscow 123100 Russia	Member of the Board of Directors	Russian Federation	General Director of the Non-Profit Organization Lukoil-Garant Non-State Pension Fund Krasnopresnenskaya Nab., 6 Moscow 123100, Russia
Mr. Berezhnoi has served as a member of the Board of Directors since 1997 and has worked for Lukoil in a number of different capacities since 1994. He also serves as the General Director and the President of Non-State Pension Fund LUKOIL Garant, Chairman of the Board of Directors of CJSC Radio Company Novaya Volna and as a member of the Boards of Directors of OJSC Publishing House Izvestia and CJSC Moscow Independent Broadcasting Corporation located at Zubovsky Boulevard 4, Moscow, Russia.

Name and	Position with		Present Principal
Business Address	OAO “LUKOIL”	Citizenship	Occupation or Employment

Mr. Oleg Kutafin Ul. Sadovaya- Kudrinskaya, 9 Moscow 123995 Russia	Member of the Board of Directors	Russian Federation	Rector (President) of the Moscow State Law Academy Ul. Sadovaya- Kudrinskaya, 9 Moscow 123995, Russia
Mr. Kutafin has served as a member of the Board of Directors since 2001. He also served as the Legal Advisor to our President from 1996 to 2001. In addition he has taught at the Moscow State Academy of Law since 1971 and has been its head since 1987.

Mr. Richard H. Matzke 2678 Bishop Drive BR2 Suite 290 San Ramon, CA 94583 USA	Member of the Board of Directors	United States of America	Consultant 2678 Bishop Drive BR2 Suite 290 San Ramon, CA 94583 USA
Mr. Matzke has served as a member of the Board of Directors since 2002. He is also currently Chairman of the Board of Directors of the United States-Kazakhstan Council, a member of the Board of Directors of the Business Council for International Understanding and a member of the Advisory Board of the Center for Strategic and International Studies. Prior to his election to the Board of Directors, from 1997 to 2002 Mr. Matzke was a member of the Board of Directors of ChevronTexaco Corporation (formerly Chevron Corporation), where he was responsible for Chevron’s worldwide oil and gas exploration and production.

Mr. Kevin Meyers 600 North Dairy Ashford, Houston, TX 77252-2197 USA	Member of the Board of Directors	United States of America	President of Russia/Caspian Region, ConocoPhillips,
and of ConocoPhillips Alaska, Inc.,
600 North Dairy
Ashford, Houston, TX 77252-2197
USA

President of
Arco Alaska, Inc.,
700 G Street.
PO Box 100360.
Anchorage, Alaska 99510-0360 USA
Mr. Meyers has served as a member of the Board of Directors since 2005. Since 2004, he has served as President of the Russia/Caspian region at ConocoPhillips. Mr. Meyers has served as President of ConocoPhillips Alaska, Inc. since 2000 and as President of Arco Alaska, Inc since 1998.

Mr. Sergei Mikhailov 49 Polyanka St. Moscow 119180 Russia	Member of the Board of Directors	Russian Federation	General Director of CJSC Management Company Management-Center
Mr. Mikhailov has served as a member of the Board of Directors since 2003. Since 2003, he has also served as the General Director of CJSC Management Company Management-Center. And since 2001, he has served as the General Director of Management Consulting LLC. Both companies are located at 49 Polyanka St., Moscow 119180, Russia.

Name and	Position with		Present Principal
Business Address	OAO “LUKOIL”	Citizenship	Occupation or Employment

Mr. Nikolai Tsvetkov Efremova Ul. 8 Moscow 119048 Russia	Member of the Board of Directors	Russian Federation	Chairman of the Management Committee of the NIKoil Investment Banking Group, Efremova Ul. 8, Moscow 119048 Russia
Mr. Tsvetkov has served as a member of the Board of Directors since 1998. He has also served in a number of different capacities at OJSC NIKoil, an investment bank, since 1997. He is currently a member of the Board of Directors and the Chairman of the Management Board of NIKoil. He also serves as Chairman of the Boards of Directors of OJSC Novorossiysky Torgovy Port, OJSC Oil and Investment Company NIKoil, CJSC Management Company NIKoil, OJSC Registrar NIKoil and OJSC Krasnogorsk Agro-Industrial Community located at Putilkovo settlement, Krasnogorsky district, Moscow Region 143411, Russia. He is also the Chairman of the Supervisory Board of CJSC Azerbaijani Investment Company NIKoil.

Mr. Igor Sherkunov, Krasnopresnenskaya Nab., 6 Moscow 123100 Russia	Member of the Board of Directors	Russian Federation	Chairman of the Board of Directors of Investment Group Capital Closed Joint Stock Company Krasnopresnenskaya Nab., 6 Moscow 123100, Russia
Mr. Sherkunov has served as a member of the Board of Directors since 2001. He also served as the General Director of LUKOIL-Reserve-Invest from 1996 to 2002 and as Chairman of the Board of Directors of CJSC CAPITAL Investment Group since 2003.

Mr. Alexander Shokhin Myasnitskaya ul. 20 Moscow 101000 Russia	Member of the Board of Directors	Russian Federation	President of the State University — Higher School of Economics Myasnitskaya ul. 20, Moscow 101000, Russia
Mr. Shokhin has served as a member of the Board of Directors since 2005. From 1993 to 2002 he served as deputy of the State Duma of the Russian Federation. Mr. Shokhin has served as Chairman of the Supervisory Board of Renaissance Capital, an investment bank located at Kozhevnichesky pr. 4, bldg. 3, Moscow 115114, since 2002 and also as President of the State University School of Economics since 2003.

EXECUTIVE OFFICERS AND DIRECTORS OF LUKOIL OVERSEAS HOLDING LTD. (“LUKOIL OVERSEAS”)

Name and	Position with		Present Principal
Business Address	LUKOIL Overseas	Citizenship	Occupation or Employment

Ravil Maganov 11 Sretensky Bulvar Moscow 101000 Russia	Director	Russian Federation	Vice-President of OAO “LUKOIL”
Mr. Maganov has served as a member of the Board of Directors and Management Committee and as a First Vice President since 1994. Since 1993, he has also served as the General Director of OJSC LUKOIL-Langepasneftegas, one of Lukoil’s subsidiaries, located at Lenina St. 11, Langepas, Khanty-Mansijsky Autonomous Area, 626449, Tumenskaya Oblast.

Name and	Position with		Present Principal
Business Address	LUKOIL Overseas	Citizenship	Occupation or Employment

Pavel Kaufman 11 Sretensky Bulvar Moscow 101000 Russia	Director	Russian Federation	Department Chief (Economics of Geological Survey and Oil and Gas Production)
Mr. Kaufman has served as a member of the Board of Directors since 2006. Mr. Kaufman also holds a position of Department Chief (Economics of Geological Survey and Oil and Gas Production) with OAO “LUKOIL.” In the past, Mr. Kaufman has held positions of Department Chief (Economics and Planning) with OAO “LUKOIL” and Director of Finance of “LUKOIL-Overseas Service (BVO) Ltd,” an integration company located in Aksay, Kazakhstan. In addition, currently Mr. Kaufman is serving on the Board of Directors of the following companies located in Amsterdam, Netherlands: LUKARCO B.V., a hydrocarbon industry company, LUKARCO Services B.V., a service company, and LUKARCO Finance B.V., a finance company. He is also a member of the Board of Directors of OOO “ZentrKaspneftegaz,” an oil and gas company located in Moscow, Russia, and ZAO “SeverTEK,” an oil and gas company located at Transportnaya St. 4, Usinsk, Respublika Komi, Russia 169706. In the past, Mr. Kaufman has served on the Board of Directors of OAO “Rossiyskaya Innovatsyonnaya Toplivno-Energeticheskaya Kompaniya,” an oil and gas company located at Noyabrskaya St. 7, Kogalym, Russia 628486.

Mikhail Vyatchinin 11 Sretensky Bulvar Moscow 101000 Russia	Director	Russian Federation	Deputy Chief for the Main Administration (Oil and Gas Production) of OAO “LUKOIL”
Mr. Vyatchinin has served as a member of the Board of Directors since 2006. Mr. Vyatchinin also holds a position of Deputy Chief for the Main Administration (Oil and Gas Production) of OAO “LUKOIL.” In the past, Mr. Vyatchinin has held a position of Senior Engineer/1st Deputy Chief of OOO “LUKOIL-Zapadnaya Sibir” OAO “LUKOIL,” an oil company located at Pribaltiyskaya St. 20, Kogalym, Russia 628486. In addition, Mr. Vyatchinin has participated in corporate governance as a member of the Board of Directors of OAO “Rossiyskaya Innovatsyonnaya Toplivno-Energeticheskaya Kompaniya,” an oil and gas company located at Noyabrskaya St. 7, Kogalym, Russia 628486. He is also a Chairman of the Board of Directors of OAO “KomiTEK,” an oil and gas company located at Neftyanikov St. 31, Respublika Komi, Russia 169710, OAO “Arhangelskgeoldobicha,” an oil and gas company located at Troitskiy Prospect 168, Arhangelsk, Arhangelskaya Oblast, Russia 163045, and ZAO “SeverTEK,” an oil and gas company located at Transportnaya St. 4, Usinsk, Respublika Komi, Russia 169706. Mr. Vyatchinin has also been on the Board of Directors of OOO “Naryanmarneftegaz,” an oil and gas company located at Stroiteley St. 8, p. Iskateley, Arhangelskaya Oblast, Russia 166000, OAO “YANTK,” an oil and gas company located at Lermontova St. 1, Uhta, Respublika Komi, Russia 169347, and OOO “Neftegazovaya kompaniya Yamalneftegazdobicha,” an oil and gas company located at Matrosova Ul. 24, Salehard, Tumenskaya Oblast, Russia 629008.

Sergey Zenkin 11 Sretensky Bulvar Moscow 101000 Russia	Director	Russian Federation	Deputy Chief for the Main Administration (Treasury and Corporate Finance) of OAO “LUKOIL”
In addition to serving as a member of the Board of Directors of LUKOIL Overseas, Mr. Zenkin holds a position of the Deputy Chief for the Main Administration (Treasury and Corporate Finance) with OAO “LUKOIL” since 2002. Mr. Zenkin has also held a position of Vice President for Corporate Governance with OAO “Sibirsko-Uralskay Neftegazovaya Kompaniya AK “Sibur,” a production company located at Krzhinavskogo St. 16, Moscow 117218. Mr. Zenkin has participated in corporate governance as Prokurist of LUKOIL Invest Austria AG, an investment company located at Schwarzenbergplatz 6, 1030, Wien, Austria; as a member of the Board of Directors at OAO “LK Lizing,” a licensing company located at 11 Sretensky Bulvar, Moscow 101000, and at OAO “Rossiyskaya Innovatsyonnaya Toplivno-Energeticheskaya Kompaniya,” an oil and gas company located at Noyabrskaya St. 7, Kogalym, Russia 628486.

Name and	Position with		Present Principal
Business Address	LUKOIL Overseas	Citizenship	Occupation or Employment

Andrey Kuzyaev 11 Sretensky Bulvar Moscow 101000 Russia	Director, President	Russian Federation	President of LUKOIL Overseas Vice-President of OAO “LUKOIL”
During the past five years Mr. Kuzyaev has held positions with LUKOIL Overseas and certain of its subsidiaries. He is currently a member of the Board of Directors and President of LUKOIL Overseas Service Ltd., a service company, located at 1 Bolshaya Ordynka, 115035 Moscow, Russia. Mr. Kuzyaev has also been General Director, a member of the Board of Directors (until 2003), and Chairman of the Board of Directors (from 2003 until present) of ZAO “LUKOIL-PERM” (since January 1, 2004, OOO “LUKOIL-PERM”), located at Lenin St. 62, Perm’ 614990 Russia.

Alexander Bulgakov 1 Bolshaya Ordynka Moscow 115035 Russia	Senior Vice-President	Russian Federation	Senior Vice-President LUKOIL Overseas
During the past five years Mr. Bulgakov has held positions with LUKOIL Overseas and certain of its subsidiaries. He is currently a member of the Boards of Directors of the following LUKOIL Overseas subsidiaries: LUKOIL Overseas West Project Ltd., LUKOIL Overseas Service Ltd., LUKOIL Overseas Projectholding Ltd., and LUKOIL Overseas Service Group Ltd. He is also the Chairman of the Supervisory Board of LUKOIL Energy GmbH and the Chairman of the Board of Directors of LUKOIL Energy Denmark ApS.

Azat Shamsuarov 1 Bolshaya Ordynka Moscow 115035 Russia	Senior Vice-President Operations	Russian Federation	Senior Vice-President operations LUKOIL Overseas
During the past five years Mr. Shamsuarov has held positions with LUKOIL Overseas and certain of its subsidiaries. Currently, for example, he is a member of the Boards of Directors of the following of LUKOIL Overseas subsidiaries: LUKOIL Overseas West Project Ltd., LUKOIL Overseas Service Ltd., JSC «TURGAI-PETROLEUM», LUKOIL Overseas Projectholding Ltd., LUKOIL Overseas Service Group Ltd., and LUKOIL Saudi Arabia Energy Limited.

EXECUTIVE OFFICERS AND DIRECTORS OF NRL ACQUISITION CORP.

Name and	Position with		Present Principal
Business Address	NRL Acquisition Corp.	Citizenship	Occupation or Employment

Nikolai Isaakov 1 Bolshaya Ordynka Moscow 115035 Russia	President and Director	Russian Federation	Lawyer of Moscow Representative Office of LUKOIL Overseas Service Ltd., a service company, 1 Bolshaya Ordynka, Moscow 115035 Russia
During the past five years Mr. Isaakov has held positions with various subsidiaries of LUKOIL Overseas, as well as with LUKOIL Overseas itself. He is currently Vice-President/General Counsel of LUKOIL Overseas. Until December 2001, Mr. Isaakov practiced law with Baker&McKenzie — CIS, Limited, located at Sadovaya Plaza 11th Floor, 7 Dolgorukovskaya St., Moscow 127006 Russia. From December 2001 until April 2006, he was the Head of the Legal Division of LUKOIL Overseas Service Ltd. (Moscow office). In May 2006, he was appointed Vice-President/General Counsel of LUKOIL Overseas.

Name and	Position with		Present Principal
Business Address	NRL Acquisition Corp.	Citizenship	Occupation or Employment

Stanislav Shokhor 1 Bolshaya Ordynka Moscow 115035 Russia	Director	Russian Federation	Head of the Finance Department of Moscow Representative Office of LUKOIL Overseas Service Ltd.
During the past five years Mr. Shokhor has held positions with various subsidiaries of LUKOIL Overseas. He is currently the Head of the Corporate Finance Division of LUKOIL Overseas Service Ltd. (Moscow office). Before being appointed the Head of the Corporate Finance Division of LUKOIL Overseas Service Ltd. in October 2003, Mr. Shokhor was the Head of the Corporate Finance Department in LUKOIL Overseas Service Ltd.

EXECUTIVE OFFICERS AND DIRECTORS OF CHAPARRAL RESOURCES, INC.

Name and	Position with		Present Principal
Business Address	Chaparral	Citizenship	Occupation or Employment

Dmitry Timoshenko 1 Bolshaya Ordynka Moscow 115035 Russia	Director	Russian Federation	Vice-President/General Counsel, LUKOIL Overseas.
Since 2001, Mr. Timoshenko has worked as Vice-President/General Counsel for LUKOIL Overseas.

Oktay Movsumov 1 Bolshaya Ordynka Moscow 115035 Russia	Director	Russian Federation	Vice-President finance/Treasurer LUKOIL Overseas.
Since 2001, Mr. Movsumov has worked as Vice-President for LUKOIL Overseas.

Boris Zilbermints 1 Bolshaya Ordynka Moscow 115035Russia	Chief Executive Officer, Director	Russian Federation	Regional Director of LUKOIL Overseas Service Limited’s branch in Kazakhstan at: Kabanbay Batyra St., 20/1, Astana 010000 Kazakhstan
Since 2001, Mr. Zilbermints has worked for LUKOIL Overseas Service Limited, initially as Head of the Strategic Planning division and as Regional Director for Kazakhstan since November 2002. Mr. Zilbermints serves as a Board Director for the Karachaganak Petroleum Operating B.V., an operating company with its Kazakhstan’s branch’s office at Promzona, Aksai 418440, West Kazakhstan region, Republic of Kazakhstan; Joint-Stock Company “TURGAI-PETROLEUM”, an oil company with its office at Esenova St., 1 “A” Kezylorda, 120008, Republic of Kazakhstan; and Arman Joint Venture LLP, an oil company with its office at 39 B, Microdistrict 8, Aktau 130000 Republic of Kazakhstan.

Peter G. Dilling Heathfield Down Farm Modbury Devon PL21OSU England	Director	United Kingdom	President and Chief Executive Officer of Anglo-African Energy, Inc. Heathfield Down Farm Modbury Devon PL21OSU England
Mr. Dilling has served as Director since 2002. Mr. Dilling served as President and Chief Executive Officer of Trinidad Exploration and Development, Ltd., an oil and gas exploration company, from 1999 to 2003 and as President and Chief Executive Officer of Anglo-African Energy, Inc., from 1999. Mr. Dilling also serves as Chairman and Director of Salcombe SPV Ltd and Holland Park SPV Ltd, both real estate investment and development companies, since 2002.

Name and	Position with		Present Principal
Business Address	Chaparral	Citizenship	Occupation or Employment

Alan D. Berlin 2 Gannett Drive Suite 418 White Plains, NY 10604 USA	Director and Corporate Secretary	United States of America	Partner, Aitken Irvin Berlin & Vrooman, LLP 2 Gannett Drive Suite 418 White Plains, NY 10604 USA
Since 1995, Mr. Berlin has been a partner of the law firm Aitken Irvin Berlin & Vrooman, LLP. He was engaged in the private practice of law for over five years prior to joining Aitken Irvin. Mr. Berlin served as a Director of Chaparral since 1997 and Secretary of Chaparral for more than five years.

Charles Talbot 2 Gannett Drive, Suite 418, White Plains, NY 10604 USA	VP-Finance and Chief Financial Officer	United Kingdom	VP-Finance and Chief Financial Officer, Chaparral
Mr. Talbot was appointed Vice President-Finance and Chief Financial Officer of Chaparral in October 2005. He is Group Financial Controller of Caspian Investments Resources Limited. He was Group Financial Controller of Black & Veatch, Europe, a global engineering company, from 2001 to 2005.

To the best knowledge of Chaparral and OAO “LUKOIL,” none of the executive officers and directors of OAO “LUKOIL,” LUKOIL Overseas, NRL Acquisition Corp., or Chaparral has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Exhibit E
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2005.

Commission file number: 0-7261

CHAPARRAL RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-0630863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Gannett Drive, Suite 418
White Plains, New York 10604
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
(866) 559-3822

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $.0001 Per Share
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
YES ☐     NO ☐

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
YES ☐     NO ☐

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES ☑     NO ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
YES ☐     NO ☐

Indicate by check mark whether the registrant is an accelerated filer.

YES ☐     NO ☑

As of June 30, 2005, the aggregate market value of registrant’s voting common stock, par value $.0001 per share, held by non-affiliates was $39,737,883.

As of March 17, 2006, registrant had 38,209,502 shares of its common stock, par value $.0001 per share, issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE:

Form 8-K filed with the Securities and Exchange Commission on March 14, 2006 is incorporated by reference in Items 1 and 15.

PART I

ITEM 1.	BUSINESS

Our Business

Chaparral Resources, Inc. is an independent oil and gas development and production company. Our strategy is to maximize stockholder returns from existing assets. Through intermediate holding companies, Central Asian Petroleum (Guernsey) Ltd., a Guernsey company (“CAP-G”), Korporatsiya Mangistau Terra International Limited (“MTI”), a Kazakhstan company, and Central Asian Petroleum, Inc., a Delaware company (“CAP-D”), we own a 60% interest in ZAO Karakudukmunay (“KKM”), a Kazakh limited liability company that holds a governmental license to develop the Karakuduk Oil Field. All references to “Chaparral,” “we,” “us,” and “our” refer to Chaparral Resources, Inc., and Chaparral’s greater than 50% owned subsidiaries, unless indicated otherwise.

Since 1995, the business of Chaparral has been the development of the Karakuduk Field, a 16,900-acre oil field in the Republic of Kazakhstan. The U.S. based oil and gas assets of Chaparral were divested during 1996 and 1997 to help fund the development of the Karakuduk Field. The Government of the former Soviet Union discovered the Karakuduk Field in 1972 and drilled 22 exploratory and development wells, none of which produced commercially. KKM began to aggressively develop the Karakuduk Field in early 2000, re-establishing oil production from a majority of the existing wells and drilling a total of 23 new wells through to September 2001. In February 2003, KKM commenced a new drilling campaign to further develop and commercially produce the oil reserves in the Karakuduk Field. By the end of 2005 the well stock had risen to 61 producing wells, 9 water injection wells and 9 wells that were temporarily shut in, plus one well awaiting completion at year end.

In December 2004 KazMunayGaz JSC (“KMG”), the state owned national petroleum and transportation company of the Republic of Kazakhstan, which owned a 40% interest in KKM, sold its entire interest in KKM to Nelson Resources Limited (“Nelson”). Since May 2004, Nelson has owned approximately 60% of the outstanding common stock of Chaparral. On October 14, 2005 LUKOIL Overseas Holding Limited (“LUKOIL Overseas”), a wholly owned subsidiary of OAO LUKOIL (“LUKOIL”) acquired a 65% interest in Nelson. On December 5, 2005 LUKOIL Overseas acquired the remaining shares of Nelson. On the same date Nelson was amalgamated with Caspian Investments Resources Limited (“Caspian”) and Nelson ceased to exist.

Currently, the Karakuduk Field is our only oil field. We have no other significant subsidiaries other than CAP-G, MTI and CAP-D.

Merger

On March 13, 2006 Chaparral announced that it had entered into an agreement with LUKOIL Overseas to effect a merger into a wholly owned subsidiary of Lukoil. On the effective date of this merger, all issued and outstanding common stock of Chaparral will be exchanged for $5.80 per share in cash. The transaction is subject to the approval of a meeting of stockholders expected to be held in May 2006 and certain other conditions including the receipt of all regulatory approvals and consents. Further details are contained within the form 8-K filed by the Company with the SEC on March  14, 2006, which is incorporated herein by reference.

On March 14, 2006, a lawsuit was filed in the Court of Chancery in the State of Delaware in and for New Castle County by Robert Kelly against Chaparral, LUKOIL Overseas and the directors of Chaparral requesting among other things, that the suit be designated a class action in favor of stockholders, that the merger be declared unlawful and unenforceable because it was entered into in breach of the individual defendants’ fiduciary duties and that the merger be enjoined. This summary and description of the Robert Kelly complaint is qualified in its entirety by reference to the complaint, which has been filed as Exhibit 99.2 to this Form 10-K.

Available Information

Chaparral files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and registration statements and other items with the Securities and Exchange Commission (SEC). Chaparral provides access free of charge to all of these SEC filings, as soon as reasonably practicable after filing, on its Internet site located at www.chaparralresources.com. Chaparral will also make available to any stockholder, for a nominal fee, copies of its Annual Report on Form 10-K as filed with the SEC. For copies of this, or any other filing, please contact: Chaparral Resources, Inc., 2 Gannett Drive, Suite 418, White Plains, New York 10604 or call (866) 559-3822.

In addition, the public may read and copy any materials Chaparral files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like Chaparral, that file electronically with the SEC.

Crude Oil Sales

We derive substantially all of our revenue through the production and sale of crude oil from the Karakuduk Field. We are continuing to develop the Karakuduk Field from which we began generating revenue from the sale of crude oil during 2000. KKM recognized $150.58 million in revenue in 2005 from the sale of approximately 3.30 million barrels of crude oil, net of royalty. In 2004, KKM recorded $78.45 million in revenue based upon sales of approximately 2.76 million barrels of crude oil, net of royalty.

KKM sells the majority of its crude oil on the “far” abroad export market. Sales at world market prices were responsible for approximately 98% of KKM’s oil sales revenue in 2005. Currently, KKM has a five year crude oil sales agreement in place with Vitol Central Asia S.A. (“Vitol”) for the sale of KKM’s oil production quota for the export market. This agreement was signed in June 2005. KKM is responsible for obtaining export quotas and all other permissions from Kazakhstan, Russia, or other relevant jurisdictions necessary to transport and deliver KKM’s oil production to the off-taker, which is currently FOB Odessa on the Black Sea. The off-taker is responsible for nominating and coordinating oil tankers, if necessary, and arranging for the lifting of the crude oil purchased.

In 2005 and 2004, all of KKM’s crude oil export sales were to Vitol.

Transportation routes for our crude oil exports, and hence off-take points, are constrained by the Ministry of Energy’s quota allocations. The majority of our crude oil is transported via the Kaztransoil and Transneft pipeline systems to the port of Odessa in Ukraine. The other export point is the port of Primosk on the Baltic Sea. Sales prices at the port locations are based on the average quoted Urals crude oil price from Platt’s Crude Oil Marketwire for the three days following the bill of lading date. The actual price is net of deductions that include freight charges and, if applicable, the cost associated with the “detention time” of the tankers transiting the Turkish Straits in and out of the Black Sea. Throughout 2005, all export sales have been made to Vitol, who have a major share of oil exports from Odessa which has enabled them to become the most competitive off-taker, capable of combining export parcels from different crude oil suppliers to make cost efficient cargoes of up to 80,000 tons in one lifting. Under the contract terms with Vitol, payment is made within 30 days of receipt of the bill of lading and KKM’s sales invoice, unless otherwise agreed by both parties.

Under the terms of KKM’s Agreement with the Ministry of Energy and Natural Resources for Exploration, Development and Production of Oil in the Karakuduk Oil Field (the “Agreement”), we have a right to export, and receive export quota for, 100% of the production from the Karakuduk Field. However, oil producers within Kazakhstan are required to supply a portion of their crude oil production to the local market to meet domestic energy needs. The domestic market does not permit world market prices to be obtained, resulting in, on average, approximately $28 to $29 lower cash flow per barrel in 2005 compared with $15 to $16 in 2004. Furthermore, the Government of Kazakhstan has not allocated sufficient export quota to allow us to sell all of our available crude oil production on the world market. We are taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market. The Company has determined that it is no longer in the best interests of the Company to pursue arbitration proceedings in Switzerland for the breach of the Agreement by the Government of Kazakhstan, instead we intend to resolve this matter amicably. See Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Risks of Oil and Gas Activities

The current market for oil is characterized by instability. This instability has caused fluctuations in world oil prices in recent years and there is no assurance of any price stability in the future. The production and sale of oil from the Karakuduk Field may not be commercially feasible under market conditions prevailing in the future. The price we receive for our oil may not be sufficient to generate revenues in excess of our costs of production or provide sufficient cash flow to meet our investment and working capital requirements.

We make no assurance that we will be able to sell oil that we produce nor about the price at which such sales will be made. Our estimated future net revenue from oil sales is dependent on the price of oil, as well as the quantity of oil produced. The volatility of the energy market makes it difficult to estimate future prices of oil. Various factors beyond our control affect these prices. These factors include:

•	domestic and worldwide supplies of oil;

•	the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions;

•	the price of foreign imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity and;

•	changes in existing federal regulation and price controls.

It is likely that oil prices will continue to fluctuate as they have in the past. Current oil prices may not be representative of oil prices in either the near- or long-term. We do not expect oil prices to maintain current price levels and do not base our capital spending decisions on current market prices.

No assurances can be given that we will be able to successfully develop, produce, and market the oil reserves underlying the Karakuduk Field. The development of oil reserves inherently involves a high degree of risk, even though the reserves are proved. Our risks are increased because our activities are concentrated in areas where political or other unknown circumstances could adversely affect commercial development of the reserves. Costs necessary to acquire, explore, and develop oil reserves are substantial. No assurances can be given that we will recover the costs incurred to acquire and develop the Karakuduk Field.

Development of oil reserves is a high risk endeavor and is frequently marked by unprofitable efforts, such as:

•	drilling unproductive wells;

•	drilling productive wells which do not produce commercial quantities and;

•	production of developed oil reserves which cannot be marketed or achieve an adequate market price.

There are many additional risks associated with drilling for and producing oil and gas. These risks include blowouts, cratering, fires, equipment failure and accidents. Any of these events could result in personal injury, loss of life and environmental and/or property damage. If such an event does occur, we may be held liable and we are not fully insured against all of these risks. In fact, many of these risks cannot be insured against. The occurrence of such events that are not fully covered by insurance may require us to pay damages, which would reduce our profits. As of March 1, 2006, we have not experienced any material losses due to these events.

Risks of Foreign Operations

Our ability to develop the Karakuduk Field is dependent on fundamental contracts with governmental agencies in Kazakhstan, including the Agreement and KKM’s petroleum license with the Government allowing KKM to operate and develop the Karakuduk Field. Kazakhstan is a relatively new country and, as is inherent in such developing markets, there is some uncertainty as to the interpretation and application of Kazakh law and the stability of the region.

The laws of the Republic of Kazakhstan govern our operations and a number of our significant agreements. As a result, we may be subject to arbitration in Kazakhstan or to the jurisdiction of the Kazakh courts. Even if we seek relief in foreign territories such as the courts of the United States or Switzerland, we may not be successful in subjecting foreign persons to the jurisdiction of those courts.

The export of oil from Kazakhstan depends on access to transportation routes, particularly the Russian pipeline system. Transportation routes are limited in number, and access to them is regulated and restricted. If any of our agreements relating to oil transportation or marketing are breached, or if we are unable to renew such agreements upon their expiration, we may be unable to transport or market our oil. Also, a breakdown of the Kazakhstan or Russian pipeline systems could delay or even halt our ability to sell oil. Any such event would result in reduced revenues.

Obtaining the necessary quotas and permissions to export production through the Russian pipeline system can be extremely difficult, if not impossible in some circumstances. Our agreements with the Government of the Republic of Kazakhstan grant us the right to export, and to receive export quota. We cannot, however, provide any assurances that we will receive export quota or any other approvals required to export and deliver our production in the future.

Environmental Regulations

We must comply with laws of the Republic of Kazakhstan and international requirements that regulate the discharge of materials into the environment. Environmental protection and pollution control could, in the future, become so restrictive as to make production unprofitable. Furthermore, we may be exposed to claims and lawsuits involving such environmental matters as soil and water contamination and air pollution. We are currently in compliance with all local and international environmental requirements and are closely monitored by the environmental authorities of the Republic of Kazakhstan. During 2004, KKM completed the construction of a waste “polygon” as required by the State Environmental Authorities. This is an area where KKM can safely dispose of waste drilling fluids and cuttings and other harmful or toxic waste. During 2005 KKM also completed the construction of a 28 km gas pipeline from the central processing facility at the field to the oil pipeline booster pumping station. This pipeline represents part of KKM’s gas utilization project. The gas will be used to fuel the oil heaters at the booster station, which presently use diesel. Total expenditure on these projects during the year was approximately $1 million. In 2006 KKM is planning to complete construction and start-up operations for gas utilization infrastructure including gas drying and compression to fill in gas-main pipeline. In January 2004, KKM, as part of its obligations under the Agreement, commenced payments into an escrow account controlled by KKM and the Government of the Republic of Kazakhstan. The purpose of the payments is to provide a cash fund to use for future site restoration costs at the Field when operations cease. Monthly payments of $14,000 will be made until the fund reaches $3 million. In January 2004, an extra amount of $168,000 was paid for amounts due in 2003. As of December 31, 2005 overall payments to the fund totaled $504,000.

Competition

We compete in all areas of the development and production segment of the oil and gas industry with a number of other companies. These companies include large multinational oil and gas companies and other independent operators, many of which possess greater financial resources and more experience than Chaparral.

We do not hold a significant competitive position in the oil industry given that we compete both with major oil and gas companies and with independent producers for, among other things, rights to develop oil and gas properties, access to limited pipeline capacity, procurement of available materials and resources, and hiring qualified local and international personnel.

Employees

As of March 1, 2006, Chaparral had no full-time employees and KKM had 248 employees. Both Chaparral and KKM retain independent consultants on an as needed basis. We believe that our relationship with our employees and consultants is good.

Sale by KMG of Minority Interest in KKM to Nelson

In November 2004 the Company entered into an agreement with its majority stockholder, Nelson, which provided that in the event Chaparral, through CAP-G and/or MTI, received notice from KMG that KMG desired to sell its 40% equity interest in KKM, then the Company would, if requested by Nelson, exercise its right of first refusal under the Agreement to purchase such interest at the price and on the terms specified in such notice. In December 2004, pursuant to this agreement, the Company, through CAP-G, exercised its right of first refusal to purchase from KMG the remaining 40% equity interest in KKM. The Company entered into definitive sale and purchase agreements with both KMG and Nelson, which provided that upon completion of the acquisition by CAP-G, ownership of the newly acquired 40% interest in KKM would be transferred to Nelson. The transfer of the 40% interest from KMG to CAP-G occurred in December 2004, and the transfer from CAP-G to Nelson was completed in January 2005. The purchase price of $34.6 million paid by CAP-G to KMG was determined on an open tender, and the funds for this were made available to CAP-G by Nelson. In addition, Nelson paid the Company a fee of $1.0 million, recorded as part of Other Income in 2004, as well as all documentation and transaction costs relating to the acquisition.

Corporate Information

Chaparral was incorporated under the laws of the State of Colorado in 1972. In 1999, Chaparral reincorporated under the laws of the State of Delaware.

Our address is 2 Gannett Drive, Suite 418, White Plains, New York 10604, and our telephone number is (866) 559-3822.

Special Note Regarding Forward-Looking Statements

Some of the statements in this Annual Report on Form 10-K constitute “forward-looking statements.” Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “estimates,” “believes,” “predicts,” “potential,” “likely,” or “continue,” or by the negative of such terms or comparable terminology. Forward-looking statements are predictions based on current expectations that involve a number of risks and uncertainties. Actual events may differ materially. In evaluating forward-looking statements, you should consider various factors, including the risks discussed above in “Risks of Oil and Gas Activities” and “Risks of Foreign Operations.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and you are encouraged to exercise caution in considering such forward-looking statements. Unless otherwise required by law, we are not under any duty to update any of the forward-looking statements after the date of this Annual Report on Form 10-K to conform these statements to actual results.

ITEM 2.	PROPERTIES

Properties

The Karakuduk Field is located in the Mangistau Region of the Republic of Kazakhstan. The license to develop the Karakuduk Field covers an area of approximately 16,900 acres and is effective for a 25-year period, which may be extended upon mutual consent of KKM and the Government of the Republic of Kazakhstan. In 1995, KKM entered into the Agreement with Kazakhstan’s Ministry of Energy and Natural Resources to develop the Karakuduk Field.

The Karakuduk Field is located approximately 227 miles northeast of the regional capital city of Aktau, on the Ust-Yurt Plateau. The closest settlement is the Say-Utes railway station approximately 51 miles southeast of the field. The ground elevation varies between 590 and 656 feet above sea level. The region has a dry, continental climate, with fewer than 10 inches of rainfall per year. Mean temperatures range from minus 25 degrees Fahrenheit in January to 100 degrees Fahrenheit in July. The operating environment is similar to that found in northern Arizona and New Mexico in the United States.

The Karakuduk Field structure is an asymmetrical anticline located on the Aristan Uplift in the North Ust-Yurt Basin. Oil was discovered in the structure in 1972, when Kazakhstan was a republic of the former Soviet Union, from Jurassic age sediments between 8,500 and 10,000 feet. The former Soviet Union drilled 22 exploratory and development wells to delineate the Karakuduk Field, discovering the presence of recoverable oil reserves. The productive area of the Karakuduk Field is estimated to contain a minimum of 8 separate productive horizons present in the Jurassic formation. None of the original wells were ever placed on commercial production prior to KKM obtaining the rights to the Karakuduk Field.

The Karakuduk Field is approximately 18 miles north of the main utility corridor, which includes the Makat-Mangishlak railroad, the Mangishlak-Astrakhan water pipeline, the Beyneu-Uzen high voltage utility lines, and the Uzen-Atrau-Samara oil and gas pipelines. KKM, according to its agreements with the Republic of Kazakhstan, has a right to use the existing oil export pipeline and related utilities. KKM also has a contract with CJSC Kaztransoil (“KTO”), a 100% subsidiary of KMG, granting KKM the right to use the export pipeline for transportation of crude oil to local and export markets, subject to transit quota restrictions, and as a temporary storage facility until the produced hydrocarbons are sold by KKM.

As of December 31 2005, KKM had 61 active productive wells in the Karakuduk Field out of a total well fund of 80 wells. Of these, 67 were drilled by KKM and 13 are re-completions of exploration and delineation wells drilled during the Soviet period. Current production exceeds an average of 12,000 barrels of oil per day (11,000 barrels per day net of royalties), compared to an average for 2005 of 10,565 barrels per day (9,682 barrels per day net of royalties). The remaining wells include 9 that are temporarily shut in, one new drill requiring completion and 9 water injection wells. KKM implemented an aggressive drilling program during 2000, drilling a total of 12 development wells and re-completing four delineation wells, using a combination of two drilling rigs and a workover rig. KKM drilled an additional exploration well and performed two re-completions prior to 2000. During 2003, KKM drilled and completed 13 wells, 12 producers and one injector. Two water supply wells were also drilled and two redundant producing wells were converted to injectors as part of KKM’s reservoir pressure maintenance program. The drilling program continued into 2004 during which a total of 16 wells were drilled, 12 as producers, three awaiting completion at year end and one water injector. In addition, a well being drilled over the end of 2003 was completed in 2004 as a water injector. During 2005 an additional 14 wells were drilled and 6 kv power transmission lines were laid to wells transferred from natural flow to mechanical extraction. We constructed access lanes for drilling rigs and carried out certain landfill operations.

In the past, KKM’s daily oil production has been limited due to various facility constraints and lack of working capital to fund field operations. KKM remains committed to improving efficiency of field facilities through continued expansion of its oil storage capacity, installation of additional gathering and processing facilities, and the full implementation of the central processing facility.

In June 2002, KKM commissioned an 18-mile crude oil pipeline from the Karakuduk Field currently capable of transporting up to 13,000 barrels of oil per day to the transfer pumping station where KKM’s crude oil is transferred to the State owned Kaztransoil pipeline system. During 2004, KKM completed installation of the booster pump station mid way along this pipeline which will allow throughput of up to 18,000 barrels of oil per day. KKM still transports oil from some wells by truck to the nearest field gathering station or to the central processing facility at the field. These are either new wells which have yet to be tied in to the field gathering system, or naturally flowing wells that do not have sufficient wellhead pressure to overcome the back pressure in the field flow line system. In 2005 we installed three new submersible pumps to enhance the wells production performance.

As part of a program to maximize sales revenue, a decision has been taken to construct a railroad rack to transport Karakuduk crude oil to the port of Aktau to discharge at oil terminals in the Caspian Sea. This will ensure that the quality crude oil from Karakuduk is not mixed with lower quality, high sulfur oil in the current pipeline systems. This project will involve construction of a two-way rack with simultaneous filling of up to 30 tank wagons and reservoir facilities of two 5,000 cubic meter and two 2,000 cubic meter tanks. The total capital cost of the project will amount to over $13 million. This project is due for completion in the fourth quarter of 2006.

In 2003, KKM further expanded the central processing unit in order to improve its produced water processing capability in the field, to enable reservoir pressure maintenance through water injection. KKM continued to expand and upgrade all field production facilities in 2004 and 2005. Additions to the field processing facilities, gathering stations and export infrastructure were made to enable increased production and higher fluid throughput anticipated from the ongoing drilling, well artificial lift plans and hydraulic fracturing.

During 2005 KKM used one drilling rig provided by the Oil and Gas Exploration Krakow Company. As of January 16, 2006 this drilling contract expired. Currently KKM is not undertaking any drilling activity. KKM plan to operate two drilling rigs from July 1, 2006 and plan to drill 12 more wells by the end of 2006. Tendering procedures for drilling rigs have commenced. Two workover rigs will be operating at the field to complete new drills, transfer wells and the set-up of pumping units. During 2005 21 wells were converted to artificial lift.

During 2004, the reserves of the Karakuduk Field were re-estimated as required by the State Reserves Committee of the Republic of Kazakhstan. Development of the field has shown that the original State reserves were underestimated by more than 20% and therefore KKM commissioned NIPINeftegas, a local research institute, to prepare a reserves estimate in accordance with Kazakh reporting standards. As a result of this, it is now estimated that more wells will be required to develop the field than previously expected, an increase from 110 to between 140 and 150 wells. Drilling is therefore likely to continue at Karakuduk for several more years.

Full-scale water injection commenced at Karakuduk in April 2004. KKM is injecting into nine wells at the field. Daily injection volume at the field is approximately 15,000 barrels of water per day.

Reserves

As of December 31, 2005, the Karakuduk Field has total estimated proved reserves of approximately 45.33 million barrels (compared with 40.59 million barrels for prior year), net of government royalty, of which our proportional interest is approximately 27.20 million barrels, based upon our 60% interest in KKM. The reserve disclosure is based on a reserve study of the Karakuduk Field conducted by McDaniel and Associates Consultants Limited (“McDaniel”), including data available subsequent to December 31, 2005, in which total estimated proved reserves were calculated in accordance with SEC Regulation SX Rule 4-10.

Net Quantities of Oil and Gas Produced

The following table summarizes sales volumes, sales prices and production cost information for our oil and gas production for each of the three years ended December 31, 2005:

	Year Ended December 31,
	2003	2004	2005

Net production volumes
Oil (bbls)	2,694,000	2,835,000	3,534,000
Gas (mcf)	—	—	—
Net sales volumes
Oil (bbls)	2,694,000	2,758,000	3,297,000
Gas (mcf)	—	—	—
Average sales price
Oil ($ per bbl)	21.39	28.44	45.67
Gas ($ per mcf)	—	—	—
Average production cost ($ per bbl produced)	2.20	2.93	4.48

The average sales revenue, net of transportation costs, was approximately $40.53 and $23.35 per barrel sold for the years ended December 31, 2005 and 2004, respectively. For the same periods, the average transportation costs per barrel sold were approximately $5.14 and $5.09, respectively.

Under the Agreement with the Government of the Republic of Kazakhstan we are entitled to receive 65% of KKM’s cash flow from oil sales, net of royalty, on a quarterly basis until our loan to KKM has been fully repaid. The remaining 35% of net cash flows is used by KKM to meet capital and operating expenditures. We may waive temporarily receipt of quarterly loan repayments, in whole or in part, to provide KKM with additional working capital. A further restriction in the BNP / KBC credit facility limits the annual cash flow received by Chaparral from KKM to a maximum of $4 million.

Productive Wells and Acreage

As of December 31, 2005, we had an interest in 70 gross producing oil wells and no gas wells. KKM produces oil from the J1, J2, J4, J6, J7 and J8 reservoirs. In some wells, production is commingled from the J1 and J2 reservoirs (13 wells) and the J8 and J9 reservoirs (five wells). Production is from 13,800 gross acres with the developed acreage being 5,700 acres.

Undeveloped Acreage

As of December 31, 2005, 8,100 acres in the Karakuduk Field production area are undeveloped.

Drilling Activity

During the three years ended December 31, 2005, our net interests in exploratory and development wells drilled were as follows:

	Exploratory		Development
	Wells, Net		Wells, Net
Year Ended December 31,	Productive	Dry	Productive	Dry

2003	—	—	7.8	—
2004	—	—	10.2	—
2005	—	—	8.4	—

All wells are located in the Republic of Kazakhstan.

Present Activities

The workover of well 115 was completed on January 8, 2006 and it is now producing. Drilling of well 155 was completed on January 11, 2006 and production started after workover on February 8, 2006.

ITEM 3.	LEGAL PROCEEDINGS

The Company is not conducting any significant legal proceedings, other than as described under “Merger” in Item 1. BUSINESS.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On November 10, 2005, Chaparral held its Annual Meeting of Stockholders. Our stockholders elected the following five persons as directors, each to serve until the next Annual Meeting of Stockholders or until his successor is elected or appointed: R. Frederick Hodder, Nicholas P. Greene, Peter G. Dilling, Alan D. Berlin, and Simon K. Gill. Chaparral’s stockholders also voted to ratify selection by the board of directors of Ernst & Young as Chaparral’s independent registered public accounting firm for the fiscal year ended December 31, 2005.

The number of shares voted and withheld with respect to each director was as follows:

Election of Directors	For	Withheld

R. Frederick Hodder	30,577,203	826,617
Nicholas P. Greene	30,576,571	827,249
Peter G. Dilling	30,993,596	410,224
Alan D. Berlin	30,614,585	789,235
Simon K. Gill	30,573,576	830,244

The number of shares voted with respect to the approval of Ernst & Young as Chaparral’s independent registered public accounting firm was as follows:

For	Against	Abstained

31,337,444	35,990	30,386

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CHAR”. As of March 1, 2006, we have 1,282 stockholders of record of our common stock. No dividend has been paid on our common stock, and there are no plans to pay dividends in the foreseeable future.

The following table shows the range of high and low bid prices for each quarter during our last two calendar years ended December 31, 2005 and 2004, as reported by the National Association of Securities Dealers, Inc:

	Price Range
Fiscal Quarter Ended	High	Low
	($ per common share)

March 31, 2004	2.00	1.00
June 30, 2004	1.43	1.08
September 30, 2004	1.40	1.05
December 31, 2004	1.75	1.21
March 31, 2005	2.50	1.50
June 30, 2005	2.85	1.80
September 30, 2005	7.24	2.75
December 31, 2005	5.57	3.25

In August 2001, our common stock was delisted from the Nasdaq SmallCap Market for failure to comply with Nasdaq Marketplace Rules 4350(i)(1)(A), 4350(i)(1)(B) and 4350(i)(1)(D)(ii), which required Chaparral obtain stockholder approval prior to the conversion of its 8% Non-Negotiable Subordinated Convertible Promissory Notes into 11,690,259 shares of its common stock on September 21, 2000 and the issuance of 1,612,903 shares of common stock on October 30, 2000. Nasdaq also cited a violation of its annual meeting requirement. The Nasdaq Listing Qualifications Panel did not, however, cite any public interest concerns as a basis for its determination.

1998 Incentive and Non-statutory Stock Option Plan

On June 26, 1998, the stockholders approved the 1998 Incentive and Non-statutory Stock Option Plan (the “1998 Plan”), pursuant to which up to 50,000 options to acquire Chaparral’s common stock may be granted to officers, directors, employees, or consultants of Chaparral and its subsidiaries. The stock options granted under the 1998 Plan may be either incentive stock options or non-statutory stock options. The 1998 Plan has an effective term of ten years, commencing on May 20, 1998. Chaparral has not granted any options under the 1998 Plan as of December 31, 2005.

2001 Stock Incentive Plan

In June 2001, Chaparral’s stockholders approved the 2001 Stock Incentive Plan, which sets aside a total of 2.14 million shares of Chaparral’s common stock for issuance to Chaparral’s officers, directors, employees, and consultants. Chaparral has not made any grants under the 2001 Stock Incentive Plan as of December 31, 2005.

We did not sell any securities since October 1, 2001, which were not registered under the Securities Act of 1933, as amended.

ITEM 6.	SELECTED FINANCIAL DATA

	As of or for the Year Ended December 31,
	2005	2004	2003	2002(1)	2001
	$000 (except where stated)

Oil and gas sales	150,584	78,451	57,615	45,133	—
Total revenues	150,584	78,451	57,615	45,133	—
Equity in income from investment	—	—	—	—	4,616
Net income / (loss)	30,817	8,522	2,061	4,117	(16,215)
Net income / (loss) per common share ($)	0.81	0.22	0.05	0.14	(1.16)
Working capital surplus / (deficit)	11,358	(23,474)	(12,487)	(2,366)	(39,357)
Total assets	168,792	123,703	98,668	87,308	69,037
Long-term obligations and redeemable preferred stock	43,578	28,888	30,470	29,542	3,900
Stockholders’ equity	85,509	54,692	46,170	44,109	25,361
Other Data Present value of proved reserves(2)	555,002	204,585	167,182	128,739	40,344
Minority interest present value of proved reserves	222,001	81,834	66,873	51,496	—
Proved oil reserves (bbls)	45,331	40,594	25,616	21,855	14,961
Minority interest of proved oil reserves (bbls)	18,132	16,238	10,246	8,742	—
Proved gas reserves (mcf)	—	—	—	—	—

(1)	In 2002, Chaparral obtained a controlling interest in KKM. Consequently, our financial statements have been consolidated with KKM on a retroactive basis to January 1, 2002. Chaparral accounted for its 50% investment in KKM using the equity method of accounting, which is reflected in our selected financial data for periods prior to 2002.

(2)	Present value of proved reserves for the years prior to 2002 represent our 50% equity interest in KKM. Present value of proved reserves for the years 2002 and after are presented at 100%. Discount rate applied was 10%.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1. Liquidity and Capital Resources

General Liquidity Considerations

Going Concern

Our financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Chaparral has experienced limitations in obtaining 100% export quota for the sale of our hydrocarbons and has had a working capital deficit in four of the last five years. Previously these conditions raised substantial doubt about our ability to continue as a going concern. Due to the refinancing of the Company’s debt during 2005 (see below) we now expect to be able to meet all expenditure and cash flow requirements through the next twelve months.

Chaparral has continued to manage the ratio of export sales to local market deliveries during 2005 with approximately 3,108,000 barrels, or 94% of current year sales of 3,297,000 barrels sold at world market prices and 189,000 at domestic prices. This compares with total sales of approximately 2,758,000 barrels in 2004, of which approximately 2,544,000 barrels, or 92% (2003: 2,591,000 barrels, 96%), was sold at world market prices and 214,000 barrels, or 8% (2003: 103,000 barrels, 4%), at domestic market prices.

On March 24, 2005, KKM signed a $40 million Structured Crude Oil Pre-export Credit Facility Agreement with BNP Paribas (Suisse) SA and others (the “BNP / KBC Credit Facility”). The funds from this facility are available for use to cover any short-term working capital deficiencies and were used to pay down the previous loan with Kazkommertsbank. Amounts borrowed under the BNP / KBC Credit Facility are repayable in 36 equal monthly installments commencing December 31, 2005. The interest rate is LIBOR plus 3.25% for the first 12 months and LIBOR plus 4.00% thereafter. The lenders also require that KKM implement a crude oil price hedging program, in a form satisfactory to the lenders. In addition, on March 22, 2005, Chaparral and CAP-G signed a Promissory Note Amendment Agreement with Nelson (the “Amended Note”). This provided for a prepayment of $1 million of the $4 million due to be repaid to Nelson on May 10, 2005 under the previous $4 million loan note and the replacement of that loan note with a new loan note for $3 million on substantially similar terms, but with an increase in the interest rate from 12% to 14% from May 10, 2005 and an extension of the maturity date of one year to May 10, 2006. The debt refinancing, coupled with current production and price levels, will enable the Company to meet all current financial obligations and continue with field development.

Liquidity and Capital Resources

We are presently engaged in the development of the Karakuduk Field, which requires substantial cash expenditures for drilling, well completions, workovers, oil storage and processing facilities, pipelines, gathering systems, water injection facilities, plant and equipment (pumps, transformer sub-stations etc.) and gas utilization. We have invested approximately $207 million in the development of the Karakuduk Field and have drilled or re-completed 70 productive wells by the end of 2005. Total capital expenditures for 2005 were approximately $31 million compared to $30 million incurred in 2004. Capital expenditures are estimated to be at least $100 million from 2006 through 2010, including the drilling of approximately 60 more wells over this period. We anticipate 2006 capital expenditures of approximately $46 million.

We expect to finance the continued development of the Karakuduk Field primarily through cash flows from the sale of crude oil. During 2005, KKM sold approximately 3.3 million barrels of crude oil for $151 million. As of January  24, 2006, daily oil production was in excess of 12,000 barrels per day (11,000 barrels per day net of royalties) from 59 of the 71 productive wells in the field. The ability of KKM to pay dividends in the immediate future is restricted by the needs of its capital investment program.

In 2006, KKM expects to increase production by drilling new wells, converting at least 16 more wells to artificial lift, converting four more wells to water injection wells, adding four new water injection wells to the injection fund and by continuing with hydraulic fracturing work in selected wells. Management expects production from the Karakuduk Field to increase to over 16,000 barrels of oil per day (14,650 barrels per day net of royalties) by year-end 2006.

In addition, our short and long-term liquidity is impacted by local oil sales obligations imposed on oil and gas producers within Kazakhstan to supply local energy needs, and our ability to obtain export quota necessary to sell our crude oil production on the international market. Under the terms of the Agreement, we have a right to export, and receive export quota for, 100% of the production from the Karakuduk Field. The domestic market does not permit world market prices to be obtained, resulting in, on average, approximately $28 to $29 lower cash flow per barrel in 2005. Furthermore, the Government has not allocated sufficient export quota to allow us to sell all of our available crude oil production on the world market. We are taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market. The Company has determined that it is no longer in the best interests of the Company to pursue arbitration proceedings in Switzerland for the breach of the Agreement by the Government of Kazakhstan, instead we intend to seek an amicable resolution of this matter. If the matter cannot be resolved in a satisfactory manner, we have, however, reserved our right to commence formal arbitration proceedings pursuant to our contractual arrangements with the Government.

No assurances can be provided, however, that an amicable resolution will be reached, or that if arbitration is instituted, it will be successful or that if successful, Chaparral will be able to enforce the award in

Kazakhstan, or that we will be able to export 100% or a significant portion of production or that we will be able to obtain additional cash flow from operations to meet working capital requirements in the future.

Obligations and Commitments

The following table is a summary of Chaparral’s future payments on obligations as of December 31, 2005:

	Obligations by Period
	1 Year	2-3 Years	4-5 Years	Later Years	Total
	$000

Debt	24,667	7,333	—	—	32,000
Interest on debt	1,033	188	—	—	1,221
Contracts with suppliers	3,666	—	—	—	3,666

In May 2002, Chaparral received a total equity and debt capital infusion of $45 million. Chaparral received a total investment of $12 million from Central Asian Industrial Holdings, N.V. (“CAIH”), including $8 million in exchange for 22,925,701 shares, or 60%, of Chaparral’s outstanding common stock, and $4 million in exchange for a three year note (the “Note”) bearing interest at 12% per annum (of which $2 million was repaid during 2002 but re-borrowed in 2004). These shares and the Note were sold to Nelson in May 2004. Additionally, Kazkommertsbank provided KKM with a credit facility totaling $33 million bearing interest at 14% per annum. On March 24, 2005 a further credit facility for $40 million was agreed with BNP Paribas (Suisse) SA (“BNP”) and KBC Bank N.V. (“KBC”), the BNP / KBC facility. On June 30, 2005 $32 million was drawn down from this facility and utilized to repay the Kazkommertsbank loan in full. As of December 31, 2005 the outstanding principal balance on the BNP / KBC Credit Facility was $29 million. A repayment of $12 million was made in January 2006 from current cash resources. The terms and conditions of the Note and the BNP /KBC Credit Facility are more fully described in Note 12 of our consolidated financial statements for the year ended December 31, 2005.

The financing costs of the BNP / KBC Credit Facility and the Note represent significant future cash flow requirements. A substantial portion of our future cash flow from operations will be required for debt service and may not be available for other purposes. We expect up to $33.3 million of our future available net cash flows from the Karakuduk Field will be utilized to service these loans, depending upon excess cash flows available from operations, if any, to repay the loan prior to its stated maturity date. The availability of future cash flows is contingent upon many factors beyond our control, including successful development of the underlying oil reserves from the Karakuduk Field, production rates, production and development costs, oil prices, access to oil transportation routes, and political stability in the region. In addition under the BNP / KBC Credit Facility, our ability to obtain additional debt or equity financing in the future for working capital, capital expenditures, or acquisitions is also restricted, as well as our ability to acquire or dispose of significant assets or investments. These restrictions may make us more vulnerable and less able to react to adverse economic conditions.

The failure of Chaparral to meet the terms of the BNP / KBC Credit Facility could result in an event of default. If such a default is not waived by the lenders, they can require KKM to immediately repay the full amount outstanding under the facility and may enforce the Nelson guarantee and their step-in rights under the Offtake agreement. We are currently in compliance with all the terms of the BNP / KBC Credit Facility. We had made all principal and interest payments due under the BNP / KBC Credit Facility and the Note as of December 31, 2005.

Related Party Transactions

KKM has a contract to transport 100% of its oil sales through the pipeline owned and operated by KTO, a wholly owned subsidiary of KMG, which was, until December 2004, the 40% minority shareholder in KKM. The rates for transportation are in accordance with those approved by the Government of the Republic of Kazakhstan. Currently, the use of the KTO pipeline system is the only viable method of exporting KKM’s production. As KTO notifies KKM of the export sales allocated to KKM on a monthly basis, KTO controls both the volume and transportation cost of export sales. As described above, KKM are constructing a railroad rack to allow alternate routes for shipping of the crude oil from the Karakuduk field.

KKM makes a prepayment for crude transportation based upon the allocation of export sales received from KTO. This prepayment includes pipeline costs charged by the operators of the Russian and Ukrainian pipeline systems which are dependent upon the point of sale of KKM’s exports. The following table summarizes KKM’s payments to, and balances with, KTO:

	2005	2004
	$000

KKM’s payments to KTO during the year	16,494	13,348
of which transportation costs for the year	16,252	13,144
Prepayment balance with KTO at December 31	1,787	1,162
Charges for pipeline storage, sales commission, export sales customs fees and Volga pipeline water	242	204
of which outstanding at December 31	14	8

KKM had a drilling contract with KMGD, an affiliate of KMG, for one development drilling rig operating in the Karakuduk Field. The contract expired on December 31, 2004.

As previously mentioned, on March 24, 2005, Chaparral and CAP-G signed a Promissory Note Amendment Agreement with Nelson (the “Amended Note”). This provided for a prepayment of $1 million of the $4 million due to be repaid to Nelson on May 10, 2005 under the existing $4 million loan note and the replacement of the existing loan note with a new loan note for $3 million on substantially similar terms, but with an increase in the interest rate from 12% to 14% from May 10, 2005 and an extension of the maturity date of one year to May 10, 2006.

All other related party transactions are disclosed in the notes to our consolidated financial statements for December 31, 2005. The loans with Kazkommertsbank and Nelson are disclosed in Note 12 and the drilling contract with KMGD is described in Notes 18 and 19, prepaid transportation to KTO in Note 3 and an insurance policy with Kazkommerts Policy in Note 19.

Legal Proceedings

In December 2002, KKM received a claim from the Ministry of State Revenues of the Republic of Kazakhstan for $9.1 million (the “Tax Claim”) relating to taxes and penalties covering the three years from 1999 to 2001. KKM appealed the claim through the courts in Kazakhstan, which eventually ruled in favor of KKM with the exception of $255,000 which was upheld. As a result, during 2003 KKM reversed $899,000 for income taxes accrued during 2002 for the Tax Claim net of the $255,000 which was settled January 2004.

The Ministry of State Revenues of the Republic of Kazakhstan had been considering penalties with respect to the Tax Claim in the amount of $970,000. In March 2004, a court hearing was conducted which resulted in a reduction of these penalties to $53,000. This amount was paid in full during 2004.

Capital Commitments and Other Contingencies

Our operations may be subject to other regulations by the Government of the Republic of Kazakhstan or other regulatory bodies responsible for the area in which the Karakuduk Field is located. In addition to taxation, customs declarations and environmental controls, regulations may govern such things as drilling permits and production rates. Drilling permits could become difficult to obtain or prohibitively expensive. Production rates could be set so low that they would make production unprofitable. These regulations may substantially increase the costs of doing business and may prevent or delay the starting or continuation of any given development project.

All regulations are subject to future changes by legislative and administrative action and by judicial decisions. Such changes could adversely affect the petroleum industry in general, and us in particular. It is impossible to predict the effect that any current or future proposals or changes in existing laws or regulations may have on our operations.

Commodity Prices for Oil

Our revenues, profitability, growth and value are highly dependent upon the price of oil. Market conditions make it difficult to estimate prices of oil or the impact of inflation on such prices. Oil prices have been volatile, and it is likely they will continue to fluctuate in the future. Various factors beyond our control affect prices for oil, including supplies of oil available worldwide and in Kazakhstan, the ability of OPEC to agree to maintain oil prices and production controls, political instability or armed conflict in Kazakhstan or other oil producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of transportation routes and pipeline capacity, and changes in applicable laws and regulations.

Exchange Rates and Inflation

We cannot control prices received from our oil sales and to the extent we are unable to pass on increases in operating costs, we may be affected by inflation. A devaluation of the Tenge, the currency of the Republic of Kazakhstan, can significantly decrease the value of the monetary assets that we hold in Kazakhstan as well as our assets in that country that are based on the Tenge. KKM retains the majority of cash and cash equivalents in U.S. Dollars, but KKM’s statutory tax basis for its assets, tax loss carryforwards, and VAT receivables are all denominated in Tenge and subject to the effects of devaluation. Local tax laws allow basis adjustments to offset the impact of inflation on statutory tax basis assets, but there is no assurance that any adjustments will be sufficient to offset the effects of inflation in whole or in part. If not, KKM may be subject to much higher income tax liabilities within Kazakhstan due to inflation and or devaluation of the local currency. Additionally, devaluation may create uncertainty with respect to the future business climate in Kazakhstan and to our investment in that country. During 2004 and 2005, however, the Tenge has remained relatively stable against the U.S. Dollar. There remains no guarantee that this stability is sustainable for the foreseeable future. As of December 31, 2005, the exchange rate was 133.77 Tenge per U.S. Dollar compared to 130.00 as of December 31, 2004. It should be noted that 94% of our crude oil sales by volume in 2005 were denominated in U.S. Dollars, while the majority of our capital expenditures, operating costs and general and administrative expenses are denominated in Tenge.

Critical Accounting Policies

Application of generally accepted accounting principles requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. In addition, alternative methods can exist to meet various accounting principles. In such cases, the choice of accounting method can also have a significant impact on reported amounts.

Our determination of proved oil and gas reserve quantities, the application of the full cost method of accounting for KKM’s development and production activities, and the application of standards of accounting for derivative instruments and hedging activities require management to make numerous estimates and judgments.

Oil and Gas Properties (Full Cost Method). Chaparral follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized. Effective with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143 in 2003, the carrying amount of oil and gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. The application of the full cost method of accounting for oil and gas properties generally results in higher capitalized costs and higher DD&A rates compared to the successful efforts method of accounting for oil and gas properties.

All capitalized costs of proved oil and gas properties, including the estimated future costs to develop proved reserves, are amortized using the unit-of-production method based on estimated proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized cost to be amortized.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.

Cost Excluded.  Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent costs of investments in unproved properties and major development projects. Chaparral excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed quarterly to determine if impairment has occurred. Any impairment is transferred to the costs to be amortized or a charge is made against earnings for those international operations where a reserve base has not yet been established. For operations where a reserve base has not yet been established, an impairment requiring a charge to earnings may be indicated through evaluation of drilling results or relinquishment of drilling rights.

Capitalized Interest.  SFAS 34, Capitalization of Interest Costs, provides standards for the capitalization of interest costs as part of the historical cost of acquiring assets. Financial Accounting Standards Board (“FASB”) Interpretation No. 33 (“FIN 33”) provides guidance for the application of SFAS 34 to the full cost method of accounting for oil and gas properties. Under FIN 33, costs of investments in unproved properties and major development projects, on which depreciation, depletion and amortization (“DD&A”) expense is not currently taken and on which exploration or development activities are in progress, qualify for capitalization of interest. Capitalized interest is calculated by multiplying the weighted-average interest rate on debt by the amount of costs excluded. Capitalized interest cannot exceed gross interest expense.

Ceiling Test.  Companies that use the full cost method of accounting for oil and gas exploration and development activities are required to perform a ceiling test each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed on a country-by-country basis. The test determines a limit, or ceiling, on the book value of oil and gas properties. That limit is basically the after tax present value of the future net cash flows from proved crude oil and natural gas reserves. This ceiling is compared to the net book value of the oil and gas properties reduced by any related deferred income tax liability. If the net book value reduced by the related deferred income taxes exceeds the ceiling, an impairment or non-cash write down is required. A ceiling test impairment can give Chaparral a significant loss for a particular period; however, future DD&A expense would be reduced.

Reserves.  Estimates of our proved oil and gas reserves are prepared by McDaniel in accordance with guidelines established by the SEC. Those guidelines require that reserve estimates be prepared under existing economic and operating conditions with no provisions for increases in commodity prices, except by contractual arrangement. Estimation of oil and gas reserve quantities is inherently difficult and is subject to numerous uncertainties. Such uncertainties include the projection of future rates of production, export allocation, and the timing of development expenditures. The accuracy of the estimates depends on the quality of available geological and geophysical data and requires interpretation and judgment. Estimates may be revised either upward or downward by results of future drilling, testing or production. In addition, estimates of volumes considered to be commercially recoverable fluctuate with changes in commodity prices and operating costs. Our estimates of reserves are expected to change as additional information becomes available. A material change in the estimated volumes of reserves could have an impact on the DD&A rate calculation and the financial statements.

Derivative Financial Instruments and Hedging Activities. We account for our investment in derivative financial instruments in accordance with SFAS 133, Accounting for Derivative Financial Instruments and Hedging Activities, as amended. As a result, we recognize all derivative financial instruments in our financial statements at fair value, regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are recognized periodically in income or in shareholders’ equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the related hedged items. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in income.

Accounting for Asset Retirement Obligations.  SFAS 143, Accounting for Asset Retirement Obligations, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS 143 is effective for fiscal years beginning after June 15, 2002. As a result of the adoption of SFAS 143, Chaparral has increased its assets and liabilities by $516,000 as of January 1, 2003 to reflect the net present value of its retirement obligations. See Note 11 to our consolidated financial statements for the year ended December 31, 2004 for results of the adoption of SFAS 143.

Legal, Environmental and Other Contingencies.  A provision for legal, environmental and other contingencies is charged to expense when the loss is probable and the cost can be reasonably estimated. Determining when expenses should be recorded for these contingencies and the appropriate amounts for accrual is a complex estimation process that includes the subjective judgment of management. In many cases, management’s judgment is based on interpretation of laws and regulations, which can be interpreted differently by regulators and/or courts of law. Chaparral’s management closely monitors known and potential legal, environmental and other contingencies and periodically determines when Chaparral should record losses for these items based on information available to us.

Income Taxes.  As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent we establish a valuation allowance or increase this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish a valuation allowance that could materially impact our financial condition and results of operations.

Change in Estimates.  Chaparral has not materially changed the use of its methodology for the estimates described above for the years presented and actual results compared to estimates made have not had a material effect on Chaparral’s financial condition and results of operations. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur that could materially affect the methodology or assumptions described above.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively only. The adoption of SFAS No. 149 as of July 1, 2003 has had no effect on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for us as of July 1, 2003. The adoption of the applicable provisions of this statement as of the indicated dates has had no effect on our consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity and when. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46-R”) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(i) Special purpose entities (“SPEs”) created prior to February 1, 2003. Chaparral must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(ii) Non-SPEs created prior to February 1, 2003. Chaparral is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(iii) All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. Chaparral is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 did not have a material impact on Chaparral’s financial statements. FIN 46-R applicable to Non-SPEs created prior to February 1, 2003 does not impact on Chaparral’s results of operations, financial position and cash flows.

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS 143 is effective for fiscal years beginning after June 15, 2002. Chaparral adopted SFAS 143 on January 1, 2003. See Note 11 to our consolidated financial statements for the year ended December 31, 2004 for results of the adoption of SFAS 143.

In November 2004, the FASB issued SFAS 151, Inventory Costs, an Amendment of APB Opinion No. 43, Chapter 4. SFAS 151 clarifies the accounting treatment for various inventory costs and overhead allocations and is effective for inventory costs incurred after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In December 2004, the FASB issued SFAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29. SFAS 153 specifies the criteria required to record a non-monetary asset exchange using carryover basis and is effective for non-monetary asset exchanges occurring after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In December 2004, the FASB issued SFAS 123 (revised 2004) (“SFAS 123R”), Share Based Payments. SFAS 123R requires that the cost from all share-based payment transactions, including stock options, be recognized in the financial statements at fair value and is effective for public companies in the first interim period after June 15, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. SFAS 154 changes the accounting for and reporting of a change of accounting principle. It requires retrospective application of a change of accounting principal unless impracticable. SFAS 154 is effective for fiscal years beginning after December 15, 2005 and is not expected to have a material impact on the company’s financial statements when adopted.

2. Results of Operations

Results of Operations for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Net income for the year ended December 31, 2005 amounted to $30.82 million compared to $8.52 million for the year ended December 31, 2004. The increase of $22.30 million is principally due to higher oil prices and increased sales partially offset by excess profit taxes payable in Kazakhstan and higher minority interest and taxes as a result of the higher profits.

Revenue.  Revenues for the year ended December 31, 2005 amounted to $150.58 million compared to $78.45 million in the year ended December 31, 2004. The increase of $72.13 million is the result of higher oil prices and increased sales volumes. In 2005 we sold 3,297,000 barrels compared to 2,758,000 barrels in 2004, an increase of 19.5%. The average price per barrel of crude oil recognized in 2005 was $45.67 compared to $28.44 per barrel in 2004. This increase of $17.23 per barrel is reflective of the increase in the average spot price of Brent crude over the same period.

Transportation and Operating Expenses.  Transportation costs for the year ended December 31, 2005 were $16.95 million or $5.14 per barrel sold, and operating expenses were $15.83 million or $4.48 per net barrel of crude oil produced. In comparison transportation costs for the year ended December 31, 2004 were $14.05 million, or $5.09 per barrel sold, and operating costs associated with sales were $8.32 million, or $2.93 per barrel produced. The increase in operating costs is due to higher production volumes in the year ended December 31, 2005 and higher labor costs, higher equipment, materials and supplies expenses and increased rental costs.

Excess Profits Tax.  Under KKM’s Agreement with the Ministry of Energy and Natural Resources for the Exploration, Development and Production of Oil in the Karakuduk Field a charge for Excess Profits Tax becomes payable when the total cumulative return on cash flows at the field exceeds certain levels. This charge is levied at various rates. During 2005 the cumulative rate of return at the Karakuduk field reached a level where this charge has become payable. A charge of $3.22 million has been estimated for the year ended December 31, 2005. There was no corresponding charge for Excess Profits Tax in the year ended December 31, 2004.

Depreciation and Depletion.  Depreciation and depletion expense was $25.38 million for the year ended December 31, 2005 compared to $18.18 million for the year ended December 31, 2004. The increase of $7.20 million is principally due to higher sales volumes. The depletion expense for 2005 amounted to $24.54 million or $6.94 per barrel produced compared with $17.55 million or $6.19 per barrel in 2004.

Interest Expense.  Interest expense for the year ended December 31, 2005 decreased to $4.68 million from $5.55 million in 2004. This decrease of $0.87 million is mainly due to reductions in the net loan balances outstanding of an average of approximately $10 million. This has been partially offset as the company did not capitalize any interest during the year ended December 31, 2005. The corresponding amount capitalized in 2004 amounted to $0.45 million.

General and Administrative Expenses.  General and administrative expenses in the year ended December 31, 2005 decreased by $1.30 million to $7.09 million compared to $8.39 million in 2004. The main reason for the higher expenditure in 2004 was severance payments to former executives of the Company of $0.78 million. In addition to this, further economies were made due to the relocation of the offices of the Company to accommodation shared with Nelson Resources Limited.

Management fee.  The management fee increased by $0.23 million to $0.68 million in the year ended December 31, 2005 from $0.45 million in the prior year. This increase is due to the inclusion of twelve months management fees in 2005 compared to seven months fees in 2004.

Marketing fee.  The increase of the marketing fee from $0.27 million in the year ended December 31, 2004 to $0.55 million in the year ended December 31, 2005 is due to the inclusion of a full year of the contract in 2005 compared to seven months in 2004 and also an increase in production levels.

Hedge losses.  The hedge losses in 2005 relate to certain contracts for oil sales taken out as part of the hedging strategy connected with the BNP/KBC loan facility. Under these agreements, KKM had the option each month, from April 2005 to December 2005, to require BNP to pay it an amount per barrel of specified monthly amounts of crude oil equivalent to the excess of $33.00 per barrel over the monthly average for that month of dated Brent. The crude oil amounts specified are 75,000 barrels per calendar month during the second quarter of 2005, 160,000 barrels per calendar month during the third quarter of 2005 and 170,000 barrels per calendar month during the last quarter of 2005. The Company paid $267,300 as consideration for these contracts, equivalent to $0.22 per barrel. There are no open hedge arrangements at December 31, 2005.

Other Income / (Expense).  Other income for the year ended December 31, 2004 includes $1 million received from Nelson as a fee for the Company exercising its pre-emption rights regarding the sale in December 2004 by KMG of its 40% share of KKM, which was then transferred to Nelson, who funded the purchase price. There was no similar transaction in 2005.

Income Taxes.  The income tax expense increased by $15.78 million to $22.90 million in the year ended December 31, 2005 from $7.12 million in the year ended December 31, 2004. This increase is due to higher taxable revenues at the KKM level in respect of the year ended December 31, 2005. In 2005 the pre-tax profit at the KKM level was $78.06 million compared to $25.80 million in 2004. All income taxes provided for relate to our operations in Kazakhstan. Chaparral currently has no U.S. income tax liability due to Chaparral’s estimated USA domestic tax loss carryforwards of $25.7 million as of December 31, 2005. These carryforwards will expire at various times between 2006 and 2022. See Note 14 to our consolidated financial statements for the year ended December 31, 2005.

Results of Operations for the Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Our operations for the year ended December 31, 2004 resulted in a net income of $8.52 million compared to a net income of $2.06 million for the year ended December 31, 2003. The $6.46 million increase in our net income is primarily due to (i) higher oil prices, (ii) increased sales and (iii) the receipt of pre-emption fee income, partially offset by (i) higher minority interest and taxes as a result of higher profits at KKM, (ii) higher transportation tariffs, (iii) higher workover costs, (iv) increased interest charges and (v) the beneficial effect in 2003 of a change in accounting principle.

Revenue.  Revenues were $78.45 million for the year ended December 31, 2004 compared with $57.61 million for the year ended December 31, 2003. The $20.84 million increase is the result of higher volumes sold and higher oil prices received during the year ended December 31, 2004. The increase in volumes sold during 2004 was the result of increased production and sales quotas obtained for the year. During

2004 we sold approximately 2,758,000 barrels of crude oil, recognizing $78.45 million, or $28.44 per barrel, in revenue. In comparison, we sold approximately 2,694,000 barrels of crude oil, recognizing $57.61 million in revenue, or $21.39 per barrel, for the year ended December 31, 2003.

Transportation and Operating Expenses.  Transportation costs for the year ended December 31, 2004 were $14.05 million, or $4.96 per barrel produced, and operating costs associated with sales were $8.32 million, or $2.93 per barrel. In comparison, transportation costs for the year ended December 31, 2003 were $11.47 million, or $4.26 per barrel, and operating costs associated with sales were $5.92 million, or $2.20 per barrel. The increase in transportation costs per barrel is mainly due to higher tariffs imposed on the Company and a 160,000 barrel sale to the local market in 2003 that carried no transportation cost. The increase in operating cost per barrel is mainly due to higher work-over costs.

Depreciation and Depletion.  Depreciation and depletion expense was $18.18 million for the year ended December 31, 2004 compared to $18.04 million for the year ended December 31, 2003. The $0.14 million increase is the result of higher sales volumes, offset by a slightly lower effective depletion rate. During the year 2004, Chaparral recognized a total depletion expense of $17.55 million or $6.19 per barrel, compared with $17.30 million or $6.42 per barrel in depletion expense for the year 2003. The decrease in the effective depletion rate of $0.23 per barrel is due to additions to the Company’s estimated proved reserves, partially offset by increased estimated capital expenditures for the development of the field for future years.

Interest Expense.  Interest expense for the year ended December 31, 2004, increased by $1.02 million from $4.53 million in 2003 to $5.55 million in 2004. This increase is mainly due to $0.46 million of interest payable in 2004 by KKM on advanced sales receipts, $0.21 million increase in discount on the Note, higher interest on the Note of $0.18 million due to the re-borrowing of $2 million in March 2004, and a lower amount of capitalized interest of $0.45 million, offset by lower interest payable of $0.39 million on the KKM Credit Facility .

General and Administrative Expense.  General and administrative costs for the year ended December 31, 2004, increased by $0.63 million from $7.76 million for the year 2003 to $8.39 million for the year 2004. The increase is largely due to $0.78 million of severance payments to former executives of the Company, partially offset by reduced costs as a result of economies in consultancy services and salaries and wages.

Other Income.  Other income for the year ended December 31, 2004 includes $1 million received from Nelson as a fee for the Company exercising its pre-emption rights regarding the sale in December 2004 by KMG of its 40% share of KKM, which was then transferred to Nelson, who funded the purchase price. See Item 1 for a fuller description of the transaction.

Income Taxes.  Income tax expense for the year ended December 31, 2004, increased by $3.00 million from $4.12 million for the year 2003 to $7.12 million for the year 2004. The $3.00 million increase is due to KKM generating higher taxable income in the Republic of Kazakhstan. Net income at the KKM level for the year ended December 31, 2004 was $18.66 million compared with $10.76 million for the year ended December 31, 2003. All income taxes provided for relate to our operations in Kazakhstan. Chaparral had no U.S. income tax liability due to Chaparral’s estimated USA domestic tax loss carryforwards of $24.8 million as of December 31, 2004. These carryforwards expire at various times between 2005 and 2022. See Note 14 to our consolidated financial statements for the year ended December 31, 2004.

Cumulative Effect of Change in Accounting Principle.  As a result of the adoption of SFAS 143, Chaparral recognized a gain of $1.02 million as a cumulative effect of change in accounting principle for the year ended December 31, 2003. In addition, Chaparral recognized $73,000 in accretion expense to account for changes in the ARO liability. There were no such items recorded in 2004. See Note 11 to our consolidated financial statements for the year ended December 31, 2004.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency

Chaparral’s functional currency is the U.S. Dollar. All transactions arising in currencies other than U.S. Dollars, including assets, liabilities, revenue, expenses, gains or losses are measured and recorded in U.S. Dollars using the exchange rate in effect on the date of the transaction.

Cash and other monetary assets held and liabilities denominated in currencies other than U.S. Dollars are translated at exchange rates prevailing as of the balance sheet date (133.77 and 130.00 Kazakh Tenge per U.S. Dollar as of December 31, 2005 and 2004, respectively). Non-monetary assets and liabilities denominated in currencies other than U.S. Dollars have been translated at the estimated historical exchange rate prevailing on the date of the transaction. Exchange gains and losses arising from translation of non-U.S. Dollar amounts at the balance sheet date are recognized as an increase or decrease in income for the period.

A devaluation of the Tenge, the currency of the Republic of Kazakhstan, can significantly decrease the value of the monetary assets that we hold in Kazakhstan as well as our assets in that country that are based on the Tenge. During 2005, the Tenge has depreciated against the U.S. Dollar by approximately 3%. Since December 31, 2003, however, the Tenge has appreciated against the U.S. Dollar by approximately 7%. There remains no guarantee that this appreciation is either sustainable or permanent in the foreseeable future. KKM retains the majority of cash and cash equivalents in U.S. Dollars in bank accounts within Kazakhstan, but KKM’s statutory tax basis for its assets, tax loss carryforwards, and VAT receivables are all denominated in Tenge and subject to the effects of devaluation. Local tax laws allow basis adjustments to offset the impact of inflation on statutory tax basis assets, but there is no assurance that any adjustments will be sufficient to offset the effects of inflation in whole or in part. If not, KKM may be subject to much higher income tax liabilities within Kazakhstan due to inflation and/or devaluation of the local currency. Additionally, devaluation may create uncertainty with respect to the future business climate in Kazakhstan and to our investment in that country. It should be noted that 94% of our crude oil sales in 2005 were denominated in U.S. Dollars, while the majority of our capital expenditures, operating costs and general and administrative expenses are denominated in Tenge.

The Tenge is not a convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities in these financial statements does not indicate that Chaparral could realize or settle these assets and liabilities in U.S. Dollars.

We had $1.79 million of net monetary liabilities denominated in Tenge as of December 31, 2005 compared to $8.25 million at December 31, 2004.

Commodity Prices for Oil

During 2005 we sold approximately 3,297,000 barrels of crude oil, recognizing $150.58 million, or $45.67 per barrel, in revenue. In comparison, we sold approximately 2,758,000 barrels of crude oil, recognizing $78.45 million in revenue, or $28.44 per barrel, for the year ended December 31, 2004.

Under the terms of the Agreement, we have a right to export, and receive export quota for, 100% of the production from the Karakuduk Field. The domestic market does not permit world market prices to be obtained, resulting in, on average, approximately $28 to $29 lower cash flow per barrel in 2005. Furthermore, the Government has not allocated sufficient export quota to allow us to sell all of our available crude oil production on the world market. We are taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market. The Company has determined that it is no longer in the best interests of the Company to pursue arbitration proceedings in Switzerland for the breach of the Agreement by the Government of Kazakhstan, instead we intend to seek an amicable resolution of this matter.

During 2004 and 2005 Chaparral has been successful in maintaining the export sales/local market deliveries ratio which had significantly improved from 2002 to 2003. For the year ended December 31, 2005, Chaparral sold approximately 3,297,000 barrels of its current year production, of which approximately

3,108,000 barrels, or 94%, have been sold at world market prices and 189,000 barrels, or 6%, have been sold at domestic market prices compared to 92% at world market prices and 8% at domestic market prices in 2004.

Customer credit concentration

During 2005 we sold all of our crude oil for export to Vitol Central Asia S.A. (“Vitol”). This accounted for approximately 98% of the Company’s revenues during the year. KKM has a five year crude oil sales agreement in place with Vitol. Under this agreement the price for each month’s delivery of crude oil is agreed in advance between the off-taker and KKM. KKM has the absolute right, at its own discretion, to sell its oil to a third party if a price cannot be agreed. Crude oil is a fungible product and, as such, a ready market is available subject to the discussion above concerning commodity price risk. All sales to Vitol are covered by an irrevocable letter of credit issued by an international bank having a long term credit rating of no less than ‘A’.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15(a) for a list of the Financial Statements and the supplementary financial information included in this report following the signature page.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the periodic reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company carried out an evaluation as of December 31, 2005, under the supervision and the participation of our management, including our chief executive officer and chief financial officer, of the design and operation of these disclosure controls and procedures pursuant to Rules 13a-15(e) under the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information required to be included in our periodic SEC filings.

Changes in Internal Controls over Financial Reporting

As a result of the evaluation referred to in the preceding paragraph, there were no changes during the quarter ended December 31, 2005 that materially affected or are reasonably likely to affect our internal control over financial reporting. There have been no significant changes in internal controls over financial reporting or other factors subsequent to December 31, 2005.

PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 17, 2006, the following table sets forth the names and ages of our directors and executive officers of Chaparral, the principal offices and positions with Chaparral held by each person and the date such person became a director or executive officer. The executive officers are elected annually by the board of directors. Executive officers serve terms of one year or until their death, resignation or removal by the board of directors. The present term of office of each director will expire at the next annual meeting of stockholders.

Each director will hold office until his successor is duly elected and qualified, until his resignation or until he is removed in the manner provided by our bylaws.

Name of Director or			Principal Occupation
Officer and Position in Chaparral	Since	Age	During the Last 5 Years

Dmitri Timoshenko Director	2005	33	Mr. Timoshenko graduated from the Moscow State Juridical Academy in 1994 and joined LUKOIL in 1996. He is Vice-President and General Counsel for LUKOIL Overseas Holding Limited.
Oktay Movsumov* Director	2005	49	Mr. Movsumov graduated in 1978 from the Azerbijan Engineer and Construction Institute and has a PhD in Economics. He has worked for JSC OAO LUKOIL since 1996 and is currently Vice-President Finance and Chief Treasurer of LUKOIL Overseas Holding Limited.
Peter G. Dilling* Director	2002	56	From 1995 to 1997, Mr. Dilling held various positions with Chaparral, including Vice Chairman of the Board and since 2002 as Director. Mr. Dilling served as President and Chief Executive Officer of Trinidad Exploration and Development, Ltd., an oil and gas exploration company, from 1999 to 2003 and as President and Chief Executive Officer of Anglo-African Energy, Inc., from 1999. Mr Dilling also serves as Chairman and Director of Salcombe SPV Ltd and Holland Park SPV Ltd, both real estate investment and development companies, since 2002.
Boris Zilbermints Director and Chief Executive Officer	2005	37	Since 2001 Mr. Zilbermints has worked for LUKOIL Overseas Service Limited, initially as Head of the Strategic Planning division and as Regional Director for Kazakhstan since November 2002. Mr Zilbermints serves as a Board Director for the Karachaganak Operating Company, JV Turgai Petroleum and the joint venture company developing LUKOIL’s interests in the Caspian. He is a member of the Society of Petroleum Engineers, the International Association for Energy Economics and the Association of International Petroleum Negotiators.
Alan D. Berlin* Director and Corporate Secretary	2002	66	Since 1995, Mr. Berlin has been a partner of the law firm Aitken Irvin Berlin & Vrooman, LLP. He was engaged in the private practice of law for over five years prior to joining Aitken Irvin. Mr. Berlin served as a Director of Chaparral in 1997 and was the Secretary of Chaparral from January 1996 to August 1997. Since June 1998, he has served Chaparral in the same position. From 1985 to 1987, Mr. Berlin was the President of the International Division of Belco Petroleum Corp. and held various other positions with Belco Petroleum Corp. and Belco Oil and Gas Corp. from 1977 to 2001. Mr. Berlin has been appointed an Honorary Associate of the Centre for Petroleum and Mineral Law and Policy at the University of Dundee, Scotland, and is a member of the Association of International Petroleum Negotiators.

Name of Director or			Principal Occupation
Officer and Position in Chaparral	Since	Age	During the Last 5 Years

Charles Talbot VP-Finance and Chief Financial Officer	2005	37	Mr. Talbot was appointed Vice President-Finance and Chief Financial Officer of the Company in October 2005. He is Group Financial Controller of Caspian Investments Resources Limited. He was Group Financial Controller of Black & Veatch, Europe, a global engineering company, from 2001 to 2005. He was admitted to membership of the Institute of Chartered Accountants in England and Wales in 1993.

*	Audit Committee member.

Audit Committee Financial Expert

The board of directors has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The board also determined that Peter G. Dilling qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Code of Ethics

Chaparral has adopted a code of ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and its employees. Chaparral has filed a copy of this Code of Ethics as Exhibit 14 to this form 10-K.

Shareholder Nomination Procedures

There had been no material changes during the fourth fiscal quarter to the procedures disclosed in the Proxy statement filed on February 16, 2006 with the SEC.

Committees of the Board of Directors and Meeting Attendance

During the fiscal year 2005, Chaparral held seven board meetings. The board had three committees, namely the Compensation Committee, the Audit Committee and the Corporate Governance Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and any amendments furnished to Chaparral during our fiscal year ended December 31, 2005, and Form 5 and any amendments furnished to Chaparral with respect to the same fiscal year, we believe that our current directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements.

ITEM 11.	EXECUTIVE COMPENSATION

The following table shows the compensation paid by Chaparral for services rendered during the year by Mr. Gill as former Chief Executive Officer of Chaparral, and his predecessor Mr. Klinchev, and by Mr. Penney as former Vice President — Finance and Chief Financial Officer of Chaparral, and his predecessors,

Messrs. Soto, Wood and Moore. There were no other executive officers of Chaparral whose annual salary and bonus exceeded $100,000 during the fiscal year 2005.

Summary Compensation Table.

						Long-Term Compensation
						Awards		Payouts
		Annual Compensation					Securities
					Other	Restricted	Underlying
					Annual	Stock	Options/	LTIP	All other
Name and Principal Position	Year	Salary		Bonus	Compensation	Awards ($)	SARs (#)	Payouts ($)	Compensation

Simon K. Gill	2005	$170,986	(1)	—	—	—	—	—	—
Former Chief Executive Officer	2004	$115,500	(2)	—	—	—	—	—	—
(05/04 to 12/05)
Nikolai D. Klinchev	2005	—		—	—	—	—	—	—
Former Chief Executive Officer	2004	$106,887		$250,000	—	—	—	—	$311,323	(3)
(11/02 to 05/04)
Nigel F. Penney	2005	$214,238		—	—	—	—	—	—
Former VP-Finance and	2004	$101,500		—	—	—	—	—	—
Chief Financial Officer
(08/04 to 09/05)
Miguel C. Soto	2005	—		—	—	—	—	—	—
Former VP-Finance and	2004	$112,126		$50,000	—	—	—	—	$120,000	(4)
Chief Financial Officer
(05/04 to 08/04)
Jonathan P. Wood	2005	—		—	—	—	—	—	—
Former VP-Finance and	2004	$100,646		$82,000	—	—	—	—	$222,000	(4)
Chief Financial Officer
(01/04 to 05/04)
Richard J. Moore	2005	—		—	—	—	—	—	—
Former VP-Finance and	2004	—		—	—	—	—	—	$160,000	(4)
Chief Financial Officer
(08/04 to 09/05)

(1)	Includes $137,436 paid to Nelson for the services of Mr Gill for the period January to December 2005.

(2)	Paid to Nelson for the services of Mr. Gill for the period June to December 2004.

(3)	Represents $282,000 severance pay and $29,323 paid by Chaparral for the education of Mr. Klinchev’s daughter.

(4)	Severance pay.

Options/SAR Grants.

For the fiscal years ended December 31, 2005 and 2004, we did not grant any options.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value.

As of December 31, 2005, there were no unexercised options/SARs and additionally, no options were exercised in fiscal year 2005.

Director Interlocks.

Mr. Greene was Chief Financial Officer of Nelson until December 2, 2005. Mr. Hodder was an employee of Nelson until December 2, 2005. Mr. Gill was an employee of Nelson until October 21, 2005. Mr. Timoshenko is Vice President and Chief Legal Counsel, Mr. Movsumov is Vice President Finance and Chief Treasurer and Mr. Zilbermints is an employee of LUKOIL Overseas.

Compensation of Directors.

During the fiscal year ended December 31, 2002, Chaparral implemented a standard compensation arrangement for its directors, including providing (i) $700 in compensation to each director for each board or committee meeting attended via teleconference, (ii) $1,000 in compensation to each director for each board or committee meeting attended in person, (iii) $2,000 in compensation per day while traveling on Chaparral related business, including board meetings, and (iv) $2,500 in quarterly compensation for serving on Chaparral’s board. During 2005, a Special Committee of independent Directors was formed to monitor and protect the interests of all shareholders, equally, in response to the takeover of Nelson. The fees for this committee were approved at $25,000 for each member of the special committee.

Stock Performance Graph.

Comparison of Five Year Cumulative Total Return

The following table compares the total returns (assuming reinvestment of dividends) of common stock, the Nasdaq Market Index and the SIC Code Index For the five year period ending December 31, 2005

	2000	2001	2002	2003	2004	2005

Chaparral Resources, Inc.	100.00	41.66	27.59	27.86	48.27	140.12
SIC Code Index	100.00	89.03	87.04	126.73	167.72	248.97
NASDAQ Market Index	100.00	79.21	54.46	82.12	89.65	91.59

Board Compensation Committee Report on Executive Compensation

Insider Participation in Compensation Decisions and Compensation Committee Report on Executive Compensation

The Compensation Committee of our board of directors determines the compensation of the executive officers named in the Summary Compensation Table included as part of “Item 11 — Executive Compensation.” The Compensation Committee will furnish the following report on executive compensation in connection with the Annual Meeting:

Compensation Philosophy

As members of the Compensation Committee, it is our duty to administer the executive compensation program for Chaparral. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of Chaparral, evaluating the performance of such executive officers in meeting such goals and making recommendations to the board with regard to executive compensation. Chaparral’s compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, achievement of specific operational, financial and strategic objectives, and increases in shareholder value. The Compensation Committee regularly reviews the compensation packages of Chaparral’s executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, Chaparral’s financial performance, the market composition for executives of similar background and experience, and the performance of the executive officer under consideration. The particular elements of Chaparral’s compensation programs for executive officers are described below.

Compensation Structure

The base compensation for the executive officers of Chaparral named in the Summary Compensation Table is intended to be competitive with that paid in comparable situated industries, taking into account the scope of responsibilities. The goals of the Compensation Committee in establishing Chaparral’s executive compensation program are:

•	to compensate the executive officers of Chaparral fairly for their contributions to Chaparral’s short, medium and long-term performance; and

•	to allow Chaparral to attract, motivate and retain the management personnel necessary to Chaparral’s success by providing an executive compensation program comparable to that offered by companies with which Chaparral competes for management personnel.

The elements of Chaparral’s executive compensation program are annual base salaries, annual bonuses and equity incentives. The Compensation Committee bases its decisions on the scope of the executive’s responsibilities, a subjective evaluation of the executive’s performance and the length of time the executive has been in the position.

In June 2001, Chaparral’s stockholders approved the 2001 Stock Incentive Plan, which sets aside 2.14 million shares of Chaparral’s common stock for issuance to Chaparral’s officers, directors, employees, and consultants. Chaparral has not made any grants under the 2001 Stock Incentive Plan as of December 31, 2005.

Compensation of the Chief Executive Officer

During fiscal year 2005, Mr. Gill served as Chief Executive Officer of Chaparral until December 2005 when he resigned. In establishing his base salary, the Compensation Committee considered the factors set forth above, including the level of CEO compensation in other publicly owned/similar sized development and production companies in the oil and gas industry and their level of involvement in the day-to-day operations of Chaparral.

Executive Compensation Deductibility

Chaparral intends that amounts paid under Chaparral’s compensation plans generally will be deductible compensation expenses. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible according to Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Interlocks and Insider Participation

No executive officer or director of Chaparral serves as an executive officer, director, or member of a compensation committee of any other entity, for which an executive officer, director, or member of such entity is a member of the board or the Compensation Committee of the board. There are no other interlocks.

Compensation Committee of the Board of Directors,

O. Movsumov, Chairman
B. Zilbermints
P. G. Dilling

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 10, 2006, with respect to our directors, named executive officers and each person who is known by us to own beneficially more than 5% of our common stock, and with respect to shares owned beneficially by all of our directors and executive officers as a group. The address for all of our directors and executive officers of Chaparral is 2 Gannett Drive, Suite 418, White Plains, New York 10604.

Amount and
		Nature	Percent of
		of Beneficial	Common
Name of Beneficial Owner	Position	Ownership(1)	Stock(1)

Open Joint Stock Company “Oil”	—	26,002,624	62.98%
Company “LUKOIL”
11, Sretensky Boulevard
Moscow
Russia, 101000
Allen & Company Incorporated	—	3,813,854	9.24%
711 Fifth Avenue New York,
New York 10022
Peter G. Dilling	Director	—	—
Alan D. Berlin	Director	167	*
Dimitri Timoshenko	Director	—	—
Oktay Movsumov	Director	—	—
Boris Zilbermints	Director and Chief Executive Officer	—	—
R Frederick Hodder	Former Chairman of the Board	—	—
Simon K. Gill	Former Director and Chief Executive Officer	—	—
Nicholas P. Greene	Former Director	—	—
Nikolai D. Klinchev	Former Director and Chief Executive Officer	84	*
Charles I. Talbot	VP-Finance and Chief Financial Officer	—	—
Nigel F. Penney	Former VP-Finance and Chief Financial Officer	—	—
Jonathan S. Wood	Former VP-Finance and Chief Financial Officer	—	—
Miguel C. Soto	Former VP-Finance and Chief Financial Officer	—	—
All current directors, nominees, executive officers as a group (six persons)		167	*

*	Represents less than 1% of the shares of Common Stock outstanding.

(1)	Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power with respect to such securities, has the right to acquire beneficial ownership within 60 days or acquires such securities with the purpose or effect of changing or influencing the control of Chaparral.

(2)	In accordance with Rule 13d-3(d)(1)(i)(A), includes 3,076,923 shares underlying warrants to purchase shares of Common Stock. Does not include shares owned directly by officers and stockholders of LUKOIL with respect to which LUKOIL disclaim beneficial ownership. Officers and stockholders of LUKOIL may be deemed to beneficially own shares of the Common Stock reported to be beneficially owned directly by LUKOIL.

(3)	Does not include shares owned directly by officers and stockholders of Allen Holding and Allen & Company with respect to which Allen Holding and Allen & Company disclaim beneficial ownership. Officers and stockholders of Allen Holding and Allen & Company may be deemed to beneficially own shares of the Common Stock reported to be beneficially owned directly by Allen Holding and Allen & Company.

1998 Incentive and Non-statutory Stock Option Plan

On June 26, 1998, the stockholders approved the 1998 Incentive and Non-statutory Stock Option Plan (the “1998 Plan”), pursuant to which up to 50,000 options to acquire Chaparral’s common stock may be granted to officers, directors, employees or consultants of Chaparral and its subsidiaries. The stock options granted under the 1998 Plan may be either incentive stock options or non-statutory stock options. The 1998 Plan has an effective term of ten years, commencing on May 20, 1998. Chaparral has not granted any options under the 1998 Plan as of December 31, 2005.

2001 Stock Incentive Plan

In June 2001, Chaparral’s stockholders approved the 2001 Stock Incentive Plan, which sets aside a total of 2.14 million shares of Chaparral’s common stock for issuance to Chaparral’s officers, directors, employees and consultants. Chaparral has not made any grants under the 2001 Stock Incentive Plan as of December 31, 2005.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May 2002, Chaparral received a total equity and debt capital infusion of $45 million, which was partially utilized to repay a substantial portion of Chaparral’s loan agreement with Shell Capital. Chaparral received a total investment of $12 million from CAIH, including $8 million in exchange for 22,925,701 shares, or 60%, of Chaparral’s outstanding common stock, and $4 million in exchange for a three year note bearing interest at 12% per annum (the “Note”). Along with the Note, CAIH received a warrant to purchase 3,076,923 shares of Chaparral’s common stock at $1.30 per share (the “Warrant”). These shares, the Note and the Warrant were purchased by Nelson in May 2004. Nelson was amalgamated with Caspian in December 2005.

Additionally, Kazkommertsbank, an affiliate of CAIH, provided KKM with a credit facility totaling $33 million, consisting of $28 million that was used to repay a portion of the Shell Capital Loan and $5 million that was made available for KKM’s working capital requirements. Chaparral paid CAIH $1.79 million as a related restructuring fee. This loan was repaid in full on July 1, 2005. See Note 12 to our consolidated financial statements for the year ended December 31, 2005 for additional disclosure on loans with affiliates.

In 2003, Chaparral approved a one-year agreement with OJSC Kazkommerts Securities (“KKS”), an affiliate of Kazkommertsbank. The agreement was effective as of January 7, 2003 and provided for KKS to assist Chaparral’s senior management with financial advisory and investment banking services. In consideration for the services, KKS received a monthly fee of $25,000 (the “Advisory Fee”). This agreement was extended until April 2004 when it was cancelled.

In August 2004, the Company approved a two-year agreement with Nelson to provide corporate administrative services and financial advisory services (the “Service Agreement”) to support its business activities. The Service Agreement is effective as of June 1, 2004 and can be terminated upon 30 days written notice by either party. In consideration for these services Nelson will receive a fixed monthly fee of $20,000 for administrative services and $25,000 for financial advisory services (the “Management Fee”). As part of the Service Agreement, Nelson is also required to provide personnel to cover Chaparral’s executive and managerial needs. The cost of executive and managerial personnel will be allocated on the basis of the cost of personnel involved and on the percentage of time actually spent by such personnel on matters related to Chaparral, as mutually agreed by the parties from time to time. In addition, Nelson would use its greater buying power to obtain more favorable rates for goods and services, including insurance coverage, for Chaparral. These expenditures will be passed to Chaparral at cost with a ten percent mark-up. The total amount charged for the Management Fee, the executive and managerial cost, insurance coverage and the mark-up under the Service Agreement during the year ended December 31, 2005 amounted to $677,000 and $682,000 during the year ended December 31, 2004.

On June 3, 2004, KKM entered into a three year agency agreement with Nelson (the “Marketing Agreement”), whereby Nelson becomes the duly authorized, exclusive agent for the purpose of marketing crude oil, and is empowered to represent the interests of KKM in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the marketing of crude oil. The Marketing Agreement is effective as of June 1, 2004 and can be terminated upon 90 days written notice by either party. As consideration for the services provided under the Marketing Agreement, KKM shall pay Nelson a fixed fee of $20,000 per month and a variable fee of five US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is more than 10% of the total amount of production, or eight US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is less than 10% of the total amount of production (the “Marketing Fee”). In 2005 a total of $548,000 was charged under the marketing agreement compared to $274,000 during 2004.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees paid or accrued by Chaparral for the audit and other services provided by Ernst & Young and affiliated entities for the years ended December 31, 2005 and 2004.

Description	2005	2004

	$000	$000
Audit Fees	272	219
Tax Fees	11	21
Audit Related Fees	—	—
All other fees	3	—

Total	286	240

The Audit Committee must pre-approve audit-related and non-audit services not prohibited by law to be performed by Chaparral’s independent registered public accounting firm. The Audit Committee pre-approved all audit-related and non-audit services in 2005.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1) Financial Statements

(a)(2) Financial Statement Schedules

All schedules for which a provision is made in the applicable accounting regulations of the SEC that are not required under the related instructions or are inapplicable have been omitted.

(b) Exhibits.

Exhibit No.		Description and Method of Filing

*2	.1	Stock Acquisition Agreement and Plan of Reorganization dated April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc.
*2	.2	Escrow Agreement dated April 12, 1995 between Chaparral Resources, Inc., the Shareholders of Central Asian Petroleum, Inc. and Barry W. Spector.
*2	.3	Amendment to Stock Acquisition Agreement and Plan of Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc.
3.1		Certificate of Incorporation, dated April 21, 1999, incorporated by reference to Chaparral Resources, Inc.’s Notice and Definitive Schedule 14A dated April 21, 1999.
3.2		Bylaws, dated April 21, 1999, incorporated by reference to Annex IV to our Notice and Definitive Schedule 14A dated April 21, 1999.
4.1		Written Resolutions of the Shareholders of Central Asian Petroleum (Guernsey) Limited dated May 30, 2001, authorizing the issuance of Series A Preferred Shares in Central Asian Petroleum (Guernsey) Limited, incorporated by reference to Exhibit 4.1 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with SEC on August 14, 2001.
*10	.1	Agreement dated August 30, 1995 for Exploration, Development and Production of Oil in Karakuduk Oil Field in Mangistau Oblast of the Republic of Kazakhstan between Ministry of Oil and Gas Industries of the Republic of Kazakhstan for and on Behalf of the Government of the Republic of Kazakhstan and Joint Stock Company of Closed Type Karakuduk Munay Joint Venture.
*10	.2	License for the Right to Use the Subsurface in the Republic of Kazakhstan.
*10	.3	Amendment dated September 11, 1997, to License for the Right to Use the Subsurface in the Republic of Kazakhstan.
*10	.4	Amendment to License for the Right to Use the Subsurface in the Republic of Kazakhstan, dated December 31, 1998.
10.5		Letter from the Agency of the Republic of Kazakhstan on Investments to Central Asian Petroleum (Guernsey) Limited dated July 28, 1999 regarding License for the Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.5 to Chaparral Resources, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.
*10	.6	1998 Incentive and Non-statutory Stock Option Plan.
10.7		CRI-CAP(G) Loan Agreement, dated February 7, 2000, between Chaparral Resources, Inc. and Central Asian Petroleum (Guernsey) Limited, incorporated by reference to Exhibit 10.13 to Chaparral Resources, Inc.’s Current Report on 8-K dated February 14, 2000, filed with the SEC on March 22, 2000.
10.8		CAP(G)-KKM Loan Agreement, dated February 7, 2000, between Closed Type JSC Karakudukmunay and Central Asian Petroleum (Guernsey) Limited, incorporated by reference to Exhibit 10.16 to Chaparral Resources, Inc.’s Current Report on 8-K dated February 14, 2000, filed with the SEC on March 22, 2000.
10.9		2001 Stock Incentive Plan approved by the stockholders of Chaparral Resources, Inc. on June 21, 2001, incorporated by reference to Exhibit 10.43 to Chaparral Resources, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 15, 2002.

Exhibit No.	Description and Method of Filing

10.10	Master Agreement, dated May 9, 2002, between Chaparral Resources, Inc. and Central Asian Industrial Holdings, N.V., incorporated by reference to Exhibit 10.1 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.11	Mutual Release Agreement, dated May 7, 2002, among Chaparral Resources, Inc., Central Asian Petroleum (Guernsey) Limited, Central Asian Petroleum, Inc. and Closed Type JSC Karakudukmunay, and Shell Capital Inc., Shell Capital Services Limited and Shell Capital Limited, incorporated by reference to Exhibit 10.2 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.12	Promissory Note, dated May 10, 2002, jointly and severally between Chaparral Resources, Inc. and Central Asian Petroleum (Guernsey) Limited and Central Asian Industrial Holdings, N.V., incorporated by reference to Exhibit 10.3 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.13	Stock Purchase Warrant, dated May 10, 2002, between Chaparral Resources, Inc. and Central Asian Industrial Holdings, N.V., incorporated by reference to Exhibit 10.4 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.14	Registration Agreement, dated May 10, 2002, between Chaparral Resources, Inc. and Central Asian Industrial Holdings, N.V., incorporated by reference to Exhibit 10.5 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.15	Agreement, dated May 8, 2002, between Chaparral Resources, Inc. and Exeter Finance Group, Inc., incorporated by reference to Exhibit 10.6 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.16	Stock Purchase Agreement, dated May 9, 2002, between Chaparral Resources, Inc. and Dardana Limited, incorporated by reference to Exhibit 10.7 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 20, 2002.
10.17	Loan Agreement #250, dated May 6, 2002, among Closed Joint Stock Company Karakudukmunai and Open Joint Stock Company Kazkommertsbank, incorporated by reference to Exhibit 10.1 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.
10.18	Additional Agreement, dated May 6, 2002, to Loan Agreement #250, among Closed Joint Stock Company Karakudukmunai and Open Joint Stock Company Kazkommertsbank, incorporated by reference to Exhibit 10.2 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.
10.19	Additional Agreement, dated June 6, 2002, to Loan Agreement #250, among Closed Joint Stock Company Karakudukmunai and Open Joint Stock Company Kazkommertsbank, incorporated by reference to Exhibit 10.3 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.
10.20	Accessorial Agreement #5382A, dated May 6, 2002, among Closed Joint Stock Company Karakudukmunai and Open Joint Stock Company Kazkommertsbank, incorporated by reference to Exhibit 10.4 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.
10.21	Additional Agreement, dated May 7, 2002, to Accessorial Agreement #5382A, among Closed Joint Stock Company Karakudukmunai and Open Joint Stock Company Kazkommertsbank, incorporated by reference to Exhibit 10.5 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.

Exhibit No.	Description and Method of Filing

10.22	Accessorial Agreement #5896A, dated July 31, 2002, among Closed Joint Stock Company Karakudukmunai and Open Joint Stock Company Kazkommertsbank, incorporated by reference to Exhibit 10.6 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.
10.23	Open Joint Stock Company Kazkommertsbank letter dated August 16, 2002, to Closed Joint Stock Company Karakudukmunai, incorporated by reference to Exhibit 10.7 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 19, 2002.
10.24	Amendment to License dated December 11, 2002, to provide for the stabilization of taxes and clarification on tax laws applicable to KKM, incorporated by reference to Exhibit 10.58 to Chaparral Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003.
10.25	Service Agreement, dated January 7, 2003, between Chaparral Resources, Inc. and OJSC Kazkommerts Securities, incorporated by reference to Exhibit 10.1 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 14, 2003.
10.26	Agency Agreement, dated June 3, 2004, between Nelson Resources Limited and Closed Type JSC Karakudukmunay incorporated by reference to Exhibit 10.1 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed with the SEC on August 13, 2004.
10.27	Corporate Administrative and Financial Advisory Service Agreement, effective June 1, 2004, between Chaparral Resources, Inc. and Nelson Resources Limited, incorporated by reference to Exhibit 10.2 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed with the SEC on August 13, 2004.
10.28	Additional agreement to Accessorial agreement #5382/A, dated July 28, 2004, between Kazkommertsbank OJSC and Closed Type JSC Karakudukmunay, incorporated by reference to Exhibit 10.3 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed with the SEC on August 13, 2004.
10.29	Accessorial agreement #615/A, dated June 14, 2004, between Kazkommertsbank OJSC and Closed Type JSC Karakudukmunay, incorporated by reference to Exhibit 10.4 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed with the SEC on August 13, 2004.
10.30	Letter agreement between Chaparral Resources, Inc. and Nelson Resources Limited dated November 24, 2004, incorporated by reference to Exhibit 1.01 to Chaparral Resources, Inc.’s Report on Form 8-K dated November 24, 2004, filed with the SEC on November 29, 2004.
10.31	Promissory Note Amendment Agreement by and among Chaparral Resources, Inc. and Central Asian Petroleum (Guernsey) Limited and NRL Acquisition Corp. dated March 22, 2005, incorporated by reference to Exhibit 99.1 to Chaparral Resources, Inc’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005.
10.32	Guarantee between Closed Type JSC Karakudukmunay and Nelson Resources Limited dated April 19, 2005, incorporated by reference to Exhibit 10.1 to Chaparral Resources, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the SEC on August 12, 2005.
14	Chaparral’s Code of Ethics, incorporated by reference to Exhibit 99.2 to Chaparral Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 29, 2004.
21	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21 to Chaparral Resources, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC on April 6, 1998.

Exhibit No.		Description and Method of Filing

**31	.2	Certification Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
**32	.1	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished pursuant to Item 601(b)(32) of Regulation S-K).
**32	.2	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished pursuant to Item 601(b)(32) of Regulation S-K).
**99	.1	Form 8-K filed with the Securities and Exchange Commission on March 14, 2006 is incorporated by reference.
**99	.2	Complaint filed in the Court of Chancery in the State of Delaware in and for New Castle County, captioned Robert Kelly, individually and on behalf of all others similarly situated, v. Dmitry Timoshenko, Oktay Movsumov, Boris Zilbermints, Peter G. Dilling, Alan D. Berlin, LUKOIL Overseas Holding, Ltd. and Chaparral Resources, Inc., Civil Action No. 2001-N, filed March 14, 2006.

*	These exhibits, previously incorporated by reference to Chaparral’s reports under file number 0-7261, have now been on file with the Commission for more than 5 years and are not filed with this Annual Report. We agree to furnish these documents to the Commission upon request.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHAPARRAL RESOURCES, INC.,
a Delaware corporation

By:	/s/ Boris Zilbermints
Boris Zilbermints
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Charles Talbot
Charles Talbot
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: March 17, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Name and Title	Date

/s/ Alan D. Berlin	Alan D. Berlin Director and Corporate secretary	March 17, 2006

/s/ Peter G. Dilling	Peter G. Dilling Director	March 17, 2006

/s/ Oktay Movsumov	Oktay Movsumov Director	March 17, 2006

/s/ Dmitry Timoshenko	Dmitry Timoshenko Director	March 17, 2006

/s/ Boris Zilbermints	Boris Zilbermints Director	March 17, 2006

Consolidated Financial Statements

Chaparral Resources, Inc.

As of December 31, 2005 and 2004 and for the Three Years ended December 31, 2005 with Report of Independent Registered Public Accounting Firm

Chaparral Resources, Inc.

Consolidated Financial Statements

Contents

Chaparral Resources, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Chaparral Resources, Inc.

We have audited the accompanying consolidated balance sheets of Chaparral Resources, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chaparral Resources, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with US generally accepted accounting principles.

Ernst & Young Kazakhstan LLP
Ernst & Young Kazakhstan LLP

March 17, 2006
Almaty, Kazakhstan

E-F-1

CHAPARRAL RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	$000	$000

ASSETS
Current assets:
Cash and cash equivalents	20,995	9,611
Accounts receivable:
Oil sales receivable	15,767	316
VAT receivable (Note 2)	6,671	2,212
Other receivables from affiliates	17	1,002
Prepaid expenses (Note 3)	4,716	3,472
Income taxes recoverable	2,301	—
Crude oil inventory	596	36

Total current assets	51,063	16,649
Materials and supplies	8,082	5,238
Other (Note 4)	2,119	336
Property, plant and equipment:
Oil and gas properties, full cost (Note 5)	183,505	153,001
Other property, plant and equipment (Note 6)	12,143	10,974

	195,648	163,975
Less — accumulated depreciation, depletion and amortization	(88,120)	(62,495)

Property, plant and equipment, net	107,528	101,480

Total assets	168,792	123,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (Note 19)	8,497	8,540
Advances received	—	387
Prepaid sales (Note 7)	361	6,590
Accrued liabilities:
Accrued compensation	—	241
Other accrued liabilities (Note 9)	6,000	1,822
Accrued interest payable (Note 12)	106	713
Current income tax liability (Note 14)	62	2,052
Current portion of loans payable (Note 12)	24,679	19,778

Total current liabilities	39,705	40,123
Accrued production bonus (Note 10)	395	299
Loans payable (Note 12)	7,333	12,000
Deferred income tax liability (Note 14)	62	3,258
Minority interest	34,164	12,099
Asset retirement obligation (Note 11)	1,624	1,232
Commitments and contingencies (Note 16)	—	—
Stockholders’ equity
Common Stock (Note 13) — authorized 100,000,000 shares of $0.0001 par value; issued and outstanding 38,209,502 shares as of December 31, 2005 and December 31, 2004	4	4
Capital in excess of par value	107,226	107,226
Preferred stock — 1,000,000 shares authorized, 925,000 shares undesignated. Issued and outstanding — none	—	—
Accumulated deficit	(21,721)	(52,538)

Total stockholders’ equity	85,509	54,692

Total liabilities and stockholders’ equity	168,792	123,703

See accompanying notes.

E-F-2

CHAPARRAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2005	2004	2003
	$000	$000	$000

Revenue	150,584	78,451	57,615
Costs and expenses:
Transportation costs	16,951	14,046	11,474
Operating expenses	15,828	8,319	5,915
Excess Profits Tax	3,220	—	—
Impairment of materials inventory	—	409	—
Marketing fee (Note 19)	548	274	—
Depreciation, depletion and amortization	25,375	18,180	18,038
Management fee (Note 19)	677	450	—
Advisory fee (Note 19)	—	100	300
Hedge losses (Note 8)	267	—	—
Accretion expense	148	112	73
General and administrative	7,088	8,390	7,762

	70,102	50,280	43,562

Income from operations	80,482	28,171	14,053
Other income/(expense):
Interest income	251	118	24
Interest expense	(4,678)	(5,552)	(4,526)
Currency exchange loss	(259)	(628)	(62)
Minority interest	(22,064)	(7,464)	(4,314)
Other	(20)	997	(11)

	(26,770)	(12,529)	(8,889)

Income before income taxes and cumulative effect of change in accounting principle	53,712	15,642	5,164
Income tax expense (Note 14)	(22,895)	(7,120)	(4,121)

Income before cumulative effect of change in accounting principle	30,817	8,522	1,043
Cumulative effect of change in accounting principle, net of taxes of $436,000 (Notes 1 &11)	—	—	1,018

Net income available to common Stockholders	30,817	8,522	2,061

Basic earnings per share (Note 13):
Income per share before cumulative effect of change in accounting principle	$0.81	$0.22	$0.03
Cumulative effect of change in accounting principle	$—	$—	$0.02
Net income per share	$0.81	$0.22	$0.05
Weighted average number of shares outstanding (basic)	38,209,502	38,209,502	38,209,502
Diluted earnings per share (Note 13):
Income per share before cumulative effect of change in accounting principle	$0.77	$0.22	$0.03
Cumulative effect of change in accounting principle	$—	$—	$0.02
Net income per share	$0.77	$0.22	$0.05
Weighted average number of shares outstanding (diluted)	40,111,817	38,407,283	38,209,502

See accompanying notes.

E-F-3

CHAPARRAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2005	2004	2003
	$000	$000	$000

Cash flows from operating activities
Net income	30,817	8,522	2,061
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	25,375	18,180	18,038
Impairment of materials inventory	—	409	—
Loss on disposition of assets	—	3	11
Deferred income taxes	(3,196)	201	2,311
Cumulative effect of change in accounting principle	—	—	(1,018)
Accretion expense	148	112	73
Amortization of note discount	222	494	286
Currency exchange loss	259	628	62
Minority interest	22,064	7,464	4,314
Changes in assets and liabilities:
(Increase)/decrease in:
Accounts receivable	(18,925)	(407)	870
Prepaid expenses and income tax recoverable	(3,545)	(237)	(775)
Crude oil inventory	(309)	110	55
Increase/(decrease) in:
Accounts payable and accrued liabilities	1,645	2,463	(2,156)
Accrued interest payable	(607)	(63)	526
Other liabilities	(6,520)	7,212	213

Net cash provided by operating activities	47,428	45,091	24,871

Cash flows from investing activities
Additions to property, plant and equipment	(31,429)	(33,324)	(24,800)
Materials and supplies inventory	(2,844)	(2,459)	(732)
Proceeds from disposition of assets	—	—	5

Net cash used in investing activities	(34,273)	(35,783)	(25,527)

Cash flows from financing activities Proceeds from loans	59,000	7,000	6,500
Payments on loans	(58,988)	(9,000)	(7,500)
Other long-term assets	(1,783)	(336)	—

Net cash used by financing activities	(1,771)	(2,336)	(1,000)

Net increase/(decrease) in cash and cash equivalents	11,384	6,972	(1,656)
Cash and cash equivalents at beginning of year	9,611	2,639	4,295

Cash and cash equivalents at end of year	20,995	9,611	2,639

Supplemental cash flow disclosure
Interest paid, net of amounts capitalized	4,069	4,839	4,282
Income taxes paid	30,382	1,984	5,019
Supplemental schedule of non-cash investing and financing activities Non-cash additions to oil and gas properties	244	372	3,939

See accompanying notes.

E-F-4

CHAPARRAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Capital in
	Common Stock		Excess of Par	Accumulated
	Shares	Amount	Value	Deficit	Total
		$000	$000	$000	$000

Balance at December 31, 2002	38,209,502	4	107,226	(63,121)	44,109
Net income for the year 2003	—	—	—	2,061	2,061

Balance at December 31, 2003	38,209,502	4	107,226	(61,060)	46,170
Net income for the year 2004	—	—	—	8,522	8,522

Balance at December 31, 2004	38,209,502	4	107,226	(52,538)	54,692
Net income for the year 2005	—	—	—	30,817	30,817

Balance at December 31, 2005	38,209,502	4	107,226	(21,721)	85,509

See accompanying notes.

E-F-5

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies and Organization

Organization, Principles of Consolidation and Basis of Presentation

Chaparral Resources, Inc. (“Chaparral”) was incorporated in the state of Colorado on January 13, 1972, principally to engage in the exploration, development and production of oil and gas properties. Chaparral focuses substantially all of its efforts on the exploration and development of the Karakuduk Field, an oilfield located in the Central Asian Republic of Kazakhstan. In 1999, Chaparral reincorporated from Colorado to Delaware.

The consolidated financial statements include the accounts of Chaparral and its greater than 50% owned subsidiaries, ZAO Karakudukmunay (“KKM”), Central Asian Petroleum (Guernsey) Limited (“CAP-G”), Korporatsiya Mangistau Terra International (“MTI”), Road Runner Services Company (“RRSC”), Chaparral Acquisition Corporation (“CAC”) and Central Asian Petroleum, Inc. (“CAP-D”). Chaparral owns 80% of the common stock of CAP-G directly and 20% indirectly through CAP-D. Hereinafter, Chaparral and its subsidiaries are collectively referred to as the “Company”. All significant intercompany transactions have been eliminated.

Since May 2002 Chaparral has owned a 60% interest in KKM, a limited liability company incorporated in Kazakhstan. KKM was formed to engage in the exploration, development and production of oil and gas properties in the Republic of Kazakhstan. KKM’s only significant investment is in the Karakuduk Field, an onshore oil field in the Mangistau region of the Republic of Kazakhstan. On August 30, 1995, KKM entered into an agreement with the Ministry of Oil and Gas Industry for Exploration, Development and Production of Oil in the Karakuduk Oil Field in the Mangistau Region of the Republic of Kazakhstan (the “Agreement”). KKM’s rights and obligations regarding the exploration, development and production of underlying hydrocarbons in the Karakuduk Field are determined by the Agreement.

KKM’s rights to the Karakuduk Field may be terminated under certain conditions specified in the Agreement. The term of the Agreement is 25 years commencing from the date of KKM’s registration. The Agreement can be extended to a date agreed between the Ministry of Energy and Mineral Resources and KKM as long as production of petroleum and/or gas is continued in the Karakuduk Field.

KKM is owned jointly by CAP-G (50%), MTI (10%) and Caspian Investments Resources Ltd. (“Caspian”) (40%). In May 2002, Chaparral increased its ownership in KKM from 50% to 60% through the acquisition of 100% of the outstanding stock of MTI, a Kazakhstan company.

As a result of the acquisition of MTI during 2002, the Company obtained a controlling interest in KKM. Consequently, the Company’s financial statements have been consolidated with KKM on a retroactive basis to January 1, 2002. The Company previously accounted for its 50% investment in KKM using the equity method of accounting, which is reflected in the Company’s financial statements for periods prior to 2002.

In May 2004, Nelson became the majority shareholder in Chaparral when it purchased 22,925,701 shares from Central Asian Industrial Holdings, N.V. In December 2004 KazMunayGaz JSC (“KMG”), the state owned national petroleum and transportation company of the Republic of Kazakhstan, which owned a 40% interest in KKM, sold its entire interest in KKM to Nelson. Since May 2004, Nelson has owned approximately 60% of the outstanding common stock of Chaparral. On October 14, 2005 LUKOIL Overseas, a wholly owned subsidiary of OAO LUKOIL acquired a 65% interest in Nelson. On December 5, 2005 LUKOIL Overseas acquired the remaining shares of Nelson. On the same date Nelson was amalgamated with Caspian Investments Resources Limited (“Caspian”) and Nelson ceased to exist. See Note 12 for further details.

Certain comparative figures presented for the 2003 financial statements have been reclassified to conform to the 2004 presentation.

E-F-6

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisitions

In May 2002, the Company acquired 100% of the outstanding shares of MTI from Dardana Limited. MTI’s only asset was its 10% ownership interest in KKM. The Company acquired MTI to obtain a controlling interest in KKM as well as to increase the Company’s ownership interest in the Karakuduk Field. The aggregate purchase price was $3.9 million, comprising $1.2 million of cash and common stock valued at $2.7 million. The value of the 1 million common shares issued was determined based on the average market price of the Company’s common shares over the 3-day period before and after the terms of the acquisition were agreed and announced. As a result, the total purchase price of $3.9 million was recorded as an addition to the Company’s oil and gas properties.

Exercise of Right of First Refusal of Purchase of Minority Interest in KKM

In November 2004 the Company entered into an agreement with its former majority stockholder, Nelson, which provided that in the event Chaparral, through CAP-G and/or MTI, received notice from KazMunayGaz JSC (“KMG”), the state owned national petroleum and transportation company of the Republic of Kazakhstan, that KMG desired to sell its 40% equity interest in KKM, then the Company would, if requested by Nelson, exercise its right of first refusal under the Agreement to purchase such interest at the price and on the terms specified in such notice. In December 2004, pursuant to this agreement, the Company, through CAP-G, exercised its right of first refusal to purchase from KMG the remaining 40% equity interest in KKM. The Company entered into definitive sale and purchase agreements with both KMG and Nelson, which provided that upon completion of the acquisition by CAP-G, ownership of the newly acquired 40% interest in KKM would be transferred to Nelson. The transfer of the 40% interest from KMG to CAP-G occurred in December 2004, and the transfer from CAP-G to Nelson was completed in January 2005. The purchase price of $34.6 million paid by CAP-G to KMG was determined on an open tender, and the funds for this were made available to CAP-G by Nelson. In addition, Nelson paid the Company a fee of $1.0 million, recorded as part of Other Income, as well as all documentation and transaction costs relating to the acquisition.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less.

Revenue Recognition

Revenue and related costs are recognized upon delivery of commercial quantities of oil production from proved reserves, in accordance with the accrual method of accounting. Losses, if any, are provided for in the period in which the loss is determined to occur.

Revenue is presented gross of transportation expenses in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs.

Foreign Currency Translation

The Company’s functional currency is the U.S. Dollar. All transactions arising in currencies other than U.S. Dollars, including assets, liabilities, revenue, expenses, gains or losses are measured and recorded in U.S. Dollars using the exchange rate in effect on the date of the transaction.

Cash and other monetary assets held and liabilities denominated in currencies other than U.S. Dollars are translated at exchange rates prevailing as of the balance sheet date (133.77 and 130.00 Kazakh Tenge per U.S. Dollar as of December 31, 2005 and 2004, respectively). Non-monetary assets and liabilities denominated in currencies other than U.S. Dollars have been translated at the estimated historical exchange rate prevailing

E-F-7

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the date of the transaction. Exchange gains and losses arising from translation of non-U.S. Dollar amounts at the balance sheet date are recognized as an increase or decrease in income for the period.

The Tenge is not a convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities in these financial statements does not indicate that the Company could realize or settle these assets and liabilities in U.S. Dollars.

The Company had $1.8 million of net monetary liabilities denominated in Tenge as of December 31, 2005, compared to $8.2 million at December 31, 2004.

Interest Capitalization

The Company capitalizes interest on significant construction projects. Statement of Financial Accounting Standards (“SFAS”) 34, Capitalization of Interest Costs, provides standards for the capitalization of interest costs as part of the historical cost of acquiring assets. FASB Interpretation No. 33 (“FIN 33”) provides guidance for the application of SFAS 34 to the full cost method of accounting for oil and gas properties. Under FIN 33, costs of investments in unproved properties and major development projects, on which depreciation, depletion and amortization (DD&A) expense is not currently taken and on which exploration or development activities are in progress, qualify for capitalization of interest. Capitalized interest is calculated by multiplying the weighted-average interest rate on debt by the amount of costs excluded. Capitalized interest cannot exceed gross interest expense. The Company incurred interest costs of $4.67 million and $5.76 million for the years ended December 31, 2005 and 2004, respectively. In the year ended December 31, 2004 the Company capitalized interest totaling $213,000. No interest was capitalized in 2005.

Oil and Gas Properties — Full Cost Method

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of proved oil and gas properties, including the estimated future costs to develop proved reserves, are amortized using the unit-of-production method based on estimated proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized cost to be amortized.

In addition, the capitalized costs are subject to a “ceiling test.” The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed on a country-by-country basis. The test determines a limit, or ceiling, on the book value of oil and gas properties. That limit is basically the after tax present value of the future net cash flows from proved crude oil and natural gas reserves. This ceiling is compared to the net book value of the oil and gas properties reduced by any related deferred income tax liability. If the net book value reduced by the related deferred income taxes exceeds the ceiling, an impairment or non-cash write down is required. A ceiling test impairment can give the Company a significant loss for a particular period; however, future DD&A expense would be reduced.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.

E-F-8

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Property, Plant and Equipment

Other property, plant and equipment are valued at historical cost and depreciated on a straight line basis over the estimated useful lives of the assets, as follows:

Description	Period

Office buildings and apartments	20 years
Office equipment	3 years
Vehicles	5 years
Field buildings	15 years
Field equipment	Up to 10 years

Inventory

Crude oil inventory is valued using the first-in, first-out method, at the lower of cost or net realizable value. Crude oil inventory value represents production costs associated with lifting and transporting crude oil from the Karakuduk Field to the KazTransOil pipeline. Crude oil placed into the KazTransOil pipeline is held as inventory until formally nominated and delivered for sale. Crude oil inventory as of December 31, 2005 and 2004 was approximately 53,000 barrels and 4,000 barrels of crude oil, respectively.

Materials and supplies inventory is valued using the first-in, first-out method, at the lower of cost or net realizable value. Certain unique items, such as drilling equipment, are valued using the specific identification method. Materials and supplies represent plant and equipment for development activities, drill bits, tubing, casing, wellheads, etc. required for development drilling operations, spare parts, diesel fuel and various other materials for use in oil field operations.

Earnings Per Common Share

Basic Earnings Per Share (“EPS”) is computed by dividing the income or loss available to common stockholders by the weighted-average number of common shares outstanding during the period. The computation of diluted EPS is similar to the computation of basic EPS except that the numerator is increased to exclude certain charges which would not have been incurred, and the denominator is increased to include the number of additional common shares that would have been outstanding (using the if-converted and treasury stock methods), if securities containing potentially dilutive common shares (warrants, convertible notes payable and options) had been converted to such common shares, and if such assumed conversion is dilutive. The Company’s basic and diluted EPS for the first three quarters of 2004 and for the year ended December 31, 2003 are the same, as the assumed conversion of all potentially dilutive securities would have been anti-dilutive. Diluted EPS has been calculated for the years ended December 31, 2005 and 2004 as the assumed conversion of all potentially dilutive securities would have been dilutive for the last quarter of 2004 and all quarters of 2005.

New Accounting Standards

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively only. The adoption of SFAS No. 149 as of July 1, 2003 had no effect on the Company’s consolidated financial statements.

E-F-9

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for the Company as of July 1, 2003. The adoption of the applicable provisions of this statement as of the indicated dates had no effect on the Company’s financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity and when.

This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46-R”) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(i) Special purpose entities (“SPEs”) created prior to February 1, 2003. The company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(ii) Non-SPEs created prior to February 1, 2003. The company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(iii) All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

The adoption of the provisions of FIN 46-R did not have a material impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS 143 on January 1, 2003. See Note 11 for the effect of the adoption of SFAS 143.

In November 2004, the FASB issued SFAS 151, Inventory Costs, an Amendment of APB Opinion No. 43, Chapter 4. SFAS 151 clarifies the accounting treatment for various inventory costs and overhead allocations and is effective for inventory costs incurred after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

E-F-10

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2004, the FASB issued SFAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29. SFAS 153 specifies the criteria required to record a non-monetary asset exchange using carryover basis and is effective for non-monetary asset exchanges occurring after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In December 2004, the FASB issued SFAS 123 (revised 2004) (“SFAS 123R”), Share Based Payments. SFAS 123R requires that the cost from all share-based payment transactions, including stock options, be recognized in the financial statements at fair value and is effective for public companies in the first interim period after June 15, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. SFAS 154 changes the accounting for and reporting of a change of accounting principle. It requires retrospective application of a change of accounting principle unless impracticable. SFAS 154 is effective for fiscal years beginning after December 15, 2005 and is not expected to have a material impact on the company’s financial statements when adopted.

Fair Value of Financial Instruments

All of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, and loans payable, have fair values which approximate their recorded values as they are either short-term in nature or carry interest rates which approximate market rates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The ability of the Company to realize the carrying value of its assets is dependent on being able to develop, transport and market hydrocarbons. Currently, exports from the Republic of Kazakhstan are restricted since they are dependent on limited transport routes and, in particular, access to the Russian pipeline system. Domestic markets in the Republic of Kazakhstan do not permit world market prices to be obtained. Management believes, however, that over the life of the project, transportation restrictions will be alleviated by additional pipeline capacity being planned or currently under construction and prices will be achievable for hydrocarbons extracted to allow full recovery of the carrying value of its assets.

Customer credit concentration

During 2005 we sold all of our crude oil for export to Vitol Central Asia S.A. (“Vitol”). This accounted for approximately 98% of the Company’s revenues during the year. KKM has a five year crude oil sales agreement in place with Vitol. Under this agreement the price for each month’s delivery of crude oil is agreed in advance between the off-taker and KKM. KKM has the absolute right, at its own discretion, to sell its oil to a third party if a price cannot be agreed. Crude oil is a fungible product and, as such, a ready market is available subject to commodity price risk. All sales to Vitol are covered by an irrevocable letter of credit issued by an international bank having a long term credit rating of no less than ‘A’.

E-F-11

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	VAT Receivable

The value added tax (VAT) receivable is a Tenge denominated asset due from the Republic of Kazakhstan. The VAT receivable consists of VAT paid on local expenditures and imported goods. Under the Agreement, VAT charged to the Company is recoverable in future periods as either cash refunds or offsets against the Company’s fiscal obligations, including future income tax liabilities. Periodically, the Company reviews its outstanding VAT receivable for possible impairment. During the years ended December 31, 2005 and 2004, the Company utilized its VAT receivable to offset fiscal obligations for approximately $2.22 million and $3.33 million, respectively.

3.	Prepaid Expenses

The breakdown of prepaid expenses is as follows:

	December 31,	December 31,
Description	2005	2004
	$000	$000

Prepaid transportation costs	1,787	1,151
Advanced payments for materials and supplies	1,111	1,461
Prepaid insurance	486	568
Deferred financing charges	838	—
Other prepaid expenses	494	292

Total prepaid expenses	4,716	3,472

Prepaid transportation costs represent prepayments to CJSC KazTransOil (“KTO”), a 100% subsidiary of KMG, for export tariffs necessary to sell oil on the export market, which is expensed in the period the related oil revenue is recognized. Advanced payments for materials and supplies represent prepayments for general materials and supplies to be used in the development of the Karakuduk Field.

4.	Other Non-current Assets

	Year Ended December 31,
	2005	2004
	$000	$000

Liquidation fund deposit	504	336
Collection account for BNP/KBC loan (see Note 12)	1,500	—
Other deferred charges	115	—

	2,119	336

In January 2004, KKM, as part of its obligations under the Agreement, commenced payments into an escrow account controlled by KKM and the Government of the Republic of Kazakhstan. The purpose of the payments is to provide a cash fund to use for future site restoration costs at the Karakuduk Field when operations cease. Monthly payments of $14,000 will be made until the fund reaches $3 million. In January 2004, an extra amount of $168,000 was paid for amounts due in 2003.

5.	Oil and Gas Properties — Full Cost

The Company has capitalized all direct costs associated with acquisition, exploration, and development of the Karakuduk Field. These costs include geological and geophysical expenditures, license acquisition costs, tangible and intangible drilling costs, production facilities, pipelines and related equipment, access roads,

E-F-12

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gathering systems, management fees related to the salary costs of individuals directly associated with exploration and development activities, related interest costs associated with unproved properties and other costs permitted to be capitalized under the full cost method of accounting. Overhead and general and administrative costs have been expensed as incurred.

The Company calculates depreciation, depletion and amortization of oil and gas properties using the unit-of-production method. A depletion rate is computed by dividing the unamortized costs of proved oil and gas properties by the total estimated proved reserves. This depletion rate is applied to the physical units of oil and gas produced during the relevant period. The unamortized costs of proved oil and gas properties include all capitalized costs net of accumulated amortization, estimated future costs to develop proved reserves and estimated dismantling and abandonment costs. Estimates of proved oil and gas reserves are prepared in accordance with guidelines established by the SEC. Those guidelines require that reserve estimates be prepared under existing economic and operating conditions with no provisions for increases in commodity prices, except by existing contractual arrangement.

Estimation of oil and gas reserve quantities is inherently difficult and is subject to numerous uncertainties. Such uncertainties include the projection of future rates of production, export allocation and the timing of development expenditures. The accuracy of the estimates depends on the quality of available geological and geophysical data and requires interpretation and judgment. Estimates may be revised either upward or downward by results of future drilling, testing or production. In addition, estimates of volumes considered to be commercially recoverable fluctuate with changes in commodity prices and operating costs. The Company’s estimates of reserves are expected to change as additional information becomes available. A material change in the estimated volumes of reserves could have an impact on the DD&A rate calculation and the financial statements.

The Company recognized total amortization expense of $24.54 million and $17.55 million for the years ended December 31, 2005 and 2004, respectively. For the same periods, the Company has an effective amortization rate of $6.94 and $6.19 per barrel produced, respectively. The Company’s amortization expense during 2003 was $17.30 million.

In accordance with SFAS 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, the Company includes amortization of crude oil production as a component of crude oil inventory value until the related crude oil is sold. For the years ended December 31, 2005 and 2004, the Company had $331,000 and $24,000 of amortization expense allocated to crude oil inventory, respectively.

Costs capitalized to oil and gas properties consist of:

	December 31,	December 31,
Description	2005	2004
	$000	$000

Acquisition costs	10,633	10,633
Exploration and appraisal costs	22,277	22,277
Development costs	142,209	111,950
Other capitalized costs	1,097	1,097
Capitalized interest	6,088	6,088
Asset Retirement Obligation	1,201	956

Total oil and gas properties at cost	183,505	153,001
Accumulated amortization	(82,881)	(58,035)

Net properties subject to amortization	100,624	94,966

E-F-13

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The condensed financial statements of KKM are as follows:

	December 31,	December 31,
	2005	2004
	$000	$000

Condensed balance sheet
Current assets	49,908	14,427
Non-current assets (primarily oil and gas properties, full cost method)	112,710	100,893
Current liabilities	36,235	38,790
Non-current liabilities:
Loans payable	38,892	41,492
Other non-current liabilities	2,081	4,789
Charter capital	200	200
Retained earnings	85,210	30,049
Condensed income statement
Revenues	150,584	78,451
Costs and expenses	(95,423)	(59,791)

Net income	55,161	18,660

6. Other Property, Plant and Equipment

A summary of other property, plant and equipment is provided in the table below:

	December 31,	December 31,
Description	2005	2004
	$000	$000

Office buildings and apartments	971	960
Office equipment and furniture	1,712	1,146
Vehicles	2,107	1,626
Land	25	25
Field buildings	6,349	6,327
Field equipment and furniture	979	890

Total cost	12,143	10,974
Accumulated depreciation	(5,239)	(4,460)

Property, plant and equipment, net	6,904	6,514

Depreciation expense for property, plant and equipment was $837,000, $625,000, and $734,000 for the years ending December 31, 2005, 2004 and 2003, respectively.

7.	Prepaid Sales

Under the terms of its sales agreements with Vitol Central Asia S.A. (“Vitol”), KKM can receive up to one months forecast revenues one month in advance. Vitol charges interest on these prepaid sales amounts at LIBOR plus 3%. At December 31, 2005 and 2004, KKM had $0.36 million and $6.59 million respectively of prepaid sales.

E-F-14

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Hedge Agreement

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This standard provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement, as amended by SFAS No. 137, 138, and 149, is effective for years beginning after June 15, 2000. The Company adopted SFAS 133 on January 1, 2001. As a result of adoption of SFAS 133, the Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are recognized periodically in income or in shareholders’ equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in income, which require derivative financial instruments to be recorded at their fair value.

Nelson entered into a hedging agreement with BNP, for the benefit of KKM, in April 2005, and this agreement was novated in favor of KKM during September 2005. Under this agreement, KKM had the option each month, from April 2005 to December 2005, to require BNP to pay it an amount per barrel of specified monthly amounts of crude oil equivalent to the excess of $33.00 per barrel over the monthly average for that month of dated Brent. The crude oil amounts specified were 75,000 barrels per calendar month during the second quarter of 2005, 160,000 barrels per calendar month during the third quarter of 2005 and 170,000 barrels per calendar month during the last quarter of 2005. Nelson paid BNP $267,300 as consideration, equivalent to $0.22 per barrel. This hedging arrangement was entered into to ensure that variable receipts from oil revenues were sufficient to meet obligations falling due under the BNP / KBC note facility. The cost of this hedge was recorded as an expense during 2005.

The Company did not enter into any hedge agreements during 2003 and 2004.

9. Other Accrued Liabilities

	December 31,	December 31,
Description	2005	2004
	$000	$000

Accrued taxes payable	2,306	1,178
Excess profits tax	3,220	—
Other accrued liabilities	474	644

Total accrued liabilities	6,000	1,822

10.	Accrued Production Bonus

Accrued production bonus represents production based bonuses payable to the Government of Kazakhstan, of $500,000 when cumulative production reaches 10 million barrels and $1.2 million when cumulative production reaches 50 million barrels. Under current Kazakhstan tax law, the production bonuses will be considered tax deductible expenditures in the calculation of income taxes. The Company accrues the production bonuses in relation to cumulative oil production. The Company accrued $96,000, $109,000 and $213,000 in production bonuses for the years ended December 31, 2005, 2004 and 2003, respectively. The first production bonus of $500,000 was settled in July 2004 via offset against VAT repayable to the Company.

E-F-15

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Asset Retirement Obligation

As discussed in Note 1, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations in accordance with SFAS 143, Accounting for Asset Retirement Obligations. Under the new accounting method, the Company now recognizes AROs in the period in which they are incurred if a reasonable estimate of a fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

The cumulative effect of the change on prior years resulted in a gain of $1.02 million, net of tax of $436,000, or $0.02 per share, which is included in income for the year ended December 31, 2003.

Since 1995, the core business of the Company has been the development of the Karakuduk Field. The Company has developed an asset that is capable of producing, processing and transporting crude oil to export markets. The field still requires up to possibly 80 new wells, but the oil processing and transportation infrastructure, apart from the obligatory gathering lines and up to four more gathering stations, are in place. However, further infrastructure development is planned to increase profitability of the operation, utilize gas and to maximise oil and produced fluid processing. The Company is legally required under the Agreement to restore the field to its original condition. The Company recognized the fair value of its liability for an ARO as of January 1, 2003 in the amount of $516,000 and capitalized that cost as part of the cost basis of its oil and gas properties and depletes it using the unit-of-production method over proved reserves.

The following table describes all changes to the Company’s asset retirement obligation liability:

	December 31,	December 31,
	2005	2004
	$000	$000

Asset retirement obligation at beginning of year	1,232	804
Accretion expense	148	112
Liability incurred	244	316

Asset retirement obligation at end of year	1,624	1,232

12.	Loans Payable

The Note

In May 2002, the Company received a total equity and debt capital infusion of $45 million, which was partially utilized to repay a substantial portion of the Company’s loan agreement with Shell Capital, Inc. (the “Shell Capital Loan”). The Company received a total investment of $12 million from Central Asian Industrial Holdings, N.V. (“CAIH”), including $8 million in exchange for 22,925,701 shares, or 60%, of the Company’s outstanding common stock, and $4 million in exchange for a three year note bearing interest at 12% per annum (the “Note”). Along with the Note, CAIH received a warrant to purchase 3,076,923 shares of the Company’s common stock at $1.30 per share (the “Warrant”). Additionally, Kazkommertsbank, an affiliate of CAIH, provided KKM with a credit facility totaling $33 million (the “KKM Credit Facility”), consisting of $28 million that was used to repay a portion of the Shell Capital Loan and $5 million that was made available for KKM’s working capital requirements. The Company paid CAIH $1.79 million as a related restructuring fee. After May 2002, the Company has no further commitments or obligation under the Shell Capital Loan.

The Note was recorded net of a $2.47 million discount, based on the fair market value of the Warrant issued in conjunction with the Note. The discount is amortized using the effective interest rate over the life of the Note. The principal balance of the Note is due on May 10, 2005 and accrued interest is payable quarterly. The Warrant is fully discussed in Note 13.

E-F-16

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2002, the Company prepaid $2 million of the $4 million outstanding principal balance of the Note. As a result, the Company recognized an extraordinary loss on the early extinguishment of debt of $1.22 million from the write-off of 50% of the unamortized discount on the Note. The extraordinary loss was netted against the extraordinary gain from the restructuring of the Shell Capital Loan. In March 2004, the Company re-borrowed the $2 million.

In May 2004, the CAIH shares, the Warrant and the Note were purchased by Nelson. On March 24, 2005, Chaparral and CAP-G signed a Promissory Note Amendment Agreement with Nelson. This provided for a prepayment of $1 million of the $4 million due to be repaid to Nelson on May 10, 2005 under the existing $4 million loan note and the replacement of the existing loan note with a new loan note for $3 million on substantially similar terms, but with an increase in the interest rate from 12% to 14% from May 10, 2005 and an extension of the maturity date of one year to May 10, 2006. On March 31, 2005 the $1 million prepayment was made, the existing loan note was cancelled and the new loan note was signed. The benefit of the Warrant and the Note passed to Caspian upon its amalgamation with Nelson in December 2005.

The Company recognized the following amounts of interest relating to the Note:

	December 31,	December 31,	December 31,
	2005	2004	2003
	$000	$000	$000

Interest on principal	430	422	240
Discount amortization	222	494	286

	652	916	526

Of the $422,000 interest paid by the Company during 2004, $362,000 was paid to Nelson. All of the interest during 2005 was paid to Nelson or Caspian.

KKM Credit Facility

As mentioned above, in May 2002, KKM established the KKM Credit Facility, a five-year, $33 million credit line with Kazkommertsbank. The KKM Credit Facility consisted of a $30 million non-revolving line and a $3 million revolving line, both of which were fully borrowed by KKM in May 2002. The Company recognized $1.71 million, $4.18 million and $4.0 million of interest expense on the KKM Credit Facility for the years ended December 31, 2005, 2004 and 2003, respectively.

The non-revolving portion of the KKM Credit Facility accrued simple interest at an annual rate of 14% and was repayable over a five-year period with final maturity in May 2007. Accrued interest was payable quarterly, beginning in December 2002, and KKM began making quarterly principal repayments in May 2003. The proceeds of the BNP / KBC loan described below were utilized to repay the KKM Credit Facility in full on July 1, 2005.

The revolving portion of the KKM Credit Facility accrued simple interest at an annual rate of 14%. As at December 31, 2004, there was an outstanding balance of $3 million on the revolving portion of the loan which matured and was repaid on February 9, 2005. The revolving portion of the KKM Credit Facility was classified as current as of December 31, 2004. Accrued interest on the revolving loan was payable at maturity.

The original KKM Credit Facility included repayment terms of three years and four years for the non-revolving and revolving portions, respectively, with an option to extend the final maturity date for repayment of the entire KKM Credit Facility to five years. KKM exercised the option as of May 2002.

E-F-17

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BNP/KBC Credit Facility

On March 24, 2005, KKM signed a $40 million Structured Crude Oil Pre-export Credit Facility Agreement with BNP Paribas (Suisse) SA (“BNP”) and KBC Bank N.V. (the “BNP / KBC Credit Facility”). On June 30, 2005, $32 million was drawn down from this facility. For six months from 30 June, 2005 the facility is a revolving credit, after which the amount outstanding becomes a term loan repayable in 36 equal monthly installments commencing on December 30, 2005. The purpose of the loan is to refinance the KKM Credit Facility, fund future development costs and fund fees related to the facility.

Each year the lenders may propose, but are under no obligation to do so, an extension of the facility by one year, for an agreed fee, and/or an increase of the facility amount for an agreed fee. Each month during the term loan period, KKM may make full or partial prepayments of the facility at no extra cost. Partial prepayments must be for amounts of $2 million or more. The interest rate applicable under the facility is LIBOR plus 3.25% in the first year and LIBOR plus 4.00% thereafter. Interest is payable monthly. Fees paid by KKM include a 1.75% arrangement fee, a 1.65% p.a. commitment fee on the unused commitment during the revolving credit period, $100,000 for the lenders’ legal costs and $15,000 for agency and technical bank fees. Fees payable include $15,000 per quarter in advance for agency and technical bank fees. A total of $0.8 million has been accrued for the arrangement fee and legal costs which is being amortized over the life of the facility.

As part of the BNP/KBC Credit Facility conditions, an Offtake Agreement was signed in June 2005 with Vitol Central Asia S.A. (“Vitol”) whereby KKM is obligated to sell to Vitol, and Vitol is obligated to buy, all of KKM’s crude oil production available for export at international market prices for five years from July 1, 2005, with step-in rights in favor of the lenders. In accordance with the BNP/KBC Credit Facility conditions, accounts receivable from Vitol are pledged as collateral for the loan. In addition, a performance and financial guarantee was issued by Nelson (the “Nelson Guarantee”) in support of all amounts owing by KKM under the BNP/KBC Credit Facility. Under a separate agreement, in consideration for issuing the Nelson Guarantee, KKM will pay Nelson, annually in advance, a fee of 2.5% p.a. on the facility amount of $40 million for the first six months and on the daily principal amount of the loan outstanding during the term period. An amount of $1.0 million, which was paid in July for the estimated first years guarantee fee, has been accrued in June and is being amortized over twelve months.

A further condition of the BNP/KBC Credit Facility is that KKM enter into a Crude Oil Hedging Agreement before the end of August 2005. Nelson entered into such a hedging agreement with BNP, for the benefit of KKM, in April 2005, and this agreement was subsequently novated in favor of KKM. Under this agreement, KKM has the option each month, from April 2005 to December 2005, to require BNP to pay it an amount per barrel of specified monthly amounts of crude oil equivalent to the excess of $33.00 per barrel over the monthly average for that month of dated Brent. The crude oil amounts specified are 75,000 barrels per calendar month during the second quarter of 2005, 160,000 barrels per calendar month during the third quarter of 2005 and 170,000 barrels per calendar month during the last quarter of 2005. Nelson paid BNP $267,300 as consideration, equivalent to $0.22 per barrel. KKM is subject to certain pledges, covenants, and other restrictions under the BNP/KBC Credit Facility, including, but not limited to, the following:

(i) KKM has signed an Offtake Agreement for 100% of its export production, with step-in rights in favor of the lenders;

(ii) Nelson has provided a written guarantee to the lenders that it will repay the BNP/KBC Credit Facility in the event KKM fails to do so;

(iii) KKM may not incur additional indebtedness or pledge its assets to another party without the written consent of the lenders;

(iv) Subordination of existing loans, including inter-company, and any additional loans;

E-F-18

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(v) KKM may not pay dividends without the written consent of the lenders;

(vi) Nelson to maintain a controlling interest in KKM; and

(vii) A requirement to maintain a minimum credit balance in a “Collection Account”. This balance should always exceed $1.5 million.

The BNP/KBC Credit Facility stipulates certain events of default, including, but not limited to, KKM’s inability to meet the terms of the BNP/KBC Credit Facility and the Offtake Agreement, default by KKM or Nelson under any other agreements and material litigation involving Nelson or KKM. If an event of default does occur and is not waived by the lenders, they can require KKM to immediately repay the full amount outstanding under the facility and may enforce the Nelson Guarantee and their step-in rights under the Offtake Agreement.

The maturity schedule of the Company’s indebtedness as of December 31, 2005 is as follows:

Principal
Date	Amount Due
$000

2006	24,677
2007	7,333
Later years	—

Total principal due	32,000

A prepayment of $12.0 million was made against the BNP / KBC credit facility in January 2006 and this amount is included in amounts falling due within 2006.

Balances as of December 31, 2005 under the different facilities are as follows:

Principal
Date	Amount Due
$000

BNP/KBC Credit Facility	29,000
The Note	3,000
Other	—

Total principal due	32,000

The loans are shown in the balance sheet net of the Note discount, which amounted to nil at December 31, 2005 and $222,000 at December 31, 2004.

13.	Common Stock

General

1998 Incentive and Non-statutory Stock Option Plan

On June 26, 1998, the stockholders approved the 1998 Incentive and Non-statutory Stock Option Plan (the “1998 Plan”), pursuant to which up to 50,000 options to acquire the Company’s common stock may be granted to officers, directors, employees or consultants of the Company and its subsidiaries. The stock options granted under the 1998 Plan may be either incentive stock options or non-statutory stock options. The 1998 Plan has an effective term of ten years, commencing on May 20, 1998. The Company has not granted any options under the 1998 Plan as of December 31, 2005.

E-F-19

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001 Stock Incentive Plan

In June 2001, the Company’s stockholders approved the 2001 Stock Incentive Plan, which sets aside a total of 2.14 million shares of the Company’s common stock for issuance to the Company’s officers, directors, employees and consultants. The Company has not made any grants under the 2001 Stock Incentive Plan as of December 31, 2005.

Common Stock Offerings and Common Stock Warrant Issuances

As discussed in Note 12, the Company issued to CAIH a warrant to purchase 3,076,923 shares of the Company’s common stock at an exercise price of $1.30 per share, subject to certain anti-dilution provisions. The Warrant is exercisable for five years from May 10, 2002, the date of grant. The fair market value of the Warrant of $2.47 million was recorded as a discount on the Note. The fair market value of the Warrant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4.09%, dividend yield of 0%, volatility factor of the expected market price of the Company’s common stock of 0.624, and a weighted average life expectancy of 3.5 years. The Warrant was sold to Nelson in May 2004. Nelson was amalgamated with Caspian in December 2005.

As discussed in Note 12, the Company received a total investment of $12 million from CAIH, including $8 million in exchange for 22,925,701 shares, or 60%, of the Company’s outstanding common stock. These shares were sold to Nelson in May 2004.

SFAS 123 Disclosure

SFAS 123 requires that pro-forma information regarding net income and earnings per share are determined as if the Company had accounted for its employee stock options under the fair value method as defined in SFAS 123. The fair value for the options issued is estimated at the date of grant using the Black-Scholes option pricing model by using weighted average assumptions, volatility factors of the expected market price of the Company’s common stock and the weighted average life expectancy of the options. The Company did not issue any options during the period 2000 to 2005 and all outstanding options were fully vested as of December 31, 1999, therefore pro-forma information is not presented.

Restrictions on dividend payments

Under the terms of the BNP / KBC credit facility KKM may not pay dividends without the written consent of the lenders. The total net assets of KKM at December 31, 2005 amounted to $85.41 million.

A summary of the Company’s stock option activity and related information for the three years ended December 31, 2005 is as follows:

Weighted
	Shares Under	Weighted Average	Average fair
	Option	Exercise Price	Value
		$	$

Unexercised options at December 31, 2002	2,816	95.10	—
Options Cancelled	(2,816)	95.10	—
Unexercised options at December 31, 2003	—	—	—
Unexercised options at December 31, 2004	—	—	—
Unexercised options at December 31, 2005	—	—	—
Exercisable options — December 31, 2003	—	—
— December 31, 2004	—	—
— December 31, 2005	—	—

E-F-20

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes all common stock purchase warrant activity:

	Number
	of Stock	Exercise Price
	Warrants	Range
		$

Outstanding, December 31, 2002	3,077,256	0.60 - 1.30
Expired	(333)	0.60

Outstanding as of December 31, 2003	3,076,923	1.30
Expired/cancelled/granted	—	—

Outstanding as of December 31, 2004	3,076,923	1.30
Expired/cancelled/granted	—	—

Outstanding as of December 31, 2005	3,076,923	1.30

Earnings per Share

The following table reconciles basic and diluted earnings per share calculations:

			Per Share
	Income	Shares	Amount
	$000		$

Basic Earnings per Share
Income available to common stockholders	30,817	38,209,502	0.807
Effect of Dilutive Securities
Warrants	—	1,902,315	—
Diluted Earnings per Share
Income available to common stockholders and assumed conversions	30,817	40,111,817	0.768

14.	Income Taxes

The Company accounts for income taxes under FASB 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For financial reporting purposes, income before income taxes, extraordinary gain, and cumulative effect of change in accounting principle includes the following components:

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Domestic	(1,357)	(1,745)	(3,883)
Foreign	55,069	17,387	9,047

	53,712	15,642	5,164

E-F-21

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of the income tax provision are as follows:

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Income tax provision:
Current:
Domestic	—	—	—
Foreign	26,091	6,919	2,246

Total current	26,091	6,919	2,246

Deferred:
Domestic	—	—	—
Foreign	(3,196)	201	1,875

Total deferred	(3,196)	201	1,875

Total provision for income taxes	22,895	7,120	4,121

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows:

	Year Ended December 31,
	2005	2004
	$000	$000

Deferred tax assets:
Oil and gas assets	1,527	1,279
Sales of assets	—	25
Obsolete inventory	103	82
Amortization of derivatives	1,400	1,400
Compensation and accrued expenses	639	517
Capital loss on transfer of net profits interest	1,529	1,529
Net operating loss carry-forwards	8,989	8,428
Other	—	93

Deferred tax assets	14,187	13,353
Valuation allowance	(13,303)	(12,517)

Total deferred tax assets	884	836
Deferred tax liabilities:
Depreciation and other basis differences	(869)	(4,094)
Other	(77)	—

Net deferred tax liabilities	(62)	(3,258)

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $13.30 million valuation allowance at December 31, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year

E-F-22

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is $0.79 million. The increase in valuation allowance is mainly due to net operating losses arising in 2005, that in the opinion of the Company are unlikely to be realized, partially offset by the expiration of net operating losses from prior years.

As of December 31, 2005, the Company has estimated domestic tax loss carry-forwards of $25.7 million. These carry-forwards will expire at various times between 2006 and 2022.

	Expiration of Domestic Tax Loss Carry-Forward
	1 Year	2-3 Years	4-5 Years	Later Years	Total
	$000	$000	$000	$000	$000

Tax loss carry-forward	272	741	1,079	23,590	25,682

During 2000, 2002, 2004 and 2005 the Company had an ownership change under ss.382 of the Internal Revenue Code, which significantly limits the Company’s use of its net operating tax loss carry-forwards.

Undistributed earnings associated with the Company’s interest in KKM amounted to approximately $51.13 million at December 31, 2005. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the Republic of Kazakhstan. Determination of the amount of unrecognized deferred U.S. income tax liability is not practical because of the complexities associated with the hypothetical calculation; however, unrecognized foreign tax credit carry forwards would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $7.67 million would be payable upon remittance of the Company’s share of all previously unremitted earnings at December 31, 2005.

The following table summarizes the significant differences between the statutory tax rate and the Company’s effective tax rate for financial statement purposes:

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Income before minority interest, income taxes, and cumulative effect of change in accounting principle	75,776	23,106	9,478
Statutory tax rate	35%	35%	35%
Income taxes computed at statutory rate	26,522	8,087	3,317
Losses and expenses with no tax benefit	(784)	1,662	1,919
Excess Profits Tax with no tax benefit	966	—	—
Expiration of NOL carry forwards	95	152	320
Difference in foreign tax rate	(3,737)	(1,289)	(694)
Valuation allowance	785	(529)	295
Reversal of provision for tax	(952)	(791)	(899)
Additional foreign taxes/(benefit)	—	(172)	(137)

Income tax provision	22,895	7,120	4,121

Foreign taxes applicable to the Company are specified under the Agreement with the Government of the Republic of Kazakhstan. As of December 31, 2005, the Company has utilized all available foreign tax loss carry forwards.

In December 2002, KKM received a claim from the Ministry of State Revenues of the Republic of Kazakhstan for $9.1 million (the “Tax Claim”) relating to taxes and penalties covering the three years from 1999 to 2001. KKM appealed the claim through the courts in Kazakhstan, which eventually ruled in favor of

E-F-23

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

KKM with the exception of $255,000 which was upheld. As a result, KKM reversed $899,000 of income taxes accrued during 2002 for the Tax Claim net of $255,000 which was settled in January 2004.

The Ministry of State Revenues of the Republic of Kazakhstan had been considering penalties with respect to the Tax Claim in the amount of $970,000. In March 2004 a court hearing was conducted which resulted in a reduction of these penalties to $53,000. This amount was paid in full during 2004.

The Company has used the best estimates available to determine the Company’s deferred tax assets and liabilities. Refer to Note 16 regarding the uncertainties of taxation in the Republic of Kazakhstan.

15.	Operating Leases

The Company entered into a sublease agreement for office space extending from March 2000 through November 2003. At the expiration date of the lease, the Company moved its registered office from Houston, Texas to White Plains, New York. In addition, the Company entered into a new 6 month lease agreement for reduced office space at a new location in Houston; as of March 31, 2004 this lease was renewed for a further 6 months. Effective June 30, 2004 the Company relocated its administrative offices to London and the Houston office lease was cancelled as at the same date. The remaining lease payments of approximately $6,000 were contractually paid in full for the remainder of the lease. The Company also cancelled its lease for its executive office in Almaty, Kazakhstan. The Almaty office was subleased from Nasikhat, an affiliate of Kazkommertsbank, for approximately $3,000 per month renewable at the Company’s option on September 1, 2004. The remaining lease payments of approximately $10,200 were contractually paid in full for the remainder of the lease.

The Company’s rental expense for 2005, 2004 and 2003 was approximately nil, $30,000 and $144,000 respectively.

16.	Commitments and Contingencies

Taxation

As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. Management then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, management must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent the Company establishes a valuation allowance or increases this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company may need to establish a valuation allowance that could materially impact the Company’s financial condition and results of operations.

In addition, the existing legislation with regard to taxation in the Republic of Kazakhstan is constantly evolving as the Government manages the transition from a command to a market economy. Tax and other laws applicable to the Company are not always clearly written and their interpretation is often subject to the opinions of the local or central tax authorities. Instances of inconsistent opinions between local, regional and national tax authorities are not unusual.

E-F-24

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2002, KKM received an amendment to the Agreement to provide for the stabilization of taxes and clarification on tax laws applicable to KKM. The amendment increased the KKM royalty rate from 8% to 8.14% and allowed KKM to use the lower current tax rates for payroll taxes, social taxes and pension taxes. In addition, during 2003 the royalty rate was increased to 8.4% from 8.14%. The effect of these changes is reflected in the Company’s financial statements from the year ended December 31, 2003 onwards.

Basis of Accounting

KKM maintains its statutory books and records in accordance with U.S. generally accepted accounting principles and calculates taxable income or loss using the existing Kazakh tax legislation in effect on August 30, 1995, the date the Agreement was signed. The Company considers these accounting methods correct under the terms of the Agreement. The Republic of Kazakhstan currently requires companies to comply with Kazakh accounting regulations and to calculate tax profits or losses in accordance with these regulations as well as the prevailing tax law.

17.	Local Oil Sales Requirements and Export Quotas

The ability of the Company to realize the carrying value of its assets is dependent on being able to transport hydrocarbons and finding appropriate markets for their sale. Domestic markets in the Republic of Kazakhstan currently do not permit world market prices to be obtained. The Company is responsible for obtaining export quotas and finalizing access routes through the KTO pipeline and onward through the Russian pipeline system. The Company has a right to export, and receive export quota for, 100% of the production from the Karakuduk Field under the terms of the Agreement.

During 2005, the Company sold all of its exported crude oil to Vitol Central Asia S.A.

Oil and gas producers within Kazakhstan are required to sell a certain portion of their crude oil production to the local market to supply local energy needs.

Sales to export and local markets can be summarized as follows:

	Year Ended December 31,
	2005	2004

Export market sales
bbls	3,108,000	2,544,000
$000	147,015	75,631
% by value	98%	96%
Local market sales
bbls	189,000	214,000
$000	3,569	2,820
% by value	2%	4%

The Company continues to seek an amicable resolution with the Government to eliminate local market requirements and is no longer considering commencing formal arbitration proceedings pursuant to its contractual arrangements with the Government.

18.	Capital Commitments

The Company’s drilling and operations related contracts can either be cancelled within 30 days or are on a call-off (as required) basis. On January 16, 2006 the drilling contract with OGEC expired and the rig was demobilized.

E-F-25

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2005 the Company had made purchase commitments for work associated with the rail rack and reservoir facilities of $3.3 million. It had no other significant commitments other than those incurred during the normal performance of the work program to develop the Karakuduk Field.

19.	Related Party Transactions

In 2003, the Company approved a one-year agreement with OJSC Kazkommerts Securities (“KKS”), an affiliate of Kazkommertsbank. The agreement was effective as of January 7, 2003 and provided for KKS to assist the Company’s senior management with financial advisory and investment banking services. In consideration for the services KKS received a monthly fee of $25,000 (the “Advisory Fee”). The agreement was extended for four months and ended April 30, 2004. Kazkommerts Policy, an affiliate of Kazkommertsbank, is the major insurer of KKM’s oil and gas activities. The current insurance policy expires in March 2006 and was awarded following an open tender process.

KKM has a contract to transport 100% of its oil sales through the pipeline owned and operated by KTO, a wholly owned subsidiary of KMG, the 40% minority shareholder in KKM until December 2004. The rates for transportation are in accordance with those approved by the Government of the Republic of Kazakhstan. Currently, the use of the KTO pipeline system is the only viable method of exporting KKM’s production. As KTO notifies KKM of the export sales allocated to it on a monthly basis, KTO controls both the volume and transportation cost of export sales.

KKM makes a prepayment for crude transportation based upon the allocation of export sales received from KTO. This prepayment includes pipeline costs charged by the operators of the Russian and Ukrainian pipeline systems which are dependent upon the point of sale of KKM’s exports. During 2004, KKM paid $13.35 million to KTO, of which $13.14 million related to transportation costs for sales during 2004. Comparably during 2003, KKM paid $11.56 million to KTO, of which $11.29 million related to transportation costs for sales during 2003. See Note 3 for prepaid transportation as of December 31, 2004 and 2003.

KTO charges KKM for associated costs of oil storage within their pipeline system, sales commission and customs clearance fees in respect to export sales. KTO also provides KKM with water through the Volga Water pipeline. Amounts recognized for these services during 2004 and 2003 were $204,000 and $267,000, respectively.

KMGD, a subsidiary of KMG, provided a drilling rig for the drilling campaign, which commenced February 12, 2003 and was contracted to provide the services of a drilling rig until the end of December 2004.

The total amounts of the transactions with the above related companies are as follows:

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Kazkommerts Policy	*	778	524
KTO	*	13,348	11,561
KMGD	*	5,256	5,999

*	No longer a related party.

E-F-26

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Included in accounts payable as of December 31 are the following amounts:

	Year Ended December 31,
	2005	2004
	$000	$000

Kazkommerts Policy	*	195
KTO	*	8
KMGD	*	371

	—	574

*	No longer a related party.

In August 2004, the Company approved a two-year agreement with Nelson to provide corporate administrative services and financial advisory services (the “Service Agreement”) to support its business activities. The Service Agreement is effective as of June 1, 2004 and can be terminated upon 30 days written notice by either party. In consideration for these services Nelson will receive a fixed monthly fee of $20,000 for administrative services and $25,000 for financial advisory services (the “Management Fee”). As part of the Service Agreement, Nelson is also required to provide personnel to cover Chaparral’s executive and managerial needs. The cost of executive and managerial personnel will be allocated on the basis of the cost of personnel involved and on the percentage of time actually spent by such personnel on matters related to Chaparral, as mutually agreed by the parties from time to time. In addition, Nelson will use its greater buying power to obtain more favorable rates for goods and services, including insurance coverage, for Chaparral. These expenditures will be passed to Chaparral at cost with a ten percent mark-up. The total amount charged for the Management Fee, the executive and managerial cost, insurance coverage and the mark-up under the Service Agreement during the year ended December 31, 2005 amounted to $677,000 and $682,000 during the year ended December 31, 2004.

On June 3, 2004, KKM entered into a three year agency agreement with Nelson (the “Marketing Agreement”), whereby Nelson becomes the duly authorized, exclusive agent for the purpose of marketing crude oil, and is empowered to represent the interests of KKM in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the marketing of crude oil. The Marketing Agreement is effective as of June 1, 2004 and can be terminated upon 90 days written notice by either party. As consideration for the services provided under the Marketing Agreement, KKM shall pay Nelson a fixed fee of $20,000 per month and a variable fee of five US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is more than 10% of the total amount of production, or eight US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is less than 10% of the total amount of production (the “Marketing Fee”). In 2005 a total of $548,000 was charged under the marketing agreement compared to $274,000 during 2004.

All other related party transactions are disclosed in other notes to the financial statements. The loans with Kazkommertsbank and Nelson are disclosed in Note 12 and prepaid transportation to KTO in Note 3.

20.	Subsequent Events

On March 13, 2006 Chaparral announced that it had entered into an agreement with LUKOIL Overseas Holding Limited (“LUKOIL Overseas”) to effect a merger into a wholly owned subsidiary of LUKOIL Overseas. On the effective date of this merger, all issued and outstanding common stock of Chaparral will be exchanged for $5.80 per share in cash. The transaction is subject to the approval of a meeting of stockholders expected to be held in May 2006 and certain other conditions including the receipt of all regulatory approvals

E-F-27

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and consents. Further details are contained within the form 8-K filed by the Company with the SEC on March 14, 2006, which is incorporated herein by reference.

On March 14, 2006, a lawsuit was filed in the Court of Chancery in the State of Delaware in and for New Castle County by Robert Kelly against Chaparral, LUKOIL Overseas and the directors of Chaparral requesting among other things, that the suit be designated a class action in favor of stockholders, that the merger be declared unlawful and unenforceable because it was entered into in breach of the individual defendants’ fiduciary duties and that the merger be enjoined.

E-F-28

CHAPARRAL RESOURCES, INC.

SUPPLEMENTAL INFORMATION — DISCLOSURES ABOUT OIL AND GAS
PRODUCING ACTIVITIES — UNAUDITED

The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission (the “SEC”) and SFAS 69, Disclosures About Oil and Gas Producing Activities.

The following estimates of reserve quantities and related standardized measure of discounted net cash flows are estimates only, and are not intended to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than producing oil and gas properties. Additionally, the price of oil has been very volatile and downward changes in prices can significantly affect quantities that are economically recoverable. Accordingly, these estimates are expected to change as future information becomes available and these changes may be significant.

KKM sold 3.30 million barrels of crude oil in 2005, of which 189,000 barrels, or approximately 6%, were sold to the local market. Comparatively, the Company sold 2.76 million barrels of crude oil in 2004, of which 214,000, or approximately 8%, was sold to the local market. Under the Agreement, KKM has the right to sell 100% of its production on the export market for world market prices and a right to export 100% of its production under the terms of its Agreement with the Government. Although the Company expects to sell 100% of its production on the export market in future years, the year-end prices used for the standardized measure of discounted net cash flows for 2005 reflects the assumption that 7% of KKM’s production will be sold on the local market for a substantially lower net oil price. Year-end prices used for the standardized measure of discounted net cash flows for 2004 and 2003 reflect the assumption that 10% and 5% of KKM’s production would have been sold on the local market for a substantially lower net oil price, respectively.

Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves and estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

E-F-29

CHAPARRAL RESOURCES, INC.

SUPPLEMENTAL INFORMATION — DISCLOSURES ABOUT OIL AND GAS
PRODUCING ACTIVITIES — UNAUDITED — (Continued)

Proved Oil & Gas Reserve Quantities (All within the Republic of Kazakhstan)
All figures are stated net of government royalties.

	Year Ended December 31,
	2005		2004		2003
	Oil	Gas	Oil	Gas	Oil	Gas
	Reserves	Reserves	Reserves	Reserves	Reserves	Reserves
	(mbbls.)	(Mcf.)	(mbbls.)	(Mcf.)	(mbbls.)	(Mcf.)

Proved developed and undeveloped reserves:
Balance January 1	40,594	—	25,616	—	21,855	—
Revision of previous estimates	8,271	—	17,813	—	6,455	—
Extensions, discoveries and other additions	—	—	—	—	—	—
Production	(3,534)	—	(2,835)	—	(2,694)	—

Balance December 31	45,331	—	40,594	—	25,616	—

Minority interest in KKM’s proved developed and undeveloped reserves	18,132	—	16,238	—	10,246	—

Proved developed reserves	28,121	—	10,714	—	15,107	—

Minority interest in KKM’s proved developed reserves	11,248	—	4,286	—	6,043	—

Capitalized Costs Relating to Oil and Gas Producing Activities
(All within the Republic of Kazakhstan)

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Unproved oil and gas properties
Expenditures on oil and gas properties	—	—	2,942
Material and supplies inventory	8,082	5,238	3,189
Proved oil and gas properties	183,505	153,001	118,347

	191,587	158,239	124,478
Accumulated depreciation and depletion	(82,881)	(58,035)	(40,915)

Net capitalized cost	108,706	100,204	83,563

Cost Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities (All within the Republic of Kazakhstan)

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Acquisition costs	—	—	—
Exploration and appraisal costs	—	—	—
Development costs(1)	30,504	31,712	27,642

	30,504	31,712	27,642

(1)	Development costs include costs for asset retirement obligations.

E-F-30

CHAPARRAL RESOURCES, INC.

SUPPLEMENTAL INFORMATION — DISCLOSURES ABOUT OIL AND GAS
PRODUCING ACTIVITIES — UNAUDITED — (Continued)

Results of Operations for Producing Activities (All within the Republic of Kazakhstan)

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Oil revenue	150,584	78,451	57,615
Transportation costs	(16,951)	(14,046)	(11,474)
Operating expenses	(15,828)	(8,319)	(5,915)
Depreciation, depletion and amortization	(25,375)	(18,180)	(18,038)
Accretion expense	(148)	(112)	(73)

	92,282	37,794	22,115
Provision for income taxes(1)	(26,469)	(11,595)	(6,964)

	65,813	26,199	15,151

(1)	Income tax expense is calculated by applying the statutory tax rate to operating profit, adjusted for applicable net operating loss carry forwards.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proven Oil and Gas Reserves (All within the Republic of Kazakhstan)

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Future cash inflows	1,865,188	971,463	476,969
Future development costs(1)	(182,619)	(171,210)	(73,642)
Future production costs	(509,892)	(293,295)	(53,338)
Future income tax expenses	(250,090)	(136,557)	(90,699)

Future net cash flows	922,587	370,401	259,290
10% annual discount for estimated timing of cash flows	(367,585)	(165,816)	(92,108)

Standardized measure of discounted net cash flows	555,002	204,585	167,182

Minority interest	222,001	81,834	66,873

(1)	Development costs include costs for asset retirement obligations.

E-F-31

CHAPARRAL RESOURCES, INC.

SUPPLEMENTAL INFORMATION — DISCLOSURES ABOUT OIL AND GAS
PRODUCING ACTIVITIES — UNAUDITED — (Continued)

Principal Sources of Change in the Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31,
	2005	2004	2003
	$000	$000	$000

Beginning balance	204,585	167,182	128,739
Sales of oil produced, net of production and transportation costs	(116,767)	(56,086)	(40,226)
Extensions and discoveries	—	—	—
Net changes in prices, production costs and future development costs	267,117	(186,144)	(3,377)
Net changes due to revisions of previous quantity estimates	208,897	267,752	79,054
Development cost incurred	31,017	31,712	27,642
Accretion of discount	40,118	9,892	463
Net change in income taxes	(79,965)	(29,723)	(25,113)

Ending balance	555,002	204,585	167,182

E-F-32

CHAPARRAL RESOURCES, INC.

SUPPLEMENTAL INFORMATION
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

2005 Quarterly Information

	For the Three Months Ended				Total as of
	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005
	$000 (except share amounts)

Revenue(1)	24,327	33,160	50,437	42,660	150,584
Transportation and operating costs	(7,313)	(7,624)	(9,015)	(8,827)	(32,779)
Depreciation and depletion	(5,018)	(5,829)	(7,440)	(7,088)	(25,375)

Operating income	11,996	19,707	33,982	26,745	92,430

Income before taxes and cumulative effect of change in accounting principle	6,270	11,677	21,595	14,170	53,712
Income taxes	(2,436)	(5,075)	(8,280)	(7,104)	(22,895)

Income before extraordinary gains	3,834	6,602	13,315	7,066	30,817
Cumulative effect of change in accounting principle	—	—	—	—	—

Net income available to common Stockholders	3,834	6,602	13,315	7,066	30,817

Basic earnings per share:
Income per share before cumulative effect of change in accounting principle	$0.10	$0.17	$0.35	$0.18	$0.81
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$—
Net income per share	$0.10	$0.17	$0.35	$0.19	$0.81
Basic weighted average number of shares outstanding	38,209,502	38,209,502	38,209,502	38,209,502	38,209,502
Diluted earnings per share:
Income per share before cumulative effect of change in accounting principle	$0.10	$0.17	$0.33	$0.17	$0.77
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$—
Net income per share	$0.10	$0.17	$0.33	$0.17	$0.77
Diluted weighted average number of shares outstanding	39,117,455	39,500,312	40,475,014	40,410,175	40,111,817

(1)	Revenue is presented gross of transportation and marketing cost in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs

E-F-33

CHAPARRAL RESOURCES, INC.

SUPPLEMENTAL INFORMATION
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED — (Continued)

2004 Quarterly Information

	For the Three Months Ended				Total as of
	March 31,	June 30,	September 30,	December 31,	December 31,
	2004	2004	2004	2004	2004
	$000 (except share amounts)

Revenue(1)	15,609	17,471	22,078	23,293	78,451
Transportation and operating costs	(5,363)	(4,755)	(5,089)	(7,157)	(22,364)
Depreciation and depletion	(4,386)	(4,150)	(4,276)	(5,368)	(18,180)

Operating income	5,860	8,566	12,713	10,768	37,907

Income before taxes and cumulative effect of change in accounting principle	1,776	3,182	6,681	4,003	15,642
Income taxes	(1,142)	(1,882)	(3,122)	(974)	(7,120)

Income before extraordinary gains	634	1,300	3,559	3,029	8,522
Cumulative effect of change in accounting principle	—	—	—	—	—

Net income available to common Stockholders	634	1,300	3,559	3,029	8,522

Basic earnings per share:
Income per share before cumulative effect of change in accounting principle	$0.02	$0.03	$0.09	$0.08	$0.22
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$—
Net income per share	$0.02	$0.03	$0.09	$0.08	$0.22
Basic weighted average number of shares outstanding	38,209,502	38,209,502	38,209,502	38,209,502	38,209,502
Diluted earnings per share:
Income per share before cumulative effect of change in accounting principle	$0.02	$0.03	$0.09	$0.08	$0.22
Cumulative effect of change in accounting principle	$—	$—	$—	$—	$—
Net income per share	$0.02	$0.03	$0.09	$0.08	$0.22
Diluted weighted average number of shares outstanding	38,209,502	38,209,502	38,209,502	38,754,051	38,407,283

(1)	Revenue is presented gross of transportation and marketing cost in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs

E-F-34

Exhibit 31.2

Certifications

I, Boris Zilbermints, certify that:

1. I have reviewed this annual report on Form 10-K of Chaparral Resources, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/  Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

Date: March 17, 2006

E-F-35

Certifications

I, Charles I. Talbot, certify that:

1. I have reviewed this annual report on Form 10-K of Chaparral Resources, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/  Charles I. Talbot
Charles I. Talbot
Chief Financial Officer

Date: March 17, 2006

E-F-36

Exhibit 32.1

CERTIFICATION PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Charles I. Talbot , Chief Financial Officer of Chaparral Resources, Inc. (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (“Annual Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

2. All of the information contained in the Annual Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  Charles I. Talbot
Charles I. Talbot
Chief Financial Officer

Date: March 17, 2006

E-F-37

Exhibit 32.2

CERTIFICATION PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Boris Zilbermints , Chief Executive Officer of Chaparral Resources, Inc. (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (“Annual Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

2. All of the information contained in the Annual Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

Date: March 17, 2005

E-F-38

Exhibit F

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K/A
(AMENDMENT No. 1)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2005.

Commission file number: 0-7261

CHAPARRAL RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-0630863 (I.R.S. Employer Identification No.)

2 Gannett Drive, Suite 418
White Plains, New York 10604
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (866) 559-3822

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $.0001 Per Share
(Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  YES ☑     NO ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is an accelerated filer.

YES  ☐     NO  ☑

As of June 30, 2005, the aggregate market value of registrant’s voting common stock, par value $.0001 per share, held by non-affiliates was $39,737,883.

As of March 17, 2006, registrant had 38,209,502 shares of its common stock, par value $.0001 per share, issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE:

Form 8-K filed with the Securities and Exchange Commission on March 14, 2006 is incorporated by reference in Items 1 and 15.

EXPLANATORY NOTE

This Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 23, 2006 (the “Original 10-K”), is being filed to amend Item 1 — Business of Part I to reflect a corrected address for the SEC Public Reference Room and clarify that all our revenues are derived from the Karakuduk Field, Item 7A — Quantitative and Qualitative Disclosures about Market Risk of Part II to clarify the Company’s hedging strategy, Item 9A — Controls and Procedures of Part II to correct the wording, Item 13 — Certain Relationships and Related Transactions of Part III to highlight that related party transactions are conducted for the Company’s benefit and Item 15 — Exhibits, Financial Statement Schedules, and Reports on Form 8-K of Part IV of the Original 10-K, to add CEO and CFO certifications conforming to Item 601(b)(31) of Regulation M-A, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, the consent of McDaniel and Associates Consultants Limited and the consent of Ernst & Young Kazakhstan LLP . This Amendment No. 1 speaks as of the date of the Original 10-K and we have not updated the disclosures contained herein to reflect events that have occurred since the filing of the Original 10-K. Accordingly, this Amendment No. 1 should be read in conjunction with our Original 10-K and our other filings made with the Securities and Exchange Commission subsequent to the filing of the Original 10-K.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Annual Report on Form 10-K constitute “forward-looking statements.” Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “estimates,” “believes,” “predicts,” “potential,” “likely,” or “continue,” or by the negative of such terms or comparable terminology. Forward-looking statements are predictions based on current expectations that involve a number of risks and uncertainties. Actual events may differ materially. In evaluating forward-looking statements, you should consider various factors, including the risks discussed above in “Risks of Oil and Gas Activities” and “Risks of Foreign Operations.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and you are encouraged to exercise caution in considering such forward-looking statements. Unless otherwise required by law, we are not under any duty to update any of the forward-looking statements after the date of this Annual Report on Form 10-K to conform these statements to actual results.

PART I

Item 1.	Business

Available Information

Chaparral files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and registration statements and other items with the Securities and Exchange Commission (SEC). Chaparral provides access free of charge to all of these SEC filings, as soon as reasonably practicable after filing, on its Internet site located at www.chaparralresources.com. Chaparral will also make available to any stockholder, for a nominal fee, copies of its Annual Report on Form 10-K as filed with the SEC. For copies of this, or any other filing, please contact: Chaparral Resources, Inc., 2 Gannett Drive, Suite 418, White Plains, New York 10604 or call (866) 559-3822.

In addition, the public may read and copy any materials Chaparral files with the SEC at the SEC’s Public Reference Room at 100 F Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like Chaparral, that file electronically with the SEC.

Crude Oil Sales

We derive all of our revenue through the production and sale of crude oil from the Karakuduk Field. We are continuing to develop the Karakuduk Field from which we began generating revenue from the sale of crude oil during 2000. KKM recognized $150.58 million in revenue in 2005 from the sale of approximately 3.30 million barrels of crude oil, net of royalty. In 2004, KKM recorded $78.45 million in revenue based upon sales of approximately 2.76 million barrels of crude oil, net of royalty.

KKM sells the majority of its crude oil on the “far” abroad export market. Sales at world market prices were responsible for approximately 98% of KKM’s oil sales revenue in 2005. Currently, KKM has a five year crude oil sales agreement in place with Vitol Central Asia S.A. (“Vitol”) for the sale of KKM’s oil production quota for the export market. This agreement was signed in June 2005. KKM is responsible for obtaining export quotas and all other permissions from Kazakhstan, Russia, or other relevant jurisdictions necessary to transport and deliver KKM’s oil production to the off-taker, which is currently FOB Odessa on the Black Sea. The off-taker is responsible for nominating and coordinating oil tankers, if necessary, and arranging for the lifting of the crude oil purchased.

In 2005 and 2004, all of KKM’s crude oil export sales were to Vitol.

Transportation routes for our crude oil exports, and hence off-take points, are constrained by the Ministry of Energy’s quota allocations. The majority of our crude oil is transported via the Kaztransoil and Transneft pipeline systems to the port of Odessa in Ukraine. The other export point is the port of Primosk on the Baltic Sea. Sales prices at the port locations are based on the average quoted Urals crude oil price from Platt’s Crude Oil Marketwire for the three days following the bill of lading date. The actual price is net of deductions that include freight charges and, if applicable, the cost associated with the “detention time” of the tankers transiting the Turkish Straits in and out of the Black Sea. Throughout 2005, all export sales have been made to Vitol, who have a major share of oil exports from Odessa which has enabled them to become the most competitive off-taker, capable of combining export parcels from different crude oil suppliers to make cost efficient cargoes of up to 80,000 tons in one lifting. Under the contract terms with Vitol, payment is made within 30 days of receipt of the bill of lading and KKM’s sales invoice, unless otherwise agreed by both parties.

Under the terms of KKM’s Agreement with the Ministry of Energy and Natural Resources for Exploration, Development and Production of Oil in the Karakuduk Oil Field (the “Agreement”), we have a right to export, and receive export quota for, 100% of the production from the Karakuduk Field. However, oil producers within Kazakhstan are required to supply a portion of their crude oil production to the local market to meet domestic energy needs. The domestic market does not permit world market prices to be obtained, resulting in, on average, approximately $28 to $29 lower cash flow per barrel in 2005 compared with $15 to

$16 in 2004. Furthermore, the Government of Kazakhstan has not allocated sufficient export quota to allow us to sell all of our available crude oil production on the world market. We are taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market. The Company has determined that it is no longer in the best interests of the Company to pursue arbitration proceedings in Switzerland for the breach of the Agreement by the Government of Kazakhstan, instead we intend to resolve this matter amicably. See Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Commodity Prices for Oil

During 2005 we sold approximately 3,297,000 barrels of crude oil, recognizing $150.58 million, or $45.67 per barrel, in revenue. In comparison, we sold approximately 2,758,000 barrels of crude oil, recognizing $78.45 million in revenue, or $28.44 per barrel, for the year ended December 31, 2004.

Under the terms of the Agreement, we have a right to export, and receive export quota for, 100% of the production from the Karakuduk Field. The domestic market does not permit world market prices to be obtained, resulting in, on average, approximately $28 to $29 lower cash flow per barrel in 2005. Furthermore, the Government has not allocated sufficient export quota to allow us to sell all of our available crude oil production on the world market. We are taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market. The Company has determined that it is no longer in the best interests of the Company to pursue arbitration proceedings in Switzerland for the breach of the Agreement by the Government of Kazakhstan, instead we intend to seek an amicable resolution of this matter.

During 2004 and 2005 Chaparral has been successful in maintaining the export sales/local market deliveries ratio which had significantly improved from 2002 to 2003. For the year ended December 31, 2005, Chaparral sold approximately 3,297,000 barrels of its current year production, of which approximately 3,108,000 barrels, or 94%, have been sold at world market prices and 189,000 barrels, or 6%, have been sold at domestic market prices compared to 92% at world market prices and 8% at domestic market prices in 2004.

The Company monitors current and future oil prices and will act to ensure that any future fixed costs are covered by forward commodity arrangements, if deemed necessary in the opinion of the directors. Such circumstances may include falling oil prices, significant financing or capital obligations or other fixed expenditure commitments. The forward market for oil is highly volatile and this exercise generates a degree of risk that we may not be able to obtain the benefit of increases in the market price of oil. The only such hedge arrangement that the Company had during the three years ended December 31, 2005 is disclosed under “Results of Operations” above.

Item 9A.	Controls and Procedures

Changes in Internal Controls over Financial Reporting

As a result of the evaluation referred to in the preceding paragraph, there were no changes during the quarter ended December 31, 2005 that materially affected or are reasonably likely to affect our internal control over financial reporting.

Item 13.	Certain Relationships and Related Transactions

In May 2002, Chaparral received a total equity and debt capital infusion of $45 million, which was partially utilized to repay a substantial portion of Chaparral’s loan agreement with Shell Capital. Chaparral received a total investment of $12 million from CAIH, including $8 million in exchange for 22,925,701 shares, or 60%, of Chaparral’s outstanding common stock, and $4 million in exchange for a three year note bearing interest at 12% per annum (the “Note”). Along with the Note, CAIH received a warrant to purchase 3,076,923 shares of Chaparral’s common stock at $1.30 per share (the “Warrant”). These shares, the Note and the Warrant were purchased by Nelson in May 2004. Nelson was amalgamated with Caspian in December 2005.

Additionally, Kazkommertsbank, an affiliate of CAIH, provided KKM with a credit facility totaling $33 million, consisting of $28 million that was used to repay a portion of the Shell Capital Loan and $5 million that was made available for KKM’s working capital requirements. Chaparral paid CAIH $1.79 million as a related restructuring fee. This loan was repaid in full on July 1, 2005. See Note 12 to our consolidated financial statements for the year ended December 31, 2005 for additional disclosure on loans with affiliates.

In 2003, Chaparral approved a one-year agreement with OJSC Kazkommerts Securities (“KKS”), an affiliate of Kazkommertsbank. The agreement was effective as of January 7, 2003 and provided for KKS to assist Chaparral’s senior management with financial advisory and investment banking services. In consideration for the services, KKS received a monthly fee of $25,000 (the “Advisory Fee”). This agreement was extended until April 2004 when it was cancelled.

In August 2004, the Company approved a two-year agreement with Nelson to provide corporate administrative services and financial advisory services (the “Service Agreement”) to support its business activities. The Service Agreement is effective as of June 1, 2004 and can be terminated upon 30 days written notice by either party. In consideration for these services Nelson will receive a fixed monthly fee of $20,000 for administrative services and $25,000 for financial advisory services (the “Management Fee”). As part of the Service Agreement, Nelson is also required to provide personnel to cover Chaparral’s executive and managerial needs. The cost of executive and managerial personnel will be allocated on the basis of the cost of personnel involved and on the percentage of time actually spent by such personnel on matters related to Chaparral, as mutually agreed by the parties from time to time. In addition, Nelson would use its greater buying power to obtain more favorable rates for goods and services, including insurance coverage, for Chaparral. These expenditures will be passed to Chaparral at cost with a ten percent mark-up. The total amount charged for the Management Fee, the executive and managerial cost, insurance coverage and the mark-up under the Service Agreement during the year ended December 31, 2005 amounted to $677,000 and $682,000 during the year ended December 31, 2004.

On June 3, 2004, KKM entered into a three year agency agreement with Nelson (the “Marketing Agreement”), whereby Nelson becomes the duly authorized, exclusive agent for the purpose of marketing crude oil, and is empowered to represent the interests of KKM in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the marketing of crude oil. The Marketing Agreement is effective as of June 1, 2004 and can be terminated upon 90 days written notice by either party. As consideration for the services provided under the Marketing Agreement, KKM shall pay Nelson a fixed fee of $20,000 per month and a variable fee of five US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is more than 10% of the total amount of production, or eight US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is less than 10% of the total amount of production (the “Marketing Fee”). In 2005 a total of $548,000 was charged under the marketing agreement compared to $274,000 during 2004.

The Company considers the Service Agreement and the Marketing Agreement to have been negotiated at prices better than those available in arms-length transactions but has no such comparable contracts with non-affiliates.

PART IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K

*23	.1	Consent of McDaniel and Associates Consultants Limited, dated April 26, 2006.
*23	.2	Acknowledgement of Ernst & Young, dated April 26, 2006.
*23	.3	Consent of Ernst & Young, dated June 09, 2006.
*31	.1	CEO Certification Pursuant to Item 601(b)(31) of Regulation M-A, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31	.2	CFO Certification Pursuant to Item 601(b)(31) of Regulation M-A, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 09, 2006

CHAPARRAL RESOURCES, INC.,
a Delaware corporation

By:	/s/ Boris Zilbermints
Boris Zilbermints
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Charles Talbot
Charles Talbot
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Name and Title	Date

/s/ Alan D. Berlin	Alan D. Berlin Director and Corporate secretary	June 09, 2006

/s/ Peter G. Dilling	Peter G. Dilling Director	June 09, 2006

/s/ Oktay Movsumov	Oktay Movsumov Director	June 09, 2006

/s/ Dmitry Timoshenko	Dmitry Timoshenko Director	June 09, 2006

/s/ Boris Zilbermints	Boris Zilbermints Director	June 09, 2006

Exhibit 23.1

Acknowledgement of Independent Reserves Evaluators

We agree to the inclusion in the Annual Report on Form 10-K for the year ended December 31, 2005, and filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of extracts and disclosures derived from our report to Karakudukmunay JSC dated March 3, 2006, with respect to the evaluation of crude oil reserves of Karakudukmunay JSC.

We also agree to the incorporation of extracts and disclosures derived from our report dated March 3, 2006 with respect to the evaluation of crude oil reserves of Karakudukmunay JSC included in the Preliminary Proxy Statement dated April 28, 2006, and filed pursuant to Section 14(A) of the Securities Exchange Act of 1934.

Sincerely,
McDaniel & Associates Consultants Ltd.

/s/  B.H. Emslie
B.H. Emslie, P. Eng.
Senior Vice President

April 26, 2006
Calgary, Canada

Exhibit 23.2

Acknowledgement of Independent Registered Public Accounting Firm

We agree to the inclusion in this Preliminary Proxy Statement dated April 28, 2006, and filed pursuant to Section 14(A) of the Securities Exchange Act of 1934 of our report dated March 17, 2006, with respect to the consolidated financial statements of Chaparral Resources, Inc.

We also agree to the incorporation by reference therein of our report dated March 17, 2006 with respect to the consolidated financial statements of Chaparral Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/  Ernst & Young Kazakhstan LLP
Ernst & Young Kazakhstan LLP

April 26, 2006
Almaty, Kazakhstan

Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2006, included in the Annual Report on Form 10-K of Chaparral Resources, Inc. for the year ended December 31, 2005, with respect to the consolidated financial statements of Chaparral Resources, Inc., incorporated by reference in this Form 10-K/A.

/s/  Ernst & Young Kazakhstan LLP
Ernst & Young Kazakhstan LLP

June 9, 2006
Almaty, Kazakhstan

Exhibit 31.1

Certifications

I, Boris Zilbermints, certify that:

1. I have reviewed this annual report on Form 10-K of Chaparral Resources, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  June 09, 2006

/s/  Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

Exhibit 31.2

Certifications

I, Charles I. Talbot, certify that:

1. I have reviewed this annual report on Form 10-K of Chaparral Resources, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  June 09, 2006

/s/  Charles I. Talbot
Charles I. Talbot
Chief Financial Officer

Exhibit G

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2006.
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to .

Commission File Number: 0-7261

CHAPARRAL RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-0630863
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Gannett Drive, Suite 418
White Plains, New York 10604
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
(866) 559-3822

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  YES ☑     NO ☐

Indicate by check mark whether the Registrant is large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☑

Indicate by check mark whether the Registrant is a shell company (as defined in Exchange Act Rule 12b-2):  YES ☐     NO ☑

As of May 11, 2006 the Registrant had 38,209,502 shares of its common stock, par value $0.0001 per share, issued and outstanding.

CHAPARRAL RESOURCES, INC.

FORM 10-Q

MARCH 31, 2006

Part I — Financial Information

Item 1 —	Financial Statements

Chaparral Resources, Inc.

Consolidated Condensed Balance Sheets

	March 31,
	2006	December 31,
	(Unaudited)	2005
	$000	$000

ASSETS
Current assets:
Cash and cash equivalents	18,967	20,995
Accounts receivable:
Oil sales receivable	23,132	15,767
VAT receivable	5,211	6,671
Other receivables from affiliates	17	17
Prepaid expenses	4,832	4,716
Income taxes recoverable	35	2,301
Crude oil inventory	117	596

Total current assets	52,311	51,063
Materials and supplies	12,001	8,082
Other	2,102	2,119
Deferred income tax asset	611	—
Property, plant and equipment:
Oil and gas properties, full cost	188,450	183,505
Other property, plant and equipment	11,993	12,143

	200,443	195,648
Less — accumulated depreciation, depletion and amortization	(94,621)	(88,120)

Property, plant and equipment, net	105,822	107,528

Total assets	172,847	168,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,438	8,497
Prepaid sales	180	361
Accrued liabilities:
Accrued interest payable	16	106
Other accrued liabilities	6,283	6,000
Current income tax liability	967	62
Current portion of loans payable	12,667	24,679

Total current liabilities	28,551	39,705
Accrued production bonus	422	395
Loans payable	4,917	7,333
Deferred income tax liability	—	62
Minority interest	41,893	34,164
Asset retirement obligation	1,697	1,624
Stockholders’ equity:
Common stock — authorized, 100,000,000 shares of $0.0001 par value; issued and outstanding, 38,209,502 shares as of March 31, 2006 and December 31, 2005	4	4
Capital in excess of par value	107,226	107,226
Preferred stock — 1,000,000 shares authorized, 925,000 shares undesignated. Issued and outstanding — none	—	—
Accumulated deficit	(11,863)	(21,721)

Total stockholders’ equity	95,367	85,509

Total liabilities and stockholders’ equity	172,847	168,792

See accompanying notes.

Chaparral Resources, Inc.

Consolidated Condensed Statements of Operations (Unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2006	2005
	$000 (except share data)

Revenue	53,450	24,327
Costs and expenses:
Transportation costs	6,200	3,487
Operating expenses	4,072	3,826
Excess Profits Tax	4,426	—
Marketing fee	120	122
Depreciation and depletion	7,116	5,018
Management fee	138	193
Accretion expense	42	36
General and administrative	2,942	1,421

Total costs and expenses	25,056	14,103
Income from operations	28,394	10,224
Other income/(expense):
Interest income	58	86
Interest expense	(858)	(1,226)
Currency exchange gain	193	8
Minority interest	(7,729)	(2,822)

Income before income taxes	20,058	6,270
Income tax expense	10,200	2,436

Net income available to common Stockholders	9,858	3,834

Basic earnings per share:
Net income per share	$0.26	$0.10
Weighted average number of shares outstanding (basic)	38,209,502	38,209,502
Diluted earnings per share:
Net income per share	$0.24	$0.10
Weighted average number of shares outstanding (diluted)	40,541,941	39,117,455

See accompanying notes.

Chaparral Resources, Inc.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2006	2005
	$000	$000

Cash flows from operating activities
Net income	9,858	3,834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,094	5,018
Deferred income taxes	(673)	(57)
Accretion expense	42	36
Amortization of note discount	—	151
Currency exchange gain	(193)	(8)
Minority interest	7,729	2,822
Loss on disposal of assets	34	—
Changes in assets and liabilities:
(Increase)/decrease in:
Accounts receivable	(3,639)	(578)
Prepaid expenses	(116)	606
Crude oil inventory	222	(171)
Increase/(decrease) in:
Accounts payable and accrued liabilities	1,380	293
Accrued interest payable	(90)	(200)
Other liabilities	(181)	(1,000)

Net cash provided by operating activities	21,467	10,746

Cash flows from investing activities
Additions to property, plant and equipment	(220)	(58)
Capital expenditures on oil and gas properties	(4,945)	(5,788)
Other long-term assets	(3,902)	(42)

Net cash used in investing activities	(9,067)	(5,888)

Cash flows from financing activities
Proceeds from loans	—	6,000
Payments on loans	(14,428)	(10,000)

Net cash used in financing activities	(14,428)	(4,000)

Net (decrease)/increase in cash and cash equivalents	(2,028)	858
Cash and cash equivalents at beginning of period	20,995	9,611

Cash and cash equivalents at end of period	18,967	10,469

Supplemental cash flow disclosure
Interest paid	948	1,275
Income taxes paid	7,029	1,947
Supplemental schedule of non-cash investing and financing activities
Non-cash additions to oil and gas properties	42	79

See accompanying notes.

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited)

1.	General

Chaparral Resources, Inc. (“Chaparral”) was incorporated in the state of Colorado on January 13, 1972, principally to engage in the exploration, development and production of oil and gas properties. Chaparral focuses substantially all of its efforts on the development of the Karakuduk Field, an oil field located in the Central Asian Republic of Kazakhstan. In 1999, Chaparral reincorporated from Colorado to Delaware.

The consolidated financial statements include the accounts of Chaparral and its greater than 50% owned subsidiaries, ZAO Karakudukmunay (“KKM”), Central Asian Petroleum (Guernsey) Limited (“CAP-G”), Korporatsiya Mangistau Terra International (“MTI”), Road Runner Services Company (“RRSC”), Chaparral Acquisition Corporation (“CAC”), and Central Asian Petroleum, Inc. (“CAP-D”). Chaparral owns 80% of the common stock of CAP-G directly and 20% indirectly through CAP-D. Hereinafter, Chaparral and its subsidiaries are collectively referred to as the “Company.” All significant inter-company transactions have been eliminated.

Since May 2002 Chaparral has owned an effective 60% interest in KKM, a limited liability company incorporated in Kazakhstan. KKM was formed to engage in the exploration, development, and production of oil and gas properties in the Republic of Kazakhstan. KKM’s only significant investment is in the Karakuduk Field, an onshore oil field in the Mangistau region of the Republic of Kazakhstan. On August 30, 1995, KKM entered into an agreement with the Ministry of Oil and Gas Industry for Exploration, Development and Production of Oil in the Karakuduk Oil Field in the Mangistau Region of the Republic of Kazakhstan (the “Agreement”). KKM’s rights and obligations regarding the exploration, development, and production of underlying hydrocarbons in the Karakuduk Field are determined by the Agreement.

KKM’s rights to the Karakuduk Field may be terminated under certain conditions specified in the Agreement. The term of the Agreement is 25 years commencing from the date of KKM’s registration. The Agreement can be extended to a date agreed between the Ministry of Energy and Mineral Resources and KKM as long as production of petroleum and/or gas is continued in the Karakuduk Field.

KKM is owned jointly by CAP-G (50%), MTI (10%) and Caspian Investments Resources Limited (“Caspian”) (40%). Caspian acquired its 40% share when it purchased Nelson Resources Limited (“Nelson”) in December 2005. Nelson had acquired its interest in December 2004 from KazMunayGas JSC (“KMG”), the national petroleum company of Kazakhstan, owned by the government of the Republic of Kazakhstan.

From May 2004 to December 2005, Nelson owned approximately 60% of the outstanding common stock of Chaparral. In December 2005 Caspian became the majority shareholder of Chaparral when it acquired Nelson. The ultimate parent of Caspian is OAO LUKOIL.

Merger

On March 13, 2006 Chaparral announced that it had entered into an agreement with LUKOIL Overseas Holdings Limited (“LUKOIL”) to effect a merger into a wholly owned subsidiary of LUKOIL. On the effective date of this merger, all issued and outstanding common stock of Chaparral will be exchanged for $5.80 per share in cash. The transaction is subject to the approval of a meeting of stockholders expected to be held in June 2006 and certain other conditions including the receipt of all regulatory approvals and consents. Further details are contained within the form 8-K filed by the Company with the SEC on March 14, 2006, which is incorporated herein by reference.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Reference should be made to the relevant notes to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

The unaudited information furnished herein was taken from the books and records of the Company. However, such information reflects all adjustments which are, in the opinion of management, normal recurring adjustments necessary for the fair statement of the results for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future interim period or for the year.

Use of Estimates

Application of generally accepted accounting principles requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of proved oil and gas reserve quantities and the application of the full cost method of accounting for exploration and production activities requires management to make numerous estimates and judgments.

2.	Recent Accounting Pronouncements

In November 2004 the FASB issued SFAS 151, Inventory Costs, an Amendment of APB Opinion No. 43, Chapter 4. SFAS 151 clarifies the accounting treatment for various inventory costs and overhead allocations and is effective for inventory costs incurred after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In December 2004 the FASB issued SFAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29. SFAS 153 specifies the criteria required to record a non-monetary asset exchange using carryover basis and is effective for non-monetary asset exchanges occurring after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In December 2004 the FASB issued SFAS 123 (revised 2004) (“SFAS 123R”), Share Based Payments. SFAS 123R requires that the cost from all share-based payment transactions, including stock options, be recognized in the financial statements at fair value and is effective for public companies in the first interim period after June 15, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In May 2005 the FASB issued SFAS 154, Accounting Changes and Error Corrections. SFAS 154 changes the accounting for and reporting of accounting principle. It requires retrospective application of a change of accounting principle unless impracticable. SFAS 154 is effective for fiscal years beginning after December 15, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In March 2006 the FASB issued SFAS 155, Accounting for Certain Hybrid Instruments and SFAS 156, Accounting for Servicing of Financial Assets. Neither of these standards is relevant to the Company’s current operations.

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

3.	Prepaid Expenses

The breakdown of Prepaid Expenses is as follows:

	March 31,	December 31,
	2006	2005
	$000	$000

Description
Prepaid transportation costs	745	1,787
Advanced payments for materials and supplies	3,166	1,111
Prepaid insurance	207	486
Deferred financing charges	540	838
Other prepaid expenses	174	494

Total prepaid expenses	4,832	4,716

Prepaid transportation costs represent prepayments of export tariffs to CJSC KazTransOil (“KTO”), a 100% subsidiary of KMG, necessary to sell oil on the export market, which is expensed in the period the related oil revenue is recognized. Advanced payments for materials and supplies represent prepayments for general materials and supplies to be used in the development of the Karakuduk Field.

4.	Asset Retirement Obligation

FASB No. 143 requires entities to record the fair value of the liability for asset retirement obligations (ARO) in the period in which the liability is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

Since 1995, the core business of the Company has been the development of the Karakuduk Field. The Company has developed an asset that is capable of producing, processing and transporting crude oil to export markets. The field still requires up to possibly 80 new wells, but the oil processing and transportation infrastructure, apart from the obligatory gathering lines and up to four more gathering stations, are in place. However, further infrastructure development is planned to increase profitability of the operation, utilize gas and to maximise oil and produced fluid processing. The Company is legally required under the Agreement to restore the field to its original condition.

The following table shows movements in the Company’s asset retirement obligation liability:

	March 31,	March 31,
	2006	2005
	$000	$000

Asset retirement obligation at beginning of period	1,624	1,232
Accretion expense	42	36
Additional provision for new wells	31	52

Asset retirement obligation at end of period	1,697	1,320

5.	Change in Control

In May 2004, Nelson purchased from Central Asian Industrial Holdings, N.V. (“CAIH”) 22,925,701 shares of Chaparral, representing 60% of Chaparral’s issued and outstanding common stock. As part of the transaction, a Stock Purchase Warrant exercisable for 3,076,923 shares of the Company’s common stock originally issued to CAIH, and a promissory note of the Company payable to CAIH (the “Note”), with a principal amount of $4 million (see Note 6), were transferred by CAIH to Nelson. The total purchase price was $23.9 million. On October 18, 2005 approximately 65% of Nelson was acquired by Caspian Investments

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

Resources Limited, a wholly owned subsidiary of OAO LUKOIL. On December 5, 2005 Caspian acquired the remaining 35% of the shares of Nelson, Nelson and Caspian were merged and Nelson ceased to exist.

6.	Loans

The Note

In May 2002, the Company received a total equity and debt capital infusion of $45 million, which was partially utilized to repay a substantial portion of the Company’s loan agreement with Shell Capital, Inc. (the “Shell Capital Loan”). The Company received a total investment of $12 million from CAIH, including $8 million in exchange for 22,925,701 shares, or 60%, of the Company’s outstanding common stock, and $4 million in exchange for a three year note bearing interest at 12% per annum (the “Note”). Along with the Note, CAIH received a warrant to purchase 3,076,923 shares of the Company’s common stock at $1.30 per share (the “Warrant”). Additionally, Kazkommertsbank, an affiliate of CAIH, provided KKM with a credit facility totaling $33 million (the “KKM Credit Facility”), consisting of $28 million that was used to repay a portion of the Shell Capital Loan and $5 million that was made available for KKM’s working capital requirements. The Company paid CAIH $1.79 million as a related restructuring fee.

The Note was recorded net of a $2.47 million discount, based on the fair market value of the Warrant issued in conjunction with the Note. The discount was amortized using the effective interest rate over the original life of the Note. The principal balance of the Note was originally due on May 10, 2005 and accrued interest was payable quarterly. On March 24, 2005, Chaparral and CAP-G signed a Promissory Note Amendment Agreement pursuant to which a $1 million prepayment of the Note was made on March 31, 2005 and the maturity of the remaining balance of the Note was extended to May 10, 2006 (see further discussion below).

In June 2002, the Company prepaid $2 million of the $4 million outstanding principal balance of the Note. As a result, the Company recognized an extraordinary loss on the early extinguishment of debt of $1.22 million from the write-off of 50% of the unamortized discount on the Note. The extraordinary loss was netted against the extraordinary gain from the restructuring of the Shell Capital Loan. In March 2004, the Company re-borrowed the $2 million.

In May 2004, the CAIH shares, the Warrant and the Note were purchased by Nelson. On March 24, 2005, Chaparral and CAP-G signed a Promissory Note Amendment Agreement with Nelson. This provided for a prepayment of $1 million of the $4 million due to be repaid to Nelson on May 10, 2005 under the existing $4 million loan note and the replacement of the existing loan note with a new loan note for $3 million on substantially similar terms, but with an increase in the interest rate from 12% to 14% from May 10, 2005 and an extension of the maturity date of one year to May 10, 2006. On March 31, 2005 the $1 million prepayment was made, the existing loan note was cancelled and the new loan note was signed. See Item 2 paragraph 1, General Liquidity Considerations.

KKM Credit Facility

As mentioned above, in May 2002, KKM established the KKM Credit Facility, a five-year, $33 million credit line with Kazkommertsbank. The KKM Credit Facility consisted of a $30 million non-revolving line and a $3 million revolving line, both of which were fully borrowed by KKM in May 2002. The Company recognized $1.13 million of interest expense on the KKM Credit Facility for the three months ended March 31, 2005.

The non-revolving portion of the KKM Credit Facility accrued simple interest at an annual rate of 14% and was repayable over a five-year period with final maturity in May 2007. Accrued interest was payable quarterly, beginning in December 2002, and KKM began making quarterly principal repayments in May 2003. The proceeds of the BNP/KBC loan, described below, were utilized to repay the KKM Credit Facility in full on July 1, 2005.

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

The original KKM Credit Facility included repayment terms of three years and four years for the non-revolving and revolving portions, respectively, with an option to extend the final maturity date for repayment of the entire KKM Credit Facility to five years. KKM exercised the option as of May 2002.

BNP/KBC Credit Facility

On March 24, 2005, KKM signed a $40 million Structured Crude Oil Pre-export Credit Facility Agreement with BNP Paribas (Suisse) SA (“BNP”) and KBC Bank N.V. (the “BNP/KBC Credit Facility”). On June 30, 2005, $32 million was drawn down from this facility. For six months from 30 June, 2005 the facility was a revolving credit, after which the amount outstanding became a term loan repayable in 36 equal monthly installments commencing on December 30, 2005. The purpose of the loan was to refinance the KKM Credit Facility, fund future development costs and fund fees related to the facility.

Each year the lenders may propose, but are under no obligation to do so, an extension of the facility by one year, for an agreed fee, and/or an increase of the facility amount for an agreed fee. Each month during the term loan period, KKM may make full or partial prepayments of the facility at no extra cost. Partial prepayments must be for amounts of $2 million or more. The interest rate applicable under the facility is LIBOR plus 3.25% in the first year and LIBOR plus 4.00% thereafter. Interest is payable monthly. Fees paid by KKM include a 1.75% arrangement fee, a 1.65% p.a. commitment fee on the unused commitment during the revolving credit period, $100,000 for the lenders’ legal costs and $15,000 for agency and technical bank fees. Fees payable include $15,000 per quarter in advance for agency and technical bank fees. A total of $0.8 million has been accrued for the arrangement fee and legal costs which is being amortized over the life of the facility.

As part of the BNP/KBC Credit Facility conditions, an Offtake Agreement was signed in June 2005 with Vitol Central Asia S.A. (“Vitol”) whereby KKM is obligated to sell to Vitol, and Vitol is obligated to buy, all of KKM’s crude oil production available for export at international market prices for five years from July 1, 2005, with step-in rights in favor of the lenders. In accordance with the BNP/KBC Credit Facility conditions, accounts receivable from Vitol are pledged as collateral for the loan. In addition, a performance and financial guarantee was issued by Nelson (the “Nelson Guarantee”) in support of all amounts owing by KKM under the BNP/KBC Credit Facility. Under a separate agreement, in consideration for issuing the Nelson Guarantee, KKM will pay Nelson, annually in advance, a fee of 2.5% p.a. on the facility amount of $40 million for the first six months and on the daily principal amount of the loan outstanding during the term period. An amount of $1.0 million, which was paid in July 2005 for the estimated first years guarantee fee was accrued in June 2005 and is being amortized over twelve months.

A further condition of the BNP/KBC Credit Facility is that KKM enter into crude oil hedging arrangements to the satisfaction of the lending banks. Nelson entered into such an arrangement with BNP, for the benefit of KKM, in April 2005, and this agreement was subsequently novated in favor of KKM for the period of April 2005 to December 2005 effectively permitting the Company to guarantee a minimum receipt of $33.00 per barrel for specified monthly amounts of crude oil. Nelson paid BNP $267,300 as consideration, equivalent to $0.22 per barrel. There are no current hedge arrangements in place.

KKM is subject to certain pledges, covenants, and other restrictions under the BNP/KBC Credit Facility, including, but not limited to, the following:

(i)	KKM has signed an Offtake Agreement for 100% of its export production, with step-in rights in favor of the lenders;

(ii)	Nelson has provided a written guarantee to the lenders that it will repay the BNP/KBC Credit Facility in the event KKM fails to do so;

(iii)	KKM may not incur additional indebtedness or pledge its assets to another party without the written consent of the lenders;

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

(iv) Subordination of existing loans, including inter-company, and any additional loans;

(v) KKM may not pay dividends without the written consent of the lenders;

(vi) Nelson to maintain a controlling interest in KKM; and

(vii)	A requirement to maintain a minimum credit balance in a “Collection Account”. This balance should always exceed $1.5 million.

The BNP/KBC Credit Facility stipulates certain events of default, including, but not limited to, KKM’s inability to meet the terms of the BNP/KBC Credit Facility and the Offtake Agreement, default by KKM or Nelson under any other agreements and material litigation involving Nelson or KKM. If an event of default does occur and is not waived by the lenders, they can require KKM to immediately repay the full amount outstanding under the facility and may enforce the Nelson Guarantee and their step-in rights under the Offtake Agreement.

The maturity schedule of the Company’s indebtedness as of March 31, 2006 is as follows:

Date	Principal Amount Due
$000

2006	10,250
2007	7,334
Later	—

Total principal due	17,584

Balances as of March 31, 2006 under the different facilities are as follows:

Principal Amount Due
$000

BNP/KBC Credit Facility (non — revolving)	14,584
The Note	3,000

Total principal due	17,584

7.	Income Taxes

Income tax expense, as reported, relates entirely to foreign income taxes provided on the Company’s operations within the Republic of Kazakhstan. KKM’s principal agreement with the government of the Republic of Kazakhstan for the exploration, development and production of oil in the Karakuduk Field specifies the income taxes and other taxes applicable to KKM, which is subject to the tax laws of the Republic of Kazakhstan. The Company has used the best estimates available to determine its current and deferred tax liabilities within Kazakhstan. A deferred taxation valuation allowance is made against net operating losses arising as a result of expenses incurred outside of Kazakhstan, as any potential reversal of these losses is not likely in the foreseeable future. This may lead to a significantly higher effective tax rate in certain periods.

8.	Capital Commitments

On January 16, 2006, the Company’s contract with Oil and Gas Drilling and Exploration of Kracow (“OGEC”), for one development drilling rig operating in the Karakuduk Field, expired and the rig was demobilised. The Company’s other drilling and operations related contracts can either be cancelled within 30 days or are on a call-off (as required) basis.

As of March 31, 2006 the Company had made purchase commitments for work associated with the rail rack and reservoir facilities at the Karakuduk field of $8.83 million. It had no other significant commitments other than those incurred during the normal performance of the work program to develop the Karakuduk Field.

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

9.	Related Party Transactions

In August 2004, the Company approved a two-year agreement with Nelson to provide corporate administrative services and financial advisory services (the “Service Agreement”) to support its business activities. The Service Agreement is effective as of June 1, 2004 and can be terminated upon 30 days written notice by either party. In consideration for these services Nelson will receive a fixed monthly fee of $20,000 for administrative services and $25,000 for financial advisory services (the “Management Fee”). As part of the Service Agreement, Nelson is also required to provide personnel to cover Chaparral’s executive and managerial needs. The cost of executive and managerial personnel will be allocated on the basis of the cost of personnel involved and on the percentage of time actually spent by such personnel on matters related to Chaparral, as mutually agreed by the parties from time to time. In addition, Nelson will use its greater buying power to obtain more favorable rates for goods and services, including insurance coverage, for Chaparral. These expenditures will be passed to Chaparral at cost with a ten percent mark-up. This agreement was acquired by Caspian upon its merger with Nelson in December 2005. For the three months to March 31, 2006, the Company has booked $137,562 for the Management Fee, the executive and managerial cost, insurance coverage and the mark-up under the Service Agreement.

In June 2004, KKM entered into a three year agency agreement with Nelson (the “Marketing Agreement”), whereby Nelson becomes the duly authorized, exclusive agent for the purpose of marketing crude oil, and is empowered to represent the interests of KKM in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the marketing of crude oil. The Marketing Agreement is effective as of June 1, 2004 and can be terminated upon 90 days written notice by either party. As consideration for the services provided under the Marketing Agreement, KKM shall pay Nelson a fixed fee of $20,000 per month and a variable fee of five US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is more than 10% of the total amount of production, or eight US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is less than 10% of the total amount of production (the “Marketing Fee”). This agreement was acquired by Caspian upon its merger with Nelson in December 2005. For the period ending March 31, 2006, $119,637 was accrued under the Marketing Agreement.

The total amounts of the transactions with related companies for the three months ended March 31, 2006 and 2005 are as follows:

	2006	2005
	$000	$000

Nelson	+	326
Caspian	257	—

+	Nelson was merged into Caspian on December 5, 2005.

Accounts payable balance to affiliates as at March 31, 2006 and December 31, 2005 are as follows:

	2006	2005
	$000	$000

Nelson	+	237
Caspian	244	—

	244	237

+	Nelson was merged into Caspian on December 5, 2005.

Chaparral Resources, Inc.

Notes to Consolidated Condensed Financial Statements (Unaudited) — (Continued)

The loan with Caspian is disclosed in Note 6.

10.	Contingencies

Taxation

The existing legislation with regard to taxation in the Republic of Kazakhstan is constantly evolving as the Government manages the transition from a command to a market economy. Tax and other laws applicable to the Company are not always clearly written and their interpretation is often subject to the opinions of the local or main State Tax Service. Instances of inconsistent opinions between local, regional and national tax authorities are not unusual.

Basis of Accounting

KKM maintains its statutory books and records in accordance with U.S. generally accepted accounting principles and calculates taxable income or loss using the existing Kazakh tax legislation in effect on August 30, 1995, the date the Agreement was signed. The Company considers these accounting methods correct under the terms of the Agreement. The Republic of Kazakhstan currently requires companies to comply with Kazakh accounting regulations and to calculate tax profits or losses in accordance with these regulations as well as the prevailing tax law.

Merger

On March 13, 2006 Chaparral announced that it had entered into an agreement with LUKOIL Overseas Holdings Limited (“LUKOIL”) to effect a merger into a wholly owned subsidiary of LUKOIL. On the effective date of this merger, all issued and outstanding common stock of Chaparral will be exchanged for $5.80 per share in cash. The transaction is subject to the approval of a meeting of stockholders expected to be held in June 2006 and certain other conditions including the receipt of all regulatory approvals and consents. Further details are contained within the form 8-K filed by the Company with the SEC on March 14, 2006 and the preliminary proxy statement filed with the SEC on May 1, 2006, which are incorporated herein by reference.

The day following the issuance of the press release announcing the execution of the merger agreement, the first of three separate complaints were filed in the Delaware Court of Chancery. Shortly thereafter, an additional complaint was filed in the Supreme Court of the State of New York, to commence class actions lawsuits on behalf of our stockholders against LUKOIL, Chaparral and our board of directors. The complaints in these actions, which purport to be brought on behalf of all stockholders, generally alleged breaches of fiduciary duty by Chaparral, our board of directors and LUKOIL and that the merger consideration offered by LUKOIL is inadequate. These suits generally seek to enjoin the merger or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the merger agreement. These complaints are fully disclosed as Exhibit 99.2 to the Company’s Form 10-K filed with the SEC on March 23, 2006 and on forms 8-K filed with the SEC on March 23, 2006 and March 27, 2006, which are incorporated herein by reference. On March 31, 2006 the three law suits filed in the Delaware Court of Chancery were consolidated into one. The parties have agreed that defendants need not respond, and that plaintiffs will file a consolidated amended complaint as soon as practical after the preliminary proxy statement is filed with the Securities and Exchange Commission. Defendants will respond to the consolidated amended complaint within thirty days of service. Parties to the New York case have agreed that defendants have until May 15, 2006 to respond to that suit.

Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

1.	Liquidity and Capital Resources

General Liquidity Considerations

Going Concern

Our financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Due to the 2005 refinancing of the Company’s debt we expect to be able to meet all expenditure and cash flow requirements as they fall due through the next twelve months.

Since 2003 Chaparral has been successful in stabilizing the export sales/local market deliveries ratio which has significantly improved the average netback per barrel. For the quarter ended March 31, 2006, Chaparral sold approximately 962,000 barrels of its current quarters production, of which approximately 926,000 barrels, or 96%, have been sold at world market prices and 36,000 barrels, or 4%, have been sold at domestic market prices. During the first quarter of 2005, exports accounted for 94% of total sales.

On March 24, 2005, KKM signed a $40 million Structured Crude Oil Pre-export Credit Facility Agreement with BNP Paribas (Suisse) SA and others (the “BNP/KBC Credit Facility”). Funds from this facility are available for use to cover any short-term working capital deficiencies and were also used to pay down the loan with Kazkommertsbank. Amounts borrowed under the BNP/KBC Credit Facility are repayable in 36 equal monthly installments commencing in December 2005. In addition, on March 24, 2005, Chaparral and CAP-G signed a Promissory Note Amendment Agreement with Nelson (the “Amended Note”). This provided for a prepayment of $1 million of the $4 million due to be repaid to Nelson on May 10, 2005 under the existing $4 million loan note and the replacement of the existing loan note with a new loan note for $3 million on substantially similar terms, but with an increase in the interest rate from 12% to 14% from May 10, 2005 and an extension of the maturity date of one year to May 10, 2006. Together this refinancing has significantly improved the Company’s financial position, enabling it to meet all its current financial obligations and continue with field development.

Liquidity and Capital Resources

We are presently engaged in the development of the Karakuduk Field, which requires substantial cash expenditures for drilling, well completions, workovers, oil storage and processing facilities, pipelines, gathering systems, water injection facilities, plant and equipment (pumps, transformer sub-stations etc.) and gas utilization. We have invested approximately $190 million in the development of the Karakuduk Field and have drilled or re-completed 72 producing wells by March 31, 2006. Total capital expenditures for the first quarter of 2006 were approximately $5 million. Capital expenditures are estimated to be at least $170 million from 2006 through 2010, including the drilling of approximately 60 more wells over this period. We anticipate 2006 capital expenditures of approximately $53 million.

We expect to finance the continued development of the Karakuduk Field primarily through cash flows from the sale of crude oil. During the first quarter of 2006, KKM sold approximately 962,000 barrels of crude oil for $53 million. As mentioned above, KKM has secured adequate funding for its current capital investment plans. Current daily oil production is in excess of 11,000 barrels per day.

During 2006, KKM expects to increase production by drilling 12 new wells using two rigs, converting further wells to artificial lift and adding further water injection wells. The Company is currently negotiating terms for the contract to provide drilling rigs.

In addition, our short and long-term liquidity is impacted by local oil sales obligations imposed on oil and gas producers within Kazakhstan to supply local energy needs, and our ability to obtain export quota necessary to sell our crude oil production on the international market. Under the terms of the Agreement, we have a right to export, and receive export quota for, 100% of the production from the Karakuduk Field. The domestic market does not permit world market prices to be obtained, resulting in approximately $30 lower cash flow per barrel. Furthermore, the Government has not allocated sufficient export quota to allow us to sell all of our available crude oil production on the world market. We continue to attempt to minimize local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market. The Company has determined that it is no longer in the best interests of the Company to pursue arbitration proceedings in Switzerland for the breach of the Agreement by the Government of Kazakhstan, instead we intend to seek an amicable resolution of this matter. If the matter cannot be resolved in a satisfactory manner, we have, however, reserved our right to commence formal arbitration proceedings pursuant to our contractual arrangements with the Government.

No assurances can be provided, however, that an amicable resolution will be reached, or that if arbitration is instituted, it will be successful or that if successful, Chaparral will be able to enforce the award in Kazakhstan, or that we will be able to export 100% or a significant portion of production or that we will be able to obtain additional cash flow from operations to meet working capital requirements in the future.

During the first quarter of 2006 the Company continued with the development of the Karakuduk Field. As of March 31, 2006 the total field well count had risen to 81 compared to 79 on December 31, 2005. The producing well count at the field as of March 31, 2006 and December 31, 2005 was 61 wells. There are nine water injection wells and 11 wells temporarily shut in. The drilling program at the Karakuduk field is temporarily suspended following the decision of OGEC to demobilize their rig.

Production for the first quarter of 2006 was 994,000 barrels, equivalent to over 11,000 barrels of oil per day (“bopd”), compared to 1,106,000 barrels, or 12,000 bopd, in the final quarter of 2005 and 8,700 bopd for the first quarter of 2005. The small reduction in production from the final quarter of 2005 is due, in part, to the suspension of the drilling program and in part due to reduced water injection into the reservoir. As previously reported the Company has suspended drilling activities at the Karakuduk field following OGEC’s decision not to renew their contract with KKM. During the quarter we completed two wells from 2005, completed workovers on four wells, including transfer of one well to mechanical lift. We have now identified two replacement rigs which we hope will allow us to recommence drilling at the field during May 2006. The two rig program means that we can expect to complete a further ten wells with a drilling program of some 38,400 meters drilled during the year. We are investigating the possibility of bringing a third rig to the field during July 2006. We hope to achieve an average production rate of approximately 13,400 bopd at the KKM field during 2006.

The Company, meanwhile, has continued to invest in the infrastructure at the field and has plans to modernize the central oil pumping systems, construct additional water pumping facilities, complete the rail rack started in 2005 and extend and modernize the staff camp. Investment has fallen approximately 28% behind budget during the first quarter of 2006 due to the extreme cold weather in Kazakhstan during January and February 2006. The Company does not expect the full year investment program to be significantly impacted.

Capital Commitments and Other Contingencies

The Company has no significant capital or operating expenditure commitments other than those incurred during the normal performance of the work program to develop the Karakuduk Field other than as disclosed above.

Our operations may be subject to other regulations by the government of the Republic of Kazakhstan or other regulatory bodies responsible for the area in which the Karakuduk Field is located. In addition to taxation, customs declarations and environmental controls, regulations may govern such things as drilling permits and production rates. Drilling permits could become difficult to obtain or prohibitively expensive. Production rates could be set so low that they would make production unprofitable. These regulations may substantially increase the costs of doing business and may prevent or delay the starting or continuation of any given exploration or development project.

All regulations are subject to future changes by legislative and administrative action and by judicial decisions. Such changes could adversely affect the petroleum industry in general and us in particular. It is impossible to predict the effect that any current or future proposals or changes in existing laws or regulations may have on our operations.

2.	Results of Operations

Results of Operations for the Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

Our operations for the three months ended March 31, 2006 resulted in a net income of $9.86 million compared to a net income of $3.83 million for the three months ended March 31, 2005. The $6.03 million increase in our net income is primarily a result of higher crude prices and increased sales partially offset by higher minority interests and increased income taxes and excess profits tax as a result of the increased operating profit.

Revenues.  Revenues were $53.45 million for the first quarter of 2006 compared with $24.33 million for the first quarter of 2005. The $29.12 million increase is the result of higher crude prices achieved during the first quarter of 2006 as compared to the same period of 2005 and higher sales volumes. During the first quarter of 2006, we sold approximately 962,000 barrels of crude oil, recognizing $53.45 million in revenue, or $55.56 per barrel after quality differential losses. Comparably, we sold approximately 679,000 barrels of crude oil, recognizing $24.33 million in revenue, or $35.82 per barrel, for the first quarter of 2005. The result is a positive price variance of $18.98 million and a favorable volume variance of $10.14 million.

Transportation and Operating Expenses.  Transportation costs for the first quarter of 2006 were $6.20 million, or $6.44 per barrel sold, and operating costs associated with sales were $4.07 million, or $4.23 per barrel. Comparatively, transportation costs for the first quarter of 2005 were $3.49 million, or $5.14 per barrel, and operating costs associated with sales were $3.83 million, or $5.63 per barrel. Transportation costs have risen due to demurrage charges incurred during the period ended March 31, 2006 of $0.86 million or $0.90 per barrel. There was no corresponding charge in the period ended March 31, 2005. The main reason for the decrease in operating cost per barrel is the Company’s continuing efforts to improve tariffs by using a smaller number of preferred suppliers and increasing supervision of expenditure at the field.

Excess Profits Tax.  Under KKM’s Agreement with the Ministry of Energy and Natural Resources for the Exploration, Development and Production of Oil in the Karakuduk Field a charge for Excess Profits Tax becomes payable when the total cumulative return on cash flows at the field exceeds certain levels, and is levied at various rates. In the quarter ended March 31, 2006 the charge for Excess Profits Tax amounted to $4.43 million. There was no corresponding charge in the quarter ended March 31, 2005 as the cumulative return was still below the minimum thresholds.

Depreciation and Depletion.  Depreciation and depletion expense was $7.12 million for the first quarter of 2006 compared with $5.02 million for the first quarter of 2005. The $2.10 million increase is mainly attributable to higher production figures. During the first quarter of 2006, the Company recognized a total depletion expense of $6.87 million or $6.91 per barrel produced, compared to $4.83 million or $6.20 per barrel for the first quarter of 2005.

Estimates of our proved oil and gas reserves are prepared by an independent engineering company in accordance with guidelines established by the Securities and Exchange Commission (“SEC”). Those guidelines require that reserve estimates be prepared under existing economic and operating conditions with no provisions for increases in commodity prices, except by contractual arrangement. Estimation of oil and gas reserve quantities is inherently difficult and is subject to numerous uncertainties. Such uncertainties include the projection of future rates of production, export allocation, and the timing of development expenditures. The accuracy of the estimates depends on the quality of available geological and geophysical data and requires interpretation and judgment. Estimates may be revised either upward or downward by results of future drilling, testing or production. In addition, estimates of volumes considered to be commercially recoverable fluctuate with changes in commodity prices and operating costs. Our estimates of reserves are expected to change as additional information becomes available. A material change in the estimated volumes of reserves could have an impact on the depletion rate calculation and the financial statements.

Interest Expense.  Interest expense was $0.86 million for the first quarter of 2006 compared to $1.23 million in 2005. The reduction in interest payable is attributable to the reduction in average loan balances outstanding in 2006 following the prepayment of $12 million of amounts outstanding under the BNP/KBC Credit Facility in January 2006.

General and Administrative Expense.  General and administrative costs increased to $2.94 million for the three months ended March 31, 2006 from $1.42 million for the three months ended March 31, 2005. The increase of $1.52 million is primarily the result of costs incurred by the Company in connection with the proposed merger with LUKOIL discussed in note 10 above.

Income Tax Expense.  Income tax expense increased from $2.44 million for the three months ended March 31, 2005 to $10.20 million for the three months ended March 31, 2006, representing 27% and 32% respectively of pre-tax income excluding minority interests and Excess Profits Tax. Excess Profits Tax does not attract tax relief under the taxation regulations of the Republic of Kazakhstan. The tax charge has increased as income has increased. The effective tax rate has increased largely because of higher administrative costs in the parent undertaking which are not eligible for tax relief and a reassessment of the method of calculation of taxable profits in 2006.

3.	Commodity Prices for Oil and Gas

Our revenues, profitability, growth and value are highly dependent upon the price of oil. Market conditions make it difficult to estimate prices of oil or the impact of inflation on such prices. Oil prices have been volatile, and it is likely they will continue to fluctuate in the future. Various factors beyond our control affect prices for oil, including supplies of oil available worldwide and in Kazakhstan, the ability of OPEC to agree to maintain oil prices and production controls, political instability or armed conflict in Kazakhstan or other oil producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of transportation routes and pipeline capacity, and changes in applicable laws and regulations.

4.	Inflation and Exchange Rates

We cannot control prices received from our oil sales and to the extent we are unable to pass on increases in operating costs, we may be affected by inflation. The devaluation of the Tenge, the currency of the Republic of Kazakhstan, can significantly decrease the value of the monetary assets that we hold in Kazakhstan as well as our assets in that country that are based on the Tenge. KKM retains the majority of its cash and cash equivalents in U.S. dollars, but KKM’s statutory tax basis in its assets, tax loss carry-forwards, and VAT receivables are all denominated in Tenge and subject to the effects of devaluation. Local tax laws allow basis adjustments to offset the impact of inflation on statutory tax basis assets, but there is no assurance that any adjustments will be sufficient to offset the effects of inflation in whole or in part. If not, KKM may be subject to much higher income tax liabilities within Kazakhstan due to inflation or devaluation of the local currency. Additionally, devaluation may create uncertainty with respect to the future business climate in Kazakhstan and to our investment in that country. As of March 31, 2006, the exchange rate was 128.45 Tenge per U.S. dollar compared to 133.77 as of December 31, 2005.

5.	Critical Accounting Policies

The preparation of the Company’s consolidated financial statements requires management to make estimates, assumptions and judgments that affect the Company’s assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management bases these estimates and assumptions on historical data and trends, current fact patterns, expectations and other sources of information it believes are reasonable. Actual results may differ from these estimates under different conditions. For a full description of the Company’s critical accounting policies, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2005 Annual Report on Form 10-K.

6.	Special Note Regarding Forward-Looking Statements

Some of the statements in this Quarterly Report on Form 10-Q constitute “forward-looking statements.” Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “estimates,” “believes,” “predicts,” “potential,” “likely,” or “continue,” or by the negative of such terms or comparable terminology. Forward-looking statements are predictions based on current expectations that involve a number of risks and uncertainties. Actual events may differ materially. In evaluating forward-looking statements, you should consider various factors, including the risks discussed above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and you are encouraged to exercise caution in considering such forward-looking statements. Unless otherwise required by law, we are not under any duty to update any of the forward-looking statements after the date of this Quarterly Report on Form 10-Q to conform these statements to actual results.

Item 3 — Quantitative and Qualitative Disclosures About Market Risks

Foreign Currency

The functional currency is the U.S. dollar. All transactions arising in currencies other than U.S. dollars, including assets, liabilities, revenue, expenses, gains, or losses are measured and recorded in U.S. dollars using the exchange rate in effect on the date of the transaction.

Cash and other monetary assets held and liabilities denominated in currencies other than U.S. dollars are translated at exchange rates prevailing as of the balance sheet date (128.45 and 133.77 Tenge per U.S. dollar as of March 31, 2006 and December 31, 2005, respectively). Non-monetary assets and liabilities denominated in currencies other than U.S. dollars have been translated at the estimated historical exchange rate prevailing on the date of the transaction. Exchange gains and losses arising from translation of non-U.S. dollar amounts at the balance sheet date are recognized as an increase or decrease in income for the period. See Item 2 section 4 for discussion on inflation and exchange rate risks.

The Tenge is not a convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities in these financial statements does not indicate Chaparral could realize or settle these assets and liabilities in U.S. dollars.

Commodity Prices for Oil

Our revenues, profitability, growth and value are highly dependent upon the price of oil. Market conditions make it difficult to estimate prices of oil or the impact of inflation on such prices. Oil prices have been volatile, and it is likely they will continue to fluctuate in the future. Various factors beyond our control affect prices for oil, including supplies of oil available worldwide and in Kazakhstan, the ability of OPEC to agree to maintain oil prices and production controls, political instability or armed conflict in Kazakhstan or other oil producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of transportation routes and pipeline capacity, and changes in applicable laws and regulations.

In addition, under the terms of our Agreement with the government of the Republic of Kazakhstan, the Company has the right to export, and receive export quota for, 100% of the production from the Karakuduk Field. However, oil producers within Kazakhstan are required to supply a portion of their crude oil production to the local market to meet domestic energy needs. Local market oil prices are significantly lower than prices obtainable on the export market. For the three months ended March 31, 2006, the Company sold 36,000 barrels of crude oil, or 4% of its total oil sales, to the local market, compared to 36,000 barrels, or 6%, during the three months ended March 31, 2005. Local market prices obtained by the Company are up to $30 per barrel below export market prices, net of transportation costs. We have attempted, in accordance with our Agreement, to effect the 100% export of all hydrocarbons produced from the Karakuduk Field, through discussions with the government of the Republic of Kazakhstan. We plan to continue to work with the government to increase our export quota and minimize or eliminate future local sales requirements. In addition, we entered into an agency agreement with Nelson to assist in reducing our local market obligation (see Note 9 to the interim financial statements presented in Item 1). However, no assurances can be provided that we will be able to export a higher portion of our production and that our cash flow from operations will be sufficient to meet working capital requirements in the future.

Credit risk

During 2005 we sold all of our crude oil for export to Vitol Central Asia S.A. (“Vitol”). This accounted for approximately 98% of the Company’s revenues during that year. KKM has a five year crude oil sales agreement in place with Vitol. Under this agreement the price for each month’s delivery of crude oil is agreed in advance between the off-taker and KKM. KKM has the absolute right, at its own discretion, to sell its oil to a third party if a price cannot be agreed. Crude oil is a fungible product and, as such, a ready market is available subject to the discussion above concerning commodity price risk. All sales to Vitol are covered by an irrevocable letter of credit issued by an international bank having a long term credit rating of no less than ‘A’.

Item 4 — Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the periodic reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company carried out an evaluation as of March 31, 2006, under the supervision and the participation of our management, including our chief executive officer and chief financial officer, of the design and operation of these disclosure controls and procedures pursuant to Rules 13a-15(e) under the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information required to be included in our periodic SEC filings.

Changes in Internal Controls over Financial Reporting

As a result of the evaluation referred to in the preceding paragraph, there were no changes that materially affected or are reasonably likely to materially affect our internal control over financial reporting during the quarter ended March 31, 2006.

Part II — Other Information

Item 1 — Legal proceedings

See Contingencies in Note 10 to our consolidated financial statements included in Item 1, Financial Statements of this Report for information on legal proceedings.

Item 4 — Shareholder matters

On March 13, 2006 Chaparral announced that it had entered into an agreement with LUKOIL Overseas Holdings Limited (“LUKOIL”) to effect a merger into a wholly owned subsidiary of LUKOIL. On the effective date of this merger, all issued and outstanding common stock of Chaparral will be exchanged for $5.80 per share in cash. The transaction is subject to the approval of a meeting of stockholders expected to be held in June 2006 and certain other conditions including the receipt of all regulatory approvals and consents. Further details are contained within the form 8-K filed by the Company with the SEC on March 14, 2006 and the preliminary proxy statement filed with the SEC on May 1, 2006, which are incorporated herein by reference.

Item 6 — Exhibits

*31	.1	CEO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31	.2	CFO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32	.1	CEO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
*32	.2	CFO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 11, 2006

Chaparral Resources, Inc.

By:	/s/ Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

By:	/s/ Charles Talbot
Charles Talbot
VP Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 31.1

Certifications

I, Boris Zilbermints, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Chaparral Resources, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any changes in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal controls over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies and weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

/s/  Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

Date: May 11, 2006

Exhibit 31.2

Certifications

I, Charles Talbot, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Chaparral Resources, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any changes in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal controls over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies and weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

/s/  Charles Talbot
Charles Talbot
Vice President of Finance and Chief Financial Officer

Date: May 11, 2006

Exhibit 32.1

CERTIFICATION PURSUANT TO SECTION 906 OF THE
SARBANES-OXLEY ACT OF 2002

I, Boris Zilbermints , Chief Executive Officer of Chaparral Resources, Inc. (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (“Quarterly Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934;

and

2. All of the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

Date: May 11, 2006

Exhibit 32.2

CERTIFICATION PURSUANT TO SECTION 906 OF THE
SARBANES-OXLEY ACT OF 2002

I, Charles Talbot , Chief Financial Officer of Chaparral Resources, Inc. (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (“Quarterly Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934;

and

2. All of the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  Charles Talbot
Charles Talbot
Chief Financial Officer

Date: May 11, 2006

Exhibit H

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q/A
(Amendment No. 1)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2006.
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to .

Commission File Number: 0-7261

CHAPARRAL RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-0630863
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Gannett Drive, Suite 418
White Plains, New York 10604
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (866) 559-3822

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☑

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):  Yes ☐     No ☑

As of May 11, 2006 the Registrant had 38,209,502 shares of its common stock, par value $0.0001 per share, issued and outstanding.

Explanatory Note

This Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which was filed with the Securities and Exchange Commission on May 11, 2006 (the “Original 10-Q”), is being filed to amend note 9 of Item 1 — Financial Statements of Part I to reflect additional information and Item 6 — Exhibits of Part II of the Original 10-Q to add CEO and CFO certifications conforming to Item 601(b)(31) of Regulation M-A, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. This Amendment No. 1 speaks as of the date of the Original 10-Q and we have not updated the disclosures contained herein to reflect events that have occurred since the filing of the Original 10-Q. Accordingly, this Amendment No. 1 should be read in conjunction with our Original 10-Q and our other filings made with the Securities and Exchange Commission subsequent to the filing of the Original 10-Q.

9.	Related Party Transactions

In August 2004, the Company approved a two-year agreement with Nelson to provide corporate administrative services and financial advisory services (the “Service Agreement”) to support its business activities. The Service Agreement is effective as of June 1, 2004 and can be terminated upon 30 days written notice by either party. In consideration for these services Nelson will receive a fixed monthly fee of $20,000 for administrative services and $25,000 for financial advisory services (the “Management Fee”). As part of the Service Agreement, Nelson is also required to provide personnel to cover Chaparral’s executive and managerial needs. The cost of executive and managerial personnel will be allocated on the basis of the cost of personnel involved and on the percentage of time actually spent by such personnel on matters related to Chaparral, as mutually agreed by the parties from time to time. In addition, Nelson will use its greater buying power to obtain more favorable rates for goods and services, including insurance coverage, for Chaparral. These expenditures will be passed to Chaparral at cost with a ten percent mark-up. This agreement was acquired by Caspian upon its merger with Nelson in December 2005. For the three months to March 31, 2006, the Company has booked $137,562 for the Management Fee, the executive and managerial cost, insurance coverage and the mark-up under the Service Agreement.

In June 2004, KKM entered into a three year agency agreement with Nelson (the “Marketing Agreement”), whereby Nelson becomes the duly authorized, exclusive agent for the purpose of marketing crude oil, and is empowered to represent the interests of KKM in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the marketing of crude oil. The Marketing Agreement is effective as of June 1, 2004 and can be terminated upon 90 days written notice by either party. As consideration for the services provided under the Marketing Agreement, KKM shall pay Nelson a fixed fee of $20,000 per month and a variable fee of five US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is more than 10% of the total amount of production, or eight US cents per barrel of total production in a reporting calendar month, if the amount of supplies to the local market in that month is less than 10% of the total amount of production (the “Marketing Fee”). This agreement was acquired by Caspian upon its merger with Nelson in December 2005. For the period ending March 31, 2006, $119,637 was accrued under the Marketing Agreement.

The Company considers the Service Agreement and the Marketing Agreement to have been negotiated at prices better than those available in arms-length transactions but has no such comparable contracts with non-affiliates.

The total amounts of the transactions with related companies for the three months ended March 31, 2006 and 2005 are as follows:

	2006	2005
	$000	$000

Nelson	†	326
Caspian	257	—

†	Nelson was merged into Caspian on December 5, 2005.

Accounts payable balance to affiliates as of March 31, 2006 and December 31, 2005 are as follows:

	2006	2005
	$000	$000

Nelson	†	237
Caspian	244	—

	244	237

†	Nelson was merged into Caspian on December 5, 2005.

The loan with Caspian is disclosed in Note 6.

Item 6 — Exhibits

*31.1	CEO Certification Pursuant to Item 601(b)(31) of Regulation M-A, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*31.2	CFO Certification Pursuant to Item 601(b)(31) of Regulation M-A, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 09, 2006

Chaparral Resources, Inc.

By:	/s/ Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

By:	/s/ Charles Talbot
Charles Talbot
VP Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 31.1

Certifications

I, Boris Zilbermints, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Chaparral Resources, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles;

(c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 09, 2006

/s/  Boris Zilbermints
Boris Zilbermints
Chief Executive Officer

Exhibit 31.2

Certifications

I, Charles I. Talbot, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Chaparral Resources, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles;

(c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 09, 2006

/s/  Charles I. Talbot
Charles I. Talbot
Chief Financial Officer

Exhibit I

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE: CHAPARRAL RESOUCES, INC.:	)	Consolidated
SHAREHOLDERS LITIGATION:	)	C.A. No. 2001-N

FIRST AMENDED CONSOLIDATED COMPLAINT

Plaintiffs Peter K. Bommer, Peter K. Bommer IRA, ARC 1, Inc., Rolf Henel, Emilia Henel, Rolf Henel IRA, William Velmer, S A Advisory, William Velmer IRA, Matthew W. Benton, William M. Hannan, III, David Curtis Glebe, Thomas B. Garber, Mark Rocconi, Ana Belloso Canto, Steven R. Mears, Robert Kelly, Robert J. Feeney and George S. Brody, by their undersigned counsel, hereby allege, based on information and belief, including information obtained in document discovery, as follows:

Introduction

1. This case challenges a pending cash-out merger (the “Merger”) of the public stockholders of Chaparral Resources, Inc. (“Chaparral” or the “Company”) by its indirect majority stockholder, Lukoil Overseas Holding Ltd. (“Lukoil”). Chaparral is an independent oil and gas development and production company, which, through subsidiaries, owns a 60% interest in an entity that holds a governmental license to develop the Karakuduk Field (the “Field”), a 16,900-acre oil field in the Republic of Kazakhstan. Lukoil is a subsidiary of OAO Lukoil, the world’s second-largest private oil company by proven hydrocarbon reserves, after ExxonMobil. OAO Lukoil dominates Russia’s energy sector. Through Lukoil, it also owns 60% of Chaparral, owns the 40% interest in the Field not owned by Chaparral, and operates at least six other hydrocarbon production projects in Kazakhstan, as well as four Kazakhstan exploration projects.

2. When Lukoil made a surprise public announcement in October 2005 that it was buying control of Chaparral’s majority stockholder at a below-market price, the Board of Directors of Chaparral created a fully empowered special committee charged with protecting the interests of Chaparral’s minority stockholders. The members of the special committee did not fufill their mandate. Not only did they take no active steps to protect the minority stockholders, they willfully participated in a transparent scheme by Lukoil to negotiate an unfairly priced cash-out merger while simultaneously acting to depress Chaparral’s stock price artificially.

3. Upon acquiring control of Chaparral’s majority stockholder in December 2005, Lukoil began operating Chaparral and the Field without regard to corporate formalities. At the first Chaparral board meeting that included the Lukoil designees, on January 19, 2006, the Lukoil designees made two stunning announcements: the contract with the operator of Chaparral’s sole drilling rig had lapsed at year-end and was not being renewed; and Lukoil was interested in buying out the public shareholders of Chaparral in a price range well below the then-market price.

4. The members of the special committee conducted no investigation into the facts about the lost drilling rig. Even though they were told that Lukoil expected two drilling rigs to soon be available, they signed off on a press release that conveyed only negative information. Chaparral’s stock price dropped 23.77% on the news, prompting one special committee member to write to the other that the press release “has had the effect desired by Lukoil.” Numerous shareholders voiced suspicions that Lukoil was engineering a low-ball acquisition.

5. Nevertheless, the special committee acted from start to finish as Lukoil’s acquisition facilitators:

•	They hired a law firm that does major work for a Lukoil subsidiary and has a strong interest in performing additional transactional work for Lukoil and its affiliates throughout the former Soviet Union.

•	They allowed Lukoil to approve or disapprove the special committee budget, including the cost of its financial advisor and the cost of its legal advisor.

•	They only contacted the two prospective financial advisors identified by Lukoil, bargained with them based on Lukoil’s suggested price, selected the low bidder at the behest of Lukoil, and, as a cost-saving measure that aided Lukoil at the expense of the public shareholders, agreed not to retain the financial advisor to conduct price negotiations, or even attend the overseas negotiation sessions.

•	The chairman of the special committee, Peter Dilling, told Lukoil the preliminary valuation range calculated by the special committee’s financial advisor, thereby (a) undermining the financial advisor’s later effort to justify a higher range, and (b) tipping in advance that the special committee would accede to a minimally-increased bid.

•	Dilling facilitated Lukoil’s efforts to strike private deals with Chaparral’s two largest public holders, even though those two stockholders had no access to material non-public information known to the special committee, and any willingness on their part to accept a given price for their illiquid blocks would impair the special committee’s ability to negotiate for all minority stockholders.

•	Dilling conceded to the removal of the majority-of-the-minority condition while negotiating expanded indemnity rights for himself, causing the second member of the special committee to question his conduct.

•	They allowed Lukoil to set a short-time frame for the acquisition, despite advice from the special committee’s financial advisor that the timing of Lukoil’s proposal was opportunistic.

•	They allowed an information vacuum to persist for the seven weeks between the announcement of the suspension of drilling activity and the announcement of the Merger. Only then did Chaparral simultaneously announce extremely positive financial and operational news.

•	They drafted and disseminated a preliminary proxy statement that conceals, among other things, Dilling’s tip to Lukoil of the financial advisor’s initial valuation range, and the financial advisor’s expressed concern that Lukoil had opportunistically timed its proposal for when the share price was temporarily depressed.

6. Lukoil has the voting power to impose the Merger on Chaparral. Lukoil also possesses the contractual right to walk away from the Merger if more than 10% of the publicly-owned shares demand appraisal. In light of Lukoil’s appraisal-out, and the undisclosed facts evidencing how the Merger is a product of multiple breaches of fiduciary duty, it is critical that the public stockholders be fully informed before deciding whether to demand appraisal. Shareholders who believe the Merger is not entirely fair may elect not to demand appraisal, and not trigger Lukoil’s appraisal-out, and instead receive the merger consideration and retain claims for breach of fiduciary duty, including a claim for rescissory damages. Alternatively, shareholders may conclude that the undisclosed facts support a compelling appraisal action.

The Parties

7. Plaintiffs are and have been, at all times relevant times, record and/or beneficial owners of Chaparral common stock.

8. Defendant Chaparral is a Delaware corporation. Its only operating asset is its participation, through subsidiaries, in the development of the Field. Chaparral owns an effective 60% interest in ZAO Karakudukmunay (“KKM”), a limited liability company domiciled in the Republic of Kazakhstan. In 1995, the Republic of Kazakhstan issued KKM a 25-year license to develop the Field. As of December 31, 2005, KKM had 61 active productive wells in the Field. Chaparral’s common stock is traded on the Over the Counter Bulletin Board. The stock is thinly traded, volatile, sensitive to the price of oil, and sensitive to news about the Company.

9. Defendants Boris Zilbermints, Dmitry Timoshenko and Oktay Movsumov were appointed as directors of Chaparral in December 2005, upon Lukoil acquiring control of Chaparral’s majority stockholder. Each is a senior executive of defendant Lukoil. Zilbermints is Lukoil’s Regional Director for Kazakhstan. Timoshenko is

Lukoil’s Chief Legal Counsel. Movsumov is Lukoil’s Vice President. Zilbermints was appointed Chief Executive Officer of Chaparral on January 19, 2006.

10. Defendants Peter G. Dilling and Alan D. Berlin have been directors of Chaparral at all relevant times. They constitute Chaparral’s special committee, formed in October 2005, for which they each have been paid more than $150,000. Dilling is the special committee chairman. Berlin is a lawyer, and he receives an additional monthly retainer of $10,500 from Chaparral for “various secretarial and legal services.” Berlin is paid this continuing retainer even though on his watch as Secretary, Chaparral failed to file a proxy statement for Chaparral’s November 10, 2005 annual meeting of stockholders. Berlin owns 167 shares of Chaparral common stock. Dilling owns none.

11. Defendant Lukoil, domiciled in the Russian Federation, is a wholly-owned subsidiary of OAO Lukoil, the Russian oil giant, which had a market capitalization of approximately $67 billion at the time of the Merger announcement. Lukoil owns its 60% interest in Chaparral through layers of subsidiaries, including NRL Acquisition Corp., a Delaware corporation that holds the Chaparral shares.

Lukoil Buys Control of Chaparral and the Field

12. OAO Lukoil has a checkered reputation in making acquisitions. In 1999-2001, it abused its monopoly power over the delivery of crude oil deliveries to Lithuania in an effort to take over that country’s oil-refining and oil-transport sectors on the cheap. It drastically cut crude oil deliveries, so as to scare off other investors and depreciate the market value of the assets it sought to buy.

13. In more recent years, as the Kremlin has exerted tight influence over the oil sector, which includes influence over investment priorities and the choice of foreign partners, Lukoil has looked for expansion opportunities abroad that are in line with Russian governmental policy. In 2005, Lukoil jumped to acquire major assets in Kazakhstan, a strategically important country for purposes of hydrocarbon production and transport with which Russia is developing stronger ties.

14. Lukoil attempted to buy PetroKazakhstan, but lost out to the Chinese National Petroleum Company (“CNPC”), in a $4.2 billion acquisition that Lukoil unsuccessfully sought to block. Lukoil’s President met with the President of Kazakhstan, which helped lead to a favorable business resolution regarding a Lukoil joint venture with PetroKazakhstan.

15. On September 30, 2005, amidst its fight over PetroKazakhstan, Lukoil announced that it was making an offer to acquire Nelson Resources Limited (“Nelson”) for $2 billion. Nelson owned a 50% interest in four onshore fields in Kazakhstan, in addition to a 76% in the Field (through its 60% interest in Chaparral, which owns 60% of KKM, plus its separate ownership of the remaining 40% interest in KKM), plus a 25% interest in two offshore blocks in the Northern Caspian Sea. Lukoil’s President stated at the time: “Kazakhstan is a key market for our overseas expansion. Acquisition of Nelson will greatly complement our own assets in the Caspian Region.”

16. Lukoil’s acquisition of Nelson was unusual and controversial. Rather than approaching Nelson management directly, it first reached terms with a small number of investors who held a majority interest in Nelson, and then made an offer for all remaining shares. The offering price was well below the market price, and, according to Aton Capital (“Aton”), a major Moscow-based investment firm, it “underestimate[d] the fair value of the company.” News of the acquisition led to widespread speculation that Nelson was backed by influential persons in Kazakhstan, and that the Kazakhstan government favored the acquisition of relatively small companies by transnational giants such as Lukoil or CNPC, in order to make it easier to divide Kazakhstan’s oil markets between the transnationals and the state monopoly, KazMunayGaz.

17. On news of Lukoil’s acquisition of Nelson, Chaparral’s stock price traded sharply downward in heavy trading, from a high of $6.94 per share on Friday, September 30, to a close of $5.10 per share on Monday, October 3. Lukoil’s decision to buy Nelson at a below-market price led many Chaparral investors to assume that Lukoil would treat Chaparral the same way and make them an unfavorable offer.

18. On October 3, 2005, the Nelson-dominated Board of Directors of Chaparral met to discuss Lukoil’s pending acquisition of Nelson. The Board discussed that Lukoil had not communicated directly with Chaparral and that Chaparral had no knowledge of Lukoil’s intentions regarding Chaparral. The Board resolved to create a special committee consisting of Dilling and Berlin, with Dilling as Chairman, with full power “to retain such advisors, to make all such decisions and to take all such action as it deems necessary or appropriate to act in the name, place and stead of the Company’s Board of Directors to protect the interests of the Company’s minority stockholders.”

19. On October 4, 2005, Chaparral issued a press release announcing that Chaparral remained on track to reach its operational and financial objectives for fiscal year 2005, that Chaparral had not been a party to discussions between Nelson and Lukoil, that Chaparral had no knowledge of Lukoil’s intentions regarding Chaparral, and that a special committee had been appointed that was authorized to seek information from Lukoil and act to protect the interests of Chaparral’s minority stockholders.

20. This first phase of the special committee’s existence was a do-nothing sinecure, in which the special committee made no effort to utilize the full power of the Board of Directors on behalf of Chaparral’s public stockholders.

21. Of all the law firms that could potentially advise Dilling and Berlin about Delaware corporate law, they decided to retain a conflicted law firm, Baker Botts LLP (“Baker Botts”). Baker Botts was in the midst of major contract drafting for LUKOIL Uzbekistan, a 90% subsidiary of Lukoil that is in the beginning phase of massive planned investments in Uzbekistan. The executive partner of the Moscow office of Baker Botts places his work for Lukoil Uzbekistan first on his list of representative engagements. Baker Botts advertises on its website that it is acclaimed for its energy-related transactional work in Russia and the Caspian region and that its “Moscow office is strategically positioned to serve the entire supply chain of energy businesses” in Russia and Kazakhstan. A senior lawyer at Lukoil was recruited to join the Moscow office of Baker Botts in February 2006. As discussed below, Baker Botts never took active steps to thwart Lukoil’s breaches of fiduciary duty, or even take control of the special committee process.

22. Baker Botts agreed with Dilling’s suggestion that the special committee members be paid $25,000 each for their work through December 31, 2005, in addition to fees for every special committee meeting they attended and $2,000 per day for special committee-related travel. Baker Botts incorrectly advised the special committee that Section 203 of the Delaware General Corporation is not triggered by the acquisition of control of a corporation’s majority stockholder. (In fact, the only reason why Section 203 is inapplicable is because Chaparral’s shares are not listed on a national exchange or NASDAQ or held by more than 2,000 record holders.) Baker Botts looked at the idea of adopting a poison pill, but that step was never taken to protect the public stockholders.

23. Instead, according to an October 14, 2005 press release, the special committee merely requested a meeting with Lukoil and requested that Nelson provide certain documentation about its transaction with Lukoil. Those requests went unheeded. On October 20, 2005, the special committee sent a letter to Lukoil requesting a meeting and sent a letter to Nelson requesting a copy of the acquisition agreement and a copy of the financial analysis supporting the fairness opinion of Nelson’s financial advisor. A week later, Dilling met briefly with Lukoil representatives, who advised Dilling that Lukoil would not focus on Chaparral until after they completed their acquisition of Nelson. Nelson never turned over the requested financial analysis.

24. At a board meeting of Chaparral on December 1, 2005, the three Nelson designees resigned as directors. On Berlin’s motion, three Lukoil designees were appointed in their place. The Company publicly announced on December 5, 2005, that key members of the management of Chaparral’s subsidiaries had been replaced by Lukoil employees. Chaparral’s recently appointed Chief Financial Officer, Charles Talbot, was not replaced.

25. On December 22, 2005, Talbot sent Dilling and Berlin a prescient email based on two days of meetings with Lukoil executives in Moscow. Talbot’s email (attached hereto as Exhibit A) reads in part (with emphasis added):

Chaparral left me with a more uneasy feeling. I impressed on a number of people that Chaparral, as a SEC registered company with minority interests, was not as straight forward as Nelson/Caspian. It appears that Lukoil have already started to make a management decisions in respect of KKM and Chaparral, for example in terms of senior appointments and financing without going through the relevant corporate procedures. I believe that we are in a bit of a difficult position as we do not appear to have full documented corporate governance procedures in place that we can point to. I am not, for one moment, suggesting that there has been any wrong-doing but simply that I am worried that unless we are “whiter than white” then we could be opening up Lukoil to charges of operating the company as a wholly owned subsidiary and for the sole benefit of the majority shareholder. Mr. Zilbermints has already made noises about how paying investment recovery monies from KKM to [a Chaparral subsidiary] is letting the minority shareholders receive funds.

On a separate point I was asked several times as a Caspian employee what Lukoil should do about Chaparral. I declined to give any direct advice as I do not believe that as CFO of Chaparral I should do this. I simply reiterated the three options of status quo, tender offer for the minority shares and disposal of the asset in full. I did not mention the asset swap route that Nelson was investigating. I got the impression from Mr Movsumov that the only course under contemplation is for the buy-out of the minority shares and if, as a byproduct of uncertainty in the market, these are trading lower than at 23rd September then Lukoil would have done well. Mr. Movsumov was asking about blocking minorities and also the base cost of the shares held by Allen & Co. Lukoil are also looking at the method of exercising the warrant for stock that is held by NRL Acquisition Corp.

26. Talbot’s email to Dilling and Berlin contained the text of a draft letter from Talbot to Movsumov setting out Talbot’s concerns, including “Lack of comprehension of minority position amongst some Lukoil employees,” and Talbot’s recommendations, such as the need to formulate corporate strategy and formalize management structures and management reporting. Talbot noted in his draft letter to Movsumov that he was recommending adoption of these procedures even though he understood “that it is Lukoil’s intention to deal with the Chaparral issue as quickly as possible.” Talbot concluded his email to Dilling and Berlin by requesting that they talk immediately. Talbot expressed concern with Berlin’s earlier statement to him “that things have not changed in terms of structure.” Talbot wrote that he was “uncomfortable” with “the Russian method of doing business and the secrecy and bureaucracy involved.”

27. The special committee did not take any actions as a consequence of receiving Talbot’s email. On December 28, 2005, Talbot sent his proposed letter to Movsumov. Lukoil did not take Talbot’s advice. It did not generate any management reports for the benefit of the Board of Directors. Chaparral has never even updated its website to identify the Lukoil designees on Chaparral’s Board of Directors.

28. Meanwhile, Dilling engaged in what would become a pattern of conduct destructive to the interests of Chaparral’s public stockholders. He acted as a freewheeling facilitating intermediary between Lukoil and Chaparral’s large public stockholders, without regard for how best to utilize the information-gathering powers and negotiating leverage of a special committee that acts on behalf of the public stockholders as a whole.

29. On or about December 2, 2005, Dilling and Berlin received background materials from Petrie Parkman & Co. (“Petrie Parkman”), in which they extolled their qualifications and expertise as a potential financial advisor to the special committee. Petrie Parkman advertised themselves as being “Process-oriented with attention to negotiation dynamics,” and having “A particular focus on the tactical elements of negotiating with interested parties.”

30. Dilling did not believe he needed such expertise before embarking on his own negotiations. On December 21, 2005, long before the special committee retained a financial advisor, Dilling exchanged emails with James Jeffs, the Chief Financial Officer of The Whittier Trust Company (“Whittier”), Chaparral’s second-

largest minority stockholder. Dilling asked Jeffs to talk to Herbert Allen, Jr., the President and Chief Executive Officer of Allen & Company, Inc. (“Allen & Co.”), Chaparral’s largest minority stockholder:

will you ask him what he wants to do about char [i.e., Chaparral] — I am meeting lukoil in Moscow in January — maybe we can both meet them in London later that month — if Herbert for example wants $6 or $7 a share cash then let him say so —

31. As of the beginning of 2006, the pieces were in place for an overreaching cash-out of the minority stockholders: a behemoth majority stockholder that wielded power in secret without regard for the norms and mores of American corporate governance; a special committee composed of directors not incentivized or inclined to intervene forcefully with the goal of maximizing shareholder value; a special committee chairman ready and willing to facilitate negotiations between the majority stockholder and major public holders without the benefit of a financial advisor; a compromised law firm for the special committee that did not take control of the situation. Past became prologue.

Lukoil Proposes a Buyout While Creating Uncertainty in the Market

32. Chaparral’s future looked bright in early 2006. Undisclosed financial results for the fourth quarter of 2005 were strong. Oil prices were high. A preliminary version of a new reserve study showed that proved reserves and probable reserves had dramatically increased. Lukoil had announced in late 2005 that it planned to invest $550 to $700 million to increase production at the newly acquired Nelson assets.

33. A research report by Aton, published on December 2, 2005, the day after Chaparral’s stock price closed at $5.26 per share, described Chaparral as “priced very cheaply,” given its “tax-advantageous production assets” and “favorable growth outlook.”

34. A research report published in late January 2006, devoted exclusively to Chaparral, commented favorably about Chaparral’s outlook:

During recent years the number of holes has risen continuously. This development is supposed to continue — about 100 wells are expected to be in operation by the year 2009 — and will probably result in an oil output of more than 15,000 bopd [barrels of oil per day] soon.

Let’s now focus on the question why we expect such a continued positive development in 2006 and the years to come.

First — in 2005, the Karakuduk oilfield was linked to the Central Asian Gas Transit Pipeline. Thus, the gas which is not required on the oilfield is now being fed into the pipeline and sold. Before it had been burned off.

Second — as from summer 2006 the oilfield will be connected to a railroad network which will allow transporting natural oil to Aktau. This creates an option to the present use of only the KTO export pipeline. In this respect one should note that [Chaparral] oil has a much higher quality compared with various sorts of natural oil produced on other oil fields of the region and delivered jointly through the said pipeline. However, at present [Chaparral] does not receive any compensation for their high quality oil. This situation will change completely by the expected delivery of their oil to Aktau through the new railroad network and thus, by a direct sale to the individual customers. Beyond all doubt this will lead to a further improvement of business results.

And third — the price of [Chaparral] oil ranges on a very good level.

All the aforementioned facts will enable Chaparral to gain returns per stock between $1.6 to 2.0 in 2006 and the [price/earnings ratio] will reach the incredible level of 2.45 to 3.0.

35. The cloud on the horizon for the minority stockholders was whether Lukoil would impose a below-market takeover, as occurred with Nelson. The research report stated: “In case that no agreement can be reached about a take-over, basic data will come to the fore and the price could easily reach $20-30.”

36. Lukoil was not about to let the “basic data... come to the fore.” It had already retained Aton to analyze an acquisition of the minority interest in Chaparral. On January 13, 2006, Lukoil received a valuation summary and recommendation from Aton. Based on its analyses, including multiples from recent Kazakhstan precedent transactions — the acquisitions of Petrokazakhstan and Nelson — that yielded an implied share price of $6.91, Aton recommended that Lukoil make an initial bid of $5.53 per share, which was in the “lower quartile within projected price range,” and represented a 9% premium to the average share price over the past 30 days.

37. Lukoil found a way to bid less. Chaparral’s January 19, 2006 board meeting was held in Moscow. Dilling and Berlin traveled there to meet the Lukoil designees for the first time. No board package was prepared by management in advance of the meeting. At that meeting, the Lukoil executives announced, without any advance warning, two critical items: (i) Chaparral’s drilling program was suspended, due to the expiration of the lease contract for the sole drilling rig at the Field; and (ii) Lukoil was interested in buying out the minority shares of Chaparral for $4.50 to $5.00 per share. Chaparral’s stock price had closed at $5.70 per share on January 18, 2006.

38. Notes of a telephonic meeting that same day between the members of the special committee and their counsel tell the story: “smacks of hi-pressure tactics.” The same notes record later-ignored advice: “Must insist on a majority of the minority. Won’t vote to approve unless a majority of minority.”

39. The special committee did nothing to counteract Lukoil’s “hi-pressure tactics.” They performed no investigation into whether Lukoil intentionally allowed the one-year contract with the owner of the sole drilling rig to lapse without renewal so as to create market uncertainty before a buyout proposal. Instead, they accepted constraints imposed by Lukoil, and facilitated Lukoil’s effort to buy out the minority at a time when the share price was about to drop on news of the drilling moratorium.

40. Lukoil suggested two potential financial advisors for the special committee: BMO Nesbitt Burns, which had served as financial advisor to Nelson, and Petrie Parkman. Those two firms were the only prospective financial advisors contacted by the special committee.

41. Lukoil told the special committee that they wanted to move quickly — a goal in keeping with Lukoil’s desire to take advantage of the temporary suspension of drilling activity and their own superior knowledge of Chaparral’s value. Rather than resist this pressure, Dilling and Berlin told prospective financial advisors that they needed a preliminary valuation of Chaparral within a few days. BMO Nesbitt Burns advised Dilling and Berlin on Thursday, January 19 that while a formal fairness opinion would require approximately two weeks after receipt of complete information, they potentially “could give some ‘soft comfort’ on a preliminary value range early next week” if they received key information. Notes from Petrie Parkman record that Dilling and Berlin were looking for a valuation within “4 days” and “by close of bus. Mon.” Petrie Parkman wrote to Dilling and Berlin on January 19 that they would “strive to meet your timing objectives” and “could be in a position to discuss our preliminary reference valuation ranges, based on the limited currently-available data, by early next week.” Petrie Parkman wrote internally on January 21 that the engagement was named “Project Challenger” in part because “the timing is a challenge.”

42. Dilling and Berlin allowed Lukoil to impose a budget on the special committee and thereby influence the selection of a financial advisor and the extent to which the financial advisor would provide services to the special committee.

43. Upon learning that BMO Nesbitt expected an advisory fee of approximately $1.5 million, Dilling asked Lukoil how much BMO Nesbitt Burns had charged to represent Nelson. Lukoil responded that the cost had been $1,025,000, and then continued: “I suggest the fee will be around 500,000, that [means] 100,000 as we said for first stage and 400,000 for second.” Dilling obediently wrote to BMO Nessbit Burns: “We are looking to spend max of say $400K in two phases — $100K for indicative verbal valuation next week and further say $300K for actual fairness opinion.” Dilling concluded, “we will need a new email with a revised fee structure element before we discuss with Lukoil in morning.” BMO Nesbitt Burns rejected Dilling’s fee offer out of hand.

44. Petrie Parkman was more pliable. They initially sought a fee of $1,075,000, and negotiated down to $750,000. However, that fee did not include direct participation in negotiations with Lukoil. Their engagement letter was carefully edited so that the flat fee only included an in-person meeting with the special committee, a potential meeting with Company management, the development of a preliminary value range, a review of the ultimate transaction documents, and the preparation of a fairness opinion. Petrie Parkman advised that any services beyond negotiations support and a fairness opinion would require an amendment to the engagement agreement.

45. Dilling focused on the bottom-line. His email to Lukoil on Sunday, January 22 (attached hereto as Exhibit B), shows Dilling’s willingness to accede to Lukoil’s imperatives of a tight budget, strict confidentiality, and a quick response time:

I have renegotiated the previous two offers and financial terms with them and we have now agreed a total of $750K — the initial payment of $75K is now credited to the overall payment of $750K —

So we managed to get their initial proposal reduced by $325K —

BMO were not prepared to go below a fee of $1MM —

So we have now agreed to retain PP and they have started work immediately in order that we can get a verbal response to your indicative price range of $4.50 to $5 by Tuesday Moscow time —

. . .

I have made Charles Talbot and of course PP aware that this whole process is of course Chaparral share market price sensitive and that confidentiality is critical —

Alan [Berlin] will prepare a total budget for the process including PP — legal etc etc and email to you for your review Monday —

It was a pleasure to meet with you all in Moscow and both Alan and I will do all we can to move the process forward as expeditiously as possible —

I will call you Monday morning Oktay to discuss everything —

46. When BMO Nesbitt Burns followed up with Dilling a couple of weeks later, Dilling replied: “well in the end I couldnt get anywhere close to your fee proposal with Lukoil so the assignment was given to Petrie Parkman Houston.” Neither Dilling, Berlin or Baker Botts spoke up to say that Lukoil had no right to prevent the special committee from retaining the financial advisor that had recently valued KKM and negotiated against Lukoil.

47. The special committee’s cost-consciousness did not extend to their own compensation. When he submitted and received approval from Lukoil for a budget of $750,000 for Petrie Parkman (inclusive of expenses), and $200,00 to $500,000 for Baker Botts (depending on amount of work performed on an hourly basis), Berlin also asked for $100,000 for each special committee member for January through March 2006, plus $25,000 for each successive month, with of cap $150,000 plus expenses, not including the $25,000 plus per-meeting charges that Dilling and Berlin collected for their special committee service in late 2005. Lukoil objected to the special committee member compensation, causing Dilling to write to Berlin: “well you were right in that you [needed] to start high to end [up where] you wanted.” Professing to be acting “despite our counsel’s advice and in the interest of harmony and in good faith,” Berlin and Dilling proposed and agreed to a “reduce[d]” fee of $85,000 for January through March, plus $21,500 for April and $21,500 for May.

48. Meanwhile, Berlin drafted a press release addressing the temporary suspension of the drilling program at KKM. Especially in light of the non-public proposal from Lukoil, it was essential that the press release not create an unnecessarily negative impression of Chaparral’s prospects, and it was further essential that the special committee use its powers to uncover and disseminate the facts. Dilling, Berlin and Baker Botts were not up to the task. They played into the Lukoil strategy previously identified by Talbot in his email of December 22, 2005 — create “uncertainty in the market.”

49. The circumstances of the lost oil rig are suspicious. It had been publicly disclosed months earlier that the one oil rig at the Field was under a one-year contract. Yet when Lukoil took control of KKM, it did not renew the contract or put in place a contingency plan. Lukoil did not consult in advance with the independent directors of Chaparral or advise them immediately that the contract had terminated. It is hardly apparent why Lukoil failed to negotiate a new contract with the company that owned the oil rig, Oil and Gas Exploration Company Crakow (“OGEC”), and let it slip away. In January 2006, BMB Munai executed a drilling contract with OGEC for drilling in a Kazakhstan oil field, presumably using the same rig. The special committee never investigated.

50. On Monday, January 23, Talbot forwarded to Dilling and Petrie Parkman an email from a KKM employee in Kazakhstan stating that the absence of a drilling rig was expected to last only through the first quarter of 2006, and that “[p]roduction will not be affected because there will be planned some type of stimulation activity to accelerate the production.” Talbot added, “I understand that LUKOIL are confident that we will have two rigs operating from the beginning of April.” That information was not included in the press release.

51. Instead, on January 24, 2006, Chaparral issued a press release (attached hereto as Exhibit C) that conveyed only uncertainty, with Boris Zilbermints, the Lukoil executive who had just been appointed Chaparral CEO, personally inserting the sentence bolded below:

The Company also announced today that its operating subsidiary in Kazakhstan, JSC Karakudukmunay (“KKM”), has temporarily suspended the drilling of new wells in the Karakuduk Field. This temporary suspension is the result of the unexpected decision by Oil and Gas Drilling and Exploration of Krakow (“OGEC”) not to renew its current drilling contract with KKM which had expired on December 31, 2005. OGEC is now in the process of finishing demobilizing the rig from the Karakuduk Field. The Company is using its best efforts to secure another rig to replace the OGEC rig as quickly as possible and plans to resume its drilling program as soon as a new rig can be secured. However, it is uncertain at this time when the Company will be able to resume its 2006 drilling program. The drilling campaign delay could potentially lead to lower than anticipated 2006 production levels. In the meantime, the Company will continue with its current workover operations and other field development and production activities.

52. Berlin had no reason to be proud of his handiwork. A couple of hours after the market opened on January 24, Berlin sent an email to Dilling (attached hereto as Exhibit D) that reads in its entirety as follows:

The press release has had the effect desired by Lukoil. The stock is down 23.77% today.

Indeed, the stock dropped from an opening price of $6.10 per share to a low of $4.65.

Dilling Functions As If He Were Lukoil’s Double Agent

53. A properly functioning special committee gathers information, guards it jealously, bargains at arms-length, and uses its power to say no to enhance the leverage of the minority stockholders as a whole. Dilling did the opposite. He acted as a disloyal director would. He gave away confidential information to Lukoil, helped Lukoil in its effort to negotiate separate deals with large public holders who were without access to Chaparral’s proprietary information, and he did not make arguments or press demands that Lukoil might find objectionable.

54. Dilling fully disclosed to Lukoil whatever he learned from Petrie Parkman. On the afternoon of Tuesday, January 24, he sent Lukoil an email (attached hereto as Exhibit E) that tipped off Lukoil at the very outset to what price range would be minimally acceptable to Petrie Parkman:

Oktay — to summarize informally our conversation based upon my preliminary conversation with Petrie Parkman:

1. The $4.50 to $5 price looks low relative to the recent — UNTIL TODAY!!!!! — trading range of the stock —

2. In recent minority buyouts in the oil industry a premium of up to 20% was paid relative to the average price of the stock over preceding 90 days —

3. The discounted cash flow analysis is critical and for this they need the 2005 draft report from Boris as soon as possible — without that it is impossible for them to give an idea other than $4 to $7 range

4. The Chaparral stock price has recently already outperformed both the oil industry companies in general and the Nelson stock price in particular —

5. There has already been some element of take over speculation in the stock share price —

Petrie Parkman will give us a tighter price range on Friday of this week — if in the meantime can you ensure that we get an email copy of the 2005 report and a name from Boris of a technical representative at Chaparral that Petrie Parkman can speak to directly —

Thanks — Peter

55. The following morning Dilling sent another email to Lukoil (attached hereto as Exhibit F) that is notable in several respects. First, Dilling again made clear to Lukoil that he would convey Petrie Parkman’s value reference range, rather than engage in hard bargaining:

Providing that Petrie Parkman obtain the draft report today we will speak to them again on Friday of this week to specifically narrow the initial verbal valuation range — I will of course call you on your mobile immediately after that conversation — that will probably be around early evening London time —

56. Second, Dilling volunteered to facilitate negotiations between Lukoil and Chaparral’s two largest’s public stockholders, Allen & Co. and Whittier:

Anticipating the aims and conclusions of the process Alan and I are tentatively planning to meet with Allen and Co on February 7th and with Petrie Parkman on February 8” — Jim Jeffs the Chief Investment Officer from Whittier Trust will be in London next week and would be happy to meet with me and yourself or colleagues if you are in London —

Special committees are supposed to maximize value by negotiating the best deal possible and then submitting the product of their efforts to the stockholders. Dilling effectively volunteered to constrain the negotiating leverage of the special committee, and settle for the same price that a large stockholder might find acceptable to liquidate an illiquid block.

57. Third, Dilling deprecated those shareholders who had voiced appropriate suspicions about whether Lukoil was trying to buy Chaparral cheaply by announcing the suspension of drilling operations:

We received some not atypical reaction to the Press Release yesterday and Alan will forward some of the shareholder emails to you — basically complaining at the lack of drilling rig and [threatening legal] action if Lukoil are aiming to take the company private on advantageous terms and conditions — as I indicated in Moscow and as I am sure you are aware sometimes — but not always — the most noise comes from the smallest shareholders!!!! — however we should monitor the situation and obviously the sooner we can organize a replacement drilling rig the better —

Dilling reiterated that point about noisy small shareholders in a follow-up email to the Lukoil board designees, even though Berlin had advised Dilling that the views of the complaining shareholders were “probably representative of what a lot of others are thinking, including possibly Allen & Co.”

58. Charles Talbot responded more appropriately to the shareholder emails about the press release, though begging the question why the announcement was made:

I thought the press release was very dangerous given the exercise the PP are now undertaking! I am not surprised there was some reaction. Olav was also a little bemused about the lack of any consultation.

59. Olav Svela, who handled Chaparral investor relations, had sent Berlin a chastening email the previous afternoon:

Hi Alan: Here’s another query from a disgruntled shareholder. This email, among others, demonstrates the level of suspicion directed at Lukoil and its true intent with regard to Chaparral. Will there be some statement forthcoming as to Lukoil’s strategic vision for Chaparral?

The other big questions I’ve dealt with today are:

When will CHAR secure a rig?

Why did OGEC not renew the contract?

Otherwise, I have been able to explain that current production levels will not be affected, but that only the growth in the rate of production may not meet expectations for 2006.

60. Svela sent a similar email to Dilling and Berlin on the morning of January 25, in which he asked to discuss with them shareholder suspicion of Lukoil’s motives, “as it is becoming more prevalent and, in the absence of any countervailing statements from Lukoil or Chaparral’s new CEO, this skepticism/[cynicism] is bound to continue.”

61. On January 26, 2005, Svela sent another email to Dilling and Berlin, attaching another email from what he described as “these ‘conspiracy’ theories who believe Lukoil is manipulating events to suit its own nefarious ends, i.e., a lower Chaparral share price with the eventual aim of a buyout.” Svela again urged the dissemination of a “clear statement from Lukoil, perhaps included in an operational update press release, as to its strategic view of its CHAR ownership position.”

62. What neither Svela nor the public shareholders knew was that Lukoil had already made a confidential proposal to Dilling and Berlin. Moreover, Lukoil was replicating its strategy regarding Nelson, and had already reached out, through Aton, to Whittier and Allen & Co., and inquired about purchasing their blocks of stock, without any notice to the smaller public stockholders.

63. Dilling and Berlin should have realized that Lukoil’s inquiries to Whitter and Allen & Co. were part of a coordinated strategy to buy out the minority interest in Chaparral at an artificially low price. Instead, Dilling and Berlin, who had no material interest in Chaparral shares and no inclination to stand in Lukoil’s way, saw Lukoil’s inquiries to Whittier and Allen & Co. as a means of making their own job easier. Berlin wrote to Dilling in response to Svela’s email of January 25: “Similar complaint. If we can cut a deal with Allen & Co. and Whittier it will neutralize these complaints.”

64. Dilling pursued his own strategy for cutting a deal. He used the preliminary work of Petrie Parkman to convey to Lukoil the substance of a minimally acceptable offer. On Friday, January 27, 2006, the special committee received written materials and an oral presentation from Petrie Parkman. That evening, Dilling sent Lukoil an email (attached hereto as Exhibit G) in which he told Lukoil what price range would be sufficient to get a fairness opinion from Petrie Parkman:

In response to Lukoil’s indicative price range of $4.50 to $5.00 a share their early analysis and industry comparable would leave them to verbally indicate that this would appear to be low by a minimum of a $1 per share —

They are providing the Special Cttee with some of the detailed analysis paperwork behind this first verbal indication on Monday or Tuesday — we would then like to share and review this first analysis with you

65. Dilling then told Petrie Parkman what he had done: “I have indicated to Lukoil that they are from your work at this stage a minimum of a $1 on the low side.” In the same email, Dilling asked Petrie Parkman to generate “the best paperwork for back up and argument that you can by Tuesday so that we can start the process of getting Lukoil around to a higher number.” Of course, Dilling had already all but ended the process by tipping Lukoil as to Petrie Parkman’s bottom line for a fairness opinion. Nonetheless, everyone on Dilling’s side of the table went along with the charade of future arms-length negotiations.

The Phony Merger Negotiations

66. The final merger terms could have been predicted from Dilling’s emails of late January 2006 tipping Petrie Parkman’s preliminary value range. Having understood that Lukoil was initially proposing approximately $4.75 per share, and having told Lukoil that Petrie Parkman was of the view that Lukoil was low by a minimum of $1, and that their preliminary value range was $4 to $7 per share, Dilling never expected to receive, and never demanded, more than the $5.80 per share that Lukoil ultimately agreed to pay. Nothing said in the intervening weeks would change that trajectory.

67. Had Dilling not tipped off Lukoil at the outset, things might have been different. The first document created by Petrie Parkman that was intended for consumption by Lukoil was a presentation book dated February 2006 (attached hereto as Exhibit H) that Dilling emailed to Lukoil on February 2, 2006. The document could not serve its intended purpose, however, because Dilling referred to it in an email to Lukoil as “the first Advocacy Materials from Petrie Parkman” and because Dilling had already signaled that Petrie Parkman would sign off on a proposal in a much lower valuation range.

68. The February 2006 Petrie Parkman book incorporates the firm’s advertised expertise in negotiating with interested parties. The first section of the book is devoted to describing how the “timing of Lukoil’s value indication appears opportunistic.” For example, Chaparral was in the midst of “finalizing its yearend financial and operating results, which will show dramatic increases in 1) production, 2) [proved and probable] reserve volumes and 3) revenue, cash flow and net income.” Additionally, “[w]hen KKM secures a drilling rig to continue the Karakuduk development program, that will be additional positive news for investors.” The second section sets out various valuation metrics for Chaparral: $6.93 to $9.20 per share based on proved and probable reserves; $9.76 to $12.82 per share based on multiples derived from the recent acquisitions of Nelson and PetroKazakhstan; $6.55 to $6.69 per share based on premiums paid in minority close-out transactions. The presentation book also identifies $2.50 per share in value derived from increased synergies, cost savings, and expected value from current capital improvement programs.

69. Dilling met with Lukoil in London on February 3. Since Petrie Parkman did not attend, Dilling wrote down Lukoil’s criticisms of their analyses, and emailed them to Petrie Parkman on February 6.

70. In that same email, Dilling reported that Lukoil was “currently prepared to pay $5.50 for sure — maybe a little more” and that Dilling had already met with Whittier Trust, “who will take $5.50 and will recommend to their friends at Allen and Co. to do same.” Dilling also wrote that he planned to meet with Allen & Co. later that week, and that he would also try to set up a meeting between the President of Lukoil and Allen and Co. “unless we close deal first.” In other words, negotiations were proceeding based on the valuation range that Dilling had tipped to Lukoil in late January. Dilling was hardly willing to say “no” based on the content of Petrie Parkman’s written materials. As Dilling put it in a contemporaneous email to Lukoil: “I will firstly try to reach an agreement with Allen and Co. tomorrow morning Tuesday — Secondly I will try to arrange meeting for your President for Wednesday — ”

71. Petrie Parkman wrote an email to Dilling replying to Lukoil’s criticisms. Petrie Parkman said that they would correct one mathematical error and supply “an updated page which should support an $8 to $11 per share range.” In response to Lukoil’s comment that they should only pay a 10% premium since they had already bought control from Nelson, Petrie Parkman pointed out to Dilling that precedent cash-out transactions by majority shareholders justified a 30% premium. Petrie Parkman also defended its analysis based on the current price of oil, pointing out to Dilling “that prices are equally likely to move up or down.” On Tuesday morning, February 7, Dilling forwarded Petrie Parkman’s email to Lukoil.

72. Dilling was already proceeding, however, on the basis of his prior discussions with Lukoil. Minutes earlier, Dilling had sent Berlin a draft email to Lukoil in which Dilling outlined a strategy that betrayed a fundamental misunderstanding of his role. Dilling wrote as if he were an investment banker who stood to earn a fee for arranging a block trade, not a fiduciary obliged to oppose anything other than a fair offer to all of the public stockholders based on the Company’s intrinsic value:

Oktay — good morning we have met with Whittier Trust and discussed with them and Allen and Co and we would recommend the following action:

An offer letter today addressed to both Allen and Co and Whittier Trust for $5.80 a share for all of their remaining stock in Chaparral — please mention in the offer that this offer is pursuant to the discussions between Herbert Allen and James Jeffs and the Chaparral Special Committee of the Board of Directors —

. . .

The Special Committee believes — based on its discussions — that at this price of $5.80 or something very close to it Allen [&] Co and Whittier may elect to accept your offer —

73. On the morning of February 8, Dilling wrote to Lukoil: “Whittier and Allen are ready to receive formal proposal — we need to discuss.”

74. On February 8, 2006, Lukoil sent the special committee a formal offer letter for a cash-out merger of all minority stockholders at $5.50 per share. The offer was conditioned on Whittier and Allen & Co. each entering into “support agreements with Lukoil in a form satisfactory to Lukoil, prior to or contemporaneous with the execution of the Merger Agreement.” The letter stated that it was subject to strict confidentiality. That same day, Dilling and Berlin faxed Lukoil’s letter to Whittier and Allen Co., writing on the fax cover page: “Further to the conversations between yourselves regarding Chaparral, attached please find a proposal from Lukoil. We would appreciate your comments.”

75. Allen & Co. did not respond to the offer letter. Dilling functioned as an intermediary between Whittier and Lukoil to get an offer for the Whittier shares. In a February 11, 2006 email (attached hereto as Exhibit I), Dilling told Whittier his preferred end-game:

Why don’t we give them a price — that’s what they want —

As speciall cttee we would feel good if we could get price to something beginning with a 6 — or very close to it — as that would give us nearly 20% premium to market — and I believe Petrie Parkman would support in Fairness Opinion that includes effect of latest reserve report and financials —

76. Essentially, Dilling was abdicating the special committee’s authority to negotiate based on all available information, and delegating it to Whittier and Allen & Co., blockholders without access to Chaparral’s non-public reserve reports and financial information. As Dilling advised Lukoil on February 12: “I have just spoken with Whittier and have passed on your message that Lukoil would like a counter offer as to what price they will sell all shares this week with no conditions other than that this price would be also supported by the Special Cttee.” Dilling told Lukoil on February 15 that Whittier had spoken to Herbert Allen and “hopefully we will get a sale price from Allen and Co in the next day or two.” At Lukoil’s behest, Dilling asked Whittier and Allen & Co. to respond in writing to Lukoil before the one-week expiration of Lukoil’s February 8 offer letter.

77. Dilling wrote to Petrie Parkman on February 15, asking them “to complete and deliver to us your Fairness Opinion.” Dilling asked Berlin and Baker Botts whether they should “suggest an opinion at $6.25 to pp and then let lkoil know that they better pitch their offer letter at that level???” Dilling’s expressed concern was that “Otherwise I think lkoil are pitching behind the curve and here and once reserves and financial come out they will be too low again.” Berlin and Baker Botts explained to Dilling that it was the special committee’s job to negotiate the price and terms of the transaction before a fairness opinion would be rendered.

78. Meanwhile, Baker Botts was working on drafting the non-price terms of a proposed merger agreement. Dilling inquired why a majority-of-the-minority provision was included, and disagreed with Berlin’s explanation of its utility, prompting Berlin to write: “What is the problem with putting in a majority of minority requirement? Has Lukoil objected to this? We have to do what is best for all of the minority shareholders, not what is best for Lukoil.” Baker Botts advised Dilling that Berlin was “100% right” about the benefits of such a provision, and that “[m]ost squeeze out mergers have it.”

79. Lukoil, through Aton, continued to press Allen & Co. for a response to Lukoil’s offer. At Berlin’s suggestion, Dilling wrote to Lukoil on February 17, seeking permission to provide Whittier and Allen & Co. with a confidential “one pager updating the reserves and financials — that will all be public knowledge very shortly anyway.” Lukoil refused. Their objective, unimpeded by Dilling and Berlin, was to consummate the merger negotiations before public disclosure of Chaparral’s updated reserve study and year-end financials.

80. Dilling met with Lukoil representatives in London on February 20. Lukoil offered $5.65 per share.

81. On February 21, Petrie Parkman provided the special committee with a presentation book and orally advised that Chaparral was worth between $5.50 and $6.75 per share.

82. On February 24, 2006, Dilling advised Lukoil by email that the special committee would “support a price of $5.80 per share” and that Petrie Parkman would “provide a Fairness Opinion” at that price. Dilling did not condition this offer on the inclusion of a majority of the minority requirement, despite advice hours earlier from Baker Botts not to “fix the number firmly until we meet face to face and see the other terms.” Dilling wrote only that the offer was “subject to the successful negotiation of a definitive merger agreement.”

83. Lukoil responded by asking to see Petrie Parkman’s presentation materials to the special committee. Dilling asked Baker Botts, “is the presentation confidential to the cttee until we agree price??” Baker Botts and Berlin advised Dilling not to turn over the Petrie Parkman report. Berlin instructed Dilling, “Our job is to make the best deal we can for the minority shareholders. I am afraid that if Lukoil sees that 5.50-6.50 is within the range that PP would support then they will not be inclined to go higher.”

84. Dilling asked Berlin “Why would you say ‘our job is to make best deal for minority shareholders?????’ ” Berlin thought Dilling needed instruction on that point, and sent him no less than three email replies to his query, including (i) an explanation of what it means to get the price possible, (ii) an excerpt from a Baker Botts memo on the duties of a special committee, and, finally (iii) an email that said, “What do you think is the responsibility of the special committee???”

85. On February 27, Lukoil’s Movsumov wrote to Dilling and Berlin, saying that Lukoil had “decided to accept the price indicated” in their prior email “in order to lock up these two g[u]ys and finalize with you all issue by the end of this week.” Presumably referring to Whittier and Allen & Co., Movsumov wrote: “It’s a good chance for shareholders to make this deal — to sign with us lock up agreement and than to sell their shares.”

86. Dilling responded to Lukoil, saying “we will now need a formal offer from Lukoil so that PP can then issue their fairness opinion.” Berlin wrote back an hour later to Lukoil, saying that he and Baker Botts “have some concerns about disclosure and it is probably better that we do not have a formal offer at this point.”

87. Lukoil delivered a formal offer on February 27 to buy all outstanding shares at $5.80 per share. The offer was labeled confidential, and it was expressly conditioned on Whittier and Allen & Co. entering into voting agreements. No public disclosure was made.

88. Dilling asked Lukoil on March 1 to have Aton contact Whittier and Allen & Co. and “let them know that Lukoil will purchase their shares immediately with minimum conditions at $5.80.” Whittier’s Jeff responded to Dilling’s email, and advised: “Whittier would accept $5.80 subject to the ‘minimum conditions’ being acceptable.” Allen & Co. did not express a view as to whether it would sell its shares for $5.80. Lukoil never offered to buy shares outright from Whittier or Allen & Co. for $5.80 per share.

89. Dilling, Berlin and Baker Botts met with Lukoil representatives in London on Thursday, March 2 and continuing on the morning of Friday, March 3. The most critical open issue in the merger agreement was whether a majority of the public stockholders would have the power to reject the Merger.

90. On Sunday afternoon, March 5, 2006, a lawyer representing Lukoil who attended the meetings circulated a draft merger agreement “revised to reflect comments of Friday morning.” The draft included a majority of the minority requirement.

91. On the morning of Monday, March 6, Lukoil’s Movsumov sent an email advising the group that a deal had been struck:

I’m glad to inform you and wanted to thanks Peter [Dilling] and Alan [Berlin] that they decided to support our Merger Agreement without provision Majority of Minority. Rich, Brian and Alexsandr you need to talk with Alan, Peter and Joel regarding indemnity.

Richard Wilkie, a senior lawyer for Akin Gump Strauss Hauer & Feld LLP, outside counsel to Lukoil, echoed: “Great news. Congratulations. We will speak to them in the morning.” Dilling replied, asking that Wilkie “liase and finalise with Joel Swanson [of Baker Botts] on this issue of indemnity.”

92. As apparent from this email chain (attached hereto as Exhibit J), the critical concession on the majority of the minority provision was coupled with a deal on the issue of “indemnity.” Section 5.3 of the draft merger agreement of March 5 contained standard indemnity provisions that covered future counsel fees that may be incurred by the directors in future litigation. The executed version of the merger agreement, by contrast, provides that directors who find themselves in litigation concerning the Merger shall be compensated for their time spent in connection with their legal defense “based on a rate of $300 per hour.”

93. Dilling tried to distance himself from the self-interested quid pro quo he had struck on Sunday, instructing Swanson of Baker Botts on March 6: “I would like you alone to negotiate the indemnity clause with akin gump — only if absolutely necessary do i want alan or me to have to handle it directly — I find it more appropriate for you to take care of this on a counsel to counsel basis — ”

94. Berlin responded to Dilling as follows: “You and I need to be in agreement on how this is to work ... and right now we are not...as you know from the email I sent you last night before you left London.”

95. Dilling’s email reply (attached hereto as Exhibit K) linked the indemnity issue with the majority of the minority provision:

Alan — i am of course happy to discuss and reach agreement — but i am not going to allow you to demand other points as though they are non negotiable with [Akin Gump] and then change your mind — i never ever ever agreed to majority of minority and feel that it was inappropriate of you to make such a big deal of it without my agreement or support — this is my ultimate decision as chairman — i quite honestly don’t understand why you have changed your mind on m of m — nothing has changed —

. . . I have absolutely zero doubt that we can resolve so that we both agree with way forward — I just know its smart to let Joel [Swanson of Baker Botts] do the negotiating in this scenario —

96. All that was left was the finalization of the merger documentation and the formality of a fairness opinion from Petrie Parkman.

The Defendants Delay Disclosure of Favorable News
Until the Merger Announcement

97. Chaparral had a wealth of favorable news that it could have reported prior to the announcement of the Merger, which would have dramatically affected the stock price, and necessarily affected Petrie Parkman’s analysis of the premium paid (if any). As the final days in the merger approval process ticked by, Chaparral’s directors continued to delay in releasing the news, depriving Petrie Parkman and themselves of critical information about the market’s unaffected assessment of the Company’s value.

98. It was not until the early morning of Monday, March 13, 2006, simultaneous with announcement of the Merger, that Chaparral issued a press release (attached hereto as Exhibit L) that announced:

•	a 92% increase in total revenue in 2005, from $78.5 million to $150.6 million;

•	a 262% increase in net income in 2005, from $8.5 million to $30.8 million;

•	record annual oil production in 2005, up 25% to 3.5 million barrels (net of royalty), from 2.8 million barrels;

•	a 12% increase in proven reserves in 2005, from 40.6 million barrels (net of royalty) to 45.3 million barrels; and

•	plans to drill a further 12 wells in 2006, with drilling to recommence in the third quarter of 2006.

All of this information could have been disclosed sooner.

99. Chaparral delayed releasing news about the prospects for resumption of drilling activity at KKM. On February 13, 2006, Talbott had inserted the following text (with emphasis added) to a draft Form 10-K that was circulated on March 3, 2006, to Dilling, Berlin and various Lukoil executives:

During 2005 KKM used one drilling rig provided by the Oil and Gas Exploration Krakow company. As of January 16, 2006 this contract for drilling expired. Currently KKM is not undertaking any drilling activity. KKM plan to operate two drilling rigs from July 1, 2006 and plan to drill 12 more wells by the end of 2006. Tendering procedures for drilling rigs have commenced. Two workover rigs will be operating at the field to complete new drills, transfer wells and the set-up of pumping units. During 2005 21 wells were converted to artificial lift.

The same text was included in the 10-K filed on March 17, 2006, after the announcement of the Merger. Petrie Parkman confirmed on March 6, 2006, that “the near term development plan was still achievable despite no confirmed rigs.”

100. News of the dramatic increase in KKM’s oil reserves was known no later than March 3, 2006, when McDaniel & Associates Consultants Ltd. (“McDaniel”), issued its formal evaluation of KKM’s crude oil reserves as of December 31, 2005. The McDaniel report showed that KKM’s proved reserves, net of royalties payable to third parties, were 45.3 million barrels, an increase of 12% from the McDaniels estimate of a year earlier, and that gross proved and probable reserves were 70.3 million barrels, an increase of 13%.

101. On Thursday, March 2, Talbot advised Dilling and Berlin that the investor relations person for Chaparral, Olav Svela, was “very strongly of the opinion that the earnings / reserve data should be released on Monday and the LUKOIL buyout should be announced separately (preferably after three or four working days).”

102. As of Tuesday, March 7, Lukoil was expecting that the press release concerning Chaparral’s 2005 results would be ready for release on Friday, March 10. During the course of the week, a dispute arose over the content of the press release. Lukoil wanted to compare the fourth quarter results to the third quarter results, rather than comparing them to the prior year’s fourth-quarter results. Talbot sought the intervention of the special committee, writing: “As with any press release, I think we should be accentuating the positive but I am not sure this is what I have been instructed to do.” On March 10, the issue date of the press release was changed to March 13.

103. On March 10, the question arose whether to announce the earnings in advance of the Merger. Talbot described the problem created by the Board’s decision to sell Chaparral at a time when the market was unaware of material information:

I just wanted to give you a gist of Olav’s problem. In many ways I sympathise with him but I think a call from you may help.

Olav feels that the offer for the minority shares has been accepted by Lukoil based on the possession by them of information not in the public domain. This is certainly true as they have the reserves report and the draft earnings figures for 2005. What Olav does not appreciate though is how little impact these two bits of information have on their decision. My point to Olav is that any majority shareholder that actively manages their investment is always going to be in the position of having insider knowledge.

We are caught all ways. If we release the earnings first then the stock trades up above the agreed price we end up having to take the grief of selling at a discount. Also we are probably allowing a false market to develop.

If we release news of the merger with or before the earnings then shareholders will scream of a stitch up claiming that we did not get the full worth for the shares.

I would say “stuff Olav” but we do not have an alternate investor relations person at the moment. . . .

The Unfairness of the Merger Terms

104. Petrie Parkman delivered its final valuation presentation on Friday, March 10. Petrie Parkman reported that the $5.80 merger price represented an implied premium of 10.5% over the then-current market price of $5.25. The presentation book nowhere mentioned the market’s lack of current information about the Company’s financial results, reserves, and drilling program, or Lukoil’s opportunism in timing the Merger during the informational vacuum following the announcement of the suspension of drilling activity.

105. Petrie Parkman calculated DCF values based on four different pricing scenarios. The scenario that used futures-market prices for the years 2006 to 2010 and then assumed no increase in the price of oil for the subsequent ten years produced a range of $5.71 to $6.69 per share. The scenario that assumed a constant price of $65 per barrel produced a range of $5.56 to $6.49 per share. Even though the then-spot price of oil was $62.41 per barrel, Petrie Parkman included scenarios that assumed constant prices over 20 years of $45 per barrel and $55 per barrel. No scenario assumed a significant rise in oil prices.

106. All of the DCF analyses assumed that KKM would be required for 20 years to sell 7% of its production on the domestic market in Kazakhstan at below-market prices. Yet KKM’s contract with the Government of Kazakhstan allows all production from the Field to be exported, KKM exported 94% of its production in 2005, and Chaparral disclosed in its Form 10-K that it was “taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market.” Chaparral further disclosed that it had decided not to pursue arbitration against the Government of Kazakhstan and instead intended “to resolve this matter amicably.” Petrie Parkman’s cash flow projections wholly ignored Chaparral’s expectations of its ability, through Lukoil, to influence the export policy of the Government of Kazakhstan.

107. For purposes of its comparable transaction and comparable company analyses, Petrie Parkman consistently used transaction parameter ranges that were lower than the observed medians of comparable transactions or comparable companies. For example, Petrie Parkman’s observed median multiple of purchase price divided by discounted cash flow over the last twelve months was 5.7, yet its transaction parameter range was 3.5 to 4.5. The observed median multiple of market value divided by discounted cash flow over the last twelve months was 12, yet the transaction parameter range was 3.5 to 4.5.

108. The observed median premiums for 66 cash-out transactions by acquirers who owned 50.1% to 80% of the stock was 30% over the market price one day prior, 31% over the market price 30 days prior, and 33% above the market price 60 days prior. In the case of Chaparral, recent stock market prices should have been ignored, due to the artificial effect of not disclosing favorable news following the announcement of the temporary drilling suspension. Yet Petrie Parkman used transaction parameter ranges of 10% to 30% over the stock price one day prior, and 20% to 30% over the stock price 30 days prior, which ranges were even lower than observed medians. The overall effect was to eliminate any true control premium.

109. The merger price per barrel of proven reserves — a critical benchmark — is far less than the $12.52 per barrel that Lukoil paid when it acquired Nelson. Lukoil proposes to pay Chaparral’s public stockholders less than $9 per barrel of proven reserves. The disparity is even more marked because the Field produces high grade crude, known as “sweet” crude, which commands a premium over the “heavy” crude that comprises 36% of Nelson’s reserves.

110. Lukoil’s proposed Merger price has not been tested against competing bidders. None were solicited. The merger agreement contains a no-shop prohibition, affords Lukoil matching rights, and provides for a termination fee of up to $3 million. These deal protection devices are understandable only as an attempt to deter the mere possibility of any expression of interest by any third party. Lukoil would not allow any third party to out-bid it and obtain control of KKM. Lukoil stated in its press release announcing the merger agreement that its purpose is “to gain a full control of the venture.” Lukoil has also announced that it plans to move up from being the fourth-largest to the second-largest hydrocarbon producer in Kazakhstan (after the state-owned KazMunaiGaz), and that it intends to raise crude production in Kazakhstan by 40% in four years without acquiring new deposits.

111. The merger agreement affords Lukoil the right to terminate the transaction if more than 10% of the publicly-held shares demand appraisal. That provision operates as a disincentive to demand appraisal, since triggering the appraisal-out could result in the public shareholders being trapped in a company with a majority stockholder that does not meet its fiduciary obligations and is bent on retaliation.

112. Announcements within a few weeks after the announcement of the Merger confirm the Merger’s unfairness and its opportunistic timing. In its Form 10-Q, filed on May 11, 2006, Chaparral announced the following about its drilling program:

We have now identified two replacement rigs which we hope will allow us to recommence drilling at the field during May 2006. The two rig program means that we can expect to complete a further ten wells with a drilling program of some 38,400 meters drilled during the year. We are investigating the possibility of bringing a third rig to the field during July 2006. We hope to achieve an average production rate of approximately 13,400 bopd at the KKM field during 2006.

The Form 10-Q further disclosed that the Company sold only 4% of its crude oil to the lower-priced domestic market in the first quarter. Net income for the first quarter was $9.86 million, or 26 cents per share, meaning that Lukoil is buying Chaparral for less than six times its annualized earnings.

The False and Misleading Proxy Statement

113. Numerous critical facts relating to the special committee process and its negotiation efforts are undisclosed or falsely characterized in the revised preliminary proxy statement, filed on June 19, 2006 (the “Preliminary Proxy”):

a. The Preliminary Proxy fails to disclose that Lukoil demanded and obtained the power to approve or disapprove a budget for the special committee, including the compensation of its members and the fees paid to its financial and legal advisors, and that Lukoil used its budgetary power to negotiate with the special committee members over their compensation and to influence the choice of a financial advisor.

b. The Preliminary Proxy misleadingly states that the special committee selected Petrie Parkman as its investment banker “due, in part, to its professional reputation and recent experience in Kazakhstan.” The Preliminary Proxy omits the critical factor -- Petrie Parkman was cheaper than the only alternative firm identified by Lukoil, which firm had more relevant recent experience in Kazakhstan, as financial advisor to Nelson in its sale to Lukoil.

c. The Preliminary Proxy fails to disclose that the “financial advisory services” that Petrie Parkman agreed to provide did not include participation in price negotiations.

d. The Preliminary Proxy fails to disclose that in late January, Dilling tipped Lukoil that Petrie Parkman’s preliminary valuation range was $4-7, and further tipped Lukoil that, according to Petrie Parkman, Lukoil’s value indication of $4.50 to $5.00 “would appear to be low by a minimum of a $1 per share.” The Preliminary Proxy falsely and misleadingly states that “Mr. Dilling discussed certain aspects of the Petrie Parkman preliminary reference value analysis approach with Mr. Movsumov” in early February 2006, after Petrie Parkman had “prepared a presentation for use by Mr. Dilling in discussions with LUKOIL that supported the special committee’s view that LUKOIL should increase its proposed purchase price.” In fact, Dilling’s tips to Lukoil preceded the creation and delivery to Lukoil of what Dilling referred to as Petrie Parkman’s “advocacy materials,” rendering them useless.

e. The Preliminary Proxy fails to disclose the substance of Petrie Parkman’s advocacy materials conveyed to Lukoil. There is no mention of Petrie Parkman’s financial analyses or value ranges, Chaparral’s expected gains from capital improvements, or Petrie Parkman’s analysis of how the timing of Lukoil’s approach “appears opportunistic.” The timing of the Merger in light of the timing of Chaparral’s public announcements is not even listed as a risk or potentially negative factor considered by the special committee.

f. The Preliminary Proxy does not disclose Dilling’s and Berlin’s strategy of acting as an intermediary for block sale transactions between Lukoil and Whittier and Allen & Co., which would give cover to a cash-out price for the smaller stockholders, even though Whittier and Allen & Co. held illiquid blocks and were without access to non-public information. The Preliminary Proxy falsely and misleadingly states that in the weeks following February 8, 2006, Lukoil indicated interest in buying the shares of Whittier and Allen & Co. In fact, Dilling had suggested on December 21 that Whittier and Allen & Co. propose a deal with Lukoil, Dilling was aware on December 22 that Lukoil was inquiring about the share price basis of Allen & Co., Dilling set up meetings in the first week of February, and Dilling advised Lukoil on February 8 that Whittier and Allen & Co. were waiting for a share purchase proposal from Lukoil.

g. The Preliminary Proxy falsely states that the price of $5.80 was requested and agreed to during negotiations in London in early March 2006. In fact, Dilling stated in a February 24 email that the special committee would support that price, Lukoil responded in a February 27 email that it was accepting the special committee’s price, and Lukoil delivered a formal offer letter on February 27 containing a price of $5.80 per shares. Those communications are not disclosed.

h. The Preliminary Proxy falsely states that the special committee “reluctantly decided to yield its position” on majority of the minority approval. Defendants do not disclose that Dilling professed that he “never ever ever agreed to majority of minority” and that he negotiated it away as part of a trade ensuring that he would be compensated for time spent defending shareholder litigation.

i. The preliminary proxy statement filed by Chaparral on May 1, 2006, falsely stated that Allen & Co. had “expressed an interest in an unconditional transaction for $5.80 per share.” Allen & Co. never expressed any such view. The Preliminary Proxy misleadingly suggests that Allen & Co. supports a price of $5.80. It states that the special committee’s recommendation was informed by the fact that a Form 4 indicates that Allen & Co. sold 124,496 shares at prices between $3.78 and $4.68 per share between November 11 and November 14, 2005. Defendants do not disclose that Form 4s show that Allen & Co. sold over 1.1 million shares between August 16, 2005 and November 14, 2005, for an average price of $5.46, and that Allen & Co. sold 573,209 of those shares between September 13 and September 30, 2005, for an average price of $6.73.

114. The Preliminary Proxy falsely suggests that the special committee retains the power to terminate the merger agreement in light of subsequent events, such as a rise in the price of oil. It states that the merger agreement may be terminated by the Company if “the special committee fails to recommend, withdraws or modifies its recommendation in a manner adverse to LUKOIL or NRL Acquisition[.]” In fact, Section 7.1(d) of the merger agreement provides that the special committee can only change its recommendation “in light of a Superior Proposal.”

Class Action Allegations

115. Plaintiffs bring this action pursuant to Court of Chancery Rule 23, on behalf of themselves and Chaparral’s other minority shareholders, other than the defendants and their respective affiliates (the “Class”).

116. This action is properly maintainable as a class action. Joinder of all class members is impossible. As of March 17, 2006, there were over 12 million publicly-traded shares that were held by more than one thousand shareholders of record.

117. Defendants have acted, or refused to act, on grounds generally applicable to, the Class as a whole making injunctive and other relief for the Class as a whole appropriate. Further, there are common questions of law and fact including, whether the defendants violated their fiduciary duties to the Class, whether the Merger is entirely fair, and whether and to what extent the Class has been injured.

118. Plaintiffs are committed to prosecuting this action and they will fairly and adequately protect the Class’s interests. Plaintiffs’ claims are typical and there are no material conflicts of interest between Plaintiffs and the Class as a whole. Plaintiffs are fully adequate to represent the Class in this matter.

119. The prosecution of separate actions by individual Class members would create an unreasonable risk of inconsistent adjudications. Resulting inefficiencies would unnecessarily burden the parties and the Courts.

COUNT I

(Breach of Fiduciary Duty Against Defendants Dilling and Berlin)

120. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.

121. As directors of Chaparral, defendants Dilling and Berlin each owed fiduciary duties to Chaparral’s minority stockholders, including obligations of loyalty, care and good faith. In their capacity as special committee members, Dilling and Berlin were charged with protecting the interests of minority holders, vested with the full power of the Board, and obliged to take all steps to protect minority stockholders from overreaching by Lukoil and its designees.

122. Dilling and Berlin failed utterly in their fiduciary duties. They ceded their authority over the retention of advisors and the budget of the special committee. They failed to investigate the suspension of drilling activity, allowed Lukoil to drive down the price of the stock, and failed to provide updated information to the marketplace. They gave away confidential valuation information to Lukoil, failed to negotiate at arms-length, and abdicated negotiating authority to public stockholders. They failed to adopt a shareholder rights plan that would prevent private stock purchases by Lukoil. They failed to press for a majority of the minority condition, and instead negotiated for themselves and their own indemnification rights at the expense of public stockholders. They approved the Merger without questioning a financial analysis that was internally inconsistent and inconsistent with information previously provided. They disseminated a materially false and misleading Preliminary Proxy.

COUNT II

(Breach of Fiduciary Duty Against Defendants
Zilbermints, Timoshenko and Movsumov)

123. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.

124. As directors of Chaparral, defendants Zilbermints, Timoshenko and Movsumov each owed fiduciary duties to Chaparral’s minority stockholders, including obligations of loyalty, care and good faith. Those fiduciary duties could in no way be diluted by their ties to Lukoil.

125. In violation of their fiduciary duties to Chaparral and the class, Zilbermints, Timoshenko and Movsumov embarked on a scheme to facilitate Lukoil’s buyout of the minority stockholders at an artificially depressed price. They used their control over the affairs of Chaparral and KKM to allow drilling at KKM to be suspended. They withheld material information from the marketplace regarding the expected duration and impact of that temporary suspension, and also withheld material information about the financial results and operations of Chaparral. They exerted improper influence over the affairs of the special committee, promoted and approved an unfair, self-dealing Merger, and disseminated a false and misleading Preliminary Proxy.

COUNT III

(Breach of Fiduciary Duty Against Defendant Lukoil)

126. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.

127. As indirect majority stockholder of Chaparral with actual control over the operations of Chaparral and KKM, Lukoil owes fiduciary duties to the Plaintiffs and to the Class.

128. In violation of its fiduciary duties, Lukoil embarked on a scheme to buyout the minority stockholders of Chaparral at an artificially depressed price. Lukoil used its control over the affairs of Chaparral and KKM to allow drilling at KKM to be suspended. Lukoil withheld material information from the marketplace regarding the expected duration and impact of that temporary suspension, and also withheld material information about the financial results and operations of Chaparral. Lukoil exerted improper influence over the affairs of the special committee, promoted an unfair, self-dealing Merger, and disseminated a false and misleading Preliminary Proxy.

WHEREFORE, Plaintiffs pray for relief as follows:

A. Certifying a Class consisting of all holders of the common stock of Chaparral, other than defendants and their affiliates, from March 13, 2006, through the date of trial, certifying plaintiffs as class representatives and certifying their counsel as Class counsel;

B. Temporarily, preliminarily and permanently enjoining defendants from taking any steps in furtherance of the consummation of the Merger, or the transactions contemplated by the Merger;

C. Awarding damages;

D. Awarding Plaintiffs their reasonable expenses and costs, including attorney’s fees and expert fees; and

E. Awarding such other relief as the Court may deem reasonable and appropriate.

/s/  Joel Friedlander
David J. Margules (#2254)
Joel Friedlander (#3163)
James G. McMillan, III (#3979)
BOUCHARD MARGULES & FRIEDLANDER, P.A.
222 Delaware Avenue, Suite 1400
Wilmington, DE 19801
(302) 573-3500
Counsel for Plaintiffs

OF COUNSEL:

LERACH COUGHLIN STOIA GELLER RUDMAN &  ROBBINS, LLP
Jonathan M. Stein
Stuart A. Davidson
197 S. Federal Highway, Suite 200
Boca Raton, FL 33432
(561) 750-3000

Randall J. Baron
655 West Broadway, Suite 1900
San Diego, CA 92101-4297
(619) 338-4535

DATED: July 3, 2006

Exhibit
A

From: Charles Talbot
Sent: 12/22/2005 5:22:46 AM (Central Time)
To: adberlin@aibvlaw.com; Peter Dilling
Subject: Moscow trip

Alan / Peter

I have spent the last two days in Moscow including meetings with Mr Movsumov and various Lukoil staff. Mr Timoshenko was, unfortunately too busy to see me even though I had an appointment.

I had a generally productive trip in terms of the Nelson assets. It was made clear that there is no future for the London office, which is as I expected. However Lukoil seem to believe that an incentive scheme that they have put in place for the staff will see them through any handover required.

Chaparral left me with a more uneasy feeling. I impressed on a number of people that Chaparral, as a SEC registered company with minority interests, was not as straight forward as Nelson / Caspian. It appears that Lukoil have already started to make management decisions in respect of KKM and Chaparral, for example in terms of senior appointments and financing without going through the relevant corporate procedures. I believe that we are in a bit of a difficult position as we do not appear to have full documented corporate governance procedures in place that we can point to. I am not, for one moment, suggesting that there has been any wrong-doing but simply that I am worried that unless we are “whiter than white” then we could be opening up Lukoil to charges of operating the company as a wholly owned subsidiary and for the sole benefit of the majority shareholder. Mr Zilbermints has already made noises about how paying investment recovery monies from KKM to CAP-G is letting the minority shareholders receive funds.

On a separate point I was asked several times as a Caspian employee what Lukoil should do about Chaparral. I declined to give any direct advice as I do not believe that as CFO of Chaparral I should do this. I simply reiterated the three options of status quo, tender offer for the minority shares and disposal of the asset in full. I did not mention the asset swap route that Nelson was investigating. I got the impression from Mr Movsumov that the only course under contemplation is for the buy-out of the minority shares and if, as a by-product of uncertainty in the market, these are trading lower than at 23rd September then Lukoil have done well. Mr Movsumov was asking about blocking minorities and also the base cost of the shares held by Allen & Co. Lukoil are also looking at the method of exercising the warrant for stock that is held by NRL Acquisition Corp.

I was asked by Mr Movsumov to prepare a quick memo setting out my concerns and recommendations for the immediate corporate governance needs of Chaparral. I have set this out below and would welcome your comments:

CSC0001827

“Dear Mr Movsumov,

Thank you for taking the time to see me during my trip to Moscow on Wednesday 21st December. Thank you also for making so many of your staff available to meet with me at short notice. I found this to be of great value to me as I try to get to grips with the position of Caspian and its staff within Lukoil. I hope that it will also ease the full integration of the Nelson assets into Lukoil Overseas Holding Limited.

As promised I set out various concerns that I have in respect of Chaparral Resources, Inc. (“Chaparral”) and my proposed solutions. I have taken the liberty of presenting these in bullet point format and will expand on these over the few days.

Chaparral concerns

Newly appointed board and officers of Chaparral and senior management of KKM
Lack of clear articulated senior management structure and responsibilities at KKM / Chaparral
Lack of comprehension of minority position amongst some Lukoil employees
“Drift” in market since announcement of Lukoil takeover of Nelson and lack of clear future strategic direction
Conflict between directions from Lukoil and good business practice in respect of e.g. delegation of responsibilities /corporate governance
Out of date and misleading website
Conflict between interest of Lukoil directors and Chaparral directors
Communication between Aktau, Moscow and London
KKM budget not approved for 2006
SEC certifications and Sarbanes Oxley regulations

Potential solutions to Chaparral concerns

Urgent telephone board meeting to formalise committees and senior management structures and responsibilities within KKM and Chaparral
Organogram of Chaparral / KKM structure to be prepared by Mr Zilbermints and circulated as soon as possible (before New Year) — this should be in draft form if necessary and include vacant posts
Briefing note re minority interest position / SEC regulations and responsibilities to be drafted by Alan Berlin and Charles Talbot before New Year. Briefing note, once agreed, to be passed to all departmental heads within Lukoil Overseas Holding Limited
Board to meet January to discuss strategy. Output of board meeting should include a press release clarifying Lukoil’s intentions or lack thereof in respect of Chaparral.
Charles Talbot to prepare draft authority matrix for presentation to January board

CSC0001828

Nick Imboden to be retained, if possible, to coordinate full update of Chaparral website including biographies of directors etc by end of January.
Formalised monthly KKM management reports to be prepared and presented to KKM executive committee by Sergei Akulyashin and Kairat Rakishov via conference call / in person and copied to CRI board by 21st of each month.
Formalised Chaparral management information package to be drafted by Charles Talbot and presented to CRI board prior to meeting in January for comments and approval.
Consolidated 2006 Chaparral budget to be prepared by Charles Talbot and circulated to CRI board in advance of January board meeting

I appreciate that it is Lukoil’s intention to deal with the Chaparral issue as quickly as possible but I believe that this may take longer than anticipated. In the meantime the above steps should ensure that we manage and conduct our business in accordance with good corporate governance practices and in line with our fiduciary responsibilities.

I regret that Mr Timoshenko was not available to meet with me after our discussion and so have addressed this note to you only. Thank you once again for the hospitality shown to me this week. I am available to discuss any of these issues throughout the UK holiday period on my mobile phone (+44 7810 866571) and hope that we can progress Lukoil’s wishes smoothly and quickly.

Yours sincerely”

Alan, I understand fully your point that things have not changed in terms of structure but the Russian method of doing business and the secrecy and bureaucracy involved have made me uncomfortable. I am not about to jump ship but feel that I need to talk to you again. Can we organise a call to discuss these concerns? I am available throughout the Christmas and New Year periods but hope to leave for a trip to Kazakhstan on the 3rd January.

Kind regards
Charles

Charles Talbot
VP Finance and Chief Financial Officer
Chaparral Resources, Inc.

Tel: +44 (0) 20 7495 8908, Mobile: +44 (0) 7810 866 571

No virus found in this incoming message.
Checked by AVG Free Edition.
Version: 7.1.371 / Virus Database: 267.14.3/209 — Release Date: 12/21/2005

CSC0001829

Exhibit
B

From: Peter Dilling
Sent: 1/22/2006 5:51:31 AM (Central Time)
To: joel.swanson@bakerbotts.com
CC: adberlin@aibvlaw.com

Attachments: PPC Engagement Letter Draft Jan-21.doc, Data Request List.doc
Subject: Fw: Engagement Letter / Data Request

Joel — fyi — Peter

Peter G Dilling

+44  77644  68437

-----Original Message-----
From: Peter Dilling <pgdilling@aaenergy.com>
To: ‘omovsumov@lukoil-overseas.ru’ <omovsumov@lukoil-overseas.ru>
CC: ‘dtimoshenko@lukoil-overseas.ru’ <dtimoshenko@lukoil-overseas.ru>;
‘adberlin@aibvlaw.com’ <adberlin@aibvlaw.com>
Sent: Sun Jan 22 06:40:57 2006
Subject: Fw: Engagement Letter / Data Request

Oktay — good morning — pls see attached email from Petrie Parkman —

I have renegotiated the previous two offers and financial terms with them and we have now agreed a total of $750K — the initial payment of $75K is now credited to the overall payment of $750K —

So we managed to get their initial proposal reduced by $325K —

BMO were not prepared to go below a fee of $1MM —

So we have now agreed to retain PP and they have started work immediately in order that we can get a verbal response to your indicative price range of $4.50 to $5 by Tuesday Moscow time —

They have various data requests — see attached — and I would like to coordinate that data access with yourself Boris and Dmitry so that we are all in the picture —

I have made Charles Talbot and of course PP aware that this whole process is of course Chaparral share market price sensitive and that confidentiality is critical —

Alan will prepare a total budget for the process including PP — legal etc etc and email to you for your review Monday —

It was a pleasure to meet with you all in Moscow and both Alan and I will do all we can to move the process forward as expeditiously as possible —

I will call you Monday morning Oktay to discuss everything —

Thanks — Peter

Peter G Dilling
+44  77644  68437

CSC0001345

-----Original Message-----
From: Mark Sooby <msooby@ppchouston.com>
To: Peter Dilling <pgdilling@aaenergy.com>; adberlin@aibvlaw.com
adberlin@aibvlaw.com>
CC: joel.swanson@bakerbotts.com <joel.swanson@bakerbotts.com;
mrogan@skadden.com <mrogan@skadden.com>; CUlery@skadden.com
<CUlery@skadden.com>; Jon Hughes <jhughes@ppcdenver.com>; Randy King
<rking@ppchouston.com>; Andy Rapp <arapp@ppchouston.com>; James W. Wallis <JWallis@ppchouston.com>; C.J. Martin <cmartin@ppchouston.com>
Sent: Sun Jan 22 01:15:22 2006
Subject: Engagement Letter / Data Request

Pe <<PPC Engagement Letter Draft Jan-21.doc>> ter and Alan,

Attached is the engage <<Data Request List.doc>> ment letter containing the agreed financial terms. Also attached is a preliminary data request list.

We will be looking for the yr-end 2004 McDaniel report in the morning from Charles Talbot and will be in the office tomorrow building our analysis. After your team has had a chance to review the data request list, perhaps we could get on a call to discuss a few of the areas with either Charles or one of you.

Thank you for your help and we look forward to working with you.

Best regards,

Mark A. Sooby
Petrie Parkman & Co.
600 Travis, Suite 7400
Houston, TX 77002
1.713.221.2888 phone
1.713.237.0870 fax
1.713.304.5569 mobile
http://www.petrieparkman.com/index.asp

CSC0001346

Exhibit
C

CS0001346

Chaparral Resources Announces New Chief Executive Officer and Temporary Suspension of Drilling Activity

WHITE PLAINS, NEW YORK, January 24, 2006 — Chaparral Resources, Inc. (OTCBB: CHAR) (the “Company”) today announced that the Board of Directors of the Company has elected Boris S. Zilbermints, a current Director of the Company, as Chief Executive Officer of the Company to replace Simon Gill who resigned following the merger of the Company’s former majority shareholder, Nelson Resources Limited (“Nelson”), with and into Caspian Investments Resources Ltd. (“Caspian”), a wholly-owned subsidiary of LUKOIL Overseas Holding Ltd. (“Lukoil”). Mr. Zilbermints is Lukoil’s Regional Director for Kazakhstan.

The Company also announced today that its operating subsidiary in Kazakhstan, JSC Karakudukmunay (“KKM”), has temporarily suspended the drilling of new wells in the Karakuduk Field. This temporary suspension is the result of the unexpected decision by Oil and Gas Drilling and Exploration of Krakow (“OGEC”) not to renew its current drilling contract with KKM which had expired on December 31, 2005. OGEC is now in the process of finishing demobilizing the rig from the Karakuduk Field. The Company is using its best efforts to secure another rig to replace the OGEC rig as quickly as possible and plans to resume its drilling program as soon as a new rig can be secured. However, it is uncertain at this time when the Company will be able to resume its 2006 drilling program. The drilling campaign delay could potentially lead to lower than anticipated 2006 production levels. In the meantime, the Company will continue with its current workover operations and other field development and production activities.

Mr. Zilbermints, the Company’s CEO, stated that “The temporary suspension of drilling activities will permit KKM to conduct a detailed analysis of the geological data from its recently drilled wells and will also enable KKM’s ongoing facilities development program to keep pace with current and future productive capacity.”

Chaparral Resources, Inc. is an oil and gas development and production company. The Company’s only operating asset is its participation in the development of the Karakuduk Field, in the Republic of Kazakhstan, through KKM, which is the operating company. The Company has directly and indirectly a 60% ownership interest in KKM with the other 40% ownership interest being held by Caspian which holds a majority interest in Chaparral and operates several other producing oil fields in Kazakhstan. More information is available on the Company’s web site, www.chaparralresources.com.

CS0001346

Exhibit
D

From: Alan D. Berlin
Sent: 1/24/2006 10:11:31 AM (Central Time)
To: Peter Dilling — AAE (Peter Dilling — AAE)
Subject: Press Release

The press release has had the effect desired by Lukoil. The stock is down 23.77% today

Alan D. Berlin
Aitken Irvin Berlin & Vrooman, LLP
2 Gannett Drive
White Plains, NY 10604
Tel. No. 914-694-5717
Fax No. 914-694-1647
adberlin@aibvlaw.com

CONFIDENTIALITY NOTICE

The information contained in this electronic message is confidential, may be attorney-client privileged, may constitute inside information, and is intended only for the use of the person or persons named above. If this electronic message has come to you in error, please contact the sender immediately by return e-mail at the above reply address or at (914) 694-5717 and destroy this communication and all copies thereof, including all attachments. Any distribution or copying of this electronic message is strictly prohibited.

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CSC0001843

Exhibit
E

From: Peter Dilling
Sent: 1/24/2006 12:22:25 PM (Central Time)
To: omovsumov@lukoil-overseas.ru
CC: adberlin@aibvlaw.com
Subject: Chaparral

Oktay — to summarise informally our converation based upon my preliminary converation with Petrie Parkman:

1. The $4-50 to $5 price looks low relative to the recent — UNTIL TODAY !!!!! — trading range of the stock —

2. In recent minority buyots in the oil industry a preminum of up to 20% was paid relative to the average price of the stock over preceding 90 days —

3. The discounted cash flow analysis is critical and for this they need the 2005 draft report from Boris as soon as possible — without that it is impossible for them to give an idea other than $4 to $7 range

4. The Chaparral stock price has recently already outperformed both the oil industry companies in general and the Nelson stock price in particular —

5. There has already been some element of take over speculation in the stock share price —

Petrie Parkman will give us a tighter price range on Friday of this week — if in the meantime can you ensure that we get an email copy of the 2005 report and a name from Boris of a technical representative at Chaparral that Petrie Parkman can speak to directly —

Thanks — Peter

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CSC000444

Exhibit
F

From: Peter Dilling
Sent: 1/25/2006 1:17:00 AM (Central Time)
To: omovsumov@lukoil-overseas.ru
CC: dtimoshenko@lukoil-overseas.ru; adberlin@aibvlaw.com
Attachments: Engagement Letter.pdf
Subject: FW: Challenger Engagement Letter

Oktay — good morning — please see attached the final version for signature of the agreement with Petrie Parkman — I have signed and returned by fax this agreement to PP —

I will arrange with CharlesTalbot for the initial fee of $75K to be paid to Petrie Parkman — as I previously advised you this $75K will now be credited to the total fee of $750K — so the balance payable on completion will be $675K —

Alan will email you the budget for the overall process today — he was waiting for the estimated legal fees and work description for the Special Cttee Legal Counsel — but we got that yesterday se we can now complete the budget —

Providing that Petrie Parkman obtain the draft report today we will speak to them again on Friday of this week to specifically narrow the initial verbal valuation range — I will of course call you on your mobile immediately after that conversation — that will probably be around early evening London time —

Anticipating the aims and conclusions of the process Alan and I are tentatively planning to meet with Allen and Co on February 7th and with Petrie Parkman on February 8th — Jim Jeffs the Chief Investment Officer from Whittier Trust will be in London next week and would be happy to meet with me and yourself or colleagues if you are in London —

We received some not atypical reaction to the Press Release yesterday and Alan will forward some of the shareholders emails to you — basically complaining at the lack of drilling rig and threatning leagal action if Lukoil are aiming to take the company private on advantageous terms and conditions — as I indicated in Moscow and as I am sure you are well aware sometimes — but not always — the most noise comes from the smallest shareholders !!!! — however we should monitor the situation and obviously the sooner we can organise a replacement drilling rig the better —

Thanks — Peter

From: C.J. Martin [mailto:cmartin@ppchouston.com]
Sent: Tue 1/24/2006 7:36 PM
To: joel.swanson@bakerbotts.com; mrogan@skadden.com; CUlery@skadden.com; Peter Dilling
Cc: Jon’s Blackberry; Randy King; Andy Rapp; James W. Wallis
Subject: Challenger Engagement Letter

Attached please find the executed engagement letter for Project Challenger. Please let me know if there are any problems viewing the attached.

CSC000781

Regards,
C.J. Martin
PETRIE PARKMAN & Co.
600 Travis, 74th Floor
Houston, TX 77002
713.650.3383 (office)
713.650.8461 (fax)

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CSC000782

Exhibit
G

From: Peter Dilling
Sent: 1/27/2006 10:55:13 PM (Central Time)
To: omovsumov@lukoil-overseas.ru; dtimoshenko@lukoil-overseas.ru
CC: adberlin@aibvlaw.com; joel.swanson@bakerbotts.com
Subject: Chaparral / Petrie Parkman Fairness Opinion —

Oktay — good morning — Alan and I had a Special Cttee Teleconference update meeting with Petrie Parkman last night —

They are making very good progress and I would estimate that they will have their full written fairness opinion completed by mid February —

In response to Lukoil’s indicative price range of $4.50 to $5.00 a share their early analysis and industry comparables would leave them to verbally indicate that this would appear to be low by a minimum of a $1 a share —

They are providing the Special Cttee with some of the detailed analysis paperwork behind this first verbal indication on Monday or Tuesday — we would then like to share and review this first analysis with you —

We can speak then or I am available to speak any time today or over the weekend —

Thanks — Peter

Peter G Dilling
+44 77644 68437
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CSC000421

Exhibit
H

From: Peter Dilling
Sent: 2/2/2006 10:54:21 AM (Central Time)
To: omovsumov@lukoil-overseas.ru; dtimoshenko@lukoil-overseas.ru
CC: adberlin@aibvlaw.com; joel.swanson@bakerbotts.com
Attachments: Challenger 2_1_06 Discussion Materials.pdf
Subject: Fw: Discussion Materials

Oktay — please find attached the first written opinions from Petrie Parkman as regards the current value of Chaparral —

These are very much their first working materials after 10 days of analysing the complete situation —

As you will see there are both positives and negatives from a Lukoil ppint of view but undoubtedly In the currently predicted oil price frame Chaparral would seem to have been a superb acquisition for Lukoil and I have no doubt that we can work together to finalise a fair and equitable price for both the monority shareholders and Lukoil —

I look forward to meeting you at your offices at 4pm tomorrow Friday —

Peter

Peter G Dilling
+44 77644 68437

-----Original Message-----
From: James W. Wallis <JWallis@ppchouston.com>
To: Peter Dilling <pgdilling@aaenergy.com>
CC: challenger <challenger@ppchouston.com>
Sent: Thu Feb 02 09:16:46 2006
Subject: Discussion Materials

<<Challenger 2_1_06 Discussion Materials.pdf>>

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CSC001311

CONFIDENTIAL

CHAPARRAL
CHAPARRAL RESOURCES, INC
Discussion Materials
February 2006

CSC001312

Special Committee Perspective

•	The Special Committee has concluded that Lukoil’s recent value indication for the minority shares of Chaparral is not acceptable

•	The Special Committee has concluded that the timing of Lukoil’s proposal is opportunistic relative to:

–	The recent trading range of Chaparral stock

–	The significant increases in Chaparral’s reserve base and production since yearend 2004; the majority of this positive information is not yet public and not yet reflected in Chaparral’s share price

–	KKM’s important rail terminal and gas utilization initiatives which will create value for shareholders

•	The Special Committee is prepared to support a transaction with Lukoil that delivers an acceptable value to the Minority Shareholders

1

CSC001313

Discussion Topics

•	The timing of Lukoil’s value indication

•	Chaparral’s appropriate values

•	Lukoil should pay more for the minority shares

2

CSC001314

The Timing of Lukoil’s Value Indication

CSC001315

The Timing of Lukoil’s Value Indication

The timing of Lukoil’s value indication appears opportunistic:

•	Relative to pending positive announcements

•	Relative to current and expected strong operating and financial performance

•	Relative to recent underperformance of the stock compared with its peers and Lukoil

3

CSC001316

The Timing of Lukoil’s Value Indication

•	Historically, Chaparral’s positive and negative operating news has been reflected in its stock price

–	The market has responded favorably to previous Chaparral announcements of positive operational and financial results

•	Chaparral is finalizing its yearend financial and operating results, which will show dramatic increases in: 1) production, 2) 1P and 2P reserve volumes and, 3) revenue, cash flow and net income

•	The market is expected to embrace these improvements and drive Chaparral’s stock higher upon announcement

•	When KKM secures a drilling rig to continue the Karakuduk development program, that will be additional positive news for investors

•	Lukoil’s approach prior to these announcements appears opportunistic

4

CSC001317

The Timing of Lukoil’s Value Indication

•	Market reactions to Chaparral announcements have been dramatic in the last 12 months

–	Chaparral’s last announcement caused a sharp drop in stock price

–	Announcement of robust 2005 results and increased reserves should result in a similarly sharp increase in share price

5

CSC001318

The Timing of Lukoil’s Value Indication

•	Chaparral is performing very well

6

CSC001319

The Timing of Lukoil’s Value Indication

Chaparral expects its 2006 capital program will generate significant value for shareholders

•	16 well drilling program — 8 producers and 8 injectors

–	Water injection has lagged fluid withdrawls with pressure in some areas near bubble point

–	2006 drilling program will improve injection/withdrawl balance and yield improved performance

•	Horizontal drilling — first horizontal well planned for 2006

–	Follow-up to 2004 sedimentological study to identify reservoir fairways

–	Implementing horizontal drilling could lower development costs and improve field productivity

•	Uniform reservoir in J1/J2 sands could be a target for tertiary recovery

•	Chaparral’s shares price could increase materially as these results are achieved.

7

CSC001320

The Timing of Lukoil’s Value Indication

•	In spite of its outstanding operating results in 2005 and strong outlook for 2006, Chaparral’s stock price has underperformed since the Lukoil / Nelson transaction

8

CSC001321

Chaparral’s Appropriate Values

CSC001322

Chaparral’s Appropriate Values

•	Multiple measures indicate appropriate values for Chaparral shares are well in excess of Lukoil’s indicated value range

–	Intrinsic values based on reserve reports

–	Comparative values based on comparable transactions

–	Acquisition values based on minority close-out metrics

9

CSC001323

Chaparral’s Appropriate Values

•	Based on preliminary 12/31/05 proved and proved + probable reserves, Chaparral’s intrinsic equity value is $7.00 – $9.00 per share

Potential Valuation Based on 12/31/05 Reserve Report
based on preliminary McDaniel 12/31/05 Report

	1P PV10	2P PV10
Item	$MM	$MM

Value Gross to KKM	$455	$608
Long Term Debt at KKM	(19)	(19)
Net Working Capital at KKM	37	37

Implied Gross Equity Value	$472	$626
Chaparral 60% Ownership in KKM	283	375
Related Party Note Payable	(3)	(3)

Chaparral Equity Value	$280	$372
Chaparral Diluted Shares Outstanding	40.5	40.5

Implied Equity Value ($/Share)	$6.93	$9.20

10

CSC001324

Chaparral’s Appropriate Values

•	The transaction multiples in the two most recent relevant acquisitions of Kazak E&P companies imply Chaparral is worth $10.00 to $13.00 per share

Chaparral Implied Transaction Multiples

	Transaction Multiples
Acquiring Company/	Price		Total Investment/		Total Investments/
Target Company	LTM DsCF		LTM EBITDA		Proved MMBOE

Lukoil / Nelson Resources	10.0	x	5.2	x	$12.52
CNPC / PetroKazakhstan	6.5	x	3.4	x	$10.39

Average	8.2	x	4.3	x	$11.46
Current Chaparral Metric	$57MM		$91MM		45.3 MMBOE

Chaparral Implied Value ($/Sh.)	$11.51		$9.76		$12.82

Note:	Total Investment / LTM EBITDA and Total Investment / Proved MMBOE implied values assume minority interest value of $170 MM.

11

CSC001325

Chaparral’s Appropriate Values

•	Even the top of Lukoil’s indicated value range is below customary premiums in minority close-out transactions

•	Chaparral’s value is approximately $6.60 per share based on premiums paid in precedent transactions

Chaparral Implied Premium Multiples

	Median Premium to Market in 66 Transactions
	1 Day	30 Days	60 Days
	Before Initial Offer	Before Initial Offer	Before Initial Offer

Median Premium Paid(1)	30%	31%	33%
Chaparral Reference Price	$5.05	$4.98	$5.14

Chaparral Implied Value	$6.55	$6.62	$6.69

(2)	Source: Thomson Financial. Includes all deals over $10 MM from 2001 – 2006 YTD in which acquirer owned between 50.1% and 80.0% of the outstanding shares of the target.

12

CSC001326

Lukoil Should Pay More

CSC001327

Lukoil Should Pay More

•	Beyond the intrinsic and other value indicators, there are material synergies and pending operational enhancements that will accrue material value to Lukoil

–	Optimization opportunities

–	Results of 2006 capital projects

•	Rail terminal

•	Gas utilization / sales

–	G&A Savings

•	Beyond fundamental value and performance, these synergies, savings, and projects could yield combined value of more than $2.50 per Charparral share

13

CSC001328

Lukoil Should Pay More

•	Acquisition of the Chaparral Minority Shares would allow Lukoil to fully optimize operations at Karakuduk field

Consolidation of Control	– Manage Karakuduk field as part of Lukoil Overseas international portfolio with respect to capital allocation

– Ability to apply Lukoil Overseas international best practices

Ability to Recognize 100% of Benefit from New Project Implementation	– Newly constructed rail transport option allowing for improved price realizations

– Gas utilization project with cost savings and incremental gas sales revenue

Cost Structure	– Opportunity for substantial cost synergies

– Potential value to Lukoil of expected cost synergies offsets a significant portion of the potential purchase price for the minority shareholders

14

CSC001329

Lukoil Should Pay More

Chaparral expects its 2006 capital program will generate significant value for shareholders

•	Construction of rail terminal to improve access to markets and increased per-barrel sales prices could add over $1.00 per share

Potential Cost Savings from Rail Terminal

1 Month Average Brent Price ($/Bbl)	$62.52
1 Month Average Urals Price ($/Bbl)	$58.37

Price Improvement Target	$4.15
Less: Additional Operating Costs	$(1.00)

Increased Price Realization ($/Bbl)	$3.15
Annualized January 2006, net Production (MBOE)	3,945

Annual Cash Flow ($M)	$12,427
Chaparral Ownership in KKM	60%

Cash Flow to Chaparral	$7,456
Tax Expense	$(2,237)
Illustrative Multiple(1)	8.2x

Value to Chaparral Shareholders ($M)	$42,800

Value to Chaparral Shareholders ($/Share)	$1.06

(1)	Based on the average LTM / DsCF multiple of the PKZ/Nelson transactions — see page 11.

15

CSC001330

Lukoil Should Pay More

Chaparral expects its 2006 capital program will generate significant value for shareholders

•	Projected sales and fuel usage of produced gas will generate significant incremental cash flow for Chaparral and could add $0.40 per share

Potential Value from Gas Utilization Facilities

Annualized January 2006, Net Production (MBOE)	3,945
Gas Oil Ratio (450 CF/Bbl)	450

Annualized Jan 2006 Net Gas Production (MMcf)	1,775
Gas Price ($/MCF)(1)	$2.50

Annual Cash Flow ($M)	$4,438
Chaparral Ownership in KKM	60%

Cash Flow to Chaparral	$2,663
Tax Expense	$(799)
Illustrative Multiple(2)	8.2x

Value to Chaparral Shareholders ($M)	$15,286

Value to Chaparral Shareholders ($/Share)	$0.38

(1)	Estimated at 80% of gas price for gas delivered by Gazprom to Georgia and Armenia.

(2)	Based on the average LTM / DsCF multiple of the PKZ/Nelson transactions — see page 11.

16

                         CSC001331

Lukoil Should Pay More

•	Chaparral estimates Lukoil will save $5 MM or more per year in G&A expense

•	These G&A savings substantially reduce the cost to Lukoil of acquiring the minority shares of Chaparral

Potential Total Cost Savings Benefit to Lukoil
$ millions, except per share amounts

Item	Measure

Annual after-tax cash synergies available to Lukoil(1)	$3,5
Lukoil’s multiple of 2006E earnings(2)	12.7x

Total incremental value to Lukoil	$44.5

Number of Chaparral shares outstanding	40.5

Value of Cost Savings per Chaparral Share	$1.10

•	The Special Committee believes all Chaparral shareholders should share in these synergies and opportunities

(1)	Based on $5 MM annual G&A savings using a 30% tax rate.

(2)	Based on First Call consensus estimates.

17

                         CSC001332

Conclusions

                         CSC001333

The Special Committee is Currently Prepared to Support a
Transaction That Delivers an Acceptable Value to the Minority Shareholders

•	The Special Committee and the Minority Shareholders are aware that Chaparral has been undervalued in the market recently and is undervalued in the Lukoil value indication

•	The Special Committee recognizes that, as a result of Lukoil’s ownership in Chaparral, the Minority Shareholders have been denied the opportunity to determine a market value for the Chaparral Shares in a transaction context

•	The Special Committee has concluded that Minority Shareholders should share in the synergies and cost savings to be enjoyed by Lukoil as a result of acquiring the Minority position

18

                         CSC001334

Exhibit
I

From: Peter Dilling
Sent: 2/11/2006 4:07:58 AM (Central Time)
To: adberlin@aibvlaw.com
Subject: Fw: Lukoil

Peter G Dilling
+44 77644 68437

-----Original Message-----
From: Peter Dilling <pgdilling@aaenergy.com>
To: ‘jjeffs@whittiertrust.com’ <jjeffs@whittiertrust.com>
Sent: Sat Feb 11 04:57:37 2006
Subject: Lukoil

Morning James — they are blaming Akin Gump — of course I am sure Akin Gump are blaming Lukoil !!!!!

Now they will buy shares in 3 days with no conditions — other than Alan and I support merger agreement at same price.
—

Why don’t we give them a price — that’s what they want —

As speciall cttee we would feel good if we could get price to something beginning with a 6 — or very close to it — as that would give us nearly 20% premium to market — and I believe Petrie Parkman would support in Fairness Opinion that includes effect of latest reserve report and financials —

Have a good weekend —

PD

Peter G Dilling
+44 77644 68437

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CSC001670

Exhibit
J

From: Peter Dilling
Sent: 3/6/2006 2:00:52 AM (Central Time)
To: RWilkie@AKINGUMP.com; omovsumov@lukoil-overseas.ru; bkonradi@akingump.com;
joel.swanson@bakerbotts.com; aberlin273@aol.com; adberlin@aibvlaw.com
CC: nbaratiants@AKINGUMP.com; asashin@lukoil-overseas.ru;
dtimoshenko@lukoil-overseas.ru
Subject: Re: Revised Merger Agreement

Richard — good morning — pls liase and finalise with Joel Swanson on this issue of indemnity — very good to meet you last week in London — Peter
-----Original Message-----
From: Wilkie, Richard J.
To: Oktay Movsumov
To: Konradi, Brian
To: Joel Swanson
To: Peter Dilling
To: aberlin273@aol.com
To: Alan Berlin
Cc: Baratiants, Natalia
Cc: asashin@lukoil-overseas.ru
Cc: Dmitry Timoshenko
Sent: Mar 6, 2006 7:50 AM
Subject: Re: Revised Merger Agreement

Great news. Congratulations. We will speak to them in their morning.

-----Original Message-----
From: Movsumov, Oktai A.
To: Konradi, Brian; joel.swanson@bakerbotts.com; pgdilling@aaenergy.com;
aberlin273@aol.com; adberlin@aibvlaw.com
CC: Wilkie, Richard J.; Baratiants, Natalia; Sashin, Aleksandr A.; Timoshenko,
Dmitrii A.
Sent: Mon Mar 06 02:45:58 2006
Subject: RE: Revised Merger Agreement

Gentlemen

I’m glad to inform you and wanted to thanks Peter and Alan that they decided to support our Merger Agreement without provision Majority of Minority. Rich, Brian and Aleksandr you need to talk with Alan,Peter and Joel regarding indemnity.

Kind regards,

Oktay Movsumov

-----Original Message-----
From: Konradi, Brian [mailto:bkonradi@akingump.com]
Sent: Sunday, March 05, 2006 2:11 PM
To: Konradi, Brian; joel.swanson@bakerbotts.com; pgdilling@aaenergy.com;
aberlin273@aol.com; adberlin@aibvlaw.com
Cc: Wilkie, Richard J.; Baratiants, Natalia; Sashin, Aleksandr A.; Movsumov,
Oktai A.; Timoshenko, Dmitrii A.
Subject: RE: Revised Merger Agreement

CSC003344

Attached is the Chapparral Merger Agreement revised to reflect comments of Friday morning (clean and redlined versions). As before, the agreement is subject to further internal comment and review.

Best regards,

Brian

IRS Circular 230 Notice Requirement: This communication is not given in the form of a covered opinion, within the meaning of Circular

-----Original Message Truncated-----

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CSC003345

Exhibit
K

From: Peter Dilling
Sent: 3/7/2006 6:57:58 AM (Central Time)
To: Alan D. Berlin
Subject: RE: Call with Akin Gump; Lukoil

Alan — i am of course happy to discuss and reach agreement — but i am not going to allow you to demand other points as though they are non negotiable with ag and then change our mind — i never ever ever agreed to majority of minority and feel that it was inappropriate of you to make such a big deal of it without my agreement or support — this is my ultimate decision as chairman i quite honestly dont understand why you have changed your mind on m of m — nothing has changed —

anway pls call me on bb — it works as phone but not as emailer in tobago — i am in hotel lobby right now uusing their computer — i have absolutely zero doubt that we can resolve so that we both agree with way forward — i just KNOW its smart to let Joel do the negotiating in this scenario —

From: Alan D. Berlin [mailto:adberlin@aibvlaw.com]
Sent: Mon 3/6/2006 5:03 PM
To: Peter Dilling
Subject: RE: Call with Akin Gump; Lukoil

You and I need to be in agreement on how this is to work . . . and right now we are not . . . as you know from the email I sent you last night before you left London

Alan D. Berlin
Aitken Irvin Berlin & Vrooman, LLP
2 Gannett Drive
White Plains, NY 10604
Tel. No. 914-694-5717
Fax No. 914-694-1647
adberlin@aibvlaw.com

CONFIDENTIALITY NOTICE

The information contained in this electronic message is confidential, may be attorney-client privileged, may constitute inside information, and is intended only for the use of the person or persons named above. If this electronic message has come to you in error, please contact the sender immediately by return e-mail at the above reply address or at (914) 694-5717 and destroy this communication and all copies thereof, including all attachments. Any distribution or copying of this electronic message is strictly prohibited.

CSC001930

-----Original Message-----
From: Peter Dilling [mailto:pgdilling@aaenergy.com]
Sent: Monday, March 06, 2006 3:42 PM

To: joel.swanson@bakerbotts.com; adberlin@aibvlaw.com;
denmon.sigler@bakerbotts.com
Cc: adberlin@mycingular.blackberry.net; james.maloney@bakerbotts.com
Subject: Re: Call with Akin Gump; Lukoil

Joel — in the first instance I would like you alone to negotiate the indemnity clause with akin gump — only if absolutely necessary do i want alan or me to have to handle it directly — I find it more apporopriate for you to take care of this on a counsel to counsel basis —

Just landed in antigua — will be in air for hour again shortly — maybe you can give me a call to discuss in 2 hours — time here 2 hours ahead of houston time
 —

And sunnier than london !!!!!!!

-----Original Message-----
From: Joel.Swanson@bakerbotts.com
To: Peter Dilling; adberlin@aibvlaw.com; denmon.sigler@bakerbotts.com
CC: adberlin@mycingular.blackberry.net; james.maloney@bakerbotts.com
Sent: Mon Mar 06 08:07:30 2006
Subject: Call with Akin Gump; Lukoil

Are you available for a call with Wilke and Lukoil at 8:30 centrel; 9:30 eastern; 2:30 London?

R. Joel Swanson
713.229.1330
Fax 713.229.7730
joel.swanson@bakerbotts.com

                         g
BAKER BOTTS LLP
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995

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CSC001931

EXHIBIT
L

CHAPARRAL
CHAPARRAL RESOURCES, INC.

NEWS RELEASE

***For Immediate Release***

For further information:
Jan Moir
866-559-3822
jan@chfir.com

CHAPARRAL RESOURCES ANNOUNCES UNAUDITED
PRELIMINARY 2005 RESULTS AND UPDATE TO PROVED
RESERVES

White Plains, New York, March 13, 2006 — Chaparral Resources, Inc. (OTCBB: CHAR), an exploration and development company operating in Kazakhstan, today releases its unaudited preliminary operating results for the year ended December 31, 2005.

HIGHLIGHTS:

Financial

•	92% increase in total revenue — $150.6 million for the year ended December 31, 2005 (2004: $78.5 million)

•	262% increase in net income — $30.8 million ($0.77 per share on a fully diluted basis) for the year ended December 31, 2005, compared to $8.5 million ($0.22 per share) for year ended December 31, 2004.

Operational

•	Record annual production — An increase of 25% to 3,534,000 barrels, net of royalties, from 2,835,000 barrels net in 2004.

•	12% increase in proved reserves to 45.3 million barrels of oil, net of royalties (as at December 31, 2005)

•	Total well stock at December 31, 2005 rises to 80 including 61 producers and nine water injection wells.

Commenting on the annual results for Chaparral, Boris Zilbermints, CEO of Chaparral said:

“During 2005 Chaparral has increased production to over 12,000 barrels per day from the Karakuduk field by the year end and plans to continue to invest in the Karakuduk field throughout 2006. As previously reported, however, the suspension of drilling activities, resulting from the decision by Oil and Gas Drilling and Exploration of Krakow (“OGEC”) to terminate its drilling contract has led to a delay in the Company’s proposed capital investment program in 2006. This will have an adverse effect on the production levels previously anticipated during the forthcoming year”

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Property, Plant and Equipment

Other property, plant and equipment are valued at historical cost and depreciated on a straight line basis over the estimated useful lives of the assets, as follows:

Description	Period

Office buildings and apartments	20 years
Office equipment	3 years
Vehicles	5 years
Field buildings	15 years
Field equipment	Up to 10 years

Inventory

Crude oil inventory is valued using the first-in, first-out method, at the lower of cost or net realizable value. Crude oil inventory value represents production costs associated with lifting and transporting crude oil from the Karakuduk Field to the KazTransOil pipeline. Crude oil placed into the KazTransOil pipeline is held as inventory until formally nominated and delivered for sale. Crude oil inventory as of December 31, 2005 and 2004 was approximately 53,000 barrels and 4,000 barrels of crude oil, respectively.

Materials and supplies inventory is valued using the first-in, first-out method, at the lower of cost or net realizable value. Certain unique items, such as drilling equipment, are valued using the specific identification method. Materials and supplies represent plant and equipment for development activities, drill bits, tubing, casing, wellheads, etc. required for development drilling operations, spare parts, diesel fuel and various other materials for use in oil field operations.

Earnings Per Common Share

Basic Earnings Per Share (“EPS”) is computed by dividing the income or loss available to common stockholders by the weighted-average number of common shares outstanding during the period. The computation of diluted EPS is similar to the computation of basic EPS except that the numerator is increased to exclude certain charges which would not have been incurred, and the denominator is increased to include the number of additional common shares that would have been outstanding (using the if-converted and treasury stock methods), if securities containing potentially dilutive common shares (warrants, convertible notes payable and options) had been converted to such common shares, and if such assumed conversion is dilutive. The Company’s basic and diluted EPS for the first three quarters of 2004 and for the year ended December 31, 2003 are the same, as the assumed conversion of all potentially dilutive securities would have been anti-dilutive. Diluted EPS has been calculated for the years ended December 31, 2005 and 2004 as the assumed conversion of all potentially dilutive securities would have been dilutive for the last quarter of 2004 and all quarters of 2005.

New Accounting Standards

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively only. The adoption of SFAS No. 149 as of July 1, 2003 had no effect on the Company’s consolidated financial statements.

Chapparal Resources, Inc.
March 13, 2006

The Company has benefited from a 20% increase in sales volumes and the general rise in oil prices over 2005. This has led to a 92% increase in net revenues to $151 million in 2005 from $78 million in 2004 and a 186% increase in income from operations to $80 million for the year ended December 31, 2005 from $28 million in 2004. Cumulative returns on the Karakuduk field have now reached a level that requires ZAO Karakudukmunay to pay Excess Profits Taxes. As a result the Company has made a provision of $3.2 million in the quarter ended December 31, 2005. The Company is unable to quantify the expected effect on the results for 2006 due to the significant impact that small fluctuations in the oil price will have on the calculation of Excess Profits Tax.

The Company drilled 15 wells during 2005 and at December 31, 2005 the total well fund stood at 80 wells. During 2006 the Company intends to drill a further 12 wells. Following the demobilization of the drilling rig by OGEC, a new tender was conducted and there were eight companies that submitted their proposals. The Company anticipates that a new drilling contractor will be selected in time for the drilling program at the Karakuduk field to recommence in the third quarter of 2006.

The Company is also constructing a rail rack to transport Karakuduk crude oil to the Kazakhstan port of Aktau. This will increase our average revenue per barrel by ensuring that the high quality crude oil from Karakuduk is not mixed with lower quality, high sulfur oil in the KTO pipeline system the Company currently uses. The total capital cost of this project is over $13 million.

For further information, please contact:
Boris Zilbermints, CEO	Tel: +7 3172 591 100
Chaparral Resources, Inc.

Charles Talbot, CFO	Tel: +44 20 7495 8908
Chaparral Resources, Inc.

Investor Relations
Jan Moir, Vice President	Tel: +1 416-868-1079
CHF Investor Relations	Fax: +1 416-868-6198 olvar@chfir.com

Notes:

Chaparral Resources, Inc. is an independent oil and gas exploration and development company. It has a total net 60% interest in ZAO Karakudukmunay (“KKM”) that holds a governmental licence to develop the Karakuduk field in western Kazakhstan.

The financial statements included herewith are unaudited and preliminary only. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Reference should be made to the relevant notes to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31,2004. The unaudited information furnished herein was taken from the books and records of the Company. However, such information reflects all adjustments which are, in the opinion of management, normal recurring adjustments necessary for the fair statement of the results for the interim periods presented. Readers are cautioned that the preceding statements and information may include

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for the Company as of July 1, 2003. The adoption of the applicable provisions of this statement as of the indicated dates had no effect on the Company’s financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity and when.

This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46-R”) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(i) Special purpose entities (“SPEs”) created prior to February 1, 2003. The company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(ii) Non-SPEs created prior to February 1, 2003. The company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(iii) All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

The adoption of the provisions of FIN 46-R did not have a material impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS 143 on January 1, 2003. See Note 11 for the effect of the adoption of SFAS 143.

In November 2004, the FASB issued SFAS 151, Inventory Costs, an Amendment of APB Opinion No. 43, Chapter 4. SFAS 151 clarifies the accounting treatment for various inventory costs and overhead allocations and is effective for inventory costs incurred after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

Chaparral Resources, Inc.
March 13, 2006

certain estimates, assumptions and other forward-looking information. The actual future performance, developments and/or results of the corporation may differ materially from any or all of the forward-looking statements, which include current expectations, estimates and projections, in all or part attributable to general economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the corporation, including oil prices, imprecision of reserve estimates, drilling risks, future production of gas and oil, rates of inflation, changes in future costs and expenses related to the activities involving the exploration, development, production and transportation of oil, hedging, financing availability and other risks related to financial activities, and environmental and geopolitical risks. Discussion of the various factors that may affect future results is contained in the corporation’s recent filings with the SEC The corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CHAPARRAL RESOURCES, INC. Unaudited Condensed Consolidated Balance Sheets
As at December 31, 2005 and 2004
Expressed in thousands of U.S. dollars

	2005	2004

Assets
Current assets
Cash and cash equivalents	20,995	9,611
Accounts receivable and prepaid expenses	29,472	7,002
Crude oil inventories	596	36

Total current assets	51,063	16,649
Oil and gas properties	100,624	94,966
Property, plant and equipment	6,904	6,514
Other non-current assets	10,201	5,574

Total assets	168,792	123,703

Liabilities
Current liabilities
Accounts payable	8,497	8,540
Accrued liabilities and other current liabilities	3,246	9,753
Income and excess profit taxes payable	3,283	2,052
Current portion of long term debt	24,679	19,778

Total current liabilities	39,705	40,123
Long-term debt	7,333	12,000
Minority interests	34,164	12,099
Other long term creditors	2,081	4,789

Total liabilities	83,283	69,011

Shareholders’ equity
Share capital	107,230	107,230
Accumulated deficit	(21,721)	(52,538)

Total shareholders’ equity	85,509	54,692

Total liabilities and shareholders’ equity	168,792	123,703

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2004, the FASB issued SFAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29. SFAS 153 specifies the criteria required to record a non-monetary asset exchange using carryover basis and is effective for non-monetary asset exchanges occurring after July 1, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In December 2004, the FASB issued SFAS 123 (revised 2004) (“SFAS 123R”), Share Based Payments. SFAS 123R requires that the cost from all share-based payment transactions, including stock options, be recognized in the financial statements at fair value and is effective for public companies in the first interim period after June 15, 2005. It has not had a material impact on the Company’s financial statements upon adoption.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. SFAS 154 changes the accounting for and reporting of a change of accounting principle. It requires retrospective application of a change of accounting principle unless impracticable. SFAS 154 is effective for fiscal years beginning after December 15, 2005 and is not expected to have a material impact on the company’s financial statements when adopted.

Fair Value of Financial Instruments

All of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, and loans payable, have fair values which approximate their recorded values as they are either short-term in nature or carry interest rates which approximate market rates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The ability of the Company to realize the carrying value of its assets is dependent on being able to develop, transport and market hydrocarbons. Currently, exports from the Republic of Kazakhstan are restricted since they are dependent on limited transport routes and, in particular, access to the Russian pipeline system. Domestic markets in the Republic of Kazakhstan do not permit world market prices to be obtained. Management believes, however, that over the life of the project, transportation restrictions will be alleviated by additional pipeline capacity being planned or currently under construction and prices will be achievable for hydrocarbons extracted to allow full recovery of the carrying value of its assets.

Customer credit concentration

During 2005 we sold all of our crude oil for export to Vitol Central Asia S.A. (“Vitol”). This accounted for approximately 98% of the Company’s revenues during the year. KKM has a five year crude oil sales agreement in place with Vitol. Under this agreement the price for each month’s delivery of crude oil is agreed in advance between the off-taker and KKM. KKM has the absolute right, at its own discretion, to sell its oil to a third party if a price cannot be agreed. Crude oil is a fungible product and, as such, a ready market is available subject to commodity price risk. All sales to Vitol are covered by an irrevocable letter of credit issued by an international bank having a long term credit rating of no less than ‘A’.

Chaparral Resources, Inc.
March 13, 2006

CHAPARRAL RESOURCES, INC. Unaudited Condensed Consolidated Statement of Operations
For the Years Ended December 31, 2005 and 2004
Expressed in thousands of U.S. dollars, except per share amounts

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Revenue
Crude Oil	150,584	78,451
Costs and expenses	70,102	50,280

Income from Operations	80,482	28,171
Other income/(expenses)	(4,706)	(5,065)
Minority Interest	(22,064)	(7,464)

Income from continuing operations before income taxes	53,712	15,642
Income taxes	(22,895)	(7,120)

Net Income	30,817	8,522

Basic earnings per common share	$0.81	$0.22
Fully diluted earnings per common share	$0.77	$0.22

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	VAT Receivable

The value added tax (VAT) receivable is a Tenge denominated asset due from the Republic of Kazakhstan. The VAT receivable consists of VAT paid on local expenditures and imported goods. Under the Agreement, VAT charged to the Company is recoverable in future periods as either cash refunds or offsets against the Company’s fiscal obligations, including future income tax liabilities. Periodically, the Company reviews its outstanding VAT receivable for possible impairment. During the years ended December 31, 2005 and 2004, the Company utilized its VAT receivable to offset fiscal obligations for approximately $2.22 million and $3.33 million, respectively.

3.	Prepaid Expenses

The breakdown of prepaid expenses is as follows:

	December 31,	December 31,
Description	2005	2004
	$000	$000

Prepaid transportation costs	1,787	1,151
Advanced payments for materials and supplies	1,111	1,461
Prepaid insurance	486	568
Deferred financing charges	838
Other prepaid expenses	494	292

Total prepaid expenses	4,716	3,472

Prepaid transportation costs represent prepayments to CJSC KazTransOil (“KTO”), a 100% subsidiary of KMG, for export tariffs necessary to sell oil on the export market, which is expensed in the period the related oil revenue is recognized. Advanced payments for materials and supplies represent prepayments for general materials and supplies to be used in the development of the Karakuduk Field.

4.	Other Non-current Assets

	Year Ended
	December 31,
	2005	2004
	$000	$000

Liquidation fund deposit	504	336
Collection account for BNP/KBC loan (see Note 12)	1,500	—
Other deferred charges	115	—

	2,119	336

In January 2004, KKM, as part of its obligations under the Agreement, commenced payments into an escrow account controlled by KKM and the Government of the Republic of Kazakhstan. The purpose of the payments is to provide a cash fund to use for future site restoration costs at the Karakuduk Field when operations cease. Monthly payments of $14,000 will be made until the fund reaches $3 million. In January 2004, an extra amount of $168,000 was paid for amounts due in 2003.

5.	Oil and Gas Properties — Full Cost

The Company has capitalized all direct costs associated with acquisition, exploration, and development of the Karakuduk Field. These costs include geological and geophysical expenditures, license acquisition costs, tangible and intangible drilling costs, production facilities, pipelines and related equipment, access roads,

Chaparral Resources, Inc.
March 13, 2006

CHAPARRAL RESOURCES, INC. Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 and 2004
Expressed in thousands of U.S. dollars

	2005	2004

Cash flows from continuing operations
Net income	30,817	8,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,375	18,180
Minority interest	22,064	7,464
Other items	(30,828)	10,925

Net cash provided by/(used in) operating activities	47,428	45,091

Cash flows from investing activities
Capital expenditure on oil and gas properties and property plant and equipment	(31,429)	(33,324)
Investment in materials and supplies inventory	(2,844)	(2,459)

Net cash used in investing activities	(34,273)	(35,783)

Cash flows from financing activities
Loans received	59,000	7,000
Loans paid	(58,988)	(9,000)
Other non-current assets	(1,783)	(336)

Net cash provided by financing activities	(1,771)	(2,336)

Net increase in cash and cash equivalents	11,384	6,972
Cash and cash equivalents at beginning of year	9,611	2,639

Cash and cash equivalents at end of year	20,995	9,611

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
gathering systems, management fees related to the salary costs of individuals directly associated with exploration and development activities, related interest costs associated with unproved properties and other costs permitted to be capitalized under the full cost method of accounting. Overhead and general and administrative costs have been expensed as incurred.

The Company calculates depreciation, depletion and amortization of oil and gas properties using the unit-of-production method. A depletion rate is computed by dividing the unamortized costs of proved oil and gas properties by the total estimated proved reserves. This depletion rate is applied to the physical units of oil and gas produced during the relevant period. The unamortized costs of proved oil and gas properties include all capitalized costs net of accumulated amortization, estimated future costs to develop proved reserves and estimated dismantling and abandonment costs. Estimates of proved oil and gas reserves are prepared in accordance with guidelines established by the SEC. Those guidelines require that reserve estimates be prepared under existing economic and operating conditions with no provisions for increases in commodity prices, except by existing contractual arrangement.

Estimation of oil and gas reserve quantities is inherently difficult and is subject to numerous uncertainties. Such uncertainties include the projection of future rates of production, export allocation and the timing of development expenditures. The accuracy of the estimates depends on the quality of available geological and geophysical data and requires interpretation and judgment. Estimates may be revised either upward or downward by results of future drilling, testing or production. In addition, estimates of volumes considered to be commercially recoverable fluctuate with changes in commodity prices and operating costs. The Company’s estimates of reserves are expected to change as additional information becomes available. A material change in the estimated volumes of reserves could have an impact on the DD&A rate calculation and the financial statements.

The Company recognized total amortization expense of $24.54 million and $17.55 million for the years ended December 31, 2005 and 2004, respectively. For the same periods, the Company has an effective amortization rate of $6.94 and $6.19 per barrel produced, respectively. The Company’s amortization expense during 2003 was $17.30 million.

In accordance with SFAS 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, the Company includes amortization of crude oil production as a component of crude oil inventory value until the related crude oil is sold. For the years ended December 31, 2005 and 2004, the Company had $331,000 and $24,000 of amortization expense allocated to crude oil inventory, respectively.

Costs capitalized to oil and gas properties consist of:

	December 31,	December 31,
Description	2005	2004
	$000	$000

Acquisition costs	10,633	10,633
Exploration and appraisal costs	22,277	22,277
Development costs	142,209	111,950
Other capitalized costs	1,097	1,097
Capitalized interest	6,088	6,088
Asset Retirement Obligation	1,201	956

Total oil and gas properties at cost	183,505	153,001
Accumulated amortization	(82,881)	(58,035)

Net properties subject to amortization	100,624	94,966

Chaparral Resources, Inc.
March 13, 2006

CHAPARRAL RESOURCES, INC.

Reserves estimates, production and sales data
Expressed in thousands of barrels

	Reserves at	Reserves at
	December 31,	December 31,
	2005	2004

Total proved reserves (net of royalties)	45,331	40,555
Minority interest	(18,132)	(16,222)
Net Chaparral interest in proved reserves	27,199	24,333
Production	3,534	2,835
Sales	3,297	2,758

— ENDS —

CHAPARRAL RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The condensed financial statements of KKM are as follows:

	December 31,	December 31,
	2005	2004
	$000	$000

Condensed balance sheet
Current assets	49,908	14,427
Non-current assets (primarily oil and gas properies, full cost method)	112,710	100,893
Current liabilities	36,235	38,790
Non-current liabilities:
Loans payable	38,892	41,492
Other non-current liabilities	2,081	4,789
Charter capital	200	200
Retained earnings	85,210	30,049
Condensed income statement
Revenues	150,584	78,451
Costs and expenses	(95,423)	(59,791)

Net income	55,161	18,660

6.	Other Property, Plant and Equipment

A summary of other property, plant and equipment is provided in the table below:

	December 31,	December 31,
Description	2005	2004
	$000	$000

Office buildings and apartments	971	960
Office equipment and furniture	1,712	1,146
Vehicles	2,107	1,626
Land	25	25
Field buildings	6,349	6,327
Field equipment and furniture	979	890

Total cost	12,143	10,974
Accumulated depreciation	(5,239)	(4,460)

Property, plant and equipment, net	6,904	6,514

Depreciation expense for property, plant and equipment was $837,000, $625,000, and $734,000 for the years ending December 31, 2005, 2004 and 2003, respectively.

7.	Prepaid Sales

Under the terms of its sales agreements with Vitol Central Asia S.A. (“Vitol”), KKM can receive up to one months forecast revenues one month in advance. Vitol charges interest on these prepaid sales amounts at LIBOR plus 3%. At December 31, 2005 and 2004, KKM had $0.36 million and $6.59 million respectively of prepaid sales.

CERTIFICATE OF SERVICE

I hereby certify that on July 3, 2006, a copy of the First Amended Consolidated Complaint was served in the manner indicated below:

By Lexis-Nexis File and Serve

Raymond J. DiCamillo, Esquire
Richards Layton & Finger
One Rodney Square
Wilmington, DE 19801

Kenneth J. Nachbar, Esquire
Morris Nichols Arsht & Tunnell
1201 N. Market Street
Wilmington, DE 19801

Brian C. Ralston, Esquire
Potter Anderson & Corroon
1313 N. Market Street
Wilmington, DE 19801

/s/  Joel Friedlander
Joel Friedlander (#3163)

{W0000366}

Appendix A

CHAPARRAL RESOURCES, INC.
SPECIAL MEETING
Time & Location <TBD>
Proxy Voting Cut Off Time & Date:
<TBD>

Hello, I’m trying reach <s/h first name & last name>. Is <he/she> available?
My name is <Agent First & Last Name> and I’m calling you on behalf of
Chaparral Resources Inc. We’d like to know if you have received the materials mailed to you concerning the upcoming Special Meeting.

YES	NO

Do you have any questions concerning the Meeting? Can we assist you in voting your proxy?	<If Stockholder is Registered> Disposition as remail in Proxy 01 and <process TBD>. <If Stockholder holds shares Beneficially, refer them to their Broker or Financial Institution>

Your vote is important. Please vote your shares by mail, or by using one of the other methods indicated on the proxy card.
The Board of Directors unanimously recommends that you vote FOR the proposal. Please keep in mind that the cut-off for submitting proxies is
<TBD>.

If you require further assistance, we can be reached Monday to
Friday from 9 AM Eastern Time to 8 PM Eastern Time toll free at:

1-866-800-7519

Thank you for your time and have a good day / evening.

App A-1

Message for Answering Machines:

“Hi! This message is for <stockholder first name, lastname> I’m calling on behalf of Chaparral Resources Inc. to remind you of the Stockholder Meeting scheduled for <TBD>.

We are calling to make sure you have received the materials necessary to vote your proxy. If you have voted your proxy, please accept our thanks.

If you have not voted your proxy, please do so as soon as possible. The Board of Directors unanimously recommends that you vote FOR the proposal.

If you have any questions concerning the Stockholder Meeting or voting your proxy, please call the following toll-free number:

1-866-800-7519

Thank you.”

App A-2

CHAPARRAL RESOURCES, INC. INBOUND CALL FLOW

INTRODUCTION

“Good day/evening, my name is <first name> <last name>. Thank you for calling. How May I help you?”

 ↓

Respond to Stockholder’s Initial Inquiry & Retrieve Stockholders Information in Proxy 01 & Verification of Acct INFO

A. Respond to the s/h’s initial inquiry, and then retrieve their information in Proxy 01

1. If the s/h indicates a message was left and asks why:

“A message was left because there is a stockholder meeting upcoming for CHAPARRAL RESOURCES, INC. and we were contacting stockholders to see if they had received their proxy materials. I would be happy to provide you with more information regarding the s/h meeting. May I please have the phone number we called so I can locate your information?”

OR

2. If the s/h indicates they are calling because they received some proxy materials:

“There is an upcoming stockholder meeting for CHAPARRAL RESOURCES, INC. The Board of Directors unanimously recommends that stockholders vote FOR the proposal. I would be happy to provide you with more information regarding the meeting.

Check to see if campaign is in Proxy 01.

a) If campaign is NOT in Proxy 01:

“May I ask whom I am speaking to? (s/h should give you their name).

b) If campaign IS in Proxy 01:

“May I please have your last name and the postal code that the proxy materials were mailed to so I can locate your information?” Search for stockholder information in Proxy 01.

“May I ask whom I am speaking to?” (stockholder should give you their name).

“Are you at <stockholder’s street address> ?”

      ↓

REMAIL REQUESTS — check to see if the stockholder has received their proxy materials — If NO:

<Registered s/h:>

“Registered stockholder remail process TBD”

<Beneficial s/h>

“Your broker or financial intermediary will be able to provide you with your proxy materials”

<Disposition in Proxy 01 as remail and put in the comments “Referred to broker”.>

  ↓
MEETING & VOTING INFORMATION

“Your vote is important. Please vote your shares by mail, or by using one of the other methods indicated on the proxy card. The Board of Directors unanimously recommends that you vote FOR the proposal. Please keep in mind that the cut-off for submitting proxies is <TBD>.

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CLOSING
“Do you require any other information?” Please call us back if you do require any other additional information. Thank you for calling and have a good day/evening.”

App A-3

Please direct all inquiries to:

Questions and Further Assistance
If you have any questions about the information contained in this document, please contact Georgeson Shareholder Communications at:

North American Toll Free Number: 1-866-800-7519

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PROXY
CHAPARRAL RESOURCES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                      , 2006
     The undersigned appoints                      and                      , and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of CHAPARRAL RESOURCES, INC. (the “Company”) that the undersigned may be entitled to vote at the Special Meeting to be held on 2006, at 10 a.m. local time at      , London, England in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON THE PROPOSAL. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON THE PROPOSAL.
(Continued and to be signed on reverse side.)

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SPECIAL MEETING OF STOCKHOLDERS OF
CHAPARRAL RESOURCES, INC.
                     , 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach and mail in the envelope provided.  ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒
1.	Proposal to (a) adopt the Agreement and Plan of Merger dated March 13, 2006, by and among the Company, LUKOIL Overseas Holding Ltd. and NRL Acquisition Corp., and (b) approve the merger thereunder, pursuant to which NRL Acquisition Corp. will be merged with and into the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■